   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 1999

                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                           SPECTRASITE HOLDINGS, INC.
             (Exact name of Registrant as Specified in its Charter)

           DELAWARE                          4899                         56-2027322
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)       Identification Number)

                            100 REGENCY FOREST DRIVE
                                   SUITE 400
                           CARY, NORTH CAROLINA 27511
                                 (919) 468-0112
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                DAVID P. TOMICK
                           SPECTRASITE HOLDINGS, INC.
                            100 REGENCY FOREST DRIVE
                                   SUITE 400
                           CARY, NORTH CAROLINA 27511
                                 (919) 468-0112
 (Name, address, including zip code, and telephone number, including area code, of registrant's agent for service)

                      ------------------------------------

                                   Copies to:

                               TIMOTHY J. KELLEY
                                THOMAS D. TWEDT
                         DOW, LOHNES & ALBERTSON, PLLC
                        1200 NEW HAMPSHIRE AVENUE, N.W.
                             WASHINGTON, D.C. 20036
                                 (202) 776-2000
                               RICHARD A. DRUCKER
                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                               NEW YORK, NY 10017
                                 (212) 450-4000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment file pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
     TITLE OF EACH CLASS           PROPOSED MAXIMUM AGGREGATE                AMOUNT OF
OF SECURITIES TO BE REGISTERED           OFFERING PRICE                 REGISTRATION FEE(1)
------------------------------------------------------------------------------------------------
Common Stock, par value $.001             $345,000,000                        $91,080
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------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o).
                      ------------------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

                               EXPLANATORY NOTES

     This registration statement contains two separate prospectuses. The first prospectus relates to a public offering in the United States and Canada of an
aggregate of           shares of common stock. The second prospectus relates to
a concurrent offering outside the United States and Canada of an aggregate of shares of common stock. The complete prospectus relating to the U.S. offering follows immediately after this explanatory note. The prospectuses for each of the U.S. offering and the international offering will be identical with the exception of an alternate front cover page. This alternate page appears in this registration statement immediately following the complete prospectus for the U.S. offering.

     SpectraSite Holdings, Inc. has agreed to acquire several companies, Apex Site Management Holdings, Inc., Doty Moore Tower Services, Inc., Doty Moore Equipment Company, Inc. and Doty Moore RF Services, Inc. We expect to complete these transactions in January 2000, but as of the date of this registration statement, we have not completed any of these acquisitions. However, the disclosure in the prospectus, including the description of our business, gives effect to all such acquisitions as if they had been completed as of the date we filed this registration statement.

       The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Issued December 30, 1999

                                                       Shares

                                     [LOGO]

                           SpectraSite Holdings, Inc.
                                  COMMON STOCK
                            ------------------------

SPECTRASITE HOLDINGS, INC. IS OFFERING           SHARES OF ITS COMMON STOCK.

                            ------------------------

OUR COMMON STOCK IS QUOTED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "SITE." ON DECEMBER 29, 1999, THE REPORTED LAST SALE PRICE FOR OUR COMMON STOCK ON THE NASDAQ NATIONAL MARKET WAS $10 (1)/(4) PER SHARE.

                            ------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                            ------------------------

                              PRICE $      A SHARE

                            ------------------------

                                                                     UNDERWRITING
                                              PRICE TO              DISCOUNTS AND             PROCEEDS TO
                                               PUBLIC                COMMISSIONS              SPECTRASITE
                                              --------              -------------             -----------
Per Share.........................               $                        $                        $
Total.............................               $                        $                        $

SpectraSite Holdings, Inc. has granted the underwriters the right to purchase up
to an additional           shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on
          , 2000.
                            ------------------------

MORGAN STANLEY DEAN WITTER                                  GOLDMAN, SACHS & CO.

CIBC WORLD MARKETS
                   CREDIT SUISSE FIRST BOSTON
                                    DEUTSCHE BANC ALEX. BROWN
                                                 LEHMAN BROTHERS

          , 2000

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary.....................       3
Risk Factors...........................       7
Special Note Regarding Forward-Looking
  Statements...........................      14
Use of Proceeds........................      15
Price Range of Common Stock............      15
Dividend Policy........................      15
Capitalization.........................      16
Unaudited Pro Forma Financial Data.....      17
Selected Historical Financial Data.....      32
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................      34
Business...............................      41

                                           PAGE
                                           ----
Management.............................      51
Certain Transactions...................      62
Ownership of Capital Stock.............      69
Description of Capital Stock...........      71
Description of Certain Indebtedness....      73
Shares Eligible for Future Sale........      76
Certain United States Federal Tax
  Considerations to Non-U.S. Holders...      78
Underwriters...........................      82
Legal Matters..........................      85
Experts................................      85
Where You Can Find More Information....      85
Index to Financial Statements..........     F-1

                            ------------------------

     SpectraSite Holdings, Inc. is a Delaware corporation. Our principal executive offices are located at 100 Regency Forest Drive, Suite 400, Cary, North Carolina 27511, and our telephone number at that address is (919) 468-0112. Our World Wide Web site address is http://www.spectrasite.com. The information in our website is not part of this prospectus.

     In this prospectus, Holdings refers to SpectraSite Holdings, Inc., and SpectraSite, we, us and our refer to SpectraSite Holdings, Inc., its wholly owned subsidiaries and all predecessor entities collectively, unless the context requires otherwise. The term common stock refers to the common stock, par value $0.001 per share, of Holdings.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY

     This summary highlights the most important features of this offering and the information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                                  SPECTRASITE

OVERVIEW

     We are one of the leading providers of outsourced antennae site and network services for the wireless communications and broadcast industries in the United States and Canada. Our businesses include the ownership and leasing of antennae sites on towers, managing rooftop and in-building telecommunications access on commercial real estate, network planning and deployment, and construction of towers and related wireless facilities. Our customers are leading wireless communications providers and broadcasters, including Nextel, Sprint PCS, AT&T Wireless, VoiceStream Communications, Tritel Communications, Teligent, WinStar, Cox Broadcasting, Clear Channel Communications and Paxson Communications. As of September 30, 1999 and after giving effect to the acquisition of Apex Site Management Holdings, Inc., we owned or managed over 14,000 sites, including 2,405 owned towers, in 92 of the top 100 markets in the United States.

     The wireless communications industry is growing rapidly as the demand for wireless services continues to increase. In addition, as the number and type of wireless service providers has grown, the industry has also become increasingly competitive. To meet the increased demand for their services and enhance their competitive positions, wireless carriers continue to make large capital investments to expand their networks as well as to satisfy customer demands for enhanced services, seamless and comprehensive coverage, better call quality, faster data transmission and lower prices.

     We believe that as carriers face the increased challenges of expanding their networks and improving their services, they must allocate their available capital and resources in the most efficient manner. In particular, carriers are increasingly outsourcing tower ownership, as well as network planning, deployment and management to independent tower owners like SpectraSite. This outsourcing allows our customers to focus on their core competencies and to rely on us for planning and deploying their networks. Our services are designed to improve our customers' competitive positions through the efficient planning, deployment and management of their networks. Our services include:

 -- WIRELESS TOWER OWNERSHIP AND LEASING. We are one of the largest independent owners and operators of wireless communications towers in the United States and Canada, with 2,405 owned towers in 42 states and 3 Canadian provinces.

 -- WIRELESS ROOFTOP AND IN-BUILDING ACCESS. We are one of the largest independent providers of rooftop and in-building access to the wireless communications industry in the United States, with approximately 12,000 sites under management across the country.

 -- NETWORK DESIGN AND DEPLOYMENT SERVICES. We are a leading provider of design and deployment services for wireless networks. These services include radio frequency engineering, network architecture, microwave relocation, fixed network engineering, site development, tower and facility construction and network installation and optimization.

 -- BROADCAST TOWER DEVELOPMENT AND LEASING. We are a leading provider of broadcast tower analysis, design, fabrication, installation and technical services. We have over 50 years of experience in the broadcast tower industry and have worked on the development of more than 700 broadcast towers, which we believe represents approximately 50% of the existing broadcast tower infrastructure in the United States. We intend to capitalize on our broadcast tower development expertise to create tower ownership and leasing opportunities.

GROWTH STRATEGY

     Our objective is to be the leading independent provider of outsourced antenna site and network services to the telecommunications and broadcast industries. Key elements of our strategy include:

 -- MAXIMIZING THE UTILIZATION OF OUR TOWERS AND MANAGED SITES. We intend to capitalize on the substantial opportunities for revenue and cash flow growth by maximizing the number of tenants we have on each of our towers and managed sites. We believe that our strategy of owning clustered groups of towers and managed sites in major metropolitan markets and providing our customers with a full range of products and services allows us to deliver reliable, scalable network solutions and will result in increased co-location on our towers and managed sites.

 -- EXPANDING OUR TOWER PORTFOLIO. We seek to expand our tower portfolio by building new towers for anchor tenants and by making selective acquisitions of towers. We believe that Nextel's agreement to lease space on an additional 1,606 towers we own, acquire or construct for Nextel or other tenants will substantially increase the number of towers we own and operate.

 -- EXPANDING THE SUITE OF SERVICES WE OFFER AND PURSUING CROSS-SELLING OPPORTUNITIES. We believe our ability to provide a package of integrated services, which have traditionally been offered by multiple subcontractors coordinated by a carrier's deployment staff, will make us a preferred provider of all outsourced antennae site and network services.

                                     THE OFFERING

Common stock offered....................               shares

Common stock to be outstanding after the
offering................................               shares

Use of proceeds.........................     We will receive net proceeds from
                                             this offering of approximately $
                                                       million. We intend to use
                                             the net proceeds from this offering
                                             to fund costs related to the
                                             construction and acquisition of
                                             towers, and for general corporate
                                             purposes.

Nasdaq National Market symbol...........     SITE

                            ------------------------

     Unless we specifically state otherwise, the information in this prospectus
does not take into account the sale of up to             shares of common stock
which the underwriters have the option to purchase from us to cover over-allotments.

     The number of shares of our common stock that will be outstanding immediately after the offering includes 70,749,625 shares of common stock that will be issued upon the conversion of all outstanding shares of our Series A, Series B and Series C preferred stock in connection with the completion of this offering. However, the number of shares listed above does not include 5,667,975 shares issuable upon the exercise of outstanding stock options as September 30, 1999, having a weighted average exercise price of $5.86 per share.

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

     We present the following summary unaudited pro forma financial information to give you a better understanding of what the results of operations and financial position of the combined businesses of SpectraSite and Westower Corporation may have been for the year ended December 31, 1998 and the nine months ended September 30, 1999, if the Westower merger, the acquisition of 2,000 towers from Nextel Communications, Inc. and the other transactions described under "Unaudited Pro Forma Financial Data" had occurred on January 1, 1998. We prepared the unaudited pro forma statement of operations by adding or combining the historical pro forma results of each company with adjustments. The companies may have performed differently had they actually been combined on January 1, 1998. The unaudited pro forma information is not necessarily indicative of the historical results that we actually would have had or the future results we will experience.

     Tower cash flow consists of site leasing revenues less site leasing costs of operations. EBITDA consists of operating income (loss) before depreciation and amortization expense and provisions for restructuring and other non-recurring charges. Adjusted EBITDA consists of EBITDA less estimated incremental operating expenses related to the Nextel tower acquisition. Tower cash flow, EBITDA and adjusted EBITDA are not measurements of financial performance under generally accepted accounting principles and should not be considered alternatives to net income (loss) as a measure of performance or to cash flow as a measure of liquidity. Tower cash flow, EBITDA and adjusted EBITDA are not necessarily comparable with similarly titled measures for other companies. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenues. Tower cash flow, EBITDA and adjusted EBITDA are provided because they are used in the communications site industry as measures of operating performance and financial position.

                                                                POST-MERGER          POST-MERGER
                                                                 PRO FORMA            PRO FORMA
                                                                YEAR ENDED        NINE MONTHS ENDED
                                                             DECEMBER 31, 1998    SEPTEMBER 30, 1999
                                                             -----------------    ------------------
                                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues.................................................        $138,850              $120,817
Costs of operations......................................          86,192                68,654
Selling, general and administrative expenses.............          23,646                40,348
Depreciation and amortization............................          56,372                45,843
Restructuring and non-recurring charges..................             404                 7,727
                                                                 --------              --------
Operating loss...........................................        $(27,764)             $(41,755)
                                                                 ========              ========
OTHER DATA:
Tower cash flow..........................................        $ 28,466              $ 27,837
EBITDA...................................................          29,012                11,815
Adjusted EBITDA..........................................          10,445                 7,173
Adjusted EBITDA margin...................................             7.5%                  5.9%
SELECTED OPERATING DATA:
Number of towers owned...................................           2,217                 2,405

                                  RISK FACTORS

     This offering involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information in this prospectus, including the financial statements and related notes, before deciding to invest in shares of our common stock. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occurs, our business, financial condition or results of operations would likely suffer. In that event, the market price of our common stock could decline, and you could lose all or part of your investment.

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

     SpectraSite was formed in May 1997, purchased 2,000 towers from Nextel in April 1999, which represented approximately 83% of our towers as of September 30, 1999, and acquired Westower Corporation in September 1999. As a result, we have only a limited operating history on which you can evaluate our business and prospects. Our prospects must be considered in the light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly, companies in new and rapidly evolving industries, such as wireless communications. To address these risks and uncertainties we must, among other things, successfully:

      --   co-locate tenants on our towers;

      --   perform under our agreements with Nextel; and

      --   integrate our acquisitions.

     We may not be successful in accomplishing these objectives.

WE ARE NOT PROFITABLE AND EXPECT TO CONTINUE TO INCUR LOSSES.

     On a pro forma basis, we incurred net losses of $103.2 million and $104.8 million for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively. Our losses are principally due to significant depreciation, amortization and interest expense. We have not achieved profitability and expect to continue to incur losses for the foreseeable future.

WE HAVE SUBSTANTIAL INDEBTEDNESS, AND SERVICING OUR INDEBTEDNESS COULD REDUCE FUNDS AVAILABLE TO GROW OUR BUSINESS.

     We are, and will continue to be, highly leveraged. As of September 30, 1999, we had total consolidated indebtedness of $657.1 million. Our high level of indebtedness could interfere with our ability to grow. For example, it could:

      -- increase our vulnerability to general adverse economic and industry conditions;

      --   limit our ability to obtain additional financing;

      -- require the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness;

      -- limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

      -- place us at a competitive disadvantage relative to less leveraged competitors.

     Our ability to generate sufficient cash flow from operations to pay principal of, and interest on, our indebtedness is uncertain. In particular, we may not meet our anticipated revenue growth and operating expense targets, and as a result, our future debt service obligations could exceed cash available to us. Further, we may not be able to refinance any of our indebtedness on commercially reasonable terms or at all.

OUR BUSINESS DEPENDS ON THE DEMAND FOR WIRELESS COMMUNICATIONS SITES AND OUR ABILITY TO SECURE CO-LOCATION TENANTS.

     Our business depends on demand for communications sites from wireless service providers, which, in turn, depends on the demand for wireless services. A reduction in demand for communications sites or increased competition for co-location tenants could have a material adverse effect on our business, financial condition or results of operations. In particular, the success of our business model requires us to secure co-location tenants, and securing co-location tenants depends upon the demand for communications sites from a variety of service providers in a particular market. The extent to which wireless service providers lease communications sites on our towers depends on the level of demand for wireless services, the financial condition and access to capital of those providers, the strategy of providers with respect to owning or leasing communications sites, government licensing of communications licenses, changes in telecommunications regulations, the characteristics of each company's technology, and geographic terrain.

A SIGNIFICANT PORTION OF OUR REVENUES AND TOWER CONSTRUCTION ACTIVITY DEPENDS ON NEXTEL.

     Nextel accounts for a significant portion of our total revenues. On a pro forma basis, Nextel represented approximately 34% and 28% of our revenues for the year ended December 31, 1998 and for the nine months ended September 30, 1999, respectively. If Nextel were to suffer financial difficulties or if Nextel were unwilling or unable to perform its obligations under its arrangements with us, our business, financial condition or results of operations could be materially and adversely affected.

     The financial data related to the Nextel towers set forth in the unaudited pro forma financial statements are estimated amounts provided by Nextel. Neither the independent auditors of SpectraSite nor Nextel have separately audited this financial data. We believe the estimated amounts are factually supported and based on reasonable assumptions. However, these amounts may not accurately reflect the results of operations from the Nextel towers for the periods presented or the operating results that we can expect from the Nextel towers in the future.

     Nextel agreed to lease 1,700 additional sites on our towers as part of its national service deployment, and as of September 30, 1999, they had leased 94 of those sites. Under the terms of our agreements with Nextel, we are required to construct or purchase agreed upon numbers of towers at specified times, and in the case of towers we purchase from Nextel, at specified prices. Our failure to construct or purchase the towers as agreed could result in the cancellation of our right to construct or purchase additional towers under these agreements. Such a cancellation could have a material adverse effect on our business, financial condition or results of operations and on our ability to implement or achieve our business objectives in the future.

     Under our agreements with Nextel, subject to limited exceptions, we will be required to construct new towers in locations to be determined by Nextel. These towers may have limited appeal to other providers of wireless communications services, which may limit our opportunities to attract additional tenants, which, in turn, could have a material adverse effect on our business, financial condition or results of operations.

WE MAY ENCOUNTER DIFFICULTIES IN INTEGRATING ACQUISITIONS WITH OUR OPERATIONS, WHICH COULD LIMIT OUR REVENUE GROWTH AND OUR ABILITY TO ACHIEVE OR SUSTAIN PROFITABILITY.

     Acquiring additional tower assets and complementary businesses is an integral part of our business strategy. We may not be able to realize the expected benefits of past or future acquisitions or identify suitable acquisition candidates. Our ability to complete future acquisitions will depend on a number of factors, some of which are beyond our control, including the attractiveness of acquisition prices and the negotiation of acceptable definitive acquisition agreements. In addition, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties, divert managerial attention or require significant financial resources that could otherwise be used for existing tower construction and network deployment contracts. Future acquisitions also may require us to incur additional indebtedness and contingent liabilities, which could have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE UNABLE TO INCREASE OUR CONSTRUCTION ACTIVITIES OR TO ACQUIRE TOWERS AS CONTEMPLATED BY OUR GROWTH STRATEGY.

     Our growth strategy depends on our ability to construct, acquire and operate towers as wireless service providers expand their tower network infrastructure. Regulatory and other barriers could adversely affect our ability to construct towers in accordance with the requirements of our customers, and, as a result, we may be subject to penalties and forfeiture provisions under our anchor tenant leases. Our ability to construct new towers may be affected by a number of factors beyond our control, including zoning and local permitting requirements, FAA considerations, FCC tower registration procedures, availability of tower components and construction equipment, availability of skilled construction personnel and weather conditions. In addition, because the concern over tower proliferation has grown in recent years, certain communities now restrict new tower construction or delay granting permits required for construction.

     Our expansion plans call for a significant increase in construction activity. We may not be able to overcome the barriers to new construction, and we may not complete the number of towers planned for construction. Our failure to complete the necessary construction could have a material adverse effect on our business, financial condition or results of operations.

     We compete for tower acquisition opportunities with wireless service providers, broadcasters, site developers and other independent tower owners and operators, and we expect competition to increase. Increased competition for acquisitions may result in fewer acquisition opportunities and higher acquisition prices. We regularly explore acquisition opportunities; however, we may have trouble identifying towers or tower companies to acquire in the future.

WE COMPETE WITH COMPANIES THAT MAY HAVE GREATER FINANCIAL RESOURCES.

     If we are unable to successfully compete, our business will suffer. We believe that tower location and capacity, price, quality of service and density within a geographic market historically have been, and will continue to be, the most significant competitive factors affecting the site leasing business. We compete for site leasing tenants with:

      -- wireless service providers that own and operate their own towers and lease, or may in the future decide to lease, antenna space to other providers;

      --   other independent tower operators;

      -- site acquisition companies which acquire antenna space on existing towers for wireless service providers, manage new tower construction and provide site acquisition services; and

      -- owners of non-tower antenna sites, including rooftops, water towers and other alternate structures.

     Wireless service providers that own and operate their own towers generally are substantially larger and have substantially greater financial resources than SpectraSite. For example, AT&T Wireless and Sprint PCS own and operate their own tower networks.

     We compete for acquisition, new tower construction and network development opportunities primarily with other independent tower companies and site construction firms. Some of these competitors may have greater financial resources than we have.

RAPID GROWTH COULD STRAIN OR DIVERT OUR MANAGEMENT TEAM AND WILL INCREASE OUR OPERATING EXPENSES.

     Implementation of our business strategy may impose significant strains on our management, operating systems and financial resources. In addition, we anticipate that operating expenses will increase significantly as we build and acquire additional tower assets. Our failure to manage growth or unexpected difficulties encountered during our expansion could have a material adverse effect on our business, financial condition or results of operations. The pursuit and integration of acquisitions, investments, joint ventures and strategic alliances will require substantial attention from our senior management, which will limit the amount of time they have available to devote to existing operations.

WE ANTICIPATE SIGNIFICANT CAPITAL EXPENDITURES AND MAY NEED ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE.

     Our current plans call for approximately $200.0 million of capital expenditures during the first half of 2000 for the construction and acquisition of communication sites, primarily towers. We have approximately $350.0 million available under our credit facility, and following this offering, we will have
approximately $          million of cash and cash equivalents. However, if
acquisitions or other opportunities present themselves more rapidly than we currently anticipate or if our estimates prove to be inaccurate, we may need additional sources of debt or equity capital prior to the end of 2000. Additional financing may not be available or may be restricted by the terms of the credit facility and the indentures governing our senior discount notes.

COMPETING TECHNOLOGIES AND OTHER ALTERNATIVES COULD REDUCE THE DEMAND FOR OUR SERVICES.

     Most types of wireless services currently require ground-based network facilities, including communications sites for transmission and reception. The development and growth of communications technologies which do not require ground-based sites or other alternatives could reduce the demand for space on our towers.

     In particular, the emergence of new technologies that do not require terrestrial antenna sites and can be substituted for those that do, could have a negative impact on our operations. For example, the FCC has granted license applications for several low-earth orbiting satellite systems that are intended to provide mobile voice and data services; one system is currently operating, and another is expected to commence operations soon. In addition, the FCC has issued licenses for several low-earth orbiting satellite systems that are intended to provide solely data services, and one of those systems is operational. Although these systems are highly capital-intensive and have only begun to be tested, mobile satellite systems could compete with land-based wireless communications systems, thereby reducing the demand for the infrastructure services we provide. Reduced demand for ground-based antenna sites could have a material adverse effect on our business, financial condition or results of operations.

     In addition, wireless service providers frequently enter into agreements with competitors allowing them to utilize one another's wireless communications facilities to accommodate customers who are out of range of their home providers' services. These roaming agreements may be viewed by wireless service providers as a superior alternative to leasing space for their own antennae on communications sites we own. The proliferation of these roaming agreements could have a material adverse effect on our business, financial condition or results of operations.

A SMALL NUMBER OF STOCKHOLDERS CONTROLS THE VOTING POWER OF HOLDINGS, AND THESE STOCKHOLDERS' INTERESTS MAY BE DIFFERENT FROM YOURS.

     Affiliates of Welsh, Carson, Anderson & Stowe own approximately 32 million
shares of Holdings' capital stock, or approximately    %, following this
offering. This ownership will allow Welsh, Carson to exert significant influence over the management and policies of SpectraSite. In addition, Welsh, Carson and certain other Holdings' stockholders have a right to board representation under a stockholders' agreement. Welsh, Carson and the other parties to the stockholders' agreement may have interests that are different from yours. See "Certain Transactions--Stockholders' Agreement."

OUR BUSINESS DEPENDS ON OUR KEY PERSONNEL.

     Our future success depends to a significant extent on the continued services of our Chief Executive Officer, Stephen H. Clark, our Chief Operating Officer, Timothy G. Biltz, our Chief Financial Officer, David P. Tomick, our Executive Vice President--Business Development, Richard J. Byrne, and our Executive Vice President--Design and Construction, Calvin J. Payne. Although each of these officers other than Mr. Biltz has an employment agreement with Holdings, the loss of any of these key employees would likely have a significantly detrimental effect on our business.

OUR OPERATIONS REQUIRE COMPLIANCE WITH AND APPROVAL FROM FEDERAL AND STATE REGULATORY AUTHORITIES.

     We are subject to a variety of regulations, including those at the federal, state and local levels. Both the FCC and the FAA regulate towers and other sites used for wireless communications transmitters and receivers. Failure to comply with applicable requirements may lead to civil penalties and tort liability. These regulations control siting, marking, and lighting of towers and may, depending on the characteristics of the tower, require registration of tower facilities with the FCC. Wireless communications devices operating on towers are separately regulated and independently licensed by the FCC based upon the particular frequency used and the services being provided. Any proposals to construct new communications sites or modify existing communications sites that could affect air traffic must be reviewed by the FAA to ensure that the proposals will not present a hazard to aviation. Tower owners may have an obligation to paint their towers or install lighting to conform to FCC and FAA standards and to maintain such painting or lighting. Tower owners also may bear the responsibility for notifying the FAA of any tower lighting failure. SpectraSite generally indemnifies its customers against any failure by SpectraSite to comply with applicable standards.

     Local regulations include city or other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting our ability to respond to customers' demands. In addition, these regulations increase the costs associated with new tower construction. Existing regulatory policies may adversely affect the timing or cost of new tower construction, and additional regulations may be adopted that will increase these delays or result in additional costs to SpectraSite. These factors could have a material adverse effect on our business, financial condition or results of operations and on our ability to implement or achieve our business objectives.

     The FCC has initiated a rulemaking proceeding to consider how to improve telecommunications service providers' access to rooftops, other rights-of-way and conduits in multi-tenant buildings. The FCC is considering whether such access should be mandated and, if so, under what rules, terms, and conditions. While new telecommunications entrants have supported the proposals, building owners and incumbent local exchange carriers have argued that the proposals are unconstitutional and that the agency lacks the statutory authority to adopt them. Federal legislation addressing access by telecommunications providers to multi-tenant buildings has also been introduced and may be considered in the coming year. Other legislative proposals concerning tower siting and related environmental issues may also be considered. We cannot predict whether these regulatory and legislative initiatives will be adopted and, if they are, the effect that they will have on our business.

     As part of the Westower merger, we acquired operations in Canada and an interest in a Brazilian joint venture. As a result, we are subject to regulation in those jurisdictions. If we pursue additional international opportunities, we will be subject to regulation in additional foreign jurisdictions. In addition, our customers also may become subject to new regulatory policies which may adversely affect the demand for communications sites.

WE GENERALLY LEASE THE LAND UNDER OUR TOWERS AND MAY NOT BE ABLE TO MAINTAIN THESE LEASES.

     Our real property interests relating to towers primarily consist of leasehold interests, private easements and licenses, easements and rights-of-way granted by governmental entities. A loss of these interests would interfere with our ability to conduct our business and generate revenues. Our ability to protect our rights against persons claiming superior rights in towers depends on our ability to:

      -- recover under title policies, the policy limits of which may be less than the purchase price of a particular tower;

      -- in the absence of title insurance coverage, recover under title warranties given by tower sellers, which warranties often terminate after the expiration of a specific period, typically one to three years; and

      -- recover under title covenants from landlords contained in lease agreements.

WE ARE SUBJECT TO ENVIRONMENTAL LAWS THAT IMPOSE LIABILITY WITHOUT REGARD TO FAULT.

     Our operations are subject to federal, state, provincial, local, and foreign environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and nonhazardous substances, materials or wastes. Under these laws, SpectraSite could be held strictly, as well as jointly and severally, liable for the investigation and remediation of hazardous substance contamination at its facilities or at third-party waste disposal sites and also could be held liable for any personal or property damage related to such contamination. Although we believe that we currently have no material liability under applicable environmental laws, the costs of complying with existing or future environmental laws, investigating and remediating any contaminated real property and resolving any related liability could have a material adverse effect on our business, financial condition or results of operations.

     The FCC requires tower owners who are subject to the agency's antenna structure registration program to comply at the time of registration with federal environmental rules that may restrict the siting of towers. Under these rules, tower owners are required initially to identify whether proposed sites are in environmentally sensitive locations. If so, the tower owners must prepare and file environmental assessments, which must be reviewed by the FCC staff prior to registration and construction of the particular towers.

OUR TOWERS MAY BE DAMAGED BY NATURAL DISASTERS.

     Our towers are subject to risks associated with natural disasters such as ice and wind storms, tornadoes, hurricanes and earthquakes. We self-insure almost all of our towers against such risks. A tower accident for which we are uninsured or underinsured, or damage to a tower or group of towers, could have a material adverse effect on our business, financial condition or results of operations.

PERCEIVED HEALTH RISKS OF RADIO FREQUENCY EMISSIONS COULD IMPACT OUR BUSINESS.

     The wireless service providers that utilize our towers are subject to FCC requirements and other guidelines relating to radio frequency emissions. The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. If radio frequency emissions were conclusively proved harmful, our tenants and possibly we could face lawsuits claiming damages from such emissions and demand for wireless services and new towers would be adversely affected. Although we have not been subject to any claims relating to radio frequency emissions, we cannot assure you that these claims will not arise in the future.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE AND, BECAUSE WE ARE A HOLDING COMPANY, WE MAY BE UNABLE TO PAY DIVIDENDS.

     We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. In addition, our credit facility and the indentures governing our senior discount notes restrict our ability to pay dividends. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that the board of directors considers relevant. Furthermore, because Holdings is a holding company, it depends on the cash flow of its subsidiaries, and SpectraSite Communications' credit facility imposes restrictions on Holdings' subsidiaries' ability to distribute cash to Holdings.

OUR STOCK PRICE MAY BE HIGHLY VOLATILE, AND YOU COULD LOSE A SIGNIFICANT PART OF YOUR INVESTMENT AS A RESULT.

     Prior to the Westower merger, our common stock was privately held with no public trading market. On September 1, 1999, our common stock was approved for trading on the Nasdaq National Market under the symbol "SITE", and public trading commenced on September 3, 1999. The average daily trading volume for the week ending December 24, 1999 was only 103,438 shares. Accordingly, only limited public trading exists for our common stock and the market price of our common stock may be highly volatile. Further, our common stock may be highly volatile due to factors such as the following, some of which are beyond our control:

      --   quarterly variations in our operating results;

      -- operating results that vary from the expectations of securities analysts and investors;

      -- changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

      --   changes in market valuations of other communications tower companies;

      -- announcements of technological innovations or new services by us or our competitors;

      -- announcements of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

      --   additions or departures of key personnel;

      --   future sales of our common stock; and

      --   stock market price and volume fluctuations.

     In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE.

     Sales of a substantial number of shares of our common stock into the public market after this offering, or the perception that these sales could occur, could adversely affect our stock price. Given the volatility that will likely exist for our shares, such sales could cause the market price of the common stock to decline.

     After this offering and the mandatory conversion of all our preferred stock into common stock as a result of this offering, we will have outstanding shares of common stock, and we will have reserved an additional 5,667,975 shares of common stock for issuance under outstanding stock options. All of the shares of common stock to be sold in this offering will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act. Approximately 74,147,932 shares of
outstanding common stock, representing approximately      %, of the outstanding
common stock upon completion of this offering, will be restricted securities under the Securities Act, subject to restrictions on the timing, manner and volume of sales of such shares.

     We have also filed registration statements on Form S-8 under the Securities Act covering 10,000,000 shares of common stock reserved for issuance under our stock incentive plan. As of September 30, 1999, options to purchase 1,631,384 shares were vested. We also have reserved 1,000,000 shares of common stock for issuance under our employee stock purchase plan.

     We cannot predict whether future sales of our common stock or the availability of our common stock for sale will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21C of the Securities Exchange Act of 1934, including statements concerning possible or assumed future results of operations of SpectraSite and those preceded by, followed by or that include the words may, will, should, could, expects, plans, anticipates, believes, estimates, predicts, potential or continue or the negative of such terms and other comparable terminology. You should understand that the factors described below, in addition to those discussed elsewhere in this document, could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements. These factors include:

      -- material adverse changes in economic conditions in the markets we serve;

      --   future regulatory actions and conditions in our operating areas;

      --   competition from others in the communications tower industry;

      -- the integration of our operations with those of businesses we have acquired or may acquire in the future and the realization of the expected benefits; and

      -- other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings.

                                USE OF PROCEEDS

     Our net proceeds from the sale of the          shares of common stock in
this offering are estimated to be $          , or $          if the underwriters
exercise their over-allotment option in full, assuming a public offering price
of $          per share and after deducting underwriting discounts and
commissions and estimated offering expenses of $          payable by us.

     We intend to use the net proceeds from this offering to fund costs related to the construction and acquisition of towers, and for working capital and general corporate purposes, including the expansion of our sales and marketing activities. A portion of the net proceeds may also be used to acquire or invest in additional tower assets or tower companies and complementary businesses, technologies or products. We have no current agreements or commitments with respect to any material business acquisitions. Pending such uses, the net proceeds of this offering will be invested in short term investments.

                          PRICE RANGE OF COMMON STOCK

     Prior to the Westower merger, our common stock was privately held with no public trading market. On September 1, 1999, our common stock was approved for trading on the Nasdaq National Market under the symbol "SITE", and public trading commenced on September 3, 1999. The following table sets forth on a per share basis the high and low sales prices for consolidated trading in our common stock as reported on the Nasdaq National Market for the period from September 3, 1999 through September 30, 1999 and the fourth quarter of 1999 through December 29, 1999.

                                                                  COMMON STOCK
                                                                ----------------
                                                                HIGH        LOW
                                                                -----      -----
1999
Third quarter (beginning September 3).......................    $14 7/8    $11
Fourth quarter (through December 29)........................     12 1/8      7 3/8

     The last reported sale price for our stock on December 29, 1999 is set forth on the cover page to this prospectus. As of December 29, 1999, there were approximately 163 holders of record of our common stock.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. In addition, our credit facility and the indentures governing our senior discount notes restrict our ability to pay dividends. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that the board of directors considers relevant. Furthermore, because Holdings is a holding company, it depends on the cash flow of its subsidiaries, and SpectraSite Communications' credit facility imposes restrictions on Holdings' subsidiaries ability to distribute cash to Holdings.

                                 CAPITALIZATION

     The following table sets forth our cash and capitalization as of September 30, 1999:

      --   on an actual basis; and

      -- on an as adjusted basis to give effect to this offering and the conversion upon the closing of the offering of all outstanding shares of preferred stock.

     This information should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus.

                                                                          AS OF
                                                                   SEPTEMBER 30, 1999
                                                                -------------------------
                                                                  ACTUAL      AS ADJUSTED
                                                                ----------    -----------
                                                                          ) (IN THOUSANDS
Cash and cash equivalents...................................    $  120,241    $
                                                                ==========    ==========
Long-term debt:
  Credit facility...........................................    $  150,000    $
  12% senior discount notes due 2008........................       144,850
  11 1/4% senior discount notes due 2009....................       356,532
  Other debt................................................         5,718
                                                                ----------
     Total long-term debt...................................       657,100
Stockholders' equity:
  Series A convertible preferred stock, $0.001 par value,
     3,462,830 shares authorized, 3,462,830 shares
     outstanding, actual....................................        10,000            --
  Series B convertible preferred stock, $0.001 par value,
     7,000,000 shares authorized, 7,000,000 shares
     outstanding, actual....................................        28,000            --
  Series C convertible preferred stock, $0.001 par value,
     60,286,795 shares authorized, 60,286,795 shares
     outstanding, actual....................................       301,494            --
  Common stock, $0.001 par value, 300,000,000 shares
     authorized, 19,060,219 shares outstanding, actual and
             shares outstanding, as adjusted................            19
  Additional paid-in capital................................       209,376
  Accumulated other comprehensive income....................           135
  Accumulated deficit.......................................       (77,928)
                                                                ----------    ----------
     Total stockholders' equity.............................       471,096
                                                                ----------    ----------
       Total capitalization.................................    $1,128,196    $
                                                                ==========    ==========

                       UNAUDITED PRO FORMA FINANCIAL DATA

GENERAL

     The unaudited pro forma financial data are based on the historical financial statements of SpectraSite and Westower and the adjustments described in the accompanying notes. The unaudited pro forma financial data do not purport to represent what SpectraSite's, Westower's or the combined entity's financial position or results of operations would actually have been if the transactions had in fact occurred on the dates indicated and are not necessarily representative of SpectraSite's financial position or results of operations at any future date or for any future period. The unaudited pro forma consolidated financial data should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

SPECTRASITE

     The following unaudited pro forma consolidated financial data present both the pre-merger and post-merger unaudited pro forma consolidated statements of operations of SpectraSite for the year ended December 31, 1998 and for the nine months ended September 30, 1999. The SpectraSite pro forma column and the Westower pro forma column presented in the post-merger SpectraSite unaudited pro forma consolidated statements of operations for the twelve months ended December 31, 1998 and for the nine months ended September 30, 1999 are derived from the pre-merger SpectraSite and Westower pro forma consolidated statements of operations for the corresponding periods. The unaudited pro forma consolidated statement of operations data give effect to the following transactions as if they had occurred on January 1, 1998:

      -- the issuance and sale of SpectraSite's 12% senior discount notes due 2008;

      -- the acquisition of 2,000 communications towers from Nextel, the leaseback of antenna space by Nextel and SpectraSite's exclusive agreement to acquire or construct 1,700 additional sites for Nextel;

      -- the issuance and sale of SpectraSite's 11 1/4% senior discount notes due 2009;

      --   the issuance and sale of SpectraSite's Series C preferred stock;

      --   initial borrowings under SpectraSite's credit facility;

      -- the acquisition of 45 towers from Airadigm and the release of escrowed funds to SpectraSite; and

      --   the consummation of the Westower merger.

     Certain of the data presented in the "Nextel" columns to the unaudited pro forma statements of operations of SpectraSite are estimates provided by Nextel. None of SpectraSite's independent accountants, Nextel's independent accountants or Westower's independent accountants have audited or otherwise tested this data.

     The acquisition of tower assets from Nextel and the leaseback of antenna space by Nextel are presented as if the purchase of assets had occurred on January 1, 1998. Adjustments for revenues are based on the terms of the master site lease agreement and on historical co-location revenues. Adjustments for costs of operations consist of direct operating expenses, which include ground lease payments, historical routine maintenance costs and property taxes associated with the towers. Depreciation expense is straight-line depreciation of the aggregate cost of the towers. Ground leases are non-cancelable operating leases, generally for terms of five years and include options for renewal, and pro forma ground lease expense is based on executed ground leases. Nextel has leased space on each of the 2,000 towers we acquired, primarily for five-year terms with options for renewal.

     The pro forma minimum ground lease expenses and minimum rental income for these leases assuming the Nextel transaction occurred and the related leases commenced January 1, 1998 are as follows:

                                       GROUND LEASE     RENTAL
                                         EXPENSE        INCOME
                                       ------------    --------
                                            (IN THOUSANDS)
1998...............................      $17,648       $ 40,766
1999...............................       17,648         40,766
2000...............................       17,648         40,766
2001...............................       17,648         40,766
2002...............................       17,648         40,766
                                         -------       --------
  Total............................      $88,240       $203,830
                                         =======       ========

     The acquisition of tower assets from Airadigm and the leaseback of antenna space by Airadigm are presented as if the purchase of assets had occurred on January 1, 1998. Adjustments for revenues are based on the executed tenant lease terms for the Airadigm towers. Adjustments for costs of operations consist of the cost of the executed ground leases, historical routine maintenance costs and property taxes associated with the towers. Depreciation expense is straight-line depreciation of the aggregate cost of $11.25 million of the 45 towers. The Airadigm ground leases are non-cancelable operating leases, generally for terms of five years and include options for renewal, and pro forma ground lease expense is based on executed ground leases. Airadigm has leased space on these towers for a five-year term with options for renewal. Airadigm has recently filed for protection under Chapter 11 of the U.S. Bankruptcy Code. We cannot predict the impact of this proceeding on our future results of operations or financial condition. The pro forma minimum ground lease expenses and minimum rental income for these leases assuming the transaction occurred and the related leases commenced January 1, 1998 are as follows:

                                         GROUND LEASE    RENTAL
                                           EXPENSE       INCOME
                                         ------------    ------
                                             (IN THOUSANDS)
1998.................................       $  260       $1,007
1999.................................          260        1,007
2000.................................          260        1,007
2001.................................          260        1,007
2002.................................          260        1,007
                                            ------       ------
  Total..............................       $1,300       $5,035
                                            ======       ======

WESTOWER

     The following unaudited pro forma consolidated financial data of Westower present the unaudited pro forma consolidated statements of operations of Westower for the twelve months ended December 31, 1998 and the period from January 1, 1999 through September 2, 1999, the date on which SpectraSite acquired Westower. The unaudited consolidated statement of operations data give effect to the following transactions as if they had occurred on January 1, 1998:

      --   the acquisition of Cord Communications, Inc.;

      --   the acquisition of Summit Communications, LLC; and

      -- the acquisition of communications towers from Koch Industries, Inc. and its affiliates.

     These statements include pro forma adjustments to reflect the results of operations of Cord and Summit for the period from January 1, 1998 through the dates of acquisition, August 31, 1998 and November 11, 1998, respectively, and give effect to the Koch tower acquisition, which occurred in February 1999, as if this acquisition occurred on January 1, 1998. In addition to the above acquisitions, from March 1, 1998 through August 31, 1999, Westower acquired Jovin Communications, Inc., Acier Filteau, Inc., CNG Communications, Inc., Teletronics Management Services, Inc., Cypress Real Estate Services, Inc. and Telecommunications R. David. These acquisitions, which are included in the historical financial statements of Westower, were not considered significant transactions, individually or in the aggregate, and therefore, were not included in the unaudited pro forma consolidated statement of operations of Westower.

     The acquisition of tower assets from Koch and the leaseback of antenna space by Koch are presented as if the purchase of assets had occurred on January 1, 1998. Adjustments for revenues are based on the executed tenant lease terms for the Koch towers. Adjustments for costs of operations consist of direct operating expenses, which include ground lease payments, estimated routine maintenance costs, property taxes and insurance associated with the towers. Depreciation expense is straight-line depreciation of the aggregate cost of $17.0 million. The Koch ground leases are non-cancelable operating leases for a term of 49 years, and pro forma ground lease expense is based on executed ground leases. Koch has leased space on these towers for a ten-year term with options for renewal. The pro forma minimum ground lease expense and minimum rental income for these leases assuming the transaction occurred and the related leases commenced January 1, 1998 are as follows:

                                        GROUND LEASE    RENTAL
                                          EXPENSE       INCOME
                                        ------------    -------
                                            (IN THOUSANDS)
1998................................      $   439       $ 1,364
1999................................          439         1,364
2000................................          439         1,364
2001................................          439         1,364
2002................................          439         1,364
Thereafter..........................       19,322         6,824
                                          -------       -------
  Total.............................      $21,517       $13,644
                                          =======       =======

                     PRE-MERGER SPECTRASITE HOLDINGS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    PRE-MERGER
                                                                                    SPECTRASITE
                                              HISTORICAL     NEXTEL     AIRADIGM     PRO FORMA
                                              ----------    --------    --------    -----------
Revenues:
  Site leasing............................     $ 29,450     $ 14,954(a)   $17(f)     $ 44,421
  Network services........................       13,967           --                   13,967
                                               --------     --------      ---        --------
Total revenues............................       43,417       14,954       17          58,388
                                               --------     --------      ---        --------
Operating expenses:
  Costs of operations:
     Site leasing.........................       10,490        6,913(b)     6(f)       17,409
     Network services.....................        7,265           --       --           7,265
  Selling, general and administrative
     expenses.............................       21,909           --(c)    --          21,909
  Depreciation and amortization...........       21,833       11,808(d)    14(f)       33,655
  Restructuring and other non-recurring
     charges..............................        7,727           --       --           7,727
                                               --------     --------      ---        --------
Total operating expenses..................       69,224       18,721       20          87,965
                                               --------     --------      ---        --------
Loss from operations......................      (25,807)      (3,767)      (3)        (29,577)
                                               --------     --------      ---        --------
Other income (expense):
  Interest income.........................        7,212           --       --           7,212
  Interest expense........................      (47,519)     (20,554)(e)    --        (68,073)
  Other income (expense)..................         (295)          --       --            (295)
                                               --------     --------      ---        --------
     Total other income (expense).........      (40,602)     (20,554)      --         (61,156)
                                               --------     --------      ---        --------
Loss before income taxes..................      (66,409)     (24,321)      (3)        (90,733)
Income tax expense........................          107           --       --             107
                                               --------     --------      ---        --------
Net income (loss).........................     $(66,516)    $(24,321)     $(3)       $(90,840)
                                               ========     ========      ===        ========
Net loss..................................     $(66,516)
Accretion of redemption value of preferred
  stock...................................         (760)
                                               --------
Net loss applicable to common
  shareholders............................     $(67,276)
                                               ========
Net loss per share:
     Basic and diluted....................     $ (16.85)
                                               ========
Weighted average number of shares of
  common stock outstanding:
     Basic and diluted....................        3,993
                                               ========

    See accompanying notes to unaudited pro forma consolidated statement of operations.

                     PRE-MERGER SPECTRASITE HOLDINGS, INC.
       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

          (a) Consists of $2,611 of historical co-location revenues received by Nextel prior to the acquisition, which are based on fixed payment lease terms. This information was provided to us by Nextel. Also consists of $12,343 of additional revenues to be recognized by SpectraSite under the terms of the Nextel master site lease agreement.

          (b) Reflects certain direct operating expenses, primarily the cost of executed ground leases, historical routine maintenance and property taxes associated with the towers, paid by Nextel prior to the acquisition.

          (c) SpectraSite has incurred incremental operating expenses as a result of the Nextel tower acquisition. Such incremental expenses are estimated to have been approximately $1.5 million per month. These incremental operating expenses are based upon management's estimates rather than on any contractual obligation; as such, these amounts have not been presented as adjustments in the accompanying pro forma financial statements.

          (d) Reflects the depreciation of the acquired towers calculated on a straight-line basis over 15 years.

          (e) Reflects adjustment to interest expense as if SpectraSite had issued its 11 1/4% senior discount notes due 2009 and had entered into the credit facility on January 1, 1998 as follows:

PRO FORMA INTEREST EXPENSE:
Interest on 2009 notes at 11.25%....................    $ 1,170
Interest on $150,000 term loan......................      3,964
Amortization of debt issuance costs.................     13,794
Commitment fees on unused portion of credit
  facility..........................................      1,626
                                                        -------
Total adjustment....................................    $20,554
                                                        =======

          (f) Reflects the acquisition from Airadigm of one tower, which was placed into service on June 30, 1999, and one month of revenue and related expenses for each of the four Airadigm towers placed into service on January 31, 1999.

                     WESTOWER CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE PERIOD FROM JANUARY 1, 1999 THROUGH SEPTEMBER 2, 1999

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       HISTORICAL       KOCH        WESTOWER
                                                        WESTOWER     ADJUSTMENTS    PRO FORMA
                                                       ----------    -----------    ---------
Revenues:
  Site leasing.....................................     $  1,649        $ 227(a)    $  1,876
  Network services.................................       62,002           --         62,002
                                                        --------        -----       --------
  Total revenues...................................       63,651          227         63,878
                                                        --------        -----       --------
Operating expenses:
  Costs of operations:
     Site leasing..................................          928          123(b)       1,051
     Network services..............................       43,943           --         43,943
  Selling, general and administrative expenses.....       18,439           --         18,439
  Depreciation and amortization....................        2,920          142(c)       3,062
  Restructuring and other non-recurring charges....        4,629           --          4,629
                                                        --------        -----       --------
Total operating expenses...........................       70,859          265         71,124
                                                        --------        -----       --------
Loss from operations...............................       (7,208)         (38)        (7,246)
                                                        --------        -----       --------
Other income (expense):
  Interest income..................................          151           --            151
  Interest expense.................................       (2,317)        (213)(d)     (2,530)
  Other income (expense)...........................          154           --            154
                                                        --------        -----       --------
     Total other income (expense)..................       (2,012)        (213)        (2,225)
                                                        --------        -----       --------
Loss before income taxes...........................       (9,220)        (251)        (9,471)
Income tax expense.................................          223         (100)(e)        123
                                                        --------        -----       --------
Net loss...........................................     $ (9,443)       $(151)      $ (9,594)
                                                        ========        =====       ========
Net loss per share:
  Basic and diluted................................     $  (1.10)
                                                        ========
Weighted average number of shares of common stock
  outstanding:
  Basic and diluted................................        8,562
                                                        ========

    See accompanying notes to unaudited pro forma consolidated statement of operations.

                     WESTOWER CORPORATION AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
         FOR THE PERIOD FROM JANUARY 1, 1999 THROUGH SEPTEMBER 2, 1999

     (a) Consists of additional revenues to be recognized by Westower in connection with site lease agreements with Koch.

     (b) Reflects certain direct operating expenses, primarily the cost of executed ground leases, estimated routine maintenance, property taxes and insurance associated with the towers.

     (c) Reflects the depreciation of the acquired towers from Koch calculated on a straight-line basis over 20 years.

     (d) Reflects adjustment to interest expense related to additional borrowings under Westower's credit facility to acquire the Koch towers, based on the credit facility's approximate interest rate of 7.5%.

     (e) Reflects income tax benefit for the Koch tower operating results at Westower's estimated tax rate of 40%.

                     POST-MERGER SPECTRASITE HOLDINGS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  POST-MERGER
                                       SPECTRASITE    WESTOWER       MERGER       SPECTRASITE
                                        PRO FORMA     PRO FORMA    ADJUSTMENTS     PRO FORMA
                                       -----------    ---------    -----------    -----------
Revenues:
  Site leasing.....................     $ 44,421       $ 1,876       $    --       $  46,297
  Network services.................       13,967        62,002        (1,449)(a)      74,520
                                        --------       -------       -------       ---------
Total revenues.....................       58,388        63,878        (1,449)        120,817
                                        --------       -------       -------       ---------
Operating expenses:
  Costs of operations:
     Site leasing..................       17,409         1,051            --          18,460
     Network services..............        7,265        43,943        (1,014)(a)      50,194
  Selling, general and
     administrative expenses.......       21,909        18,439            --          40,348
  Depreciation and amortization....       33,655         3,062         9,577(b)       45,843
                                                                        (451)(c)
  Restructuring and other
     non-recurring charges.........        7,727         4,629        (4,629)(d)       7,727
                                        --------       -------       -------       ---------
Total operating expenses...........       87,965        71,124         3,483         162,572
                                        --------       -------       -------       ---------
Loss from operations...............      (29,577)       (7,246)       (4,932)        (41,755)
                                        --------       -------       -------       ---------
Other income (expense):
  Interest income..................        7,212           151        (1,466)(e)       5,897
  Interest expense.................      (68,073)       (2,530)        2,052(f)      (68,551)
  Other income (expense)...........         (295)          154            --            (141)
                                        --------       -------       -------       ---------
     Total other income
       (expense)...................      (61,156)       (2,225)          586         (62,795)
                                        --------       -------       -------       ---------
Loss before income taxes...........      (90,733)       (9,471)       (4,346)       (104,550)
Income tax expense.................          107           123            --             230
                                        --------       -------       -------       ---------
Net loss...........................     $(90,840)      $(9,594)      $(4,346)      $(104,780)
                                        ========       =======       =======       =========
Net loss per share:
  Basic and diluted................                                                $   (5.50)(g)
                                                                                   =========
Weighted average number of shares
  of common stock outstanding:
  Basic and diluted................                                                   19,060
                                                                                   =========

    See accompanying notes to unaudited pro forma consolidated statement of operations.

                     POST-MERGER SPECTRASITE HOLDINGS, INC.
       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

     (a) Reflects the elimination of intercompany site construction revenues and costs of site construction for towers built by Westower for SpectraSite during the period from January 1, 1999 through September 2, 1999.

     (b) Reflects amortization of goodwill as if the merger of Westower and SpectraSite had occurred on January 1, 1998. Goodwill is amortized over 15 years.

     (c) Reflects adjustments to eliminate amortization of historical goodwill of Westower of $1,062 and to convert Westower tower depreciation from 20 years to 15 years, increasing expense by $611.

     (d) Reflects the elimination of certain non-recurring charges resulting directly from the transaction which were incurred by Westower prior to its acquisition by Spectrasite.

     (e) Reflects an adjustment to eliminate interest income as if SpectraSite had used cash-on-hand to repay Westower's outstanding indebtedness.

     (f) Reflects adjustments to eliminate interest expense as if Westower's credit facility and its $15,000 convertible note from BET Associates were paid in full on January 1, 1998.

     (g) SpectraSite's earnings per share for the nine months ended September 30, 1999 reflects the adoption of Statement of Financial Accounting Standards No. 128, "Earnings Per Share", which requires companies to compute earnings per share under two different methods, basic and diluted. The weighted average common shares outstanding at September 30, 1999 reflects the issuance of 15,497 shares of SpectraSite common stock in exchange for all of the outstanding shares of Westower common stock.

     If SpectraSite had positive net income during this period, diluted earnings per share would have included potential common shares related to its convertible preferred stock and outstanding options. These potential common shares were not included in the diluted earnings per share calculation for the nine months ended September 30, 1999 because the effect would have been antidilutive.

                     PRE-MERGER SPECTRASITE HOLDINGS, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    PRE-MERGER
                                                                                    SPECTRASITE
                                              HISTORICAL     NEXTEL     AIRADIGM     PRO FORMA
                                              ----------    --------    --------    -----------
Revenues:
  Site leasing............................     $    656     $ 49,388(a)  $1,007      $ 51,051
  Network services........................        8,142           --         --         8,142
                                               --------     --------     ------      --------
Total revenues............................        8,798       49,388      1,007        59,193
                                               --------     --------     ------      --------
Operating expenses:
  Costs of operations:
     Site leasing.........................          299       22,830(b)     326        23,455
     Network services.....................        2,492           --         --         2,492
  Selling, general and administrative
     expenses.............................        9,690           --(c)      --         9,690
  Depreciation and amortization...........        1,268       39,000(d)     750        41,018
                                               --------     --------     ------      --------
Total operating expenses..................       13,749       61,830      1,076        76,655
                                               --------     --------     ------      --------
Loss from operations......................       (4,951)     (12,442)       (69)      (17,462)
                                               --------     --------     ------      --------
Other income (expense):
  Interest income.........................        3,569           --         --         3,569
  Interest expense........................       (8,170)     (67,865)(e)      --      (76,035)
  Other income (expense)..................          473           --         --           473
                                               --------     --------     ------      --------
     Total other income (expense).........       (4,128)     (67,865)        --       (71,993)
                                               --------     --------     ------      --------
Net loss..................................     $ (9,079)    $(80,307)    $  (69)     $(89,455)
                                               ========     ========     ======      ========
Net loss..................................     $ (9,079)
Accretion of redemption value of preferred
  stock...................................       (2,156)
                                               --------
Net loss applicable to common
  shareholders............................     $(11,235)
                                               ========
Net loss per share:
  Basic and diluted.......................     $ (12.09)
                                               ========
Weighted average number of shares of
  common stock outstanding:
  Basic and diluted.......................          929
                                               ========

    See accompanying notes to unaudited pro forma consolidated statement of operations.

                     PRE-MERGER SPECTRASITE HOLDINGS, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                 (IN THOUSANDS)

     (a) Consists of $8,622 of historical co-location revenues received by Nextel prior to the acquisition, which are based on fixed payment lease terms. This information was provided to us by Nextel. Also consists of $40,766 of additional revenues to be recognized by SpectraSite under the terms of the Nextel master site lease agreement.

     (b) Reflects certain direct operating expenses, primarily ground lease payments, historical routine maintenance and property taxes associated with the towers, paid by Nextel prior to the acquisition.

     (c) SpectraSite would have incurred incremental operating expenses as a result of the Nextel tower acquisition. Such incremental expenses are estimated to have been approximately $1.5 million per month. These incremental operating expenses are based upon management's estimates rather than on any contractual obligation; as such, these amounts have not been presented as adjustments in the accompanying pro forma financial statements.

     (d) Reflects the depreciation of the acquired towers calculated on a straight-line basis over 15 years.

     (e) Reflects adjustment to interest expense as if SpectraSite had issued its 12% senior discount notes due 2008 and its 11 1/4% senior discount notes due 2009, as well as completed the Nextel tower acquisition and related financing transactions, on January 1, 1998. The table below outlines the adjustment:

PRO FORMA INTEREST EXPENSE:
Commitment fees on credit facility....................  $ 4,000
$150,000 of term loan at 8.50%........................   12,750
$125,000 (gross proceeds) of 2008 notes at 12.00%.....   15,450
$340,004 (gross proceeds) of 2009 notes at 11.25%.....   39,326
Amortization of debt issuance costs...................    4,272
Less: historical interest expense of 2008 notes.......   (7,933)
                                                        -------
Total adjustment......................................  $67,865
                                                        =======

                     WESTOWER CORPORATION AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              HISTORICAL                            HISTORICAL
                                    ------------------------------              ------------------
                                    WESTOWER   WESTOWER   WESTOWER   WESTOWER    CORD      SUMMIT
                                    1/1/98-    3/1/98-    10/1/98-   1/1/98-    1/1/98-   1/1/98-       KOCH          OTHER
                                    2/28/98    9/30/98    12/31/98   12/31/98   8/31/98   11/11/98   ADJUSTMENTS   ADJUSTMENTS
                                    --------   --------   --------   --------   -------   --------   -----------   -----------
Revenues:
 Site leasing.....................   $   49    $   170    $    74    $   293    $   --     $   --      $1,364(a)     $    --
 Network services.................    7,784     31,774     24,914     64,472     6,714      8,818          --             --
                                     ------    -------    -------    -------    -------    ------      ------        -------
   Total revenues.................    7,833     31,944     24,988     64,765     6,714      8,818       1,364             --
                                     ------    -------    -------    -------    -------    ------      ------        -------
Operating expenses:
 Costs of operations:
   Site leasing...................       11         25         13         49        --         --         738(b)          --
   Network services...............    5,971     23,833     18,131     47,935     6,219      6,707          --             --
 Selling, general and
   administrative expenses........      991      4,958      4,258     10,207     2,636      1,040          --             73(f)
 Depreciation and amortization....      149        578        589      1,316       132        279         850(c)         673(g)
 Merger related expenses..........       --        327         77        404        --         --          --             --
                                     ------    -------    -------    -------    -------    ------      ------        -------
Total operating expenses..........    7,122     29,721     23,068     59,911     8,987      8,026       1,588            746
                                     ------    -------    -------    -------    -------    ------      ------        -------
Loss from operations..............      711      2,223      1,920      4,854    (2,273)       792        (224)          (746)
                                     ------    -------    -------    -------    -------    ------      ------        -------
Other income (expense):
 Interest income..................       14        130         53        197         4         --          --             --
 Interest expense.................      (42)      (771)      (572)    (1,385)      (45)       (93)     (1,275)(d)         --
 Other income (expense)...........      128         (2)        --        126        17         30          --             --
                                     ------    -------    -------    -------    -------    ------      ------        -------
   Total other income (expense)...      100       (643)      (519)    (1,062)      (24)       (63)     (1,275)            --
                                     ------    -------    -------    -------    -------    ------      ------        -------
Loss before income taxes..........      811      1,580      1,401      3,792    (2,297)       729      (1,499)          (746)
Income tax expense................      556        351        610      1,517      (919)        --        (600)(e)        262(e)
                                     ------    -------    -------    -------    -------    ------      ------        -------
Net income (loss).................   $  255    $ 1,229    $   791    $ 2,275    $(1,378)   $  729      $ (899)       $(1,008)
                                     ======    =======    =======    =======    =======    ======      ======        =======
Net income per share:
 Basic............................                                   $  0.34
                                                                     =======
 Diluted..........................                                   $  0.30
                                                                     =======
Weighted average number of shares
 of common stock outstanding:
 Basic............................                                     6,786
                                                                     =======
 Diluted..........................                                     7,548
                                                                     =======


                                    WESTOWER
                                    PRO FORMA
                                    ---------
Revenues:
 Site leasing.....................   $ 1,657
 Network services.................    80,004
                                     -------
   Total revenues.................    81,661
                                     -------
Operating expenses:
 Costs of operations:
   Site leasing...................       787
   Network services...............    60,861
 Selling, general and
   administrative expenses........    13,956
 Depreciation and amortization....     3,250
 Merger related expenses..........       404
                                     -------
Total operating expenses..........    79,258
                                     -------
Loss from operations..............     2,403
                                     -------
Other income (expense):
 Interest income..................       201
 Interest expense.................    (2,798)
 Other income (expense)...........       173
                                     -------
   Total other income (expense)...    (2,424)
                                     -------
Loss before income taxes..........       (21)
Income tax expense................       260
                                     -------
Net income (loss).................   $  (281)
                                     =======
Net income per share:
 Basic............................
 Diluted..........................
Weighted average number of shares
 of common stock outstanding:
 Basic............................
 Diluted..........................

    See accompanying notes to unaudited pro forma consolidated statement of operations.

                     WESTOWER CORPORATION AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998

     (a) Consists of additional revenues to be recognized by Westower in connection with site lease agreements with Koch.

     (b) Reflects certain direct operating expenses, primarily ground lease payments, estimated routine maintenance, property taxes and insurance associated with the towers.

     (c) Reflects the depreciation of the acquired towers calculated on a straight-line basis over 20 years.

     (d) Reflects adjustment to interest expense related to additional borrowings under Westower's credit facility to acquire the Koch towers, based on the credit facility's approximate interest rate of 7.5%.

     (e) Reflects a tax benefit for the Koch tower operating results and an increase of the tax provision based on the pro forma operating results related to the Cord and Summit acquisitions at Westower's estimated tax rate of 40%.

     (f) Reflects adjustments in selling, general, and administrative expense related to compensation of former owners of Cord and Summit.

     (g) Reflects the amortization of goodwill as if the acquisitions of Cord and Summit had each occurred on January 1, 1998. Goodwill is amortized over a period of 20 years.

                     POST-MERGER SPECTRASITE HOLDINGS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                       PRE-MERGER                                 POST-MERGER
                                        PRO FORMA     WESTOWER       MERGER       SPECTRASITE
                                       SPECTRASITE    PRO FORMA    ADJUSTMENTS     PRO FORMA
                                       -----------    ---------    -----------    -----------
Revenues:
  Site leasing.....................     $ 51,051       $ 1,657      $     --       $  52,708
  Network services.................        8,142        80,004        (2,004)(a)      86,142
                                        --------       -------      --------       ---------
Total revenues.....................       59,193        81,661        (2,004)        138,850
                                        --------       -------      --------       ---------
Operating expenses:
  Costs of operations:
     Site leasing..................       23,455           787            --          24,242
     Network services..............        2,492        60,861        (1,403)(a)      61,950
  Selling, general and
     administrative expenses.......        9,690        13,956            --          23,646
  Depreciation and amortization....       41,018         3,250        12,769 (b)      56,372
                                                                        (665)(c)
  Merger related expenses..........           --           404            --             404
                                        --------       -------      --------       ---------
Total operating expenses...........       76,655        79,258        10,701        (166,614)
                                        --------       -------      --------       ---------
Income (loss) from operations......      (17,462)        2,403       (12,705)        (27,764)
                                        --------       -------      --------       ---------
Other income (expense):
  Interest income..................        3,569           201        (1,954)(d)       1,816
  Interest expense.................      (76,035)       (2,798)        1,034 (e)     (77,799)
  Other income (expense)...........          473           173            --             646
                                        --------       -------      --------       ---------
     Total other income
       (expense)...................      (71,993)       (2,424)         (920)        (75,337)
                                        --------       -------      --------       ---------
Loss before income taxes...........      (89,455)          (21)      (13,625)       (103,101)
Income tax expense.................           --           260          (146)(f)         114
                                        --------       -------      --------       ---------
Net loss...........................     $(89,455)      $  (281)     $(13,479)      $(103,215)
                                        ========       =======      ========       =========
Net loss per share:
  Basic and diluted................                                                $   (5.60)(g)
                                                                                   =========
Weighted average number of shares
  of common stock outstanding:
  Basic and diluted................                                                   18,426
                                                                                   =========

     See accompanying notes to unaudited pro forma statement of operations.

                     POST-MERGER SPECTRASITE HOLDINGS, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                 (IN THOUSANDS)

     (a) Reflects the elimination of intercompany site construction revenues and costs of site construction for towers built by Westower for SpectraSite for the year ended December 31, 1998.

     (b) Reflects amortization of goodwill as if the merger of Westower and SpectraSite had occurred on January 1, 1998. Goodwill is amortized over 15 years.

     (c) Reflects adjustments to eliminate amortization of historical and pro forma goodwill of Westower of $979 and to convert Westower tower depreciation from 20 years to 15 years, increasing expense by $314.

     (d) Reflects an adjustment to eliminate interest income as if SpectraSite had used cash-on-hand to repay Westower's outstanding indebtedness.

     (e) Reflects adjustments to eliminate interest expense as if Westower's credit facility and the $15,000 convertible note were paid in full on January 1, 1998.

     (f) Reflects a reduction of the tax provision based on the consolidated results of post-merger SpectraSite.

     (g) SpectraSite's earnings per share for the year ended December 31, 1998 reflects the adoption of Statement of Financial Accounting Standards No. 128, "Earning Per Share," which requires companies to compute earnings per share under two different methods, basic and diluted. The weighted average common shares outstanding at December 31, 1998 reflects the issuance of 18,426 shares of SpectraSite common stock in exchange for all of the outstanding shares of Westower common stock.

     If SpectraSite had net income during this period, diluted earnings per share would have included potential common shares related to its convertible preferred stock and outstanding options. These potential common shares were not included in the diluted earnings per share calculation for the year ended December 31, 1998 because the effect would have been antidilutive.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth summary historical financial data derived from the audited and unaudited financial statements included elsewhere in this prospectus, as of and for:

      --   the year ended December 31, 1996;

      --   the period from January 1, 1997 to May 12, 1997;

      -- the period from SpectraSite's inception on April 25, 1997 to December 31, 1997;

      --   the year ended December 31, 1998;

      --   the nine months ended September 30, 1998; and

      --   the nine months ended September 30, 1999.

     The data for the nine months ended September 30, 1998 and 1999 were derived from SpectraSite's unaudited financial statements for those periods. Data for all other periods presented were derived from the audited financial statements of SpectraSite and its predecessor, Telesite Services, LLC. SpectraSite prepared the unaudited financial data on the same basis as the audited financial statements and, in management's opinion, such data include all normal and recurring adjustments necessary to fairly present the information. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of results expected for the entire year.

     The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

                                                                                       YEAR ENDED
                                      TELESITE (PREDECESSOR)     SPECTRASITE          DECEMBER 31,               SPECTRASITE
                                     -------------------------   ------------   -------------------------   ---------------------
                                                                                                                 NINE MONTHS
                                                    JANUARY 1,    APRIL 25,     TELESITE &                          ENDED
                                      YEAR ENDED      1997-         1997-       SPECTRASITE                     SEPTEMBER 30,
                                     DECEMBER 31,    MAY 12,     DECEMBER 31,    COMBINED     SPECTRASITE   ---------------------
                                         1996          1997          1997          1997          1998         1998        1999
                                     ------------   ----------   ------------   -----------   -----------   --------   ----------
                                                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Site leasing.....................     $   --        $   --       $    --        $    --      $    656     $    211   $   29,450
  Network services.................      8,841         1,926         5,002          6,928         8,142        5,154       13,967
                                        ------        ------       -------        -------      --------     --------   ----------
Total revenues.....................      8,841         1,926         5,002          6,928         8,798        5,365       43,417
                                        ------        ------       -------        -------      --------     --------   ----------
Operating expenses:
  Costs of operations:
    Site leasing, exclusive of
      depreciation.................         --            --            --             --           299          143       10,490
    Network services...............      2,255           595         1,120          1,715         2,492        1,721        7,265
  Selling, general and
    administrative.................      4,256         1,742         7,390          9,132         9,690        5,997       21,909
  Depreciation and amortization
    expense........................         91            56           489            545         1,268          780       21,833
  Restructuring and other
    non-recurring charges..........         --            --            --             --            --           --        7,727
                                        ------        ------       -------        -------      --------     --------   ----------
Total operating expenses...........      6,602         2,393         8,999         11,392        13,749        8,641       69,224
                                        ------        ------       -------        -------      --------     --------   ----------
Income (loss) from operations......     $2,239        $ (467)      $(3,997)       $(4,464)     $ (4,951)    $ (3,276)  $  (25,807)
                                        ======        ======       =======        =======      ========     ========   ==========
Net income(loss)...................      2,289          (503)       (3,890)        (4,393)       (9,079)      (5,028)     (66,516)
Net income (loss) applicable to
  common shareholders..............      2,289          (503)       (4,390)        (4,893)      (11,235)      (6,424)     (67,276)
OTHER DATA:
Net cash provided by (used in)
  operating activities.............     $1,109        $  (71)      $   223        $   152      $ (2,347)    $    340   $   19,734
Net cash provided by (used in)
  investing activities.............       (853)         (322)       (7,178)        (7,500)      (45,002)     (71,348)    (682,141)
Net cash provided by (used in)
  financing activities.............       (266)          390         9,189          9,579       144,663      144,978      683,100
EBITDA(a)..........................      2,330          (411)       (3,508)        (3,919)       (3,683)      (2,496)       3,753
Capital expenditures(b)............        498            64           850            914        26,598      (12,496)     566,359
SELECTED OPERATING DATA (AT END OF PERIOD):
Number of owned towers.......................................................           5           106           45        2,405
BALANCE SHEET DATA (AT END OF PERIOD):
Cash, cash equivalents and short term investments............................     $ 2,234      $114,962     $121,766   $  120,241
Total assets.................................................................      13,642       161,946      163,171    1,169,666
Total debt...................................................................       2,986       132,931      132,973      657,100
Total stockholders' (deficiency) equity......................................      (1,898)      (14,067)      (8,681)     471,096

---------------

(a) EBITDA consists of operating income (loss) before depreciation and amortization expense and restructuring charges. EBITDA is provided because it is a measure commonly used in the communications site industry as a measure of a company's operating performance. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies. SpectraSite believes that EBITDA can assist in comparing company performance on a consistent basis without regard to depreciation and amortization expense, which may vary significantly depending on accounting methods where acquisitions are involved or non-operating factors such as historical cost bases. EBITDA presented in the table is consistent with EBITDA calculated under the indentures governing SpectraSite's 2008 notes and its 2009 notes.

(b) Capital expenditures for Telesite have been reduced for the periods ended December 31, 1996 and May 12, 1997 by $340 and $258, respectively. These expenditures were for land and construction in progress which were sold prior to the closing of the acquisition of Telesite.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS OVERVIEW

     SpectraSite's primary focus is on the ownership of multi-tenant towers and leasing of antenna space on such towers. As of September 30, 1999, we had 2,405 towers in service, as compared to 106 towers at December 31, 1998. As a result of our limited operating history and primary focus on tower ownership and leasing, management believes that our results of operations for the period ended December 31, 1997 and for the year ended December 31, 1998 are not indicative of our results of operations in the future.

     Historically, we have derived most of our revenues from network services activities. As a result of recent acquisitions, principally the Nextel and Westower transactions, we expect that network services and antenna site leasing will generate most of our revenues. On a pro forma basis, after giving effect to the Nextel tower acquisition, the Westower merger and certain other transactions, site leasing and network services would have represented 38% and 62% of our revenues, respectively, for the year ended December 31, 1998. Similarly, site leasing and network services would have represented 38% and 62% of revenues, respectively, for the nine months ended September 30, 1999. We believe that our antenna site leasing business will continue to represent a substantial portion of our revenues and will continue to grow as we increase our network of towers.

     Our two largest expense line items have been depreciation and amortization and selling, general and administrative expense. Depreciation expense primarily relates to our towers, which we depreciate over 15 years. In 1999, amortization expense is primarily due to goodwill associated with the Westower merger. On a pro forma basis, after giving effect to the Nextel tower acquisition, the Westower merger and certain other transactions, depreciation and amortization expense would have represented 41% and 38% of revenues for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively. We experienced a significant increase in selling, general and administrative expense in 1999 as we integrated Westower's operations and increased our employee base to market and manage the 2,000 Nextel towers and build towers for Nextel under the master site commitment agreement.

RESULTS OF OPERATIONS

     NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO THE RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

     Consolidated revenues for the nine months ended September 30, 1999 were $43.4 million, an increase of $38.1 million from the nine months ended September 30, 1998. Revenues from site leasing increased to $29.5 million for the nine months ended September 30, 1999 from $0.2 million for the nine months ended September 30, 1998, primarily as a result of revenues derived from 2,000 communication towers which we acquired from Nextel in April 1999. We owned 2,405 communications towers at September 30, 1999 compared to 45 communications towers at September 30, 1998.

     Revenues from network services increased to $14.0 million for the nine months ended September 30, 1999 compared to $5.2 million in the nine months ended September 30, 1998, primarily as a result of the acquisition of Westower in September 1999. In September 1999, we announced that we would no longer directly provide site acquisition services. Revenues from site acquisition activities were $6.2 million and $5.2 million in the nine months ended September 30, 1999 and 1998, respectively.

     Costs of operations increased to $17.8 million for the nine months ended September 30, 1999 from $1.9 million for the nine months ended September 30, 1998. The increase in costs was attributable to operating costs of the 2,000 communication towers purchased from Nextel in April 1999. Costs of operations for site leasing as a percentage of site leasing revenues decreased to 35.6% for the nine months ended September 30, 1999 from 67.8% for the nine months ended September 30, 1998 primarily due to revenues generated from the acquisition of towers from Nextel and co-location revenues on those towers. As our site leasing operations mature, additional tenants on a tower will generate decreases in costs of operations for site leasing as a percentage of site leasing revenues and increases in cash flow because a significant proportion of tower operating costs are fixed and do not increase with additional tenants. Costs of operations for network services as a percentage of network services revenues increased to 52.0% for the nine months ended September 30, 1999 from 33.4% for the nine months ended September 30, 1998. This increase is due to construction activities associated with Westower's operations which have higher levels of direct costs than our historical site acquisition activities.

     Selling, general and administrative expenses increased to $21.9 million for the nine months ended September 30, 1999 from $6.0 million for the nine months ended September 30, 1998. The increase is a result of expenses related to additional corporate overhead and field operations implemented to manage and operate the growth in the ongoing activities of SpectraSite and the acquisition of Westower.

     Depreciation and amortization expense increased to $21.8 million for the nine months ended September 30, 1999 from $0.8 million for the nine months ended September 30, 1998, primarily as a result of the increased depreciation from the towers we acquired or constructed and amortization of goodwill related to the Westower acquisition.

     For the nine months ended September 30, 1999, we recorded restructuring and other non-recurring charges of $7.7 million. In September 1999, we announced that we would no longer directly provide site acquisition services. As a result, we recorded restructuring charges of $7.1 million, of which $6.2 million related to the write-off of goodwill associated with the purchase of TeleSite Services, LLC and $0.9 million related to costs of employee severance. In March 1999, SpectraSite announced that it would relocate its marketing and administrative operations from Little Rock, Arkansas and Birmingham, Alabama to its corporate headquarters in Cary, North Carolina. As a result, we recorded a non-recurring charge of $0.6 million for employee termination and other costs related to the relocation of these activities.

     As a result of the factors discussed above, our loss from operations was $25.8 million for the nine months ended September 30, 1999 compared to $3.3 million for the nine months ended September 30, 1998.

     Net interest expense increased to $40.3 million during the nine months ended September 30, 1999 from $2.2 million for the nine months ended September 30, 1998, reflecting additional interest expense due to the issuance of the 2008 notes in June 1998 and the 2009 notes in April 1999, as well as borrowings under our credit facility in April 1999.

     YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE COMBINED RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997

     The following is a discussion of the financial condition and results of operations of SpectraSite for the year ended December 31, 1998 and the year ended December 31, 1997, which consists of the period from April 25, 1997 through December 31, 1997 and Telesite's results of operations for the period from January 1, 1997 through May 12, 1997.

     Revenues increased to $8.8 million for the year ended December 31, 1998 from $6.9 million for the year ended December 31, 1997 due to the initiation of site leasing activity and an increase in the number and size of site development services projects.

     Selling, general and administrative expenses, including depreciation expense, increased to $11.0 million for the year ended December 31, 1998 from $9.7 million for the year ended December 31, 1997. The increase is a result of expenses related to additional corporate overhead to manage and operate the ongoing activities of SpectraSite. Marketing expenses related to tower development activities as well as the site acquisition operations also contributed to the increase in expenses. Telesite did not actively market its services, relying primarily on its reputation in the industry and customer referrals to generate revenues. To support our entry into tower development and leasing, we have established a dedicated marketing effort which promotes tower development and leasing as well as site acquisition services. Amortization of goodwill increased to approximately $0.6 million in the year ended December 31, 1998 compared to approximately $0.3 million in the year ended December 31, 1997 as a result of acquisitions.

     As a result of the factors discussed above, our operating loss was $5.0 million for the year ended December 31, 1998, compared to $4.5 million for the year ended December 31, 1997.

     Other income, which consists primarily of gain on sales of assets and equity in earnings of affiliates, increased to approximately $0.5 million for the year ended December 31, 1998 from approximately $0.1 million for the year ended December 31, 1997. The increase is a result of a gain on the sale of assets in connection with the disposal of Metrosite during the first quarter of 1998 of approximately $0.5 million. During the year ended December 31, 1997, we recognized approximately $0.2 million as equity earnings of Communication Management Specialists. We disposed of our interest in Communication Management Specialists during the second quarter of 1998 and did not recognize any equity in the earnings of this affiliate during 1998.

     COMBINED RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997 COMPARED TO TELESITE'S RESULTS FOR THE YEAR ENDED DECEMBER 31, 1996

     The following is a discussion of the financial condition and results of operations of SpectraSite for the year ended December 31, 1997, which consists of and for the period from April 25, 1997 through December 31, 1997 and Telesite's results of operations for the period from January 1, 1997 through May 12, 1997, and of Telesite for the year ended December 31, 1996.

     Total revenues decreased to $6.9 million for the year ended December 31, 1997 from $8.8 million for the year ended December 31, 1996 due primarily to the decreased demand for site development services from more established personal communications services licensees as a result of their completing the first phase of construction in their initial markets and not yet commencing secondary build-outs in such markets or in additional markets, and the fact that holders of certain more recently issued licenses had not yet commenced construction of tower networks in their respective markets.

     Selling, general and administrative expenses increased to $9.1 million for the year ended December 31, 1997 from $4.3 million for the year ended December 31, 1996. The increase is a result of the expenses related to management of the ongoing activities of SpectraSite, expenses related to the implementation of tower development and marketing activities, one-time non-cash charges of approximately $2.6 million as a result of the formation of SpectraSite, amortization of goodwill of approximately $0.3 million in connection with our acquisition of Telesite and expenses incurred in connection with the operations of Metrosite. We sold our interest in Metrosite during early 1998. We anticipate that in the future costs related to tower development activities will be capitalized as part of the cost of the towers.

     Operating loss was $4.5 million for the year ended December 31, 1997 compared to $2.2 million of operating income for the year ended December 31, 1996. The change is primarily a result of the decline in revenues and the increase in selling, general and administrative expenses attributable to the commencement of operations of SpectraSite.

     Other income, which consists primarily of equity in earnings of affiliates, was approximately $0.1 million for the year ended December 31, 1997 and for the year ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     For the nine months ended September 30, 1999, cash flows provided by operating activities were $19.7 million as compared to $0.3 million for the nine months ended September 30, 1998. The change is primarily attributable to the favorable cash flows generated from communication tower acquisitions in 1999.

     For the nine months ended September 30, 1999, cash flows used in investing activities were $682.1 million compared to $71.3 million for the nine months ended September 30, 1998. In the nine months ended September 30, 1999, SpectraSite invested $614.5 million in purchases of property and equipment and deposits on future acquisitions, primarily related to the acquisition of communication towers from Nextel. In addition, we used $78.7 million to acquire Westower in September 1999. These investments were partially offset by $15.4 million in maturities of short-term investments.

     In the nine months ended September 30, 1998, we invested $45.6 million in short-term investments. In the nine months ended September 30, 1999, cash flows provided by financing activities were $683.1 million as compared to $145.0 million in the nine months ended September 30, 1998. The increase in cash provided by financing activities was attributable to the proceeds from the sales of Series C preferred stock and the 2009 notes, as well as proceeds from borrowings under the credit facility.

     Net cash used in operating activities during the year ended December 31, 1998 was $2.3 million compared to $0.2 million provided by operating activities during the comparable period in 1997. The increase in cash used in operating activities was primarily attributable to an increase in accounts receivable resulting from the timing of billings related to site development services and the net loss incurred during the year. Net cash used for investing for the year ended December 31, 1998 was $45.0 million compared to $7.5 million for the year ended December 31, 1997. The cash used for investing activities during the year ended December 31, 1998 was primarily the result of the investment of unused proceeds from the sale of the 2008 notes in short-term investments, costs associated with tower construction, the acquisition of towers from Airadigm and the acquisition of GlobalComm. The cash used for investing activities during the year ended December 31, 1997 primarily related to the acquisition of Telesite. Net cash provided by financing activities for the year ended December 31, 1998 was $144.7 million compared to $9.6 million for the same period in 1997. The increase in cash provided by financing activities was attributable to the proceeds from the sales of Series B preferred stock and the 2008 notes.

     Holdings is a holding company whose only significant asset is the outstanding capital stock of its subsidiary, SpectraSite Communications. Our only source of cash to pay interest on and principal of our indebtedness is distributions from SpectraSite Communications. Prior to July 15, 2003, interest expense on the 2008 notes will consist solely of non-cash accretion of an original issue discount and the notes will not require annual cash interest payments. After such time, the 2008 notes will have accreted to approximately $225.2 million and will require semi-annual cash interest payments of $13.5 million. In addition, the notes mature on July 15, 2008. Similarly, the 2009 notes will not require cash interest payments prior to October 15, 2004 and mature on April 15, 2009. After October 15, 2004, the 2009 notes will have accreted to approximately $586.8 million and will require semi-annual cash interest payments of $33.0 million. Furthermore, the new credit facility provides for periodic principal and interest payments.

     We acquired 45 communications towers and certain related assets from Airadigm Communications, Inc. for an aggregate purchase price of $11.25 million in 1998 and 1999. Airadigm is the anchor tenant on 48 of our towers and has recently filed for protection under Chapter 11 of the U.S. Bankruptcy Code. We cannot predict the impact of this proceeding on our future results of operations or financial condition.

     On April 20, 1999, SpectraSite acquired 2,000 communications towers from Nextel in a merger transaction. All the sites were then leased back to Nextel under a master lease agreement. In addition, in connection with this transaction, Nextel and its controlled affiliates agreed to offer SpectraSite certain exclusive opportunities relating to the construction or purchase of an additional 1,700 sites. Some of these sites may in the future be leased to Nextel Partners Operating Corp. instead of Nextel. Nextel Partners is an entity in which Nextel has a minority equity interest. In connection with this acquisition, we paid $560.0 million in cash and issued 14.0 million shares of Series C preferred stock, valued at $70.0 million, to Nextel.

     The following table sets forth the sources and uses of funds for the Nextel tower acquisition in thousands of dollars:

SOURCES OF FUNDS:
Credit facility.....................................   $150,000
11 1/4% senior discount notes due 2009..............    340,004
Series C preferred stock issued to Nextel...........     70,000
Series C preferred stock sold to the Series C
  investors.........................................    231,434
                                                       --------
  Total sources.....................................   $791,438
                                                       ========
USES OF FUNDS:
Cash paid to Nextel.................................   $560,000
Series C preferred stock issued to Nextel...........     70,000
Cash available for general corporate purposes.......    127,688
Estimated fees and expenses.........................     33,750
                                                       --------
  Total uses........................................   $791,438
                                                       ========

     The merger agreement required that SpectraSite and Nextel and certain other persons enter into several ancillary agreements. For a summary of the material terms of the new stockholders' agreement, the new registration rights agreement and the ancillary agreements, see "Certain Transactions--Stockholders' Agreement," "--Agreements with Nextel," and "--Registration Rights Agreement" respectively.

     In connection with the Nextel tower acquisition, SpectraSite privately placed 46,286,795 shares of Holdings' Series C preferred stock for an aggregate purchase price of $231.4 million. On April 20, 1999, SpectraSite completed the private offering of $586.8 million aggregate principal amount at maturity of 11 1/4% senior discount notes due 2009. We used a portion of the net proceeds from these offerings to partially fund the Nextel tower acquisition and to pay related fees and expenses. We intend to use the remaining proceeds for general corporate purposes, including construction of new towers and selective acquisitions.

     Also on April 20, 1999, SpectraSite entered into a $500.0 million seven-year credit facility. We borrowed $150.0 million under this facility at the closing of the Nextel tower acquisition. We also issued 2.0 million shares of common stock to various parties as consideration for providing financing commitments related to the Nextel tower acquisition. We did not utilize these commitments for the Nextel acquisition primarily because of the success of the 2009 notes offering. We currently have $350.0 million available under our credit facility to fund new tower construction or acquisition activity. In addition, as of September 30, 1999, our cash and cash equivalents were $120.2 million.

     On September 2, 1999, we acquired Westower Corporation, a Washington corporation, in a stock-for-stock merger. In this transaction, Westower stockholders received 1.81 shares of Holdings' common stock, plus cash for any fractional Westower share, in exchange for each of their shares of Westower common stock. In connection with the merger, SpectraSite repaid approximately $70.0 million of Westower indebtedness with cash-on-hand. Westower Corporation now operates as a wholly-owned subsidiary of SpectraSite Communications, which in turn is a wholly-owned subsidiary of Holdings.

     On September 8, 1999, we acquired a 33% interest in Concourse Communications Group, LLC for an aggregate purchase price of $2.5 million. Concourse was established to build certain wireless communications infrastructures at facilities owned by the Port Authority of New York and New Jersey, including the Holland and Lincoln Tunnels, World Trade Center Concourse and New York's three major airports. As part of our investment, we agreed to provide approximately $14.4 million of working capital and construction financing to Concourse in the form of secured loans over the next three years. In addition, after three years, we have an option to purchase an additional 33% interest in Concourse, and after six years, we have an option to purchase the remaining interest in Concourse.

     On September 15, 1999, we completed the exchange offers for our 2008 notes and our 2009 notes. Under a registration rights agreement with the initial purchasers of the 2008 notes, Holdings agreed to complete an exchange offer for the privately placed 2008 notes prior to March 10, 1999. Since we did not complete this exchange offer prior to March 10, 1999, the interest rate on the 2008 notes increased by 0.50% per year. This additional interest accrued on the 2008 notes until we completed the exchange offer, and we will pay this interest in cash on January 15, 2000. Similarly, under a registration rights agreement with the initial purchasers of the 2009 notes, Holdings agreed to file a registration statement with the SEC for an exchange offer of registered notes for the privately placed 2009 notes before July 20, 1999. Since we did not file the 2009 notes exchange offer registration statement before July 20, 1999, the interest rate on the 2009 notes increased by 0.50% per year. This additional interest accrued on the 2009 notes until we filed the exchange offer registration statement on August 12, 1999, and we paid this interest in cash on October 15, 1999.

     In November 1999, we entered into an agreement to acquire 94 communications towers from DigiPH PCS, Inc. for $36.0 million in cash. The towers span the corridor connecting Jackson, Mississippi, Mobile, Alabama and Tallahassee, Florida. We acquired 61 towers for approximately $23.9 million on December 29, 1999, and we expect to acquire the remaining towers during the first quarter of 2000.

     On December 30, 1999, we acquired Stainless, Inc., formerly a wholly-owned subsidiary of Northwest Broadcasting, L.P., for $40.0 million in cash. Stainless provides engineering, fabrication and other services in connection with the
erection of towers used for television broadcast companies. Also in           ,
we acquired Doty Moore Tower Services, Inc., Doty Moore Equipment Company, Inc. and Doty Moore RF Services, Inc. for $2.25 million in cash and 500,000 shares of our common stock. Doty Moore is a leading source for broadcast tower construction and technical services.

     On           , 2000, we acquired Apex Site Management Holdings, Inc. in a merger transaction. Apex provides rooftop and in-building access to wireless carriers. We issued approximately 4.8 million shares of our common stock and approximately 215,000 options to purchase common stock at an exercise price of $3.58 per share to the stockholders of Apex at the closing of the merger. In addition, we may issue up to approximately 1.7 million additional shares of common stock to Apex's stockholders one year after this offering based on the average trading price for our common stock for the 30-day period immediately preceding the one-year anniversary of this offering. The issuance of common stock to Apex's stockholders was exempt from the registration requirements of the Securities Act.

     Our ability to fund capital expenditures, make scheduled payments of principal of, or pay interest on, our debt obligations, and our ability to refinance any such debt obligations, including the 2008 notes and the 2009 notes, will depend on our future performance, which, to a certain extent is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our business strategy contemplates substantial capital expenditures, including an expected approximate amount of $200 million during the first half of 2000, primarily to fund the construction and acquisition of additional communications towers. Management believes that cash flow from operations, available cash as of September 30, 1999 of approximately $120.2 million, and anticipated available borrowings under the credit facility will be sufficient to fund our capital expenditures for the foreseeable future. However, if acquisitions or other opportunities present themselves more rapidly than we currently anticipate or if our estimates prove inaccurate, we may seek additional sources of debt or equity capital prior to the end of 2000 or reduce the scope of tower construction activity. We cannot assure you that we will generate sufficient cash flow from operations or that future borrowings or equity or debt financings will be available on terms acceptable to us, in amounts sufficient to service our indebtedness and make anticipated capital expenditures.

     Some of our expenses, such as those for marketing, wages and benefits, generally increase with inflation. However, we do not believe that our financial results have been, or will be, adversely affected by inflation in a material way.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 requires that derivative instruments be recognized as either assets or liabilities in the consolidated balance sheet based on their fair values. Changes in the fair values of such derivative instruments will be recorded either in results of operations or in other comprehensive income, depending on the intended use of the derivative instrument. The initial application of SFAS 133 will be reported as the effect of a change in accounting principle. SFAS 133 is effective for all fiscal years beginning after June 15, 2000. We have not yet determined the effect that the adoption of SFAS 133 will have on our consolidated financial statements.

YEAR 2000 COMPLIANCE

     We have conducted a comprehensive review of our computer systems to identify which of our systems will have to be modified, upgraded or converted to recognize and process dates after December 31, 1999. We believe that most, if not all, of our computer software and systems are substantially year 2000 compliant, because most of our hardware and software has been purchased within the past two years. We presently believe that the year 2000 issue will not pose significant operational problems for our systems as so modified, upgraded or converted. In fact, even if all of our computer systems and other equipment vulnerable to the millennium date change failed, we could continue operations uninterrupted after such failures. However, one non-operational year 2000 risk for us is tower lighting systems. Year 2000-related problems could prevent our monitoring systems, which use computer-controlled devices, from detecting a failure to light systems on our tower structures, creating a situation where a failed light might not be automatically reported to air navigation. SpectraSite is responsible for maintaining tower lighting in compliance with FCC and FAA requirements. We intend to take the necessary steps to address this year 2000 problem; however, we may not be entirely successful. Like most other companies, SpectraSite is dependent upon a variety of external suppliers including vendors providing electrical power, telephony, water and other necessary commodities. SpectraSite also relies upon the interstate banking system and related electronic communications for functions such as transmitting financial data from field offices. We are not aware currently of any material non-compliance by these vendors that will materially affect our business operations; however, we do not control these systems and cannot assure you that they will be converted in a timely fashion. Any delays or omissions by us or our customers, suppliers or contractors to resolve the year 2000 issue could materially adversely affect our business, financial condition or results of operations. We do not anticipate material expenditures related to the year 2000 issue and incremental costs to date have been negligible, but we cannot assure you that amounts to be spent on addressing the year 2000 issue will not be material.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

     We use financial instruments, including fixed and variable rate debt, to finance our operations. The information below summarizes our market risks associated with debt obligations outstanding as of September 30, 1999. The following table presents principal cash flow and related weighted average interest rates by fiscal year of maturity. Variable interest rate obligations under the credit facility are not included in the table. We have no long-term variable interest obligations other than borrowings under the credit facility.

                                                     EXPECTED MATURITY DATE
                          ----------------------------------------------------------------------------
                            1999       2000       2001       2002       2003     THEREAFTER    TOTAL
                          --------   --------   --------   --------   --------   ----------   --------
                                                     (DOLLARS IN THOUSANDS)
Long-term obligations:
  Fixed rate............  $     --   $     --   $     --   $     --   $     --    $501,382    $501,382
     Average interest
       rate.............        --         --         --         --         --        11.5%       11.5%

                                    BUSINESS

OVERVIEW

     We are one of the leading providers of outsourced antennae site and network services for the wireless communications and broadcast industries in the United States and Canada. Our businesses include the ownership and leasing of antennae sites on towers, managing wireless rooftop and in-building telecommunications access on commercial real estate, network planning and deployment, and construction of towers and related wireless facilities. Our customers are leading wireless communications providers and broadcasters, including Nextel, Sprint PCS, AT&T Wireless, VoiceStream Communications, Tritel Communications, Teligent, WinStar, Cox Broadcasting, Clear Channel Communications and Paxson Communications. As of September 30, 1999 and after giving effect to our acquisition of Apex, we owned or managed over 14,000 sites, including 2,405 owned towers, in 92 of the top 100 markets in the United States.

     The wireless communications industry is growing rapidly and carriers are making large capital investments to expand their networks. We believe that the number of wireless communications sites, including towers, is likely to continue to increase together with the growth in demand for wireless services. This expected growth in communications sites is the result of several factors, including:

      -- the continuing build-out of higher frequency technologies, such as personal communications services, which have a reduced cell range and require a more concentrated network of towers than previous wireless technologies;

      --   the need to expand the capacity of existing networks;

      -- the issuance of new wireless network licenses requiring the construction of new wireless networks; and

      --   the emergence of new wireless technologies.

     As carriers deploy these networks, they are faced with a proliferation in both the number and type of competitors. Because of this increasingly competitive environment, carriers must also focus on satisfying customer demand for enhanced services, seamless and comprehensive coverage, better call quality, faster data transmission and lower prices.

     We believe that as carriers face the increased challenges of expanding their networks and improving their services, they must allocate their available capital and resources in the most efficient manner. In particular, carriers are increasingly outsourcing tower ownership, as well as network planning deployment and management to independent tower owners like SpectraSite. This outsourcing allows our customers to focus on their core competencies and to rely on us for planning and deploying their networks. Our services are designed to improve our customers' competitive positions through the efficient planning, deployment and management of their networks.

GROWTH STRATEGY

     Our objective is to be the leading independent provider of outsourced antennae site and network services to the telecommunications and broadcast industries. Our growth strategy involves the following key elements:

     MAXIMIZING THE UTILIZATION OF OUR TOWERS AND MANAGED SITES

     We intend to capitalize on the substantial opportunities for revenue and cash flow growth by maximizing the number of tenants we have on each of our towers and managed sites. We believe that our strategy of owning clustered groups of towers and managed sites in major metropolitan markets and providing our customers with a full range of products and services allows us to deliver reliable, scalable network solutions and will result in increased co-location on our towers and managed sites. Since most tower costs are fixed, leasing available space on an existing tower results in minimal additional expenses while generating a larger percentage increase in tower cash flow. In addition, tenant turnover is low because of the relatively high cost of antenna relocation. We generally construct towers to accommodate at least three broadband tenants and have a dedicated sales force which markets co-location opportunities to wireless communications providers. Our objective is to use our national tower presence to enable wireless service providers to more quickly establish wireless coverage in individual and multiple markets.

     EXPANDING OUR TOWER PORTFOLIO

     We seek to expand our tower portfolio by building new towers for anchor tenants and by making selective acquisitions of towers. We believe that Nextel's agreement to lease space on an additional 1,606 towers we own, acquire or construct for Nextel or other tenants will substantially increase the number of towers we own and operate. We also continue to pursue attractive network development opportunities with other wireless service providers. In addition, we evaluate other tower development opportunities from time to time which we believe have higher than average co-location opportunities. We intend to continue to make selective acquisitions in the highly fragmented tower owner and operator industry. Our strategy is to acquire towers that have some, or all, of the following criteria:

      --   underutilized with additional co-location potential;

      -- favorably located, either individually or in clusters, in large urban areas and along major transportation corridors; and

      --   complementary to our existing coverage areas.

     We believe there are tower acquisition opportunities currently available from both wireless service providers and smaller independent tower operators. Furthermore, we believe that the number of tower opportunities available in the future is likely to grow as large wireless communications service providers and smaller independent tower companies continue to divest their tower holdings. We regularly evaluate acquisition opportunities, engage in negotiations and submit bids with respect to acquisitions of individual towers, groups of towers and entities that own or manage towers and related businesses. In addition to our transaction with Nextel, we continue to seek partnerships and other strategic arrangements with other major wireless communications carriers in order to assume ownership of their towers. We have no current agreements or commitments with respect to any material acquisition.

     EXPANDING THE SUITE OF SERVICES WE OFFER AND PURSUING CROSS-SELLING OPPORTUNITIES.

     We believe our ability to provide a package of integrated services, which have traditionally been offered by multiple subcontractors coordinated by a carrier's deployment staff, will make us a preferred provider of all outsourced antennae site and network services. For example, we believe that our leadership in rooftop and in-building access will give us an advantage across all of our product offerings as fixed wireless carriers expand their networks and as wireless telephone and data companies increasingly focus on network deployment and in-building service. In addition, our leadership in broadcast tower design, fabrication and construction will give us a competitive advantage as broadcasters increasingly outsource tower and facilities ownership and management.

PRODUCTS AND SERVICES

     WIRELESS TOWER OWNERSHIP AND LEASING

     We are one of the largest independent owners and operators of wireless communications towers in the United States and Canada. We provide antennae site leasing services, which primarily involve the leasing of antennae space on our communications towers to wireless carriers. Each of our towers has an anchor tenant, and we seek to add several co-location tenants over time. In leasing antennae space, we generally receive monthly lease payments from customers. Our customer leases typically have original terms of five years, with four or five renewal periods of five years each, and usually provide for periodic price increases. Monthly lease pricing varies with the number and type of antennae installed on a communications site.

     The following chart shows the locations of our owned towers as of September 30, 1999:

                          NUMBER
STATE                    OF TOWERS
-----                    ---------
California...........        391
Michigan.............        159
Florida..............        157
Ohio.................        155
Illinois.............        149
Georgia..............        148
Texas................        144
North Carolina.......        122
Louisiana............        100
Washington...........         76
Wisconsin............         71
Tennessee............         60

                          NUMBER
STATE                    OF TOWERS
-----                    ---------
South Carolina.......         52
Indiana..............         48
Missouri.............         47
Alabama..............         44
Massachusetts........         40
Oklahoma.............         39
Arizona..............         36
Colorado.............         33
Maryland.............         33
Oregon...............         31
Nevada...............         31
Pennsylvania.........         29

                          NUMBER
STATE                    OF TOWERS
-----                    ---------
New Mexico...........         25
Minnesota............         24
Utah.................         23
Virginia.............         18
New Jersey...........         15
New York.............         14
Alberta..............         13
Kansas...............         13
Mississippi..........         12
Other................         53
                           -----
Total................      2,405
                           =====

     In addition to towers we build for Nextel under the master site commitment agreement and towers we selectively build and acquire, we also expect to expand our tower portfolio through build-to-suit programs. Under build-to-suit programs, we utilize our network development capabilities to construct tower networks after having signed an antenna site lease agreement with an anchor tenant and having made the determination that the initial or planned capital investment for that tower network would not exceed a targeted multiple of tower cash flow after a certain period of time.

     In addition to leasing antenna space, we also provide maintenance and management services at our communication sites. In providing these services to our customers we use a combination of in-house personnel and independent contractors. In-house personnel are responsible for oversight and supervision of all aspects of site maintenance and management and are particularly responsible for monitoring, security, access and lighting, radio frequency emission and interference issues, signage, structural engineering and tower capacity, tenant relations and supervision of independent contractors. We hire local independent contractors to perform routine maintenance functions, such as landscaping, pest control, snow removal and site access.

     WIRELESS ROOFTOP AND IN-BUILDING ACCESS

     We are one of the largest independent providers of rooftop and in-building access services in the United States. We are the exclusive site manager for approximately 12,000 diverse real estate properties, with significant access clusters in New York, Philadelphia, Baltimore/Washington, D.C., Atlanta, New England, Florida, Western Pennsylvania/Ohio/Indiana, Chicago, Seattle, Southern California, Texas and St. Louis. A principal attraction of this portion of our business is the opportunity to develop new sources of revenue and value for building owners by managing:

      --   rooftops for transmitting and receiving installations; and

      -- rooftops, risers and internal telecommunications equipment space for competitive voice, data and Internet services offered to in-building tenants.

     Wireless communications carriers utilize our managed sites as transmitting locations, often where there are no existing towers for co-location or where new towers are difficult to build. Our transmitting tenants encompass a broad array of wireless communications providers, including personal communications service, cellular, enhanced specialized mobile radio, specialized mobile radio, wireless data, two-way radio, microwave, wireless cable and paging companies. As one of the largest rooftop and in-building access managers to the facilities-based (wired and wireless) competitive local exchange carrier and Internet service provider market, we have executed agreements allowing these carriers access to over 3,000 properties, including agreements with national providers such as Adelphia Business Solutions, AT&T Local Services, Eureka Broadband,

NEXTLINK, Site Line, Teligent and WinStar, as well as numerous regional carriers. These access agreements are, to date, predominantly for office/industrial properties.

     Our managed portfolio contains over 3,300 such properties encompassing over 375 million square feet. We are engaged by ten of the top nineteen office real estate industrial trusts, based on market capitalization, in the United States, according to National Association of Real Estate Investment Trusts. In most cases, multiple carriers will access a single property. Our management contracts are generally for a period of three to five years, and contain renewal periods unless terminated by either party before renewal or upon an uncured default. Under these contracts, we are engaged as the exclusive site manager for rooftop management. In most cases, we are also engaged as the exclusive manager for riser and telecommunications access management. As the site manager, we are responsible for marketing the properties as part of our portfolio of potential telecommunications sites, reviewing existing license agreements, negotiating new license agreements, managing and enforcing those agreements, supervising installation of equipment by carriers to ensure, among other things, non-interference with other users, as well as site billing, collections and contract administration. For these services, we receive a percentage of occupancy fees, which is higher for the new carriers we add than for existing carriers. Upon any termination of a contract, unless due to our default, we are entitled to continue to receive our percentage with respect to carriers added during the term of our management agreement for so long as they remain tenants.

     NETWORK DESIGN AND DEPLOYMENT SERVICES

     We are a leading provider of design and deployment services for wireless networks. These services include architectural and engineering design, tower construction, line and antenna installation and site acquisition services. We offer these services individually and as an integrated package. We believe that we have a competitive advantage in our ability to provide comprehensive network development services by eliminating our customers' need to seek services from different providers.

     In providing these network design and deployment services, we have developed the capability to effectively manage multiple site acquisition and tower development projects in various locations at the same time. Where appropriate, we supplement our in-house expertise with a pre-qualified pool of local contractors and advisors. In addition, we have developed detailed and standardized site acquisition and construction specifications and procedures that allow us to rapidly construct tower networks. Wireless carriers require aggressive network build-out schedules, and uniform procedures and specifications allow for reduced employee training time, improved vendor performance and quicker identification of potential tower sites.

     Architectural and Engineering Design. Our architecture and engineering team manages a complex array of electrical, structural and architectural elements while interfacing with our clients and construction crews to ensure that site-specific objectives are reflected in construction documents. Our structural engineering and design abilities enable us to construct towers that have maximum antenna site capacity based on the physical features of the land on which the tower is constructed and the demand in the market in which the tower is located. We seek to design aesthetically acceptable sites and construct towers with minimal environmental impact. Our custom structure design abilities combined with our engineering skills also allow us to build towers in geographically difficult locations at competitive prices. We believe that this specialty service will enable us to compete effectively in regions in which other companies are not able to participate on a cost-efficient basis.

     Tower Construction. Our engineering, general contracting, electrical, structural steel and other specialty licenses allow us to perform services required to design, develop and construct communications towers. Our ability to perform civil and electrical engineering as well as tower construction enables us to expedite and simplify this phase of development by minimizing the need to subcontract.

     During tower construction, a project team of five to seven people is dispatched to the site. A temporary field office is established at the site. The project team is typically composed of our permanent employees, but may be supplemented with local hires.

     We use our information technology abilities to create construction models, development budgets, critical path schedules and status reports covering schedules and costs throughout the course of a project. Our civil engineering capability allows us to prepare the construction site by leveling the land, removing vegetation and installing access roads as needed. Based on the results of soil tests that we conduct at each site, we design and build the tower foundation. After the foundation is in place, we erect the tower. We utilize our structural engineering capability by constructing a tower designed for maximum antenna capacity.

     Line and Antenna Installation. After erecting the tower and placing the equipment shelter, we install the antennae and feed lines, including the sweep, test and orientation. Depending on the project, electricity is installed either during the erection process to conform with the FAA lighting requirements or after the tower has been constructed. Our technical crews are regularly trained in cellular, microwave, fiber optic and direct current power plant system installation and testing methods. We are also a leader in designing and implementing in-building wireless systems, as well as a broad range of cellular and personal communications services repeater systems. Our test equipment and dedicated radio frequency testing teams allow us to monitor and maintain system integrity and quality control.

     We also offer the ability to construct the switch facility that controls an antenna's communications with other communications sites. Although switch construction is not performed at every project site, it is an additional specialty service we provide.

     After constructing the tower, placing the equipment shelter and completing the antenna work, we install grounding lines and protective fencing around the site. We then perform final grounding and landscaping as necessary to complete the project.

     Site Acquisition Services. We offer a full range of site acquisition services, including network pre-design, communication site selection, communication site acquisition and local zoning and permitting. We offer these services through local contractors who have knowledge and expertise in the specific geographic area.

     BROADCAST TOWER DEVELOPMENT AND LEASING

     We are a leading provider of broadcast tower analysis, design, fabrication, installation, and technical services. We have over 50 years of experience in the broadcast tower industry and have worked on the development of more than 700 broadcast towers, which we believe represents approximately 50% of the existing broadcast tower infrastructure in the United States. Our broadcast tower group extends our core business of outsourced wireless antenna sites to broadcast towers. We intend to capitalize on our broadcast tower development expertise to create tower ownership and leasing opportunities.

     In 1996, the FCC mandated the conversion of analog television signals to digital. The mandate specifies that by May 1, 2003, each television station in the United States must complete construction of new digital broadcasting facilities and, beginning April 21, 2003, must be simulcasting at least 50% of its programming on both its analog and digital facilities. This conversion creates significant potential demand for co-location on broadcast towers.

     Broadcast towers require a high level of technical design and erection expertise, as they reach heights of up to 2,000 feet. Broadcast towers support extremely powerful television and FM radio signals over entire metropolitan areas. The existing domestic broadcast tower infrastructure was generally developed to accommodate individual broadcast signals. This broadcast tower infrastructure was built primarily in the 1940's and 1950's. Today, it is considered to be at capacity and somewhat antiquated. The FCC mandate creates significant infrastructure deployment requirements and burdens for the broadcast community in the United States. In addition, the engineering and construction expertise for broadcast towers is limited to a relatively small number of fabrication and construction companies that specialize in broadcast towers.

     Recognizing this opportunity to capitalize on the broadcast infrastructure tower development and leasing requirement, we have developed a strategic plan that is designed to position us as the leading tower resource in the broadcast sector. We have identified the critical core competencies necessary to fulfill broadcast industry requirements. Through our acquisition of Stainless and Doty Moore, we can now offer broadcast tower engineering, fabrication and erection services. In addition, we have original tower design specifications and considerable tower modification historical information on approximately 50% of the existing broadcast tower infrastructure. We believe that this intellectual property positions us as one of broadcasters' first points of contact for any broadcast tower project.

CUSTOMERS

     Our primary customer currently is Nextel. On a pro forma basis after giving effect to the Nextel acquisition, the Westower merger and certain other transactions described under "Unaudited Pro Forma Financial Data," Nextel represented approximately 28% and 34% of our revenues for the nine months ended September 30, 1999 and the year ended December 31, 1998, respectively.

     Nextel provides a wide array of digital and analog wireless communications services throughout the United States. Nextel offers a differentiated, integrated package of digital wireless communications services under the Nextel brand name, primarily to business users. Nextel's Digital Mobile Network is one of the largest integrated wireless communications systems in the United States utilizing a single transmission technology. Nextel has significant specialized mobile radio spectrum holdings in and around every major business population center in the country, including all of the top 50 metropolitan statistical areas in the United States. Nextel files periodic reports and other information with the SEC. For more information about Nextel, you should read Nextel's SEC filings. However, we are not incorporating any of Nextel's SEC filings by reference into this document.

     In addition, our customers also include several of the largest wireless service providers in the United States, including AT&T Wireless and Sprint PCS. We also have provided services to enhanced specialized mobile radio, specialized mobile radio and cellular wireless providers. For the year ended December 31, 1997, Powertel, Sprint PCS, GTE Mobility, Intercel and Horizon accounted for 38.9%, 18.8%, 14.7%, 13.0% and 11.2%, respectively, of our revenues. For the year ended December 31, 1998 before giving effect to the Nextel acquisition, related financings and the Westower merger, Powertel and Tritel accounted for 46.6% and 24.3%, respectively, of our revenues. During this period, no other customer accounted for more than 10% of SpectraSite's revenues. The preceding disclosures are historical and do not reflect our acquisition of the Nextel towers, Westower or the other acquisitions we have completed in 1999 or expect to complete in January 2000.

SALES AND MARKETING

     We believe that our ability to satisfy a wide range of our customer's network deployment requirements will make us a preferred provider of all outsourced antennae site and network services. Our sales and marketing goals are to:

      -- use existing relationships and develop new relationships with wireless service providers to lease antenna space on our owned and managed communication sites; and

      -- form affiliations with select communications system vendors who utilize end-to-end services, including those provided by SpectraSite, which will enable us to market our services and products through additional channels of distribution.

     Historically, we have capitalized on the strength of our experience, performance and relationships with wireless service providers to obtain build-to-suit mandates, and we intend to continue to emphasize our capability in these areas in selling our broad range of services.

     Maintaining and cultivating relationships with wireless service providers is a main focus of senior management. In addition, we have a dedicated group of representatives focused on sales efforts and establishing relationships with wireless service providers. The representatives are assigned specific accounts based on historical experience with a provider and the quality of the relationship between the SpectraSite representative and such provider. Most wireless service providers have national corporate headquarters with regional offices. We believe that most decisions for site acquisition and site leasing services are made by providers at the regional level with input from their corporate headquarters. Our sales representatives work with provider representatives at the local level and, when appropriate, at the national level. Our sales staff compensation is heavily weighted to incentive-based goals and measurements. In addition to our dedicated marketing and sales staff, we rely upon our executive and operations personnel at the national and field office levels to identify sales opportunities within existing customer accounts, as well as acquisition opportunities.

COMPETITION

     Our principal competitors include American Tower Corporation, Crown Castle International Corp., Pinnacle Holdings Inc. and SBA Communications Corporation.

     Towers are not the only kind of platform for radio transmitters. The FCC has authorized numerous entities and is considering applications from many others to provide fixed and mobile satellite services using various frequency bands in a manner that may compete with terrestrial service providers. Iridium LLC, for example, has commenced space-borne provision of mobile satellite service, although it is currently subject to bankruptcy proceedings. Teledesic plans to provide high-speed fixed satellite data services through low-earth-orbit satellites. In 1997, the FCC allocated one gigahertz of spectrum in the 47 GHz band for any use consistent with the spectrum allocation table. The FCC has decided to auction this spectrum in 200 MHz blocks for the provision of communications services. It is unclear whether these new technologies will be commercially feasible, and to what extent they will offer significant competitive alternatives to terrestrial structures.

EMPLOYEES

     As of September 30, 1999, SpectraSite had 1,208 employees, none of whom are represented by a collective bargaining agreement. We consider our employee relations to be good. Due to the nature of the site construction business, we may experience increases and decreases in employees as site construction contracts are entered into or completed.

PROPERTIES

     SpectraSite is headquartered in Cary, North Carolina, where it currently leases 62,136 square feet of space. We have established full-service regional offices in the New York, Atlanta, Chicago and San Francisco areas. We open and close project offices from time to time in connection with our network design and development services, which offices are generally leased for periods not exceeding 18 months.

     We own a broadcast tower manufacturing facility located in Pine Forge, Pennsylvania. We also own five acres of land in Surrey, British Columbia, Canada, on which a 10,000 square foot fabrication, assembly and storage facility and a 5,000 square foot office building are located; four acres of land near Montreal, Quebec, Canada, on which a 7,000 square foot facility is located; and a one acre lot in Houston, Texas, on which approximately 2,500 square feet of office space and 5,000 square feet of warehouse space are located. We also lease office space in the following locations:

      --   Phoenix and Tucson, Arizona;

      --   Little Rock, Arkansas;

      --   Burbank, Los Angeles, Newport Beach, Sacramento and San Jose,
           California;

      --   Ft. Lauderdale, Palm Beach Gardens, Tampa and Orlando, Florida;

      --   Ridgeland, Mississippi;

      --   Las Vegas, Nevada;

      --   Charlotte and Greensboro, North Carolina;

      --   Columbus, Ohio;

      --   Portland and Roseburg, Oregon;

      -- Conshohocken, Forty Fort, North Wales and Upper Gwynedd Township, Pennsylvania;

      --   Austin, Dallas and Houston, Texas;

      --   Redmond and Seattle, Washington; and

      --   Alberta, Nova Scotia and Ontario, Canada.

     Our interests in communications sites are comprised of a variety of fee interests, leasehold interests created by long-term lease agreements, private easements, easements and licenses or rights-of-way granted by government entities. In rural areas, a communications site typically consists of a three-to-five acre tract which supports towers, equipment shelters and guy wires to stabilize the structure. Less than 2,500 square feet are required for a self-supporting tower structure of the kind typically used in metropolitan areas. Land leases generally have an initial term of five years, with five additional five-year renewal periods. You should read "--Products and Services--Wireless Tower Ownership and Leasing" for a list of the locations of our owned towers.

LEGAL PROCEEDINGS

     From time to time, SpectraSite is involved in various legal proceedings relating to claims arising in the ordinary course of business. We are not currently a party to any such legal proceeding, the adverse outcome of which, individually or in the aggregate, is expected to have a material adverse effect on our business, financial condition or results of operations.

INTERNATIONAL

     Our primary focus is on operations in the United States and Canada. However, we evaluate possible international opportunities and may, in the future, pursue opportunities we consider attractive.

REGULATORY AND ENVIRONMENTAL MATTERS

     FEDERAL REGULATIONS

     Both the FCC and the FAA regulate towers used for wireless communications transmitters and receivers. Such regulations control the siting, marking and lighting of towers and may, depending on the characteristics of particular towers, require registration of tower facilities. Wireless communications antennae operating on towers are separately regulated and independently licensed by the FCC based upon the particular frequency being used and the service being provided. In addition to these regulations, SpectraSite must comply with certain environmental laws and regulations. See "Risk Factors--We are subject to environmental laws that impose liability without regard to fault" and "--Perceived health risks of radio frequency emissions could impact our business."

     Under the requirements of the Communications Act of 1934, as amended, the FCC, in conjunction with the FAA, has developed standards to consider proposals for new or modified antennae. These standards mandate that the FCC and the FAA consider the height of the proposed antenna structure, the relationship of the structure to existing natural or man-made obstructions and the proximity of the structure to runways and airports. Proposals to construct or modify existing structures above certain heights or within certain proximity to airports are reviewed by the FAA to ensure they will not present a hazard to aviation. The FAA may condition its issuance of no-hazard determinations upon compliance with specified lighting and marking requirements. The FCC will not license the operation of wireless telecommunications antennae on towers unless the tower has been registered with the FCC or a determination has been made that such registration is not necessary. The FCC will not register a tower unless it has received all necessary clearances from the FAA. The FCC also enforces special lighting and painting requirements. Owners of towers on which wireless communications antennae are located have an obligation to maintain painting and lighting to conform to FCC standards. Tower owners may also bear the responsibility of notifying the FAA of any tower lighting failures. SpectraSite generally indemnifies its customers against any failure to comply with applicable regulatory standards. Failure to comply with the applicable requirements may lead to civil penalties and tort liability.

     In 1995, the FCC adopted regulations making the owners of towers, rather than communications licensees, primarily responsible for compliance with antenna structure painting and lighting requirements. These rule changes are based on statutory amendments adopted by Congress in 1992 extending regulatory jurisdiction to tower owners. Communications licensees are now secondarily responsible for tower maintenance if the tower owners are unwilling or unable to perform those duties. Currently, these requirements apply to antenna structures that are more than 200 feet in height, or that may interfere with the approach or departure space of a nearby airport runway.

     The regulatory requirements adopted in 1995 required tower owners, like SpectraSite, to register existing structures by state, in accordance with filing windows, over a two-year period between July 1, 1996 and June 30, 1998. Historically, tower locations were determined using area maps. The FCC has recognized that, with the proliferation of inexpensive, satellite-based locating devices, such as Global Positioning System receivers, structures can now be easily located with a higher degree of accuracy. Accordingly, the FCC has told owners who determined that tower registration information conflicted with previously issued licenses for antennae on their towers to register their structures using the new data and to seek new FAA determinations of no hazard as necessary under the FAA's rules. The FCC also has instructed licensees or permittees who discovered that the coordinates on their authorizations differed from those determined by more accurate means to submit corrective construction permit applications. In February 1999, the FCC's Wireless Telecommunications Bureau announced a new policy under which defective applications for wireless authorizations and antenna structure registrations will be summarily dismissed, without giving the applicants an opportunity to amend but requiring them to correct and retender their applications. As part of the new policy, the Bureau said that effective May 1, 1999, it will return and not process tower registration applications including data that do not agree with information listed on previously issued FAA determinations. The FCC also announced that applications for FCC communications authorizations would be dismissed if a tower registration number is not listed on the FCC application. Although the FCC initially said the rule affecting communications applications would apply beginning May 1, 1999, for applicants proposing antennae on existing structures, and July 1, 1999, for applicants proposing to utilize new towers, the FCC in late April 1999 extended these deadlines. For services, such as cellular, paging, and personal communications services, which have already had their records converted to the FCC's new Uniform Licensing System database, the new tougher dismissal rule applied effective July 1, 1999. For other communications services that have not yet been converted to the Uniform Licensing System, the FCC said the new processing rules would go into effect six months after each service's incorporation into the Uniform Licensing System. This new policy means that for towers to be of use to FCC applicants, it will be necessary for tower owners to notify the FAA and obtain FCC tower registrations well in advance of the date tenants will be filing FCC applications.

     In December 1998, the FCC announced that a recent audit of existing antenna structures revealed that over one quarter of the audited structures had not been registered as required by the FCC's rules. In light of this finding and several reported near misses of towers by aircraft, the FCC in January 1999 announced a no-tolerance policy, requiring all owners of existing unregistered structures to register them immediately or face monetary forfeitures or civil fines. SpectraSite has been working to review the registration of the towers it has acquired and to confirm the accuracy of the information submitted to the FAA and the FCC by the prior owners.

     The Telecommunications Act of 1996 amended the Communications Act of 1934 by limiting state and local zoning authorities' jurisdiction over the construction, modification and placement of wireless communications towers. The new law preserves local zoning authority but prohibits any action that would discriminate between different providers of wireless services or ban altogether the construction, modification or placement of communications towers. The 1996 Telecom Act also requires the federal government to help licensees for wireless communications services gain access to preferred sites for their facilities. This may require that federal agencies and departments work directly with licensees to make federal property available for tower facilities.

     STATE AND LOCAL REGULATIONS

     Most states regulate certain aspects of real estate acquisition and leasing activities. Where required, SpectraSite conducts the site acquisition portions of its site acquisition services business through licensed real estate brokers or agents, who may be employees of SpectraSite or hired as independent contractors. Local regulations include city and other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local zoning authorities generally have been hostile to construction of new transmission towers in their communities because of the height and visibility of the towers. Companies owning or seeking to build towers have encountered an array of obstacles arising from state and local regulation of tower site construction, including environmental assessments, fall radius assessments, marketing/lighting requirements, and concerns with interference to other electronic devices. The delays resulting from the administration of such restrictions can last for several months, and when appeals are involved, can take several years.

     ENVIRONMENTAL REGULATIONS

     Owners and operators of communications towers are subject to, and, therefore, must comply with environmental laws. The FCC's decision to register a proposed tower may be subject to environmental review under the National Environmental Policy Act of 1969, which requires federal agencies to evaluate the environmental impacts of their decisions under certain circumstances. The FCC has issued regulations implementing the National Environmental Policy Act. These regulations place responsibility on each applicant to investigate any potential environmental effects of operations and to disclose any significant effects on the environment in an environmental assessment prior to constructing a tower. In the event the FCC determines the proposed tower would have a significant environmental impact based on the standards the FCC has developed, the FCC would be required to prepare an environmental impact statement. This process could significantly delay the registration of a particular tower. In addition, we are subject to environmental laws which may require investigation and clean-up of any contamination at facilities we own or operate or at third-party waste disposal sites. These laws could impose liability even if we did not know of, or were not responsible for, the contamination. Although we believe that we currently have no material liability under applicable environmental laws, the costs of complying with existing or future environmental laws, investigating and remediating any contaminated real property and resolving any related liability could have a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers, directors and key employees of SpectraSite are as follows:

NAME                                    AGE                          POSITION
----                                    ---   ------------------------------------------------------
Stephen H. Clark.....................   55    President and Chief Executive Officer and a Director
Timothy G. Biltz.....................   41    Chief Operating Officer
David P. Tomick......................   47    Executive Vice President, Chief Financial Officer and
                                              Secretary
Richard J. Byrne.....................   42    Executive Vice President--Business Development
Calvin J. Payne......................   47    Executive Vice President--Design and Construction and
                                              a Director
Terry L. Armant......................   51    Senior Vice President--Operations
John H. Lynch........................   42    Vice President, General Counsel
Daniel I. Hunt.......................   35    Vice President--Finance and Administration
Steven C. Lilly......................   30    Vice President and Treasurer
Lawrence B. Sorrel...................   40    Chairman of the Board
Timothy M. Donahue...................   50    Director
Andrew R. Heyer......................   42    Director
James R. Matthews....................   32    Director
Thomas E. McInerney..................   58    Director
Michael J. Price.....................   42    Director
Rudolph E. Rupert....................   34    Director
Steven M. Shindler...................   36    Director
Michael R. Stone.....................   37    Director

     Stephen H. Clark is President and Chief Executive Officer of SpectraSite and a director of Holdings. He has been a director of SpectraSite since its formation in May 1997. Mr. Clark has 22 years of general management experience in high growth, start-up companies in the communications, technology and manufacturing sectors. In 1994, he co-founded PCX Corporation, a manufacturer of electrical distribution systems. Prior to starting PCX, Mr. Clark co-founded and served as Chairman and President of Margaux, a supplier of building automation systems. Prior to starting Margaux, he worked at several technology based, start-up companies. Mr. Clark has a BA in physics and an MBA from the University of Colorado.

     Timothy G. Biltz is Chief Operating Officer. Prior to joining SpectraSite in August 1999, Mr. Biltz spent 10 years at Vanguard Cellular Systems, Inc., most recently as Executive Vice President and Chief Operating Officer. He joined Vanguard in 1989 as Vice President of Marketing and Operations and was Executive Vice President and President of U.S. Wireless Operations from November 1996 until May 1998 when he became Chief Operating Officer. Mr. Biltz was instrumental in Vanguard's development from an initial start-up to an enterprise with over 800,000 subscribers.

     David P. Tomick is Executive Vice President, Chief Financial Officer and Secretary. Mr. Tomick has extensive experience raising capital in both private and public markets for high growth companies in the telecommunications industry. From 1994 to 1997, Mr. Tomick was Chief Financial Officer of Masada Security, Inc., a company engaged in the security monitoring business. From 1988 to 1994, he was Vice President--Finance of Falcon Cable TV, a multiple system operator of cable television systems, where he was responsible for debt management, mergers and acquisitions, equity origination and investor relations. Prior to 1988, he managed a team of corporate finance professionals focusing on the communications industry for The First National Bank of Chicago. Mr. Tomick holds a Master of Management degree from the Kellogg Graduate School of Management at Northwestern University.

     Richard J. Byrne is Executive Vice President--Business Development. Prior to joining SpectraSite in April 1999, Mr. Byrne served as the Director of Business Development for Nextel. He had primary responsibility for the tower sale/lease-back and build-to-suit commitment. In addition, Mr. Byrne was responsible for all carrier-to-carrier co-location agreements. Before joining Nextel in 1997, Mr. Byrne held positions of increasing responsibility in the System Development Group of AT&T Wireless Services. Prior to entering the wireless communications industry, Mr. Byrne spent 15 years in the real-estate industry. His work centered on property management, ownership and brokerage of investment properties.

     Calvin J. Payne is Executive Vice President--Design and Construction of SpectraSite and a director of Holdings. Mr. Payne was Co-founder, Chairman of the Board and Chief Executive Officer of Westower and had been a director of Westower or its predecessor since 1990. Prior to founding Westower, Mr. Payne acquired experience in all aspects of the construction of steel communications towers. Mr. Payne, an award-winning tower designer, has engineered over 600 towers. Mr. Payne is a graduate of the University of British Columbia and the University of Western Australia.

     Terry L. Armant is Senior Vice President--Operations. Prior to joining SpectraSite in August 1998, Mr. Armant was Director -- System Implementation at AT&T Wireless Services. In this position, he was responsible for site acquisition, construction, equipment installation and site management for the Northeast region. Mr. Armant oversaw eight departments and a staff of over 115.

     John H. Lynch is Vice President, General Counsel. Prior to joining SpectraSite in August 1999, Mr. Lynch served as General Counsel for Qualex Inc., the wholly-owned photofinishing subsidiary of Eastman Kodak Company. Before joining Qualex in 1989, Mr. Lynch practiced corporate and real estate law in the Atlanta, Georgia offices of Wildman, Harrold, Allen, Dixon and Branch. Mr. Lynch holds a B.A. in Economics and English from Ohio Wesleyan University, an M.B.A. from Ohio State University, and a J.D. from Ohio State University.

     Daniel I. Hunt is Vice President--Finance and Administration. Prior to joining SpectraSite in April 1999, Mr. Hunt served as Director of Accounting and Financial Reporting at Wavetek Wandel & Goltermann, Inc., a developer and manufacturer of communications test equipment based in North Carolina and Eningen, Germany. Previously, Mr. Hunt was Controller for Wandel & Goltermann Technologies, Inc. Before joining Wandel & Goltermann, Mr. Hunt worked in the audit and business consulting practice of Arthur Anderson. Mr. Hunt is a certified public accountant and a graduate of Wake Forest University.

     Steven C. Lilly is Vice President and Treasurer. Prior to joining SpectraSite in July 1999, Mr. Lilly served as a Vice President in First Union Corporation's loan syndications group where he was primarily responsible for structuring and negotiating transactions for emerging telecommunications companies, including wireless service providers, competitive local exchange carriers and tower companies.

     Lawrence B. Sorrel has been Chairman of the Board of Holdings since April 1999. Mr. Sorrel joined Welsh, Carson, Anderson & Stowe in 1998 and is a managing member or general partner of the respective sole general partners of WCAS VIII and other associated investment partnerships. Prior to joining Welsh, Carson, Mr. Sorrel spent 12 years at Morgan Stanley, where he was a Managing Director and senior executive in Morgan Stanley's private equity group, Morgan Stanley Capital Partners. Mr. Sorrel is a director of Select Medical Corp., Emmis Communications, Westminster Healthcare Ltd. and Valor Telecommunications, LLC.

     Timothy M. Donahue has been a director of Holdings since April 1999. Mr. Donahue has served as Chief Executive Officer of Nextel since July 15, 1999, and as a director of Nextel since May 1996. Prior to being named Chief Executive Officer, Mr. Donahue served as President, and on February 29, 1996, he was elected to the additional position of Chief Operating Officer of Nextel. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services, Inc., including Regional President for the Northeast. Mr. Donahue serves as a director of Nextel International.

     Andrew R. Heyer has been a director of Holdings since April 1999. Mr. Heyer is a Managing Director at CIBC World Markets Corp., where he serves as co-head of The High Yield Group. Prior to joining CIBC World Markets, Mr. Heyer was founder and Managing Director of the Argosy Group L.P., which was acquired by CIBC World Markets in 1995. Mr. Heyer is also Chairman of the Board of Directors of the Hain

Food Group, and is a director of Niagara Corporation, Hayes Lemmerz International, Inc., Lancer Industries, Fairfield Manufacturing Company and Millenium Digital Media Holdings, Inc.

     James R. Matthews has been a director of Holdings since August 1998. Mr. Matthews has been employed by J.H. Whitney & Co. since 1994 and serves as a general partner. Previously, he was with Gleacher & Co. Inc. and Salomon Brothers Inc. Mr. Matthews is a director of ClearSource, Inc., Knology, Inc. and NewPath Holdings, Inc.

     Thomas E. McInerney has been a director of Holdings since April 1999. Mr. McInerney joined Welsh, Carson, Anderson & Stowe in 1986 and is a managing member or general partner of the respective sole general partners of WCAS VIII and other associated investment partnerships. Formerly, he co-founded and served as President and Chief Executive Officer of Dama Telecommunications Corp., a telecommunications services company. Earlier, he was Group Vice President--Financial Services at ADP and Senior Vice President--Operations at the American Stock Exchange. Mr. McInerney is a director of, among others, Centennial Cellular Corp., Control Data Systems, Bridge Information Systems, The BISYS Group, The Cerplex Group, Attachmate Corp., Global Knowledge Network and Valor Telecommunications, LLC.

     Michael J. Price has been a director of Holdings since April 1999. Mr. Price is Co-Chief Executive Officer of FirstMark Communications International LLC, a broadband wireless telecommunications company. Prior to that, he worked at Lazard Freres & Co. LLC, starting in 1987, serving first as a Vice President and then as a Managing Director, where he led their global technology and telecommunications practice.

     Rudolph E. Rupert has been a director of Holdings since April 1999. Mr. Rupert joined Welsh, Carson, Anderson & Stowe in 1997 and is a managing member or general partner of the respective sole general partners of Welsh, Carson, Anderson, & Stowe VIII and other associated investment partnerships. Previously he was at General Atlantic Partners and Lazard Freres. Mr. Rupert is a director of Centennial Cellular and Control Data Systems, Inc.

     Steven M. Shindler has been a director of Holdings since April 1999. Mr. Shindler joined Nextel in May 1996 and serves as Senior Vice President and Chief Financial Officer. Between 1987 and 1996, Mr. Shindler was an officer with Toronto Dominion Bank, where most recently he was a Managing Director in its Communications Finance Group. Mr. Shindler serves as a director of Nextel International.

     Michael R. Stone has been a director of Holdings since its formation in May 1997. Mr. Stone has been employed by J.H. Whitney & Co. since 1989 and serves as a general partner. Previously, he was with Bain & Company. Mr. Stone is a director of TBM Holdings, Inc., Scirex Corporation, MedSource Technologies, Inc. and Physicians Surgical Care, Inc.

BOARD OF DIRECTORS

     Each member of the board of directors holds office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified. For information regarding certain voting arrangements with respect to the board of directors, see "Certain Transactions--Stockholders' Agreement."

COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors has formed the following committees:

      --   Executive Committee;

      --   Audit Committee; and

      --   Compensation Committee.

     EXECUTIVE COMMITTEE. The members of the executive committee are Stephen Clark, Andrew Heyer, Lawrence Sorrel, Michael Stone and Steven Shindler. The principal functions of the executive committee include exercising the powers of the board of directors during intervals between board meetings and acting as an advisory body to the board of directors by reviewing various matters prior to their submission to the board.

     AUDIT COMMITTEE. The members of the audit committee are James Matthews, Michael Price and Rudolph Rupert. The audit committee performs the following functions:

      --   approves the selection of independent auditors for SpectraSite;

      --   reviews the scope and results of the annual audit;

      --   approves the services to be performed by the independent auditors;

      --   reviews the independence of the auditors;

      --   reviews the adequacy of the system of internal accounting controls;

      --   reviews the scope and results of internal auditing procedures; and

      --   reviews related party transactions.

     COMPENSATION COMMITTEE. The members of the compensation committee are Thomas McInerney, Lawrence Sorrel and Michael Stone. The compensation committee performs the following functions:

      -- adopts and oversees the administration of compensation plans for executive officers and senior management of SpectraSite;

      --   determines awards granted to executive officers under such plans;

      --   approves the Chief Executive Officer's compensation; and

      --   reviews the reasonableness of such compensation.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation paid by or incurred on behalf of SpectraSite to its Chief Executive Officer and the other executive officers whose salary and bonus exceeded $100,000 for the year ended December 31, 1998. Amounts shown for 1997 include compensation paid by Holdings to the named executive officers from April 25, 1997, the date of Holdings' inception, through December 31, 1997. The amounts reported as All Other Compensation for all years represent SpectraSite's contributions under its 401(k) plan.

                                                                   LONG TERM
                                                                  COMPENSATION
                                                                     AWARDS
                                                                  ------------
                                                                   NUMBER OF
                                                                   SECURITIES
                                        ANNUAL COMPENSATION        UNDERLYING
        NAME AND PRINCIPAL          ---------------------------     OPTIONS/        ALL OTHER
             POSITION               YEAR   SALARY($)   BONUS($)     SARS(#)      COMPENSATION($)
        ------------------          ----   ---------   --------   ------------   ---------------
Stephen H. Clark..................  1998    168,000     68,000      300,000           2,400
  Chief Executive Officer.........  1997    107,046         --      425,000              --
David P. Tomick...................  1998    140,000     56,000       50,000           2,178
  Chief Financial Officer.........  1997     64,029         --      225,000              --
Terry L. Armant(a)................  1998     55,192     68,150      125,000              --
  Senior Vice President
Joe L. Finley, III(b).............  1998    350,000         --           --           2,400
  Executive Vice President........  1997    248,548         --           --           2,375

---------------

(a) Mr. Armant joined SpectraSite in August 1998.

(b) Mr. Finley was an executive officer of SpectraSite in 1997 and 1998. Effective January 1, 1999, Mr. Finley became a consultant to SpectraSite, and as of September 30, 1999, Mr. Finley ceased providing services to SpectraSite. See "--Employment Agreements."

     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     All options become exercisable immediately upon a change in control. Unless a particular option grant provides otherwise, a change in control occurs upon a merger, consolidation, reorganization or any transaction in which all or substantially all of Holdings' assets are sold, leased or transferred. However, a transaction in which the holders of Holdings' capital stock immediately prior to the transaction continue to hold at least a majority of the voting power of the surviving corporation does not constitute a change in control, and no options become exercisable upon a change in control as to which a performance milestone has not been achieved as of the date of the change in control. Messrs. Clark, Tomick and Armant have agreed that the Nextel tower acquisition and the related financing transactions did not constitute a change of control under their options. The shares of common stock issuable upon exercise of the options are subject to certain rights of first refusal.

     The present value of the options granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0.0%, volatility of 0.7, risk-free interest rate of 6.0% and expected option lives of seven years.

                          NUMBER OF      % OF TOTAL
                          SECURITIES    OPTIONS/SARS
                          UNDERLYING     GRANTED TO
                         OPTIONS/SARS   EMPLOYEES IN   EXERCISE PRICE   EXPIRATION    GRANT DATE
NAME                       GRANTED          1998         PER SHARE         DATE      PRESENT VALUE
----                     ------------   ------------   --------------   ----------   -------------
Stephen H. Clark.......    300,000          36%            $4.00         3/23/08       $178,500
David P. Tomick........     50,000            6             4.00         3/23/08         31,500
Terry L. Armant........    125,000           14             4.00         8/10/08         75,000

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND YEAR-END OPTION/SAR VALUES

                                            NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                           UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                OPTIONS/SARS                   OPTIONS/SARS
                                            AT DECEMBER 31, 1998          AT DECEMBER 31, 1998($)
                                         ---------------------------    ---------------------------
NAME                                     EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                                     -----------   -------------    -----------   -------------
Stephen H. Clark.......................    106,250        618,750        $117,938       $353,813
David P. Tomick........................     56,250        218,750          62,438        187,313
Terry L. Armant........................          0        125,000               0              0

EMPLOYMENT AGREEMENTS

     SpectraSite has entered into employment agreements with each of Messrs. Clark, Tomick and Byrne effective April 20, 1999. The initial term of the employment agreements is five years. The annual salaries for Messrs. Clark, Tomick and Byrne are $225,000, $200,000 and $175,000, respectively, and they are eligible to receive annual bonuses determined at the discretion of the board of directors. Mr. Byrne also received a $40,000 bonus in connection with his relocation to Cary, North Carolina. If their employment is terminated as a result of their death, disability, or termination without cause Messrs. Clark, Tomick and Byrne will be entitled to receive continued salary, bonus and health benefits for a period of 24 months.

     Under the employment agreements, Messrs. Clark, Tomick and Byrne were granted incentive stock options to purchase 775,000, 225,000 and 200,000 shares of common stock, respectively. The exercise price for the options will be $5.00. Twenty percent of the stock options will become exercisable each year over the five-year employment period. If SpectraSite terminates the employment of Mr. Byrne without cause, or if he dies or becomes disabled, then his stock options shall be fully exercisable. If SpectraSite terminates the employment of Mr. Clark or Mr. Tomick without cause, or if either of them dies or becomes disabled, then the stock options that they held prior to entering into the employment agreement, but not those granted under the employment agreement, shall be fully exercisable.

     Messrs. Clark, Tomick and Byrne have agreed that for a period of 24 months following the termination of their employment with SpectraSite they will not:

      -- engage in competition, own any interest in, or perform any services for any business which engages in competition with SpectraSite;

      -- solicit management employees of SpectraSite or otherwise interfere with the employment relationship between SpectraSite and its employees; or

      -- engage or work with any supplier, contractor or entity with a business relationship with SpectraSite, if such action would have a material adverse effect on SpectraSite.

     In addition, in connection with his employment with SpectraSite, Mr. Byrne purchased 50,000 shares of common stock for a nominal amount. Mr. Byrne's right to retain these shares of common stock vests in equal 25% installments on each of the first four anniversaries of his employment agreement. Vesting will accelerate upon Mr. Byrne's termination without cause or if he dies or becomes disabled. Mr. Byrne will also receive a bonus to pay income taxes incurred in connection with this purchase of common stock.

     On May 12, 1997, SpectraSite entered an employment agreement with Joe L. Finley, III. The initial term of the employment agreement was May 12, 1997 to May 31, 1999. SpectraSite and Mr. Finley terminated the employment agreement, effective December 31, 1998. In connection with the termination of his employment agreement, Mr. Finley agreed that:

      -- he will not use, divulge or otherwise transfer or convey any confidential or proprietary information obtained as a result of his employment;

      -- prior to January 1, 2002, he will not engage in any business related to certain of SpectraSite's activities in any state where SpectraSite has done business at any time during the three years prior to the termination of Mr. Finley's employment; and

      -- prior to January 1, 2002, he will not interfere with the relationships between SpectraSite and any of its affiliates, including employees and customers existing at any time during the two years prior to Mr. Finley's departure, or suppliers existing at any time during the three years prior to Mr. Finley's departure.

     SpectraSite and Finley & Company, Inc., an Arkansas corporation, entered into a consulting agreement effective January 1, 1999, and this agreement was terminated as of September 30, 1999. Finley & Company has agreed that it will not use, divulge or otherwise transfer or convey any confidential or proprietary information obtained as a result of consultation activities conducted for SpectraSite, and assigned all rights, title and interest to any inventions, ideas, developments and designs created while providing services under the consulting agreement. Further, Finley & Company has agreed not to provide or perform the same or substantially similar services for any competing business which it provides to SpectraSite or to any SpectraSite customer as it provides for such customers under the consulting agreement. Finley & Company also has agreed not to interfere with the relationship between SpectraSite and any of its employees, or any of its customers or suppliers.

STOCK INCENTIVE PLAN

     The SpectraSite Holdings, Inc. Stock Incentive Plan was originally effective June 24, 1997 and was amended and restated effective August 5, 1999. The plan has a term of ten years and provides for the issuance of incentive stock options, non-qualified stock options and other stock-based awards to key employees, directors, advisors and consultants of SpectraSite, as well as any subsidiary of SpectraSite. An aggregate of 10,000,000 shares of common stock has been reserved for issuance under the plan. The number of shares available for grant as options may be adjusted in the event of a stock split, stock dividend, combination of shares, spin-off, spin-out or other similar change, exchange or reclassification of the common stock at the discretion of the board, and shares subject to an option which expires, is terminated or canceled, or is repurchased by SpectraSite, shall be available for future grants under the plan.

     ADMINISTRATION. The plan may be administered by the board of directors or by a duly appointed committee having powers specified by the board. This committee shall consist solely of directors who are non-employee directors, for purposes of Section 16 of the Exchange Act, and outside directors, for purposes of Section 162(m) of the Internal Revenue Code. The specific terms of any award under the plan will be reflected in a written agreement. The committee administering the plan has the discretion to determine which eligible individuals will receive awards, the number of shares to be covered by the awards, the exercise date of the awards, whether the options should be incentive stock options or non-qualified stock options, and the terms and conditions of the awards.

     STOCK OPTIONS--INCENTIVE STOCK OPTIONS AND NONQUALIFIED STOCK
OPTIONS. Under the plan, the committee has the discretion to grant incentive stock options qualifying for special tax treatment under Section 422 of the Internal Revenue Code and nonqualified stock options that do not qualify for such treatment. The exercise price of any incentive stock option may not be less than the fair market value of the stock on the date the option is granted, provided the exercise price of any incentive stock option shall not be less than 110% of the fair market value of a share of stock on the date the option is granted in the event the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Holdings. Payment of the option price is to be made in cash, by check, in cash equivalent or by any other form permitted by the committee, including by promissory note to SpectraSite or by delivering other shares. Only employees are eligible to receive incentive stock options, and at the time an incentive stock option is granted, the fair market value of the common stock for which the incentive stock option will become exercisable in any year may not exceed $100,000.

     The committee is authorized to award re-load options to participants in order to enable the participant to use previously owned shares to pay the exercise price of the stock options and/or to satisfy any tax withholding requirements incident to the exercise of the underlying options, without reducing the participant's overall ownership of shares. Re-load options are not intended to be incentive stock options, become exercisable twelve months after the date of grant, and must be exercised within the term of the original stock option.

     OTHER AWARDS. Under the plan, the committee has the discretion to grant restricted stock, performance awards, dividend equivalents, deferred stock, stock appreciation rights and other stock-based awards on terms and conditions determined by the committee.

     Restricted stock means shares that are subject to certain transfer restrictions and/or risk of forfeiture. Except as specifically set forth in the restricted stock award agreement, the participant will have all rights and privileges of a stockholder as to his or her restricted stock, including the rights to vote and to receive dividends.

     Performance award means an award of the right to receive shares, cash or other property upon the achievement of performance criteria determined by the committee.

     Dividend equivalent means the award of the right to the payment of amounts equal to the value of dividends that may be paid with respect to shares in the future. The committee may provide that dividend equivalents will be paid or distributed when accrued or will be deemed to have been reinvested in additional shares or awards, or otherwise reinvested.

     Deferred stock means an award of the right to receive shares upon expiration of a deferral period subject to certain restrictions and the risk of forfeiture as provided under the plan and the award agreement related to the award. Holdings will deliver shares under a deferred stock award upon expiration of the deferral period or other conditions specified by the committee or, if permitted by the committee, as elected by the participant.

     Stock appreciation right means a right to receive an amount measured by the appreciation in the fair market value of shares from the date of grant of the stock appreciation right to the date of exercise of the right. A stock appreciation right may be exercised at such times and in such manner as is determined by the committee and, as determined by the committee, may be settled in cash, shares or other property.

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     The committee may grant other stock-based awards purely as bonuses that are not subject to any restrictions or conditions. Such awards will be denominated or payable in, valued by reference to, or otherwise based on or related to, shares.

     RESTRICTIONS ON PERFORMANCE-BASED AWARDS. Performance awards, performance-based restricted stock, and certain other stock-based awards subject to performance criteria are intended to be qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, and will be paid solely on account of the attainment of one or more preestablished, objective performance goals within the meaning of Section 162(m) and the regulations thereunder. As selected by the committee, the performance goal will be the attainment of one or more preestablished amounts of sales revenue, net income, operating income, cash flow, return on assets, return on equity or total shareholder return of SpectraSite. No participant may be granted any combination of performance awards, restricted stock or other stock-based awards subject to performance criteria in any single year, the value of which is based on more than 1,000,000 shares. The payout of any such award to a participant may be reduced, but not increased, based on the degree of attainment of other performance criteria or otherwise at the direction of the committee.

     VESTING AND EXERCISABILITY. Generally, SpectraSite expects the committee to award options that vest and become exercisable according to a vesting schedule of not less than four years. In the event of a merger, consolidation, corporate reorganization, or any transaction in which all or substantially all of the assets of SpectraSite are sold, leased, transferred or otherwise disposed of, all outstanding options shall immediately vest and become exercisable as of a date prior to the change in control, unless the options were to become exercisable upon attainment of a performance milestone which has not been achieved as of the date of the change in control.

     VESTING AND EXERCISABILITY FOR INCENTIVE STOCK OPTIONS. Once vested, an incentive stock option may remain exercisable until the earliest of:

      -- ten years from the date of grant or five years from the date of grant if the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of SpectraSite;

      -- three months from the date on which the participant terminates employment with SpectraSite; or

      -- if the participant's employment ceases by reason of his or her death or disability, 12 months from the date on which the participant's employment terminated.

     In no event shall an incentive stock option be exercisable after one month following the date a participant's employment with SpectraSite is terminated for cause, as determined by the committee.

     VESTING FOR RESTRICTED STOCK. Restricted stock awards will be subject to the vesting schedules stated in the applicable award agreements. Any restricted stock awards that are not vested or are subject to restrictions upon the employee's termination of employment for any reason with SpectraSite will be forfeited, provided that the committee may determine that a participant may become vested in all or any portion of his award if his employment termination constitutes a dismissal without cause and/or follows a change in control.

     VESTING FOR DEFERRED STOCK. In general, any deferred stock that is subject to deferral, other than deferral at the employee's election, will be forfeited upon the employee's termination of employment for any reason during the deferral period, subject to the committee's authority to waive such forfeiture conditions.

     VESTING FOR OTHER STOCK BASED AWARDS. A participant's rights in other awards will be subject to forfeiture in accordance with the terms and conditions of each award as set forth in the award agreement related to that award.

     RIGHT OF FIRST REFUSAL. Generally, SpectraSite expects the committee to award options subject to a right of first refusal. When a participant proposes to sell, pledge or otherwise transfer any shares acquired upon the exercise of an option, SpectraSite would have the right to repurchase those shares under a right of first refusal, in accordance with the terms set forth in the individual option agreements. If SpectraSite fails to exercise the right of first refusal, the participant may conclude the proposed transfer, but the subsequent transferee would

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

be required, as a condition of the transfer, to hold the shares subject to SpectraSite's right of first refusal with respect to any subsequent transfer. SpectraSite's right of first refusal would not apply to transfers of shares:

      --   in connection with a change in control;

      --   to one or more members of the participant's immediate family;

      -- that constitute a pledge to SpectraSite as security for a loan by SpectraSite to the participant in connection with exercise of an option; or

      --   that have been approved by the board.

     In addition, SpectraSite's right of first refusal would terminate upon a change in control, unless the successor assumes the plan, or at such time as the common stock is traded on a public market.

     ASSIGNMENT OF INTEREST/NON-TRANSFERABILITY. Awards under the plan generally are not assignable or transferable except by the laws of descent and distribution. A participant's rights under the plan belong to the participant alone and may not be sold, transferred, assigned or pledged to any other person during his or her lifetime, provided the committee may permit an option or restricted stock to be transferable to members of the participant's immediate family or to a trust, partnership or other entity for the benefit of the participant and/or member of the participant's immediate family to the extent the shares underlying the options or restricted stock may be registered pursuant to a Form S-8.

     MAXIMUM NUMBER OF SHARES. The maximum number of shares with respect to which options and awards may be granted to a participant in any single taxable year is 1,000,000.

     COMPETITION. Notwithstanding any plan provisions to the contrary, the committee may provide under the terms of any award agreement that all rights of the participant in any award, to the extent such rights have not already expired or been exercised, will terminate and be extinguished immediately if a participant engages in competition, as defined in the applicable award agreement, with SpectraSite or any of its subsidiaries, affiliates or successors, whether during or after his or her employment. In the event that a participant exercises an option or other award at a time when, without the committee's knowledge or consent, he or she has already engaged in competition with SpectraSite, the committee may rescind and void such exercise, and the participant will return upon demand by the committee such stock certificate(s) representing the shares issued to him or her upon the exercise of the option or award and still owned by the participant.

     AMENDMENT OR TERMINATION OF PLAN. The plan may be amended, suspended or terminated by the board in whole or in part at any time, provided that such amendment, suspension or termination of the plan may not adversely affect the rights of or obligations to the participants without the participants' consent. The board must obtain stockholder approval for any change in the plan that would:

      -- extend the period during which options may be granted beyond June 24, 2007;

      -- materially increase the number of shares which may be issued under the plan; or

      -- materially modify the requirements as to eligibility for participation under the plan.

STOCK INCENTIVE PLAN TAX CONSEQUENCES

     STOCK OPTIONS. The grant of an option under the plan will not have any immediate effect on the federal income tax liability of SpectraSite or the participant. If the board grants a participant a non-qualified stock option, then the participant will recognize ordinary income at the time he or she exercises the non-qualified stock option equal to the difference between the fair market value of the common stock and the exercise price paid by the participant, and SpectraSite will receive a deduction for the same amount.

     If the board grants a participant an incentive stock option, then the participant generally will not recognize any taxable income at the time he or she exercises the incentive stock option, other than potential liability for alternative minimum tax, but will recognize income only at the time he or she sells the common stock acquired by exercise of the incentive stock option. Upon sale of the common stock acquired upon exercise of the incentive stock option, the participant will recognize income equal to the difference between
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

the exercise price paid by the participant and the amount received upon sale, and such income generally will be eligible for capital gain treatment. SpectraSite generally is not entitled to an income tax deduction for the grant of an incentive stock option or as a result of either the participant's exercise of an incentive stock option or the participant's sale of the common stock acquired through exercise of an incentive stock option. However, if the participant sells the common stock either within two years of the date of the grant to him or her of the incentive stock option, or within one year of the date of the transfer to him or her of the common stock following exercise of the incentive stock option, then the option is treated for federal income tax purposes as if it were a non-qualified stock option; the income recognized by the participant will not be eligible for capital gain treatment and SpectraSite will be entitled to a federal income tax deduction equal to the amount of income recognized by the participant.

     AWARDS OF RESTRICTED STOCK. If the participant receives restricted stock, the participant will be taxed in accordance with Section 83 of the Internal Revenue Code. In general, under Section 83(a) a participant will not recognize ordinary income, and SpectraSite will not receive a deduction, with respect to restricted stock until such shares are no longer subject to risk of forfeiture or are transferable. The amount included in ordinary income will be the fair market value of the restricted stock determined as of the date the shares are no longer subject to risk of forfeiture or are transferable. However, under Section 83(b), the participant may accelerate the recognition of ordinary income to the time of the grant of the restricted stock award by filing an election with the Internal Revenue Service and SpectraSite no later than 30 days after the date of grant. In that case, the amount of ordinary income recognized by the participant and the amount of SpectraSite's deduction will be equal to the fair market value of the restricted stock determined as of the date of grant of the restricted stock award.

     OTHER AWARDS. In general, there will be no tax consequences to the participant upon the issuance of other awards under the plan, and the participant will recognize ordinary income only at the time that cash, shares or other property are received by the participant under the award. The amount of ordinary income recognized by the participant will be equal to the cash received by the participant and/or the fair market value of the shares or other property received by the participant, determined as of the date of receipt. The disclosure contained in this prospectus of the stock incentive plan will constitute approval of SpectraSite's adoption of the plan for purposes of the stockholder approval requirements of SEC Rule 16b-3, which will exempt certain transactions involving the plan from short-swing profit liability under Section 16(b) of the Exchange Act.

SPECTRASITE'S EMPLOYEE STOCK PURCHASE PLAN

     SpectraSite has adopted the SpectraSite Holdings, Inc. Employee Stock Purchase Plan. The stock purchase plan is administered by a committee designated by the board of directors. The board of directors has reserved and authorized for issuance under the stock purchase plan 1,000,000 shares of common stock. We intend to register the shares reserved under the stock purchase plan with the SEC. However, we currently do not expect to issue shares under this plan before September 30, 2000.

     All individuals employed by SpectraSite as of a grant date who customarily work at least 20 hours per week and five months per year will be eligible to participate in the stock purchase plan. Each eligible employee will be given an option to purchase a number of shares of common stock equal to the total dollar amount contributed by the employee to his or her payroll deduction account during each six month offering period, divided by the purchase price per share under the option. In no event may an employee receive an option which would permit him or her during any one calendar year to purchase shares which have a fair market value on the grant date in excess of $25,000. The price of the shares offered to employees under the stock purchase plan will be the lesser of:

      --   85% of the fair market value of the common stock on the grant date;
           or

      -- 85% of the fair market value of the common stock at the exercise date.

     Generally, the employee does not recognize taxable income, and SpectraSite is not entitled to an income tax deduction, on the grant or exercise of an option issued under the stock purchase plan. If the employee sells the shares acquired upon exercise of his or her option at least one year after the date he or she exercised the

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option and at least two years after the date the option was granted to him or her, then the employee will recognize ordinary income equal to the difference between the fair market value of the stock as of the date of grant and the exercise price. Any additional appreciation realized on the sale of the option stock will be treated as a capital gain. SpectraSite will be entitled to an income tax deduction corresponding to the amount of ordinary income recognized by the employee. If the employee sells the shares acquired upon the exercise of his or her option at any time within one year after the date of exercise of the option, or two years after the date the option was granted, then the employee will recognize ordinary income in an amount equal to the excess, if any, of

      -- the lesser of the sale price or the fair market value on the date of exercise, over

      --   the exercise price of the option.

     Payment of an eligible employee's subscription amount will be made through payroll deductions, and an employee's participation in the stock purchase plan is contingent on the employee providing SpectraSite with written authorization to withhold from his or her pay an amount to be applied toward the purchase of shares of common stock. An eligible employee is deemed to have exercised his or her option granted under the stock purchase plan as of the exercise date.

     SpectraSite will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the employee.

     The stock purchase plan may be amended, suspended or terminated by the board of directors at any time, provided such amendment, suspension or termination of the stock purchase plan may not adversely affect the rights of or obligations to the participants without the participants' consent, and any such amendment, suspension or termination will be subject to the approval of SpectraSite stockholders to the extent required by any federal or state law or regulation of any stock exchange.

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                              CERTAIN TRANSACTIONS

TELESITE AND METROSITE ACQUISITION

     On May 12, 1997, in connection with its formation, SpectraSite purchased the outstanding membership units of Telesite Services, LLC and Metrosite Management, LLC from Joe L. Finley, III and certain affiliates of Mr. Finley for an aggregate purchase price of approximately $7.2 million which consisted of cash and 81,753 shares of common stock valued at $71,125 in the aggregate. In addition, as part of the acquisition consideration, 408,764 shares of common stock were issued into escrow, to be released when and if the acquired business achieved certain operating goals. The escrow arrangement provided that SpectraSite may repurchase the shares held in escrow if the acquired business did not achieve the specified operating goals. In May 1998, SpectraSite exercised its option to repurchase 204,382 shares of the common stock held in escrow for an aggregate repurchase price of $204.38, and in May 1999, SpectraSite repurchased an additional 137,828 shares for an aggregate purchase price of $137.83. The remaining 66,554 shares of common stock were released to Mr. Finley in May 1999.

     Joe L. Finley, III, formerly the Vice Chairman of Holdings' board of directors, members of Mr. Finley's family and entities controlled by Mr. Finley received all of the aggregate purchase price, which amount included a note payable to Mr. Finley in the original principal amount of approximately $2.3 million, and all of the common stock issued in connection with the acquisitions. SpectraSite used approximately $2.3 million of the proceeds from the sale of the 2008 notes to pay the outstanding principal amount of and accrued interest on the note payable to Mr. Finley.

REPURCHASE OF COMMON STOCK FROM FORMER EMPLOYEE

     In an agreement dated September 15, 1998, a former employee agreed to sell 125,000 shares of common stock to SpectraSite and to release SpectraSite from any potential claims for an agreed upon price. In addition, the agreement provided that stockholders of Holdings would have an option to purchase the former employee's remaining 37,605 shares of common stock for the same price per share, provided that SpectraSite advise the former employee in writing of the exercise of all or any portion of such option by November 15, 1998. On October 9, 1998, SpectraSite paid the former employee $0.5 million for his shares and the release under the agreement, and on February 5, 1999, David P. Tomick purchased the remaining 37,605 shares for an aggregate purchase price of $150,240.

THE PREFERRED STOCK OFFERINGS

     According to the terms of a stock purchase agreement, dated as of May 12, 1997, Whitney Equity Partners, L.P. and Kitty Hawk Capital Limited Partnership, III purchased an aggregate of 3,462,830 shares of Holdings' Series A preferred stock for an aggregate purchase price of $10.0 million in a transaction exempt from registration under the Securities Act.

     According to the terms of a stock purchase agreement, dated as of March 23, 1998, Whitney Equity Partners, L.P., J.H. Whitney III, L.P., Whitney Strategic Partners III, L.P., Waller-Sutton Media Partners, L.P., Kitty Hawk Capital Limited Partnership, III, Kitty Hawk Capital Limited Partnership IV, Eagle Creek Capital, L.L.C., The North Carolina Enterprise Fund, L.P., Finley Family Limited Partnership, William R. Gupton, Jack W. Jackman and Alton D. Eckert purchased an aggregate of 7,000,000 shares of Holdings' Series B preferred stock for an aggregate purchase price of $28.0 million. As of March 23, 1998 the Series B investors purchased the first installment of 4,250,000 shares of Series B preferred stock for $17.0 million. As of August 27, 1998, the Series B investors (other than Whitney Equity Partners, L.P.) purchased 2,074,016 shares for an aggregate purchase price of approximately $8.3 million and as of September 21, 1998, Whitney Equity Partners, L.P. purchased the remaining 675,874 shares of Series B preferred stock for an aggregate purchase price of approximately $2.7 million.

     According to the terms of a stock purchase agreement, dated as of February 10, 1999, as amended on April 20, 1999, Welsh, Carson, Anderson & Stowe VIII, L.P., certain other persons and entities affiliated with Welsh, Carson, Anderson & Stowe, J.H. Whitney III, L.P., Whitney Strategic Partners III, L.P., CIBC WG

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

Argosy Merchant Fund 2, L.L.C., Co-Investment Merchant Fund 3, LLC, The North Carolina Enterprise Fund, L.P., Waller-Sutton Media Partners, L.P., Kitty Hawk Capital Limited Partnership, IV, Finley Family Limited Partnership, Eagle Creek Capital, L.L.C., David P. Tomick, Jack W. Jackman, Alton D. Eckert, William R. Gupton, The Price Family Limited Partnership and Benake L.P. agreed to purchase 46,286,795 shares of Holdings' Series C convertible preferred stock in connection with and partially to fund the Nextel tower acquisition. The Series C investors paid an aggregate purchase price of approximately $231.4 million on April 20, 1999 for the shares of Holdings' Series C preferred stock in a transaction exempt from registration under the Securities Act.

     The Series C investors, including the holders of the Series A preferred stock and the Series B preferred stock, and certain other stockholders of Holdings are entitled to certain rights under the stockholders' agreement and the registration rights agreement, described below.

AGREEMENTS WITH NEXTEL

     On April 20, 1999, Nextel and SpectraSite entered into several agreements in connection with SpectraSite's acquisition of tower assets from Nextel. The following is a summary of the material terms of these agreements.

     Master Site Commitment Agreement. SpectraSite and certain of Nextel's subsidiaries entered into a master site commitment agreement under which Nextel and its controlled affiliates will offer SpectraSite certain exclusive opportunities, under specified terms and conditions, relating to the construction or purchase of, or co-location on, additional communications sites. These sites will then be leased by subsidiaries of Nextel under the terms of the master site lease agreement. If the number of new sites leased, whether purchased from Nextel, constructed at Nextel's request or otherwise made available for co-location by Nextel, its affiliates and Nextel Partners, is less than the agreed upon numbers as of particular dates, then commencing with the 37th month after the closing, Nextel has agreed to make certain payments to SpectraSite. The master site commitment agreement terminates on the earlier of April 20, 2004 or the date on which the number of sites purchased or constructed or made available for co-location under the master site commitment agreement equals or exceeds 1,700. The master site commitment agreement also gives SpectraSite a right of first refusal to acquire any towers that Nextel or certain affiliates desire to sell.

     The master site commitment agreement specifies that SpectraSite is not obligated to develop more than 566 new sites each year. SpectraSite has agreed to abide by Nextel's deployment plan. To date, Nextel's plan has emphasized filling gaps in current coverage areas to increase capacity and enhance signal quality, as well as deploying sites in areas contiguous to Nextel's existing markets and deploying sites in new markets to expand the Nextel network. These sites also include sites operated or to be developed by Nextel Partners in their service areas. This strategy contemplates expansion and deployment in most major metropolitan areas of the contiguous United States, including highway corridors that connect existing and planned markets, particularly in the eastern half of the United States and along the west coast. SpectraSite is not obligated to develop sites outside of Nextel's or Nextel Partners' currently delineated network deployment area to the extent these sites account for more than 10% of the total sites developed under this agreement.

     The agreement may be terminated by either side, by written notice, under certain conditions. SpectraSite may terminate the agreement if:

      -- Nextel or one of its subsidiaries that transferred assets to SpectraSite becomes insolvent, or is unable to pay its debts as they become due; or

      -- Nextel or a transferring subsidiary is liquidated, voluntarily or involuntarily, or a receiver or liquidator is appointed for that entity.

     Nextel may terminate the agreement if:

      -- either Holdings or its subsidiary holding the Nextel towers becomes insolvent, or is unable to pay its debts as they become due;

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

      -- either Holdings or such subsidiary is liquidated, voluntarily or involuntarily, or a receiver or liquidator is appointed for such entity; or

      -- at or after the end of any calendar year, Nextel has exercised its rights to recover a penalty payment, as specified in the agreement, because, for more than 10% of the total number of towers required to be developed by SpectraSite during each year, SpectraSite has failed to complete development of new towers during the allotted time period.

     Either SpectraSite or Nextel may terminate the agreement if the other party is in breach of an obligation to pay money or in breach of a material nonmonetary obligation, if the breach is neither waived nor cured.

     Master Site Lease Agreement. SpectraSite and Nextel entered into a master site lease agreement under which SpectraSite has agreed to lease to Nextel's subsidiaries space on wireless communications towers or other transmission space:

      -- at the sites transferred to SpectraSite as part of the Nextel tower acquisition;

      -- at the sites subsequently constructed or acquired by SpectraSite under the master site commitment agreement; or

      -- at other sites and related wireless communications towers or transmission space owned, leased or licensed by SpectraSite.

     In addition, an entity in which Nextel holds a minority equity interest, Nextel Partners, may in the future enter into a separate master site lease agreement. Under this separate agreement, SpectraSite would agree to lease to Nextel Partners space on wireless communications towers or other transmission space:

      -- at some of the sites transferred to SpectraSite as part of the Nextel tower acquisition;

      -- at some of the sites subsequently constructed or acquired by SpectraSite under the master site commitment agreement; or

      -- at other sites and related space on wireless communications towers or transmission space owned, leased or licensed by SpectraSite.

     If Nextel Partners does not enter into a master site lease agreement with SpectraSite in the future, any site that would otherwise have been leased to Nextel Partners thereunder will instead be leased to Nextel's subsidiaries under the Nextel master site lease agreement.

     The Nextel master site lease agreement and, if executed, the Nextel Partners master site lease agreement will be supplemented from time to time to provide for the lease of space on certain additional communications towers or other transmission space at sites owned, constructed or acquired by SpectraSite. Nextel and, if Nextel Partners executes a master site lease agreement, Nextel Partners shall have a right of first refusal with respect to the sale of any sites acquired by SpectraSite as part of the Nextel tower acquisition or constructed or acquired by SpectraSite under the master site commitment agreement.

     The Nextel master site lease agreement and, if executed, the Nextel Partners master site lease agreement provide that within 15 days of the commencement of the lease of a given site, and on the first day of each month thereafter for the term of the lease, a rental payment of $1,600 per month will be due on each tower which SpectraSite leases to any of the tenants who are parties to the agreement. Monthly payments will be adjusted for partial months when appropriate. On each annual anniversary of a given lease's commencement, the rent owed under the lease will increase by 3%.

     Other rental provisions include:

      -- an option for tenants to lease additional space, if available, on sites where the tenant already leases space; and

      -- a right allowing tenants to install, at their sole option and expense and only when additional capacity exists at the rental site, microwave antennae of various sizes and other equipment at additional rental rates delineated in the agreement.
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     These provisions are subject to the same annual 3% rate increase as the base rent.

     The agreement further provides that each tenant is responsible for any portion of personal property taxes assessed on any site and directly attributable to the tenant's property, franchise and similar taxes imposed on the tenant's business and sales tax imposed upon payment or receipt of rents payable under the agreement. The landlord is responsible for all other taxes. Additionally, the agreement provides that the landlord will be responsible for certain types of insurance. Each tenant is also responsible for certain other types of insurance.

     The term of each lease contracted under the agreement is at least five years, with a right to extend for five successive five-year periods. In certain cases, the initial lease term will be six, seven or eight years. The lease is automatically renewed unless the tenant submits notification of its intent to terminate the lease, when its current term expires, prior to such expiration. The tenant has the right to trade the term of any given site for the term of any other site, upon written notice to the landlord. However, such a trade is limited to one time per site per term.

     A tenant may terminate a lease for any site, at its sole discretion, without further liability to the landlord, with 30 days prior written notice, if:

      -- the tenant uses reasonable efforts and fails to obtain or maintain any license, permit or other approval necessary for operation of its communications equipment; or

      -- the tenant is unable to use the tower due to FCC action which is not a result of any action by the tenant.

     Either party may terminate a lease for any site with 60 days prior written notice, if the other party breaches a nonmonetary obligation, subject to certain cure provisions. Either party may terminate a lease for any site with 10 days prior written notice, if the other party breaches a monetary obligation and that breach is not cured within the 10-day period. In addition, if Nextel or Nextel Partners, if Nextel Partners executes a master site lease agreement, defaults on rental payments with respect to more than 10% of the sites covered by its respective master site lease agreement and Nextel or Nextel Partners, as the case may be, remains in default for 30 days following notice from SpectraSite, SpectraSite may cancel the master site lease agreement of the defaulting party as to all sites covered by that agreement.

     Security and Subordination Agreement. SpectraSite and Nextel entered into a security and subordination agreement under which SpectraSite granted to Nextel a continuing security interest in the assets acquired in the Nextel tower acquisition or acquired or constructed under the master site commitment agreement. This interest secures SpectraSite's obligations under the Nextel master site lease agreement and, if applicable, the Nextel Partners master site lease agreement. The terms of an intercreditor agreement render Nextel's lien and the other rights and remedies of Nextel under the security and subordination agreement subordinate and subject to the rights and remedies of the lenders under the credit facility.

TRANSACTIONS RELATED TO THE NEXTEL TOWER ACQUISITION

     On April 20, 1999, in connection with the Nextel tower acquisition, Messrs. Sorrel, Rupert, McInerney and Price purchased 50,000, 25,000, 262,973 and 100,000 shares of Holdings' Series C preferred stock for $5.00 per share, respectively. See "-- The Preferred Stock Offerings." In addition, Mr. Price purchased 100,000 shares of common stock and executed promissory notes as payment for the common stock. The promissory notes mature on April 20, 2009 and bear interest at 5.67% per year. Under the purchase agreement for Mr. Price's shares, 25% of the shares of common stock vest each year, with the first installment vesting on April 20, 2000. In addition, SpectraSite has the right to repurchase half of the shares at their original cost to Mr. Price at any time prior to April 20, 2000 and upon the date Mr. Price ceases to perform services for SpectraSite. Each of Messrs. Sorrel, Rupert, McInerney and Price are members of Holdings' board of directors. Messrs. Sorrel, Rupert and McInerney are also affiliates of Welsh, Carson, Anderson & Stowe.

     Affiliates of Welsh, Carson, Anderson & Stowe, J. H. Whitney & Co., and Canadian Imperial Bank of Commerce received an aggregate of two million shares of Holdings common stock as consideration for financing commitments made in connection with the Nextel tower acquisition. Welsh Carson, J. H. Whitney and Canadian Imperial Bank of Commerce are each significant stockholders of Holdings and affiliates of each entity are members of Holdings' board of directors.

     To finance a portion of the cash consideration paid to Nextel, Holdings issued and sold the 2009 notes in a private offering and borrowed $150.0 million under its credit facility. CIBC World Markets Corp. was an initial purchaser in the 2009 notes offering, and an affiliate of CIBC World Markets is an agent and a lender under the credit facility. CIBC World Markets was also an initial purchaser of Holdings' 2008 notes. CIBC World Markets and its affiliates received customary fees for such services. Andrew M. Heyer is a director of Holdings and a Managing Director of CIBC World Markets Corp.

TRANSACTIONS WITH EXECUTIVE OFFICERS

     In May 1997, Stephen H. Clark agreed to invest additional personal funds in SpectraSite at the average per share price of Holdings Series A and Series B preferred stock. In satisfaction of this commitment, Mr. Clark purchased 210,000 shares of Holdings common stock for an aggregate purchase price of $772,800 on April 20, 1999.

     In August 1999, SpectraSite loaned David P. Tomick $325,000 in connection with the exercise of certain stock options. The 112,500 shares Mr. Tomick acquired through the exercise of these options are pledged to SpectraSite as security for this loan. The loan bears interest at the applicable federal rate under the Internal Revenue Code, 5.36% per annum, and matures in August 2002.

     In September 1999, SpectraSite loaned Timothy G. Biltz $500,000 to purchase a home as a relocation incentive. This loan will be secured by any shares of Holdings common stock issued to Mr. Biltz upon his exercise of options, bears interest at 5.82% per annum and matures in September 2004.

STOCKHOLDERS' AGREEMENT

     In connection with the closing of the Nextel tower acquisition, Holdings and its stockholders entered into the third amended and restated stockholders' agreement, which superseded and replaced the existing stockholders' agreement among Holdings and its stockholders. The following is a summary of the material terms of the stockholders' agreement that will remain in effect following this offering.

     The stockholders' agreement contains a voting agreement provision under which Holdings and certain stockholders agreed to take all appropriate action to:

      -- elect the greater of three and the number of directors Welsh, Carson could appoint based on its proportionate ownership of Holdings stock to Holdings' board;

      --   elect two Nextel designees to Holdings' board;

      -- elect two designees of funds affiliated with J.H. Whitney & Co. to Holdings' board;

      -- elect one designee of Canadian Imperial Bank of Commerce or its affiliates to Holdings' board;

      -- elect the Chief Executive Officer, initially Stephen H. Clark, to Holdings' board;

      -- remove and replace any director if requested to do so by the stockholders who designated the director;

      -- use their best efforts to cause Welsh, Carson designees to make up two of the three members of a compensation committee created to, among other things, set SpectraSite's employee compensation policy;

      -- use their best efforts to cause Welsh, Carson and the J.H. Whitney funds' designees to make up two of the three members of an audit committee to, among other things, review and approve SpectraSite's financial statements; and

      --   use their best efforts to elect a Welsh, Carson affiliate, Lawrence
           B. Sorrel, as Chairman of Holdings' board.

     This voting agreement provision terminates on the earlier to occur of April 20, 2009 and the fifth anniversary of the consummation of this offering. The voting agreement provision will terminate as to any given stockholder on the earlier to occur of that stockholder's disposition of 50% or more of its Holdings stock and the date on which the stockholder owns less than 8% of Holdings' outstanding stock.

     The stockholders' agreement also prohibits all stockholders that are parties to the agreement other than Welsh, Carson from selling or otherwise transferring their Holdings stock, except for transfers:

      --   made with the prior written consent of Welsh, Carson;

      -- in limited instances, made with the prior written consent of 60% of the aggregate shares of capital stock held by affiliates of J.H. Whitney & Co., Canadian Imperial Bank of Commerce and Nextel;

      --   by an individual stockholder to his or her spouse or descendant;

      --   in accordance with the tag-along provisions described below;

      --   by institutional stockholders to their affiliates; and

      -- by Nextel to its affiliates or creditors to secure obligations under a secured credit facility.

     These transfer restrictions terminate upon the earlier of the sale, transfer or other disposition by Welsh, Carson of 50% or more of its Holdings stock, 18 months after the earlier of the closing date of this offering and April 20, 2002. Holdings' stockholders also agreed that they would agree to a longer transfer restriction period if asked to do so by the underwriter of an initial public offering of Holdings' stock, so long as the lock-up binds SpectraSite's executive officers and all holders of more than 5% of Holdings' outstanding stock, and any exceptions to the lock-up provision apply equally to all stockholders.

     Once the transfer restrictions terminate, all transfers by stockholders owning more than 5% of Holdings' stock will continue to be governed by the coordinated distribution requirements of Holdings' second amended and restated registration rights agreement. See "--Registration Rights Agreement."

     The stockholders' agreement contains a tag-along provision which gives the parties to the stockholders' agreement the right to participate in any sale by Welsh, Carson of its Holdings stock on the same terms as Welsh, Carson sells its stock. This provision will terminate at the same time as the transfer restrictions terminate.

     SpectraSite must make all redemptions of preferred stock equally among all outstanding classes of preferred stock unless it receives written consent to do otherwise from at least 80% of each outstanding class of preferred stock. SpectraSite may not redeem any shares of common stock, except for repurchases from employees of up to $0.5 million in any twelve-month period.

REGISTRATION RIGHTS AGREEMENT

     In connection with the closing of the Nextel tower acquisition, SpectraSite, Nextel, the Series A investors, the Series B investors, the Series C investors and certain members of SpectraSite's management entered into a second amended and restated registration rights agreement. In connection with SpectraSite's acquisition of Apex, the former stockholders of Apex joined the registration rights agreement. The following is a summary of the material terms of the registration rights agreement.

     Under the registration rights agreement, the holders of Holdings' stock party to the agreement may require SpectraSite to register all or some of their shares under the Securities Act. The following conditions must be met to trigger this registration obligation:

      -- SpectraSite must receive a request for registration from holders of at least 25% of its outstanding stock covered by the registration rights agreement, exclusive of stock held by management;

      --   the request must be received at any time following the earliest of

        (1)  April 20, 2002,

        (2) 18 months following an initial public offering of SpectraSite's stock effected prior to April 20, 2001, and

        (3) 180 days after an initial public offering effected on or after April 20, 2001; and

      -- SpectraSite must expect the aggregate offering price of the registered securities will exceed $50.0 million.

     SpectraSite is only obligated to effect three such registrations. Both Holdings and its management have the right to include their shares in any registration statement required by the registration rights agreement.

     The registration rights agreement also provides that Holdings' institutional stockholders and Nextel have the right to require SpectraSite to file a registration statement on a Form S-3 covering their stock if and when Holdings becomes eligible to file a such a registration statement. Nextel or the institutional shareholders may request this registration if:

      --   Holdings is eligible to file a registration statement on Form S-3;
           and

      -- SpectraSite expects the aggregate offering price of the registered securities will exceed $10.0 million.

     In addition to SpectraSite's registration obligations discussed above, if Holdings registers any of its common stock under the Securities Act for sale to the public for SpectraSite's own account or for the account of others or both, the registration rights agreement requires that it use its best efforts to include in the registration statement stock held by other Holdings stockholders who wish to participate in the offering. Registrations by Holdings on Form S-4, Form S-8 or any other form not available for registering stock for sale to the public will not trigger this registration obligation.

     The parties to the registration rights agreement also agreed that if they publicly sell their securities after an initial public offering they will attempt to conduct the sale in a manner that will not adversely disrupt the market for SpectraSite stock. The stockholders agreed, to the extent practicable, to coordinate those sales and make them through a single broker or market maker over a sufficient period of time to permit an orderly disposition of their securities. This coordinated distribution restriction terminates:

      -- with respect to any shares that have been effectively registered and disposed of in accordance with the registration statement covering those shares;

      -- as to any stockholder who owns less than 5% of Holdings' outstanding stock; or

      -- at such time as the number of shares of common stock in the hands of the public exceeds the number of shares of Holdings' restricted stock and stock held by management.

                           OWNERSHIP OF CAPITAL STOCK

     The table below sets forth, as of September 30, 1999, information with respect to the beneficial ownership of Holdings' capital stock by:

      -- each person who is known by Holdings to be the beneficial owner of more than 5% of any class or series of capital stock of Holdings;

      --   each of the directors and named executive officers individually; and

      --   all directors and executive officers as a group.

     Each share of Series A preferred stock, each share of Series B preferred stock and each share of Series C preferred stock is immediately convertible into one share of common stock, subject to certain adjustments, and, therefore, the holders of Series A preferred stock, Series B preferred stock and Series C preferred stock are deemed to be the beneficial owners of the shares of common stock into which their preferred stock can be converted. In addition, all shares of Series A, Series B and Series C preferred stock will automatically convert into shares of common stock upon consummation of this offering. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has an economic interest.

                                                                                                               PERCENTAGE OF
                                                                                                               TOTAL VOTING
                                                                                                NUMBER OF        POWER OF
                                                        SERIES A    SERIES B     SERIES C    SHARES OF STOCK   COMMON STOCK
                                             COMMON     PREFERRED   PREFERRED   PREFERRED     BENEFICIALLY      ON A FULLY-
NAME OF BENEFICIAL OWNER                      STOCK       STOCK       STOCK       STOCK           OWNED        DILUTED BASIS
------------------------                    ---------   ---------   ---------   ----------   ---------------   -------------
Stephen H. Clark(a).......................  1,159,435          --          --           --      1,159,435           1.3%
David P. Tomick(b)........................    150,105          --          --       12,395        162,500             *
Terry L. Armant(c)........................     31,250          --          --           --         31,250             *
Calvin J. Payne(d)........................  2,091,454          --          --           --      2,091,454           2.3%
Michael R. Stone(e).......................         --   3,203,118   5,161,219    4,000,000     12,364,337          13.8%
James R. Matthews(e)......................         --   3,203,118   5,161,219    4,000,000     12,364,337          13.8%
Lawrence B. Sorrel(f).....................  1,375,000          --          --   29,500,000     30,875,000          34.4%
Andrew R. Heyer(g)(j).....................         --          --          --   10,312,500     10,312,500          11.1%
Thomas E. McInerney(f)....................  1,375,000          --          --   29,712,973     31,087,973          34.6%
Michael J. Price(h).......................    100,000          --          --      100,000        200,000             *
Rudolph E. Rupert(f)......................  1,375,000          --          --   29,475,000     30,850,000          34.4%
Timothy M. Donahue(i).....................         --          --          --   14,000,000     14,000,000          15.6%
Steven M. Shindler(i).....................         --          --          --   14,000,000     14,000,000          15.6%
Nextel Communications, Inc.(i)............         --          --          --   14,000,000     14,000,000          15.6%
Welsh, Carson, Anderson & Stowe(f)........  1,375,000          --          --   29,450,000     30,825,000          32.6%
Funds affiliated with J.H. Whitney &
  Co.(e)..................................    312,500   3,203,118   5,161,219    4,000,000     12,676,837          13.8%
Canadian Imperial Bank of Commerce(g).....         --          --          --   10,000,000     10,000,000          11.1%
Caravelle Investment Fund, L.L.C.(j)......    312,500          --          --           --        312,500             *
Waller-Sutton Media Partners, L.P.(k).....         --          --   1,228,862      400,000      1,628,862           1.8%
Kitty Hawk Capital(l).....................     32,761     259,712     368,659      200,000        861,132             *
Gilder, Gagnon, Howe & Co.(m).............  1,237,256          --          --           --      1,237,256           1.4%
S. Roy Jeffrey(n).........................  2,091,454          --          --           --      2,091,454           2.3%
Peter Jeffrey(o)..........................  1,627,190          --          --           --      1,627,190           1.8%
Tom T. Cunningham(p)......................    992,272          --          --           --        992,272           1.1%
All directors and executive officers as a
  group (18 persons)(q)...................  4,957,244   3,203,118   5,161,219   57,900,368     71,221,948          78.9%

---------------

*   Less than 1%.

(a) Includes 212,500 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days. Of the shares reported in the table, 816,327 are held by Holt Road, L.P. Mr. Clark owns a 1% general partnership interest, certain family trusts own a 98% limited partnership interest and Mary Clark, Mr. Clark's spouse, owns a 1% limited partnership interest in Holt Road, L.P. Mr. Clark is a trustee of each family trust, and he disclaims beneficial ownership of the shares held by Holt Road, L.P., as well as those deemed to be beneficially owned by the family trusts.

(b) None of Mr. Tomick's outstanding options are exercisable within 60 days.

(c) Includes 31,250 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.

(d) Includes 177,380 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.

(e) Represents 3,203,118 shares of Series A preferred stock and 1,720,406 shares of Series B preferred stock held by Whitney Equity Partners, L.P.; 3,359,852 shares of Series B preferred stock and 3,905,882 shares of Series C preferred stock held by J.H. Whitney III, L.P.; 80,961 shares of Series B preferred stock and 94,118 shares of Series C preferred stock held by Whitney Strategic Partners III, L.P.; and 312,500 shares of common stock held by J.H. Whitney Mezzanine Fund, L.P. Each of these funds is affiliated with J.H. Whitney & Co. Each of Mr. Stone and Mr. Matthews disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in such funds. The business address for Mr. Stone, Mr. Matthews and the Whitney funds is 177 Broad Street, Stamford, Connecticut 06901.

(f) Messrs. Sorrel, McInerney and Rupert are each principals of Welsh, Carson, Anderson & Stowe and acquired directly 50,000, 262,973 and 25,000 shares of Series C preferred stock, respectively. Messrs. Sorrel, McInerney and Rupert each disclaim beneficial ownership of the shares held by Welsh, Carson. The business address for Messrs. Sorrel, McInerney and Rupert and Welsh, Carson is 320 Park Avenue, Suite 2500, New York, New York 10022.

(g) Andrew R. Heyer, an employee of an affiliate of Canadian Imperial Bank of Commerce, along with Jay R. Bloom and Dean C. Kehler, who are also employees of an affiliate of Canadian Imperial Bank of Commerce, have shared power to vote and dispose of the Series C preferred stock reported in the table. The business address for Canadian Imperial Bank of Commerce is 161 Bay Street, PP Box 500, M51 258, Toronto, Canada, and the business address for Mr. Heyer is 425 Lexington Avenue, 3rd Floor, New York, New York 10017.

(h) All of the Series C preferred shares reported as beneficially owned by Mr. Price are held by The Price Family Limited Partnership. Mr. Price disclaims beneficial ownership of all such shares.

(i) Messrs. Donahue and Shindler are executive officers of Nextel, own no shares directly and disclaim beneficial ownership of the shares held by Nextel. The business address for Messrs. Donahue and Shindler and Nextel is 2001 Edmund Halley Drive, Reston, Virginia 20191.

(j) The general partner and investment manager of Caravelle Investment Fund, L.L.C. are affiliates of Andrew R. Heyer, Jay R. Bloom and Dean C. Kehler. See footnote (g). The business address for Caravelle is 425 Lexington Avenue, New York, New York 10017.

(k) The business address for Waller-Sutton Media Partners, L.P. is c/o Waller-Sutton Management Group, Inc., 1 Rockefeller Plaza, New York, New York 10020.

(l) The business address for Kitty Hawk Capital is 2700 Coltsgate Road, Suite 202, Charlotte, North Carolina 28211.

(m) Includes shares held in customer accounts over which partners and employees of Gilder, Gagnon, Howe & Co. have discretionary power to sell.

(n) Includes 177,380 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.

(o) Includes 115,840 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days and 755,000 shares held by the Peter Jeffrey Family Trust. Mr. Jeffrey disclaims beneficial ownership of the shares held by the trust.

(p) Includes 7,722 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.

(q) Includes 421,130 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a summary of the material terms and provisions of Holdings' capital stock. Holdings' amended and restated certificate of incorporation authorizes 300,000,000 shares of common stock, $0.001 par value per share, and 70,749,625 shares of preferred stock, of which 3,462,830 shares have been designated as Series A convertible preferred stock, 7,000,000 shares have been designated as Series B convertible preferred stock and 60,286,795 shares have been designated as Series C convertible preferred stock.

     As of September 30, 1999, there were:

      --   19,060,219 shares of common stock issued and outstanding;

      --   3,462,830 shares of Series A preferred stock issued and outstanding;

      --   7,000,000 shares of Series B preferred stock issued and outstanding;
           and

      --   60,286,795 shares of Series C preferred stock issued and outstanding.

     All of the shares of Series A, Series B and Series C preferred stock will convert into shares of common stock on a one-for-one basis in connection with the consummation of this offering. Holdings is not authorized to issue any preferred stock other than the outstanding Series A, Series B and Series C preferred stock. In addition:

      -- 1,000,000 shares of common stock are reserved for issuance under our employee stock purchase plan;

      -- 4,160,650 shares of common stock are reserved for issuance upon exercise of stock options available for future grant under the stock incentive plan;

      -- 5,667,975 shares of common stock are reserved for issuance upon exercise of stock options granted under the stock incentive plan; and

      -- 70,749,625 shares of common stock are reserved for issuance upon the conversion of the preferred stock.

COMMON STOCK

     Holdings has two classes of authorized common stock which are identical in all respects except that one class is non-voting. If a Holdings stockholder is deemed a regulated entity under the Bank Holding Company Act of 1956, as amended, its shares of common stock over 5% of the total issued and outstanding common stock will become non-voting until transferred to a non-regulated entity. The voting common stock is entitled to one vote per share. All outstanding shares of common stock are validly issued, fully paid and nonassessable. The common stock holders have no cumulative rights, subscription, redemption, sinking fund or conversion rights and preferences. There are no preemptive rights other than those granted under the stockholders' agreement. See "Certain Transactions--Stockholders' Agreement." Subject to preferences that may be applicable to the Series A, Series B and Series C preferred stock, the common stock holders will be entitled to receive such dividends as the board of directors may declare out of funds legally available for that purpose. The rights and preferences of the common stock holders are subject to the rights of the preferred stock holders.

PREFERRED STOCK

     CONVERSION. The preferred stock will automatically convert into common stock upon Holdings' completion of a firm commitment underwritten initial public offering raising gross proceeds of at least $150.0 million at an offering price per share greater than or equal to $8.00. Therefore, upon consummation of this offering, all shares of preferred stock will convert into shares of common stock. Until then, each holder of Series A, Series B and Series C preferred stock has the right to convert his or her shares at any time. Currently each share of preferred stock is convertible into one share of common stock, subject to adjustment in the event of:

      --   any dividend or distribution made in shares of common stock;

      -- subdivision, combination or reclassification of Holdings' outstanding common stock;

      --   any issue of common stock at less than a specified price per share;

      -- any issue of rights, options or warrants to subscribe for or purchase shares of common stock at less than a specified price per share;

      -- any issue of rights for the purchase of shares of common stock or other securities convertible or exchangeable into shares of common stock at less than a specified price per share; and

      -- any Holdings distribution, to the common stock holders of any shares of its capital stock, other than common stock, or evidence of indebtedness, cash or other assets.

     DIVIDENDS. The holders of outstanding shares of preferred stock are not entitled to receive dividends. However, when, as and if Holdings' board of directors declares and pays a dividend on the common stock out of funds legally available for that purpose, Holdings will declare and pay to each preferred stock holder a dividend equal to the dividend that would have been payable to such holder if his or her shares of preferred stock had been converted into common stock on the date of determination of common stock holders entitled to receive such dividend. No dividends will be paid on the common stock until all accumulated and unpaid dividends have been paid on the preferred stock, or with the prior written consent of 75% of the holders of outstanding preferred stock voting as a single class. Accrued and unpaid dividends on the preferred stock will be payable upon Holdings' liquidation, dissolution or winding-up.

     LIQUIDATION. In the event of any liquidation, dissolution or winding-up of Holdings, either voluntary or involuntary, before any distribution or payment to holders of common stock or other capital stock, other than the Series A, the Series B and the Series C preferred stock, the preferred stock holders shall be entitled to receive an amount equal to the applicable liquidation preference. The liquidation preference, for this purpose, is equal to the original issue price plus all unpaid, accrued and accumulated dividends on the Series A, the Series B and the Series C preferred stock. If Holdings' assets are insufficient to permit payment in full to all the preferred stock holders, the assets shall be distributed ratably among them. Any remaining assets available for distribution shall be distributed to the common stock holders.

     VOTING. Each of the Series A, the Series B and the Series C preferred stock holders is entitled to such number of votes equal to the whole number of shares of common stock into which such holder's preferred stock is convertible immediately after the close of business on the record date of the meeting.

SPECIAL REQUIRED APPROVAL

     Holdings may not take the following actions without approval by vote or written consent of the holders of 60% of all issued shares of the Series A, the Series B and the Series C preferred stock, voting as a single class:

      -- the consummation of any sale or transfer of all or substantially all of Holdings' assets, or any consolidation or merger with or into any other corporation or corporations;

      -- any amendment, restatement or modification of Holdings' certificate of incorporation or bylaws which adversely affects the respective preferences, qualifications, special or relative rights, or privileges of preferred stock holders or which adversely affects the common stock or its holders, provided, however, that any such change which adversely affects the preferences, qualifications, special or relative rights or privileges of any series of preferred stock but does not affect the other series of preferred stock in a substantially similar manner shall require the prior consent of the holders of a majority of the outstanding shares of the affected series of preferred stock;

      --   Holdings' voluntary dissolution, liquidation or winding-up; or

      -- the authorization, creation or issuance of any shares of capital stock or other securities which are ranked prior to or ratably with the preferred stock, increase the authorized amount of the preferred stock, increase the authorized amount of any additional class of shares of stock which are ranked prior to or ratably with the preferred stock, or create or authorize any obligation or security convertible into shares of preferred stock or any other class of stock which is ranked prior to or ratably with the preferred stock as to dividends and the distribution of assets on Holdings' liquidation, dissolution or winding up.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITY

     SpectraSite Communications, Inc., a wholly-owned subsidiary of Holdings, entered into a credit agreement, dated as of April 20, 1999, with CIBC Oppenheimer Corp., now known as CIBC World Markets Corp., Credit Suisse First Boston, New York Branch, and certain other lenders. This credit facility provides a $500.0 million credit facility. Proceeds from the credit facility were used to consummate the Nextel tower acquisition, and future borrowings will be used to finance the construction and acquisition of additional towers and for working capital and general corporate purposes.

     The following is a summary of the material terms of the credit facility. This summary is qualified in its entirety by the final terms of the credit facility.

     The credit facility consists of:

      -- a $50.0 million revolving credit facility that may, subject to the satisfaction of certain financial covenants, be drawn at any time and from time to time prior to December 31, 2005, at which time all amounts drawn under the revolving credit facility must be paid in full;

      -- a $300.0 million multiple draw term loan that may be drawn at any time and from time to time through March 31, 2002; the amount drawn must be repaid in quarterly installments commencing on June 30, 2002 and ending on December 31, 2005; and

      -- a $150.0 million term loan that was drawn in full at the closing of the Nextel tower acquisition and that amortizes at a rate of 1.0% annually, payable in quarterly installments beginning in 2002, $67.5 million on March 31, 2006 with the balance due on June 30, 2006.

     In addition, the credit facility contemplates borrowings to be funded by affiliates of certain of Holdings' stockholders subject to the approval of a majority of the lenders under the credit facility and the consent of such affiliates.

     The revolving credit loans and the multiple draw term loans will bear interest, at SpectraSite Communications' option, at either:

      -- Canadian Imperial Bank of Commerce's base rate, plus an applicable margin of 1.5% per annum initially, which margin after a period of time may decrease based on a leverage ratio; or

      -- the reserve adjusted London interbank offered rate, plus an applicable margin of 3.0% per annum initially, which margin after a period of time may decrease based on a leverage ratio.

     The term loan bears interest, at SpectraSite Communications' option, at either:

      -- Canadian Imperial Bank of Commerce's base rate, plus 2.0% per annum, which margin after a period of time may decrease based on a leverage ratio; or

      -- the reserve adjusted London interbank offered rate, plus 3.5% per annum, which margin after a period of time may decrease based on a leverage ratio.

     SpectraSite Communications will be required to pay a commitment fee of between 1.25% and 0.50% per annum in respect of the undrawn portion of the multiple draw term loan, depending on the amount undrawn. SpectraSite Communications will be required to pay a commitment fee of 0.50% per annum in respect of the undrawn portion of the revolving credit facility.

     SpectraSite Communications may be required to prepay the credit facility in part upon the occurrence of certain events, such as a sale of assets, the incurrence of certain additional indebtedness, the issuance of equity and the generation of excess cash flow.

Holdings and each of SpectraSite Communications' subsidiaries has guaranteed SpectraSite Communications' obligations under the credit facility. The credit facility is further secured by:

      -- substantially all the tangible and intangible assets of SpectraSite Communications and its subsidiaries; and

      -- a pledge of all of the capital stock of SpectraSite Communications and of all of its subsidiaries.

     The credit facility contains a number of covenants that, among other things, restrict the ability of Holdings, SpectraSite Communications and their subsidiaries to:

      --   incur additional indebtedness;

      --   create liens on assets;

      -- make investments, make acquisitions, or engage in mergers or consolidations;

      --   dispose of assets;

      --   enter into new lines of business;

      --   engage in certain transactions with affiliates; and

      --   pay dividends or make capital distributions.

     SpectraSite Communications, however, will be permitted to pay dividends after July 15, 2003, for the purpose of paying interest on the 2008 notes and the 2009 notes so long as no default under the credit facility then exists or would exist after giving effect to such payment.

     In addition, the credit facility requires compliance with certain financial covenants, including requiring SpectraSite Communications and its subsidiaries, on a consolidated basis, to maintain:

      --   a maximum ratio of total debt to annualized EBITDA;

      --   a minimum interest coverage ratio;

      --   a minimum fixed charge coverage ratio; and

      --   a minimum annualized EBITDA, for the first year only.

     SpectraSite Communications does not expect that such covenants will materially impact its ability and the ability of its subsidiaries to operate their respective businesses.

     The credit facility contains customary events of default.

SENIOR DISCOUNT NOTES

     On June 26, 1998, Holdings issued $225.2 million in aggregate principal amount at maturity of its 12% senior discount notes due 2008 under an indenture between Holdings and the United States Trust Company of New York, as trustee. The 2008 notes mature on July 15, 2008 and rank equally with the 2009 notes.

     The 2008 notes were issued at a substantial discount to their principal amount and were sold to investors at a price that yielded gross proceeds to SpectraSite of $125.0 million. The 2008 notes accrete daily at a rate of 12% per year, compounded semiannually, to an aggregate principal amount of $225.2 million as of July 15, 2003. Cash interest will not accrue on the 2008 notes prior to July 15, 2003. Commencing July 15, 2003, cash interest on the 2008 notes will accrue and be payable semiannually in arrears on each January 15 and July 15, commencing January 15, 2004, at a rate of 12% per year. Except as described in this paragraph, the 2008 notes are not redeemable at Holdings' option prior to July 15, 2003. Thereafter, the 2008 notes will be subject to redemption at any time at the option of Holdings, in whole or in part, at the redemption prices set forth in the indenture plus accrued and unpaid interest thereon, if any, to the applicable redemption date. In addition, from time to time prior to July 15, 2001, SpectraSite may on one or more occasions redeem up to 25% of the aggregate principal amount at maturity of the 2008 notes issued at a redemption price of 112% of their accreted value, to the redemption date, with the net cash proceeds from one or more equity offerings; provided, however, that at least 75% of the aggregate principal amount at maturity of 2008 notes originally issued remains outstanding immediately after the occurrence of such redemption.

     On April 20, 1999, Holdings issued $586.8 million in aggregate principal amount at maturity of its 11 1/4% senior discount notes due 2009 under an indenture between Holdings and the United States Trust Company of New York, as trustee. The 2009 notes mature on April 15, 2009 and rank equally with the 2008 notes.

     The 2009 notes were issued at a substantial discount to their principal amount and were sold to investors at a price that yielded gross proceeds to SpectraSite of $340.0 million. The 2009 notes accrete daily at a rate of 11 1/4% per annum, compounded semiannually, to an aggregate principal amount of $586.8 million as of April 15, 2004. Cash interest will not accrue on the 2009 notes prior to April 15, 2004. Commencing April 15, 2004, cash interest on the 2009 notes will accrue and be payable semiannually in arrears on each October 15 and April 15, commencing October 15, 2004, at a rate of 11 1/4% per annum.

     Except as described in this paragraph, the 2009 notes are not redeemable at Holdings' option prior to April 15, 2004. Thereafter, the 2009 notes will be subject to redemption at any time at the option of Holdings, in whole or in part, at the redemption prices set forth in the indenture plus accrued and unpaid interest thereon, if any, to the applicable redemption date. In addition, from time to time prior to April 15, 2002, SpectraSite may on one or more occasions redeem up to 35% of the aggregate principal amount at maturity of the 2009 notes issued at a redemption price of 111.25% of their accreted value, to the redemption date, with the net cash proceeds from one or more equity offerings; provided, however, that at least 65% of the aggregate principal amount at maturity of 2009 notes originally issued remains outstanding immediately after the occurrence of such redemption.

     The 2008 notes and the 2009 notes are general unsecured obligations of Holdings, rank senior in right of payment to any future indebtedness of Holdings which is made expressly junior to, the notes and rank equal in right of payment with all current and future unsecured senior indebtedness of Holdings. All of the operations of Holdings are conducted through its subsidiaries, and Holdings' subsidiaries did not guarantee the 2008 notes nor the 2009 notes. Accordingly, the 2008 notes and the 2009 notes are effectively subordinated to all indebtedness and all other liabilities or obligations of such subsidiaries, including borrowings under the $500.0 million credit facility.

     Upon the occurrence of a change of control, the holders of the 2008 notes and the holders of the 2009 notes have the right to require Holdings to repurchase such holders' 2008 notes, in whole or in part, at a price equal to 101% of their accreted value or principal amount, as applicable, plus accrued and unpaid interest, if any, to the date of purchase.

     The indentures governing the 2008 notes and the 2009 notes contain certain covenants that, among other things, limit the ability of Holdings and its subsidiaries to:

      --   incur additional indebtedness and issue preferred stock;

      --   pay dividends or make certain other restricted payments;

      --   enter into transactions with affiliates;

      --   make certain asset dispositions;

      -- merge or consolidate with, or transfer substantially all its assets to, another entity;

      --   create liens securing indebtedness; and

      -- permit subsidiaries to incur restrictions on their ability to pay dividends to Holdings.

     However, all of these limitations are subject to a number of important qualifications.

     On March 24, 1999, Holdings received consents from all holders of the 2008 notes to certain amendments to the indenture governing the 2008 notes. The indenture amendments allowed for consummation of the Nextel tower acquisition and the related financing transactions.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the consummation of the Westower merger, there was no market for our common stock. We cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

     Upon completion of this offering, we will have outstanding           shares
of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options, which, as of September 30, 1999, were
vested for an aggregate of                shares of common stock and will vest
for an additional                shares of common stock in the future. Of these
shares, the           shares, or           shares if the underwriters exercise
their over-allotment option in full, of common stock sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act. Approximately 74,147,932 shares of common stock outstanding, including shares of common stock issued upon conversion of outstanding preferred stock, will be restricted securities under Rule 144 and may in the future be sold without registration under the Securities Act to the extent permitted by Rule 144 or any other applicable exemption under the Securities Act. Some holders of outstanding shares of common stock immediately prior to the offering may, under certain circumstances, include their shares in a registration statement filed by Holdings for a public offering of common stock. Some existing stockholders also have the right to demand that we register their shares of common stock for resale. See "Certain Transactions--Registration Rights Agreement."

     Each of Holdings and the directors, executive officers and certain other stockholders of Holdings has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus sell shares of common stock or take related actions, subject to limited exceptions, all as described under "Underwriters." In addition, certain executive officers, directors and stockholders of Holdings are subject to certain transfer restrictions under a stockholders' agreement. See "Certain Transactions--Stockholders' Agreement."

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

      -- one percent of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering, or

      -- the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

     Sales under Rule 144 also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of SpectraSite at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Rule 701 permits resales of shares in reliance on Rule 144 but without compliance with specified restrictions of Rule 144. Any employee, officer or director of or consultant to SpectraSite who purchased his or her shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell those shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares.

     We have filed registration statements on Form S-8 under the Securities Act covering shares of common stock subject to outstanding options under our stock incentive plan. Based on the number of shares subject to outstanding options at September 30, 1999 and currently reserved for issuance under the stock incentive plan, the stock incentive plan registration statement covers 10,000,000 shares
issuable on exercise of the options, of which             options have vested.
Accordingly, subject to the exercise of those options and any applicable lock-up agreements, shares registered under that registration statement are available for sale in the open market. We also have reserved 1,000,000 shares for issuance under our employee stock purchase plan. We currently do not expect to issue shares under this plan before September 30, 2000. Also, beginning 90 days after the date of this offering, some holders of shares of common stock will be entitled to registration rights for their shares of common stock for offer and sale to the public. However, under lock-up agreements with the underwriters, those rights will not be available for exercise until 180 days after the date of this prospectus. See "Certain Transactions--Registration Rights Agreement" and "Underwriters."

      CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS TO NON-U.S. HOLDERS

     The following is a summary of the material United States federal income, estate and gift tax consequences of the purchase, ownership and disposition of the common stock by holders that are non-U.S. holders, as that term is defined below. This summary does not purport to be a complete analysis of all potential tax effects and is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. Unless otherwise specifically noted, this summary applies only to those persons that hold the common stock as capital asset within the meaning of
Section 1221 of the Internal Revenue Code.

     This summary is for general information only and does not address the tax consequences to taxpayers who are subject to special rules or circumstances. This summary does not address any tax consequences arising under any state, municipality, foreign country or other taxing jurisdiction. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of purchasing, owning and disposing of the common stock, including the investor's status as a non-U.S. holder, as well as any tax consequences that may arise under the laws of any state, municipality, foreign country or other taxing jurisdiction.

GENERAL

     For purposes of this discussion, a non-U.S. holder is a beneficial owner of the common stock that is not:

          (1) a citizen or individual resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

          (2) a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, created or organized under the laws of the United States, any State thereof or the District of Columbia unless, in the case of a partnership, otherwise provided by regulation;

          (3) an estate the income of which is subject to United States federal income tax without regard to its source; or

          (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as a U.S. holder prior to such date, may elect to continue to be treated as a U.S. holder.

DIVIDENDS

     Dividends, if any, paid to a non-U.S. holder will generally be subject to the withholding of United States federal income tax at the rate of 30% of the gross amount of such dividends, unless:

      -- the dividends are effectively connected with the conduct of a trade or business or, if an income tax treaty applies, are attributable to a permanent establishment, as defined therein, within the United States of the non-U.S. holder, and such non-U.S. holder furnishes to SpectraSite or its agent a duly executed Internal Revenue Service Form W-8ECI, or any successor form; or

      -- such non-U.S. holder is entitled to a reduced withholding tax rate pursuant to any applicable income tax treaty.

     For purposes of determining whether tax will be withheld at a reduced rate as specified by an income tax treaty, current law permits SpectraSite to presume that dividends paid to an address in a foreign country are paid to a resident of such country absent definite knowledge that such presumption is not warranted. However, under newly issued U.S. Treasury regulations, in the case of dividends paid after December 31, 2000, in order to obtain a reduced rate of withholding under an income tax treaty, a non-U.S. holder generally will be required to furnish to SpectraSite or its agent a duly executed Internal Revenue Service Form W-8BEN, or any successor form, certifying, under penalties of perjury, that such non-U.S. holder is entitled to benefits under an income tax treaty. The new regulations also provide special rules for dividend payments made to foreign intermediaries, U.S. or foreign wholly-owned entities that are disregarded for U.S. federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction or both. Prospective investors should consult their tax advisors concerning the effect, if any, of the adoption of these new U.S. Treasury regulations on an investment in the common stock. A non-U.S. holder who is eligible for a reduced withholding rate may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.

     Dividends paid to a non-U.S. holder that are effectively connected with the conduct of a trade or business, or, if an income tax treaty applies, are attributable to a permanent establishment, as defined therein, within the United States of the non-U.S. holder will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to United States persons. In the case of a non-U.S. holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the non-U.S. holder is a qualified resident of the treaty country.

GAIN ON SALE OR OTHER DISPOSITION

     A non-U.S. holder generally will not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of the common stock, unless:

          (1) the gain is effectively connected with the conduct of a trade or business, or, if an income tax treaty applies, is attributable to a permanent establishment, as defined therein, within the United States of the non-U.S. holder or of a partnership, trust or estate in which such non-U.S. holder is a partner or beneficiary;

          (2) SpectraSite has been, is or becomes a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code at any time within the shorter of the five-year period preceding such sale or other disposition or such non-U.S. holder's holding period for the common stock; or

          (3)  the non-U.S. holder is an individual that:

             (a) is present in the United States for 183 days or more in the taxable year of the sale or other disposition; and

             (b) either (i) has a tax home in the United States, as specially defined for purposes of the United States federal income tax, or (ii) maintains an office or other fixed place of business in the United States and the gain from the sale or other disposition of the common stock is attributable to such office or other fixed place of business.

     Gains realized by a non-U.S. holder that are effectively connected with the conduct of a trade or business, or, if an income tax treaty applies, are attributable to a permanent establishment, as defined therein, within the United States of the non-U.S. holder will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to United States persons. In the case of a non-U.S. holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the non-U.S. holder is a qualified resident of the treaty country.

     A corporation is generally considered to be a United States real property holding corporation if the fair market value of its United States real property interests within the meaning of Section 897(c)(1) of the Internal Revenue Code equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus the fair market value of any other of its assets used or held for use in a trade or business. The determination of the fair market value of our assets and, therefore, whether we are a United States real property holding corporation at any given time will depend on the particular facts and circumstances applicable at the time. Currently, it is our best estimate that the fair market value of our United States real property interests is approximately 50% of the fair market value of our United States and non-United States real property interests and our other assets used or held for use in our trade or business. Therefore, we believe that it is likely that we currently are a United States real property holding corporation. Because the determination of whether we are a United States real property holding corporation is based on the fair market value of our United States real property interests and our other assets, it is difficult to predict whether we will be a United States real property holding corporation in the future.

     Nevertheless, even if we are or have been a United States real property holding corporation, a non-5% holder, as defined below, that is not otherwise taxed under any other circumstance described above will not be taxed on any gain realized on the sale or other disposition of the common stock if, at any time during the calendar year of the disposition, the common stock was regularly traded on an established securities market. A non-5% holder is a non-U.S. holder that did not beneficially own, directly or indirectly, more than 5% of the total fair market value of the common stock at any time during the shorter of the five-year period ending on the date of disposition and the period that the common stock was held by the non-U.S. holder. The common stock is quoted on the Nasdaq National Market. Although the matter is not free from doubt, the common stock should be considered to be regularly traded on an established securities market during the time it is regularly quoted on Nasdaq.

     If we are treated as a United States real property holding corporation and either the common stock is not considered to be regularly traded on an established securities market or the selling non-U.S. holder does not qualify as a non-5% holder, then the selling non-U.S. holder will be taxed on any gain realized on the disposition of such holder's common stock on a net income basis at the rates and in the manner applicable to United States persons.

     Furthermore, if we are treated as a United States real property holding corporation and the common stock is not considered to be regularly traded on an established securities market, the person acquiring the common stock from the selling non-U.S. holder generally will be required to withhold a withholding tax at a rate of 10% from the gross amount of the proceeds of the sale. The witholding tax will be creditable against the selling non-U.S. holder's United States federal income tax liability and might entitle the non-U.S. holder to a refund upon furnishing required information to the Internal Revenue Service. In addition, the witholding tax rate may be reduced or eliminated by obtaining a withholding certificate from the Internal Revenue Service in accordance with applicable U.S. Treasury regulations.

     We urge all non-U.S. holders to consult their own tax advisors regarding the application of the foregoing rules to them.

     Individual non-U.S. holders may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expatriates, including former long-term residents of the United States.

FEDERAL ESTATE AND GIFT TAXES

     Common stock owned or treated as owned by a non-U.S. holder at the date of death will be included in such individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

     A non-U.S. holder will not be subject to United States federal gift tax on a transfer of common stock, unless such person is an individual domiciled in the United States or such person is an individual subject to provisions of United States federal gift tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     SpectraSite must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, such non-U.S. holder, regardless of whether tax was actually withheld and whether withholding was reduced by an applicable income tax treaty. Under certain income tax treaties and other agreements, that information may also be made available to the tax authorities of the country in which the non-U.S. holder resides.

     United States federal backup withholding, which generally is withholding tax imposed at the rate of 31% on certain payments to persons not otherwise exempt who fail to furnish certain identifying information, will generally not apply to dividends paid to a non-U.S. holder that are subject to withholding at the 30% rate, or that are subject to withholding at a reduced rate under an applicable income tax treaty. Under current law, dividends paid to a non-U.S. holder at an address outside of the United States are subject to withholding at the rate of 30% or a reduced rate under an applicable income tax treaty, unless the payor has knowledge that the payee is a United States person.

     Under newly issued U.S. Treasury regulations, in the case of dividends paid after December 31, 2000, a non-U.S. holder will generally be subject to backup withholding, unless certain certification procedures, or in the case of payments made outside of the United States with respect to an offshore account, certain documentary evidence procedures, are satisfied, directly or through a foreign intermediary.

     The backup withholding and information reporting requirements will generally also apply to the gross proceeds paid to a non-U.S. holder upon the sale or other disposition of common stock by or through a United States office of a United States or foreign broker, unless the non-U.S. holder certifies to the broker under penalties of perjury as to, among other things, its name, address and status as a non-U.S. holder by filing the Service's Form W-8BEN, or any successor form with the broker, or unless the non-U.S. holder otherwise establishes an exemption.

     Information reporting requirements, but not backup withholding, will generally apply to a payment of the proceeds of a sale or other disposition of common stock effected at a foreign office of:

          (i)  a United States broker,

         (ii) a foreign broker 50% or more of whose gross income for certain periods is effectively connected with the conduct of a trade or business within the United States,

        (iii) a foreign broker that is a controlled foreign corporation for United States federal income tax purposes, or

         (iv) pursuant to newly issued U.S. Treasury regulations effective after December 31, 2000, a foreign broker that is

             (A) a foreign partnership one or more of whose partners are U.S. persons that in the aggregate hold more than 50% of the income or capital interest in the partnership at any time during its tax year, or

             (B) a foreign partnership engaged at any time during its tax year in the conduct of a trade or business in the United States, unless the broker has certain documentary evidence in its records that the holder is a non-U.S. holder, and the broker has no knowledge to the contrary, and certain other conditions are met, or unless the non-U.S. holder otherwise establishes an exemption.

     Neither backup withholding nor information reporting will generally apply to a payment of the proceeds of a sale or other disposition of common stock effected at a foreign office of a foreign broker not subject to the preceding paragraph. Prospective investors should consult their tax advisors concerning the effect, if any, of the adoption of the newly issued U.S. Treasury regulations on backup withholding and information reporting on an investment in the common stock.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-U.S. holder's United States federal income tax liability, provided that the non-U.S. holder files an appropriate claim for a refund with the Internal Revenue Service.

                                  UNDERWRITERS

     Under the terms and subject to the conditions of an underwriting agreement dated the date of this prospectus, the U.S. underwriters named below, for whom Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., CIBC World Markets Corp., Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc. and Lehman Brothers Inc. are acting as U.S. representatives, and the international underwriters named below for whom Morgan Stanley & Co. International Limited, Goldman Sachs International, CIBC World Markets plc, Credit Suisse First Boston (Europe) Limited, Deutsche Bank AG London and Lehman Brothers International (Europe) are acting as international representatives, have severally agreed to purchase, and Holdings has agreed to sell to them, severally, the number of shares of our common stock indicated below:

                                                              NUMBER OF
NAME                                                           SHARES
----                                                          ---------
U.S. Underwriters:

  Morgan Stanley & Co. Incorporated.........................
  Goldman, Sachs & Co. .....................................
  CIBC World Markets Corp. .................................
  Credit Suisse First Boston Corporation....................
  Deutsche Bank Securities Inc. ............................
  Lehman Brothers Inc. .....................................
                                                              --------
     Subtotal...............................................
International Underwriters:
  Morgan Stanley & Co. International Limited................
  Goldman Sachs International...............................
  CIBC World Markets plc ...................................
  Credit Suisse First Boston (Europe) Limited...............
  Deutsche Bank AG London...................................
  Lehman Brothers International (Europe)....................
                                                              --------
     Subtotal...............................................
                                                              --------
       Total................................................
                                                              ========

     The U.S. underwriters and the international underwriters, and the U.S. representatives and the international representatives, are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from Holdings and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of specific legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, if any are purchased. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

     In the agreement between the U.S. and international underwriters, sales may be made between the U.S. underwriters and international underwriters of any number of shares as may be mutually agreed. The per share price of any shares so sold by the underwriters shall be the public offering price listed on the cover page of this prospectus, in United States dollars, less an amount not greater than the per share amount of the concession to dealers described below.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a
concession not in excess of $          a share under the public offering price.
Any underwriter may allow, and such dealers may reallow, a concession not in
excess of $          a share to other
underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be changed by the representatives.

     Holdings has granted to the U.S. underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The U.S. underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each U.S. underwriter will become obligated, subject to specified conditions, to purchase about the same percentage of additional shares of common stock as the number listed next to the U.S. underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all U.S. underwriters in the preceding table. If the U.S. underwriters' option is exercised in full, the total price to the public for
this offering would be $          , the total underwriters' discounts and
commissions would be $          and total proceeds to SpectraSite would be
$          .

     Our common stock is quoted on the Nasdaq National Market under the symbol "SITE."

     At the request of SpectraSite, the underwriters have reserved for sale, at
the public offering price, up to          shares offered by this prospectus for
directors, officers, employees, business associates, and related persons of SpectraSite. Morgan Stanley & Co. Incorporated will administer the directed share program. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased, will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

     Each of Holdings and the directors, executive officers and certain other stockholders of Holdings, has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

      -- offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

      -- enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, these directors, executive officers and stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock.

     The restrictions described in the preceding paragraph do not apply to:

      -- the sale of shares to the underwriters under the underwriting agreement;

      -- the issuance by Holdings of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

      -- transactions by any person other than Holdings relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering;

      -- the pledge or transfer of shares in accordance with certain provisions of the stockholders' agreement;

      --   the pledge of shares to us by our employees to secure loans from us;
           or

      -- any disposition made among such persons' family members or affiliates.

     In order to facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of common stock. Specifically, the underwriters may agree to sell or
allot more shares than the           shares of our common stock which we have
agreed to sell them. This over-allotment would create a short position in our common stock for the underwriters' account. To cover any over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. The underwriters have reserved the right to reclaim selling concessions in order to encourage underwriters and dealers to distribute the common stock for investment, rather than for short-term profit taking. Increasing the proportion of the offering held for investment may reduce the supply of common stock available for short-term trading. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     From time to time, some of the underwriters have provided, and may continue to provide, investment banking services to us. Affiliates of CIBC World Markets Corp. and Credit Suisse First Boston Corporation are acting as agents and lenders under SpectraSite's credit facility and each receives fees customary for performing those services. Credit Suisse First Boston Corporation, Lehman Brothers Inc. and CIBC World Markets Corp. were initial purchasers of Holdings' 2008 notes in June 1998, and each received customary fees for their services. In addition, CIBC World Markets Corp., Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated were initial purchasers of Holdings' 2009 notes in April 1999 and each received customary fees for their services.

     Holdings and the underwriters have agreed to indemnify each other against a variety of liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Dow, Lohnes & Albertson, PLLC, Washington, D.C., will pass upon the validity of the shares of common stock offered by this prospectus. Davis Polk & Wardwell in New York, New York will pass upon certain matters for the underwriters.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements for the period from inception (April 25, 1997) to December 31, 1997 and the year ended December 31, 1998 and the consolidated financial statements of our predecessor, Telesite Services, LLC, for the year ended December 31, 1996 and for the period from January 1, 1997 to May 12, 1997 included in this registration statement, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     Westower's consolidated financial statements as of September 30, 1998 and for the seven months then ended and Summit's financial statements as of September 30, 1998 and for the nine months then ended have been included in this registration statement in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Westower's consolidated financial statements as of February 28, 1997 and February 28, 1998 and for the three years ended February 28, 1998 and Cord's financial statements as of June 30, 1998 and for the two years ended June 30, 1998 have been included in this prospectus in reliance on the report of Moss Adams LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of MJA Communications Corp. as of December 31, 1996 and December 31, 1997 and for the three years ended December 31, 1997, have been consolidated with those of Westower in this prospectus in reliance on the report of Lamn, Krielow, Dytrych & Darling, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Summit Communications LLC as of December 31, 1997 and for the period from inception, May 24, 1997, to December 31, 1997 have been included in this prospectus in reliance on the report of Shearer, Taylor & Co., P.A., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Holdings filed a registration statement on Form S-1 with the SEC for this offering, and this prospectus is part of that registration statement. For further information on SpectraSite, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

     Holdings files reports with the SEC as the Exchange Act requires. In addition, the indentures governing Holdings' outstanding notes require that we file Exchange Act reports with the SEC and provide those reports to the indenture trustee and holders of notes. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York and Chicago. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
SPECTRASITE HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets at September 30, 1999
(unaudited) and December 31, 1998...........................   F-3
Unaudited Condensed Consolidated Statements of Operations
  for the three and nine months ended September 30, 1999 and
  1998......................................................   F-4
Unaudited Condensed Consolidated Statement of Redeemable
  Convertible Preferred Stock and Shareholders' Equity
  (Deficiency) for the nine months ended September 30,
  1999......................................................   F-5
Unaudited Condensed Consolidated Statements of Cash Flows
  for the nine months ended September 30, 1999 and 1998.....   F-6
Notes to the Unaudited Condensed Consolidated Financial
  Statements................................................   F-7
Report of Independent Auditors..............................  F-14
Consolidated Balance Sheets as of December 31, 1997 and
  December 31, 1998.........................................  F-15
Consolidated Statements of Operations for the period from
  inception (April 25, 1997) to December 31, 1997 and for
  the year ended December 31, 1998..........................  F-16
Consolidated Statements of Redeemable Convertible Preferred
  Stock and Shareholders' Deficiency........................  F-17
Consolidated Statements of Cash Flows for the period from
  inception (April 25, 1997) to December 31, 1997 and for
  the year ended December 31, 1998..........................  F-18
Notes to Consolidated Financial Statements..................  F-19
TELESITE SERVICES, LLC
Report of Independent Auditors..............................  F-30
Consolidated Balance Sheet as of December 31, 1996..........  F-31
Consolidated Statements of Operations for the year ended
  December 31, 1996 and for the period from January 1, 1997
  through May 12, 1997......................................  F-32
Consolidated Statements of Members' Equity..................  F-33
Consolidated Statements of Cash Flows for the year ended
  December 31, 1996 and for the period from January 1, 1997
  through May 12, 1997......................................  F-34
Notes to Consolidated Financial Statements..................  F-35
WESTOWER CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets at September 30, 1998
  and June 30, 1999 (unaudited).............................  F-39
Unaudited Condensed Consolidated Statements of Operations
  for the three and nine months ended June 30, 1999 and
  1998......................................................  F-40
Unaudited Condensed Consolidated Statements of Stockholders'
  Equity for the nine months ended June 30, 1999............  F-41
Unaudited Condensed Consolidated Statements of Cash Flows
  for the nine months ended June 30, 1999 and 1998..........  F-42
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................  F-43
Reports of Independent Accountants..........................  F-50
Consolidated Balance Sheets as of February 28, 1997 and 1998
  and September 30, 1998....................................  F-53
Consolidated Statements of Income for the years ended
  February 29, 1996, February 28, 1997 and 1998 and for the
  seven months ended September 30, 1997 (unaudited) and
  1998......................................................  F-54

                                                              PAGE
                                                              ----
Consolidated Statements of Stockholders' Equity for the
years ended February 29, 1996, February 28, 1997 and 1998
and for the seven months ended September 30, 1998...........  F-55
Consolidated Statements of Cash Flows for the years ended
  February 29, 1996, February 28, 1997 and 1998 and for the
  seven months ended September 30, 1997 (unaudited) and
  1998......................................................  F-56
Notes to Consolidated Financial Statements..................  F-57
CORD COMMUNICATIONS, INC.
Report of Independent Auditors..............................  F-77
Balance Sheets as of June 30, 1998 and 1997.................  F-78
Statements of Operations for the years ended June 30, 1998
  and 1997..................................................  F-79
Statement of Changes in Stockholders' Equity (Deficit) for
  the years ended June 30, 1998 and 1997....................  F-80
Statements of Cash Flows for the years ended June 30, 1998
  and 1997..................................................  F-81
Notes to Financial Statements...............................  F-82
SUMMIT COMMUNICATIONS, LLC
Report of Independent Accountants...........................  F-90
Balance Sheets as of December 31, 1997 and September 30,
  1998......................................................  F-92
Statements of Income for the period from May 24, 1997
  (Inception) to December 31, 1997 and for the nine months
  ended September 30, 1998..................................  F-93
Statement of Members' Equity for the period from May 24,
  1997 (Inception) to December 31, 1997 and for the nine
  months ended September 30, 1998...........................  F-94
Statements of Cash Flows for the period from May 24, 1997
  (Inception) to December 31, 1997 and for the nine months
  ended September 30, 1998..................................  F-95
Notes to Financial Statements...............................  F-96

                           SPECTRASITE HOLDINGS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                   AT SEPTEMBER 30,1999 AND DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                        SEPTEMBER 30, 1999   DECEMBER 31, 1998
                                                        ------------------   -----------------
                                                           (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...........................      $  120,241           $ 99,548
  Short-term investments..............................              --             15,414
  Accounts receivable.................................          24,721              3,353
  Costs and estimated earnings in excess of
     billings.........................................           7,314                 --
  Inventories.........................................           4,055                 --
  Prepaid expenses and other..........................           2,825                253
                                                            ----------           --------
     Total current assets.............................         159,156            118,568
Property and equipment, net...........................         695,921             28,469
Goodwill and other intangible assets, net.............         257,834             12,757
Other assets..........................................          56,755              2,152
                                                            ----------           --------
     Total assets.....................................      $1,169,666           $161,946
                                                            ==========           ========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDER'S EQUITY (DEFICIENCY)
Current liabilities:
  Accounts payable....................................      $   24,548           $  1,635
  Accrued and other expenses..........................          13,936                809
  Billings in excess of costs and estimated
     earnings.........................................           2,986                 --
                                                            ----------           --------
     Total current liabilities........................          41,470              2,444
Long term debt........................................         155,718                 --
Senior discount notes.................................         501,382            132,689
Other long-term liabilities...........................              --                224
                                                            ----------           --------
     Total liabilities................................         698,570            135,357
                                                            ----------           --------
Redeemable convertible preferred stock (Series A and
  B)..................................................              --             40,656
                                                            ----------           --------
Shareholders' equity (deficiency):
Common stock ($.001 par value) 95,000,000 and
  20,000,000 shares authorized, 19,060,219 and 956,753
  shares issued and outstanding as of September 30,
  1999 and December 31, 1998, respectively............              19                  1
Convertible preferred stock (Series A, B and C).......         339,494                 --
Additional paid-in-capital............................         209,376                 --
Accumulated other comprehensive income................             135                 --
Accumulated deficit...................................         (77,928)           (14,068)
                                                            ----------           --------
     Total shareholders' equity (deficiency)..........         471,096            (14,067)
                                                            ----------           --------
     Total liabilities, redeemable preferred stock and
       shareholders' equity (deficiency)..............      $1,169,666           $161,946
                                                            ==========           ========

                           SPECTRASITE HOLDINGS, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                 (IN THOUSANDS)

                                     THREE MONTHS    THREE MONTHS     NINE MONTHS     NINE MONTHS
                                         ENDED           ENDED           ENDED           ENDED
                                     SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                         1999            1998            1999            1998
                                     -------------   -------------   -------------   -------------
Revenues:
Site leasing.......................    $ 16,436         $   170        $ 29,450         $   211
  Network services.................       9,644           1,520          13,967           5,154
                                       --------         -------        --------         -------
Total revenues.....................      26,080           1,690          43,417           5,365
                                       --------         -------        --------         -------
Operating expenses:
  Costs of operations excluding
     depreciation, amortization and
     selling, general and
     administrative expenses:
     Site leasing..................       5,463             117          10,490             143
     Network services..............       6,372             565           7,265           1,721
  Selling, general and
     administrative expenses.......      12,249           2,262          21,909           5,997
  Depreciation and amortization
     expense.......................      12,759             461          21,833             780
  Restructuring and non-recurring
     charges.......................       7,127              --           7,727              --
                                       --------         -------        --------         -------
Total operating expenses...........      43,970           3,405          69,224           8,641
                                       --------         -------        --------         -------
Loss from operations...............     (17,890)         (1,715)        (25,807)         (3,276)
                                       --------         -------        --------         -------
Other income (expense):
  Interest income..................       2,485           1,743           7,212           2,110
  Interest expense.................     (18,693)         (3,898)        (47,519)         (4,335)
  Other income (expense)...........        (295)            208            (295)            473
                                       --------         -------        --------         -------
     Total other income
       (expense)...................     (16,503)         (1,947)        (40,602)         (1,752)
                                       --------         -------        --------         -------
Loss before income taxes...........     (34,393)         (3,662)        (66,409)         (5,028)
Income tax expense.................         107              --             107              --
                                       --------         -------        --------         -------
Net loss...........................    $(34,500)        $(3,662)       $(66,516)        $(5,028)
                                       ========         =======        ========         =======
Loss applicable to common
  shareholders:
Net loss...........................    $(34,500)        $(3,662)       $(66,516)        $(5,028)
Accretion of redemption value of
  preferred stock..................          --            (626)           (760)         (1,396)
                                       --------         -------        --------         -------
Net loss applicable to common
  shareholders.....................    $(34,500)        $(4,288)       $(67,276)        $(6,424)
                                       ========         =======        ========         =======
Net loss per common share (basic
  and diluted).....................    $  (4.21)        $ (4.53)       $ (16.85)        $ (6.86)
                                       ========         =======        ========         =======
Weighted average common shares
  outstanding (basic and
  diluted).........................       8,188             947           3,993             937
                                       ========         =======        ========         =======

                           SPECTRASITE HOLDINGS, INC.

            UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF REDEEMABLE
       CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY (DEFICIENCY)
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                             (DOLLARS IN THOUSANDS)

                                     REDEEMABLE                                                              OTHER
                                     CONVERTIBLE      COMMON STOCK       CONVERTIBLE                     COMPREHENSIVE
                                      PREFERRED    -------------------    PREFERRED      ADDITIONAL         INCOME
                                        STOCK        SHARES     AMOUNT      STOCK      PAID-IN CAPITAL      (LOSS)
                                     -----------   ----------   ------   -----------   ---------------   -------------
Balance at December 31, 1998.......   $ 40,656        956,753    $ 1      $     --        $     --         $     --
Net loss...........................         --             --     --            --              --          (66,516)
Foreign currency translation
  adjustment.......................         --             --     --            --              --              135
                                                                                                           --------
Total comprehensive loss...........         --                                                             $(66,381)
                                                                                                           ========
Issuance of common stock...........         --     18,103,466     18            --         215,927
Stock issuance costs...............         --             --     --            --          (6,551)
Issuance of Series C preferred
  stock............................         --             --     --       301,494              --
Accretion of redemption value......        760             --     --            --              --
Cancellation of redemption status
  of preferred stock...............    (41,416)            --     --        38,000              --
                                      --------     ----------    ---      --------        --------
Balance at September 30, 1999......   $     --     19,060,219    $19      $339,494        $209,376
                                      ========     ==========    ===      ========        ========


                                     ACCUMULATED OTHER
                                       COMPREHENSIVE     ACCUMULATED
                                       INCOME (LOSS)       DEFICIT       TOTAL
                                     -----------------   -----------   ---------
Balance at December 31, 1998.......        $ --           $(14,068)    $ (14,067)
Net loss...........................          --            (66,516)      (66,516)
Foreign currency translation
  adjustment.......................         135                 --           135
Total comprehensive loss...........
Issuance of common stock...........          --                 --      (215,945)
Stock issuance costs...............          --                 --        (6,551)
Issuance of Series C preferred
  stock............................          --                 --       301,494
Accretion of redemption value......          --               (760)         (760)
Cancellation of redemption status
  of preferred stock...............          --              3,416        41,416
                                           ----           --------     ---------
Balance at September 30, 1999......        $135           $(77,928)    $(471,096)
                                           ====           ========     =========

                           SPECTRASITE HOLDINGS, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                                1999         1998
                                                              ---------    --------
OPERATING ACTIVITIES
Net loss....................................................  $ (66,516)   $ (5,028)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation..............................................     19,749         261
  Amortization of goodwill and other intangibles............      2,084         519
  Amortization of debt issuances costs......................     11,085          --
  Amortization of senior discount notes.....................     28,689       3,915
  Write-off of TeleSite goodwill............................      6,178          --
  Loss (gain) on sale of assets.............................         95        (472)
Changes in operating assets and liabilities net of
  acquisitions:
  Accounts receivable.......................................     (3,859)        436
  Costs and estimated earnings in excess of billings........       (552)         --
  Inventories...............................................       (147)         --
  Prepaid expenses and other................................     (1,938)       (149)
  Accounts payable..........................................     16,832      (1,217)
  Other current liabilities.................................      8,372        (359)
Other, net..................................................       (338)         --
                                                              ---------    --------
Net cash provided by operating activities...................     19,734         340
                                                              ---------    --------
INVESTING ACTIVITIES
Purchases of property and equipment.........................   (566,359)    (12,496)
Deposits on asset purchases.................................    (48,186)    (11,750)
Purchase of short-term investments..........................         --     (45,561)
Maturities of short-term investments........................     15,414          --
Acquisitions, net of cash acquired..........................    (78,720)     (1,989)
Proceeds from sale of assets................................         22         298
Other, net..................................................     (4,312)        150
                                                              ---------    --------
Net cash used in investing activities.......................   (682,141)    (71,348)
                                                              ---------    --------
FINANCING ACTIVITIES
Proceeds from issuance of common stock......................        900          --
Proceeds from issuance of preferred stock...................    231,494      28,000
Stock issuance costs........................................     (6,551)       (359)
Proceeds from issuance of long-term debt....................    150,052          --
Repayments of debt..........................................     (3,598)     (2,952)
Proceeds from issuance of senior discount notes.............    340,004     125,000
Debt issuance costs.........................................    (29,201)     (4,711)
                                                              ---------    --------
Net cash provided by financing activities...................    683,100     144,978
                                                              ---------    --------
Net increase in cash and cash equivalents...................     20,693      73,970
Cash and cash equivalents at beginning of period............     99,548       2,234
                                                              ---------    --------
Cash and cash equivalents at end of period..................    120,241      76,204
                                                              =========    ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest....................  $   4,498    $    211
                                                              =========    ========
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
Common stock issued for financing costs.....................  $   9,000    $     --
                                                              =========    ========
Series C preferred stock issued for purchase of property and
  equipment.................................................  $  70,000    $     --
                                                              =========    ========
Common stock issued for purchase of Westower Corporation....  $ 205,559    $     --
                                                              =========    ========

                           SPECTRASITE HOLDINGS, INC.

       NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     SpectraSite Holdings, Inc. ("SpectraSite") and its wholly owned subsidiaries (collectively referred to as the "Company") are principally engaged in providing services to companies operating in the telecommunications industry, including leasing of antenna sites on multi-tenant towers, network design, tower construction and antenna installation.

  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of SpectraSite and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements. Actual results could differ from those estimates.

  REVENUE RECOGNITION

     Site leasing revenues are recognized when earned. Escalation clauses present in the lease agreements with the Company's customers are recognized on a straight-line basis over the term of the lease. Service revenues from site selection, construction and construction management activities are derived under service contracts with customers which provide for billing on a time and materials or fixed price basis. Revenues are recognized as services are performed with respect to time and materials contracts. Revenues are recognized using the percentage-of-completion method for fixed price contracts, measured by the percentage of contract costs incurred to date compared to estimated total contract costs. Costs in excess of billings on uncompleted contracts represent revenues recognized in excess of amounts billed. Billings in excess of costs on uncompleted contracts represent billings in excess of revenues recognized. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

  INVENTORIES

     Inventories are stated at the lower of cost or market using the first-in, first-out method and consist primarily of materials purchased for future construction not associated with specific jobs

  INVESTMENTS

     Investments in entities in which the Company owns more than 20% but less than 50% are accounted for using the equity method. Under the equity method, the investment is stated at cost plus the Company's equity in net income (loss) of the entity since acquisition. The equity in net income (loss) of such entity is recorded in "Other income (expense)" in the accompanying condensed consolidated statements of operations.

  SIGNIFICANT CUSTOMERS

     In the three and nine months ended September 30, 1999, one customer accounted for 40.2% and 40.4% of the Company's revenues, respectively. In the three and nine months ended September 30, 1998, a different customer accounted for 41.2% and 42.2% of revenues, respectively. In addition, in the three months ended September 30, 1998, two customers accounted for 21.9% and 10.1% of the Company's revenues, respectively.

                           SPECTRASITE HOLDINGS, INC.

            NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

  RESTRUCTURING AND NON-RECURRING CHARGES

     In September 1999, the Company announced that it would no longer directly provide site acquisition services. As a result, the Company recorded restructuring charges of $7.1 million, of which $6.2 million related to the write-off of goodwill related to the purchase of TeleSite Services, LLC and $0.9 million is related to the costs of employee severance. In March 1999, the Company announced that it would relocate its marketing and administrative operations from Little Rock, Arkansas and Birmingham, Alabama to its corporate headquarters in Cary, North Carolina. As a result, the Company recorded a non-recurring charge of $0.6 million for employee termination and other costs related to the relocation of these activities.

  INCOME TAXES

     The Company provides for income taxes at the end of each interim period based on the estimated effective tax rate for the full fiscal year for each tax reporting entity. Cumulative adjustments to the Company's estimate are recorded in the interim period in which a change in the estimated annual effective rate is determined.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the 1998 condensed consolidated financial statements to conform to the 1999 presentation.

  IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 requires that derivative instruments be recognized as either assets or liabilities in the consolidated balance sheet based on their fair values. Changes in the fair values of such derivative instruments will be recorded either in results of operations or in other comprehensive income, depending on the intended use of the derivative instrument. The initial application of SFAS 133 will be reported as the effect of a change in accounting principle. SFAS 133 is effective for all fiscal quarters beginning after June 15, 2000. The Company has not yet determined the effect that the adoption of SFAS 133 will have on its consolidated financial statements.

  UNAUDITED INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and in accordance with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures normally required by generally accepted accounting principles for complete financial statements or those normally reflected in the Company's Annual Report on Form 10-K. The financial information included herein reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of results for interim periods. Results of interim periods are not necessarily indicative of the results to be expected for a full year.

                           SPECTRASITE HOLDINGS, INC.

            NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

                                                SEPTEMBER 30,    DECEMBER 31,
                                                    1999             1998
                                                -------------    ------------
Towers........................................    $667,333         $24,780
Equipment.....................................       6,293             823
Furniture and fixtures........................       1,701             288
Other.........................................      11,444             212
                                                  --------         -------
                                                   686,771          26,103
Less accumulated depreciation.................     (15,348)           (870)
                                                  --------         -------
                                                   671,423          25,233
Construction in progress......................      24,498           3,236
                                                  --------         -------
                                                  $695,921         $28,469
                                                  ========         =======

3.  ACQUISITION ACTIVITIES

     In September 1999, the Company consummated the Agreement and Plan of Merger, dated as of May 15, 1999 with Westower Corporation ("Westower"). Under the terms of the agreement, Westower shareholders received 1.81 shares of SpectraSite common stock for each share of Westower common stock. In the aggregate, SpectraSite exchanged 15.5 million shares of its common stock valued at $205.6 million for 8.6 million shares of Westower common stock and assumed $81.5 million of debt. The Company repaid $72.2 million of such assumed debt at closing. In addition, the Company assumed the outstanding Westower employee stock options, which were converted into options to purchase 1.7 million shares of SpectraSite's common stock. The acquisition was accounted for as a purchase, and the excess of cost over fair value of the net assets acquired is being amortized on a straight-line basis over fifteen years. The operations of Westower are included in the consolidated statement of operations from the date of acquisition.

     The pro forma unaudited results of operations for the nine months ended September 30, 1999 and 1998, assuming the acquisition of Westower by the Company and Westower's purchases of Cord Communications, Inc. and Summit Communications, LLC had been consummated as of January 1, 1998, follows (in thousands, except per share data):

                                                NINE MONTHS      NINE MONTHS
                                                   ENDED            ENDED
                                               SEPTEMBER 30,    SEPTEMBER 30,
                                                   1999             1998
                                               -------------    -------------
Revenues.....................................    $130,571         $ 60,613
Net loss.....................................    $(81,860)        $(17,834)
Basic and diluted net loss per common
  share......................................    $  (4.65)        $  (1.17)

     In April 1999, the Company purchased 2,000 communications towers from Nextel Communications, Inc. ("Nextel") for $560.0 million in cash and shares of SpectraSite's Series C preferred stock valued at $70.0 million. The Company used $150.0 million of borrowings under a $500.0 million committed credit facility, $340.0 million from the proceeds of a privately-placed offering of senior discount notes and $231.5 million from the sale of SpectraSite's Series C preferred stock to fund the cash purchase price, to pay related fees and expenses and for general corporate purposes. As part of the transaction, Nextel has agreed to lease 1,700 additional sites on the Company's towers as part of Nextel's national deployment.

                           SPECTRASITE HOLDINGS, INC.

            NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

     In connection with the purchase, Nextel entered into a master lease agreement to become the anchor tenant on each of the acquired towers and also conveyed to the Company certain third-party co-location site leases associated with the acquired assets. Nextel also transferred to the Company certain non-cancelable ground leases, and the Company assumed all operating and other costs associated with the acquired assets.

     In November 1999, the Company entered into an agreement to acquire 94 communication towers from DigiPH PCS, Inc. for $36 million in cash. The cash consideration is expected to come from currently available funds. The transaction is expected to close in the fourth quarter of 1999.

4.  INTANGIBLE ASSETS

     Intangible assets consist of the following (in thousands):

                                                SEPTEMBER 30,    DECEMBER 31,
                                                    1999             1998
                                                -------------    ------------
Goodwill......................................    $227,048         $ 8,963
Debt issuance costs...........................      33,847           4,836
                                                  --------         -------
                                                   260,895          13,799
Less accumulated amortization.................      (3,061)         (1,042)
                                                  --------         -------
                                                  $257,834         $12,757
                                                  ========         =======

5.  OTHER ASSETS

     Other assets consist of the following (in thousands):

                                                SEPTEMBER 30,    DECEMBER 31,
                                                    1999             1998
                                                -------------    ------------
Deposits......................................     $49,244          $1,750
Other.........................................       7,511             402
                                                   -------          ------
                                                   $56,755          $2,152
                                                   =======          ======

6.  DEBT

  11.25% SENIOR DISCOUNT NOTES DUE 2009

     In April 1999, SpectraSite issued $586.8 million aggregate principal amount at maturity of senior discount notes due 2009 (the "2009 Notes") for gross proceeds of $340.0 million. Interest on the 2009 Notes accretes daily at a rate of 11.25% per annum, compounded semiannually, to an aggregate principal amount of $586.8 million on April 15, 2004. Cash interest will not accrue on the 2009 Notes prior to April 15, 2004. Commencing April 15, 2004, cash interest will accrue and be payable semiannually in arrears on each April 15 and October 15, commencing October 15, 2004, at a rate of 11.25% per annum. After April 15, 2004, the Company may redeem all or a portion of the 2009 Notes at specified redemption prices, plus accrued and unpaid interest, to the applicable redemption date. On one or more occasions prior to April 15, 2002, the Company may redeem up to 35% of the aggregate principal amount at maturity of the 2009 Notes with the net cash proceeds from one or more equity offerings. The redemption price would be 111.25% of the accreted value on the redemption date. The Company is required to comply with certain covenants under the terms of the 2009 Notes that restrict the Company's ability to incur additional indebtedness, make certain payments and issue preferred stock, among other things.

                           SPECTRASITE HOLDINGS, INC.

            NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

  CREDIT FACILITY

     In April 1999 in connection with the acquisition of communications towers from Nextel, SpectraSite Communications, Inc. ("Communications"), a wholly-owned subsidiary of SpectraSite, entered into a $500.0 million credit facility. The credit facility consists of a $50.0 million revolving credit facility that may, subject to the satisfaction of certain financial covenants, be drawn at any time up to December 31, 2005, at which time all amounts drawn under the revolving credit facility must be paid in full; a $300.0 million multiple draw term loan that may be drawn at any through March 31, 2002, which requires that the amount drawn be repaid in quarterly installments commencing on June 30, 2002 and ending on December 31, 2005; and a $150.0 million term loan that was drawn in full at the closing of the Nextel tower acquisition and that amortizes at a rate of 1.0% annually, payable in quarterly installments beginning on June 30, 2002 through December 31, 2005, $67.5 million on March 31, 2006 with the balance due on June 30, 2006. In addition, the credit facility contemplates borrowings to be funded by affiliates of certain of SpectraSite's stockholders subject to the approval of a majority of the lenders under the credit facility and the consent of such affiliates.

     The revolving credit loans and the multiple draw term loans will bear interest, at our option, at either Canadian Imperial Bank of Commerce's base rate, plus an applicable margin of 1.5% per annum initially, which margin after a period of time may decrease based on a leverage ratio, or the reserve adjusted London interbank offered rate, plus an applicable margin of 3.0% per annum initially, which margin after a period of time may decrease based on a leverage ratio.

     The term loan bears interest, at our option, at either Canadian Imperial Bank of Commerce's base rate, plus 2.0% per annum, which margin after a period of time may decrease based on a leverage ratio, or the reserve adjusted London interbank offered rate, plus 3.5% per annum, which margin after a period of time may decrease based on a leverage ratio.

     We will be required to pay a commitment fee of between 1.25% and 0.50% per annum in respect of the undrawn portion of the multiple draw term loan, depending on the amount undrawn. We are required to pay a commitment fee of 0.50% per annum in respect of the undrawn portion of the revolving credit facility.

     We may be required to prepay the credit facility in part upon the occurrence of certain events, such as a sale of assets, the incurrence of certain additional indebtedness, the issuance of equity and the generation of excess cash flow.

     SpectraSite and each of Communications' subsidiaries has guaranteed the obligations under the credit facility. The credit facility is further secured by substantially all the tangible and intangible assets of Communications and its subsidiaries and a pledge of all of the capital stock of Communications and its subsidiaries.

     The credit facility contains a number of covenants that, among other things, restrict our ability to incur additional indebtedness; create liens on assets; make investments, make acquisitions, or engage in mergers or consolidations; dispose of assets; enter into new lines of business; engage in certain transactions with affiliates; and pay dividends or make capital distributions. SpectraSite, however, will be permitted to pay dividends after July 15, 2003, for the purpose of paying interest on its 12% Senior Discount Notes due 2008 and the 2009 Notes so long as no default under the credit facility then exists or would exist after giving effect to such payment.

     In addition, the credit facility requires compliance with certain financial covenants, including requiring Communications and its subsidiaries, on a consolidated basis, to maintain a maximum ratio of total debt to annualized EBITDA; a minimum interest coverage ratio; a minimum fixed charge coverage ratio; and a minimum annualized EBITDA, for the first year only.

                           SPECTRASITE HOLDINGS, INC.

            NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

7.  SHAREHOLDERS' EQUITY

  SERIES A AND B CONVERTIBLE PREFERRED STOCK

     At December 31, 1998, the Company had mandatorily redeemable convertible preferred stock consisting of Series A and Series B cumulative redeemable preferred stock, each with a $0.001 par value, 10,462,830 shares authorized in the aggregate and 3,462,830 and 7,000,000 shares issued and outstanding, respectively. In connection with closing the Nextel tower acquisition, provisions for dividends and redemption were eliminated with respect to the Series A and Series B preferred stock. Previously accrued dividends have been eliminated, and the outstanding balances have been reclassified as shareholders' equity in the balance sheet as of September 30, 1999. Each share of Series A and Series B preferred stock is convertible into one share of common stock and entitles the holder to vote on an as-converted basis with holders of common stock. In addition, contemporaneously with the closing of an underwritten public offering of common stock resulting in gross proceeds of at least $150.0 million at a per share price of $8.00 or greater, the outstanding shares of Series A and Series B preferred stock shall automatically convert to common stock on a share-for-share basis. The Company has reserved a sufficient number of its authorized shares of common stock for the purpose of effecting the future conversion of the preferred stock.

  SERIES C CONVERTIBLE PREFERRED STOCK

     In connection with closing the Nextel tower acquisition, the Company sold 46,286,795 shares of Series C preferred stock at a price of $5.00 per share. In addition, Nextel received 14 million shares of Series C preferred stock. At September 30, 1999, the Company has 60,286,795 of $0.001 par value Series C shares authorized, issued and outstanding. Each share of Series C preferred stock is convertible into one share of common stock and entitles the holder to vote on an as-converted basis with holders of common stock. In addition, contemporaneously with the closing of an underwritten public offering of common stock resulting in gross proceeds of at least $150.0 million at a per share price of $8.00 or greater, the outstanding shares of Series C preferred stock shall automatically convert to common stock. The Company has reserved a sufficient number of its authorized shares of common stock for the purpose of effecting the future conversion of the preferred stock.

  COMMON STOCK

     In connection with the Nextel tower acquisition, SpectraSite also restated its certificate of incorporation. The amended and restated certificate authorized 95 million shares of common stock, $0.001 par value per share. In addition, the Company increased the maximum number of shares for which options may be granted under its stock option plan to 4.1 million.

     In August 1999, SpectraSite amended its restated certificate of incorporation to increase the authorized shares of common stock to 300 million. In addition, SpectraSite increased the maximum number of shares for which options may be granted under its stock option plan to 10 million and authorized one million shares to be issued under the Employee Stock Purchase Plan.

8.  BUSINESS SEGMENTS

     The Company previously operated in one business segment. As a result of the Westower acquisition, the Company now operates in two business segments, site leasing and network services. Prior period information has been restated to reflect the current business segments. The site leasing segment provides for leasing and subleasing of antennae sites on multi-tenant towers for a diverse range of wireless communication services, including personal communication services, paging, cellular and microwave. The network services segment offers a broad range of network development services, including network design, tower construction and antenna installation.

                           SPECTRASITE HOLDINGS, INC.

            NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

     In evaluating financial performance, management focuses on operating profit
(loss), excluding depreciation and amortization and restructuring charges. This measure of operating profit (loss) is also before interest income, interest expense, other income (expense) and income taxes. All reported segment revenues are generated from external customers as intersegment revenues are not significant.

     Summarized financial information concerning the reportable segments as of and for the three and nine months ended September 30, 1999 and 1998 is shown in the following table. The "Other" column represents amounts excluded from specific segments, such as income taxes, corporate general and administrative expenses, depreciation and amortization, restructuring and other non-recurring charges and interest. In addition, "Other" also includes corporate assets such as cash and cash equivalents, tangible and intangible assets and income tax accounts which have not been allocated to a specific segment.

                                                   SITE      NETWORK
                                                 LEASING     SERVICES     OTHER        TOTAL
                                                 --------    --------    --------    ----------
                                                                 (IN THOUSANDS)
THREE MONTHS ENDED SEPTEMBER 30,
1999
Revenues.......................................  $ 16,436    $ 9,644     $     --    $   26,080
Income (loss) before income taxes..............    10,944      1,227      (46,564)      (34,393)
Assets.........................................   691,820     44,832      433,014     1,169,666
     1998
Revenues.......................................  $    170    $ 1,520     $     --    $    1,690
Income (loss) before income taxes..............        53        955       (4,670)       (3,662)
Assets.........................................    25,865         --      136,081       161,946
NINE MONTHS ENDED SEPTEMBER 30,
     1999
Revenues.......................................  $ 29,450    $13,967     $     --    $   43,417
Income (loss) before income taxes..............    18,930      4,658      (89,997)      (66,409)
Assets.........................................   691,820     44,832      433,014     1,169,666
     1998
Revenues.......................................  $    211    $ 5,154     $     --    $    5,365
Income (loss) before income taxes..............        68      3,433       (8,529)       (5,028)
Assets.........................................    25,865         --      136,081       161,946

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
SpectraSite Holdings, Inc. and Subsidiary

     We have audited the accompanying consolidated balance sheets of SpectraSite Holdings, Inc. (the "Company") and subsidiary as of December 31, 1998 and December 31, 1997, and the related consolidated statements of operations, redeemable convertible preferred stock and shareholders' deficiency and cash flows for the year ended December 31, 1998 and for the period from April 25, 1997 (inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SpectraSite Holdings, Inc. and subsidiary at December 31, 1998 and December 31, 1997, and the consolidated results of its operations and its cash flows for the year ended December 31, 1998 and for the period from April 25, 1997 (inception) to December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Raleigh, North Carolina
February 26, 1999

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 2,234    $ 99,548
  Short-term investments....................................       --      15,414
  Accounts receivable.......................................    1,610       3,353
  Prepaid expenses and other................................       34         253
                                                              -------    --------
Total current assets........................................    3,878     118,568
Property and equipment, net.................................    1,176      28,469
Goodwill, less accumulated amortization of $278 and $798
  respectively..............................................    6,792       8,165
Deposits....................................................    1,300       1,750
Investment in affiliate.....................................      336          --
Note receivable.............................................       --         273
Debt issuance costs, less accumulated amortization of
  $244......................................................       --       4,592
Other assets................................................      160         129
                                                              -------    --------
Total assets................................................  $13,642    $161,946
                                                              =======    ========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS'
  DEFICIENCY
Current liabilities:
  Line of credit............................................  $   629    $     --
  Accounts payable..........................................    1,049       1,635
  Accrued and other expenses................................    1,005         759
  Deferred revenue..........................................       --          32
  Current portion of long-term debt.........................       26          18
                                                              -------    --------
Total current liabilities...................................    2,709       2,444
Long-term debt, less current portion........................       19          --
Other long-term liabilities.................................       --         224
Note payable to shareholder.................................    2,312          --
Senior discount notes.......................................       --     132,689
                                                              -------    --------
Total liabilities...........................................    5,040     135,357
Series A redeemable convertible preferred stock, $0.001 par,
  3,462,830 shares authorized, 3,462,830 outstanding........   10,500      11,300
Series B redeemable convertible preferred stock, $0.001 par,
  7,000,000 shares authorized, 7,000,000 outstanding........       --      29,356
Shareholders' deficiency:
  Common stock, $0.001 par, 12,000,000 and 20,000,000
     authorized, respectively, 931,753 and 956,753 issued
     and outstanding, respectively..........................        1           1
  Additional paid-in-capital................................    1,991          --
  Accumulated deficit.......................................   (3,890)    (14,068)
                                                              -------    --------
Total shareholders' deficiency..............................   (1,898)    (14,067)
                                                              -------    --------
Total liabilities, redeemable preferred stock and
  shareholders' deficiency..................................  $13,642    $161,946
                                                              =======    ========

See accompanying notes.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                               PERIOD FROM
                                                                INCEPTION             YEAR
                                                           (APRIL 25, 1997) TO       ENDED
                                                              DECEMBER 31,        DECEMBER 31,
                                                                  1997                1998
                                                           -------------------    ------------
Revenues:
Site acquisition.........................................        $ 5,002            $  8,142
  Site leasing...........................................             --                 656
                                                                 -------            --------
Total revenues...........................................          5,002               8,798
Costs of operations:
  Site acquisition.......................................          1,120               2,492
  Site leasing (exclusive of depreciation presented
     separately below)...................................             --                 299
                                                                 -------            --------
                                                                   1,120               2,791
Selling, general and administrative expenses.............          7,390               9,690
Depreciation and amortization expense....................            489               1,268
                                                                 -------            --------
Operating loss...........................................         (3,997)             (4,951)
Other income (expense):
  Equity in earnings of affiliate........................            205                  --
  Interest income........................................            122               3,569
  Interest expense.......................................           (164)             (8,170)
  Gain on sale of assets.................................             --                 473
  Other expense..........................................            (56)                 --
                                                                 -------            --------
                                                                     107              (4,128)
                                                                 -------            --------
Net loss.................................................        $(3,890)           $ (9,079)
                                                                 =======            ========
Loss applicable to common shareholders:
Net loss.................................................        $(3,890)           $ (9,079)
Accretion of redemption value of preferred stock.........           (500)             (2,156)
                                                                 -------            --------
Net loss applicable to common shareholders...............        $(4,390)           $(11,235)
                                                                 =======            ========
Net loss per common share (basic and diluted)............        $ (5.21)           $ (11.98)
                                                                 =======            ========
Weighted average common shares outstanding (basic and
  diluted)...............................................            842                 938
                                                                 =======            ========

See accompanying notes.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                            SHAREHOLDERS' DEFICIENCY
                             (DOLLARS IN THOUSANDS)

                                                                            SHAREHOLDERS' DEFICIENCY
                                     REDEEMABLE CONVERTIBLE       --------------------------------------------
                                         PREFERRED STOCK                   ADDITIONAL
                                  -----------------------------   COMMON    PAID-IN     ACCUMULATED
                                  SERIES A   SERIES B    TOTAL    STOCK     CAPITAL       DEFICIT      TOTAL
                                  --------   --------   -------   ------   ----------   -----------   --------
Balance at April 25, 1997
  (inception)...................  $    --    $    --    $    --     $--     $    --      $     --     $     --
Issuance of common stock........       --         --         --      1        2,281            --        2,282
Issuance of warrants............       --         --         --     --          390            --          390
Issuance of preferred stock.....   10,000         --     10,000     --           --            --           --
Stock issuance cost.............       --         --         --     --         (180)           --         (180)
Accretion of redemption value...      500         --        500     --         (500)           --         (500)
Net loss........................       --         --         --     --           --        (3,890)      (3,890)
                                  -------    -------    -------     --      -------      --------     --------
Balance at December 31, 1997....   10,500         --     10,500      1        1,991        (3,890)      (1,898)
Issuance of preferred stock.....       --     28,000     28,000     --           --            --           --
Stock issuance costs............       --         --         --     --         (434)           --         (434)
Accretion of redemption value...      800      1,356      2,155     --       (1,557)         (599)      (2,156)
Repurchase of common stock......       --         --         --     --           --          (500)        (500)
Net loss........................       --         --         --     --           --        (9,079)      (9,079)
                                  -------    -------    -------     --      -------      --------     --------
Balance at December 31, 1998....  $11,300    $29,356    $40,656     $1      $    --      $(14,068)    $(14,067)
                                  =======    =======    =======     ==      =======      ========     ========

See accompanying notes.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                              PERIOD FROM INCEPTION
                                                               (APRIL 25, 1997) TO       YEAR ENDED
                                                                DECEMBER 31, 1997     DECEMBER 31, 1998
                                                              ---------------------   -----------------
OPERATING ACTIVITIES
Net loss....................................................         $(3,890)             $ (9,079)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Depreciation..............................................             191                   712
  Amortization of goodwill and other intangibles............             298                   556
  Amortization of debt issuance costs.......................              --                   244
  Loss (gain) on sale of assets.............................              60                  (473)
  Equity in earnings of affiliate...........................            (205)                   --
  Amortization of discount--senior discount notes...........              --                 7,689
  Non-cash charge (Note 1)..................................           2,600                    --
Changes in operating assets and liabilities:
    Accounts receivable.....................................            (289)               (1,451)
    Interest receivable on short-term investments...........              --                  (759)
    Prepaid expenses and other..............................             136                  (164)
    Accounts payable........................................             317                   591
    Accrued and other expenses..............................           1,005                  (213)
                                                                     -------              --------
Net cash provided by (used in) operating activities.........             223                (2,347)
INVESTING ACTIVITIES
Proceeds from note receivable...............................              --                    41
Purchases of property and equipment.........................            (850)              (26,598)
Distribution from affiliate.................................              --                   150
Purchases of investments....................................              --               (30,005)
Maturities of short-term investments........................              --                15,350
Proceeds from sale of assets................................              --                   299
Repurchase of common stock..................................              --                  (500)
Acquisitions, net of cash acquired..........................          (5,028)               (1,989)
Deposits on acquisitions....................................          (1,300)               (1,750)
                                                                     -------              --------
Net cash used in investing activities.......................          (7,178)              (45,002)
FINANCING ACTIVITIES
Proceeds from issuance of preferred stock...................          10,000                28,000
Stock issuance costs........................................            (179)                 (434)
Proceeds from issuance of senior discount notes.............              --               125,000
Debt issuance costs.........................................              --                (4,836)
Net repayments on line of credit............................            (568)                 (628)
Repayment of note to shareholder and other debt.............             (64)               (2,439)
                                                                     -------              --------
Net cash provided by financing activities...................           9,189               144,663
                                                                     -------              --------
Net increase in cash and cash equivalents...................           2,234                97,314
Cash and cash equivalents at beginning of period............              --                 2,234
                                                                     -------              --------
Cash and cash equivalents at end of period..................         $ 2,234              $ 99,548
                                                                     =======              ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for interest....................         $    64              $    216
                                                                     =======              ========
Additional consideration (common stock) for acquisition.....         $    --              $    224
                                                                     =======              ========

See accompanying notes.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  FORMATION OF COMPANY

     SpectraSite Holdings, Inc. ("Holdings") and its wholly owned subsidiary SpectraSite Communications, Inc. ("SCI") (collectively referred to as the "Company" throughout), are principally engaged in providing services to companies operating in the telecommunications industry including site development services, transmission tower construction and leasing antenna tower sites.

     Holdings formerly known as Integrated Site Development, Inc. ("ISD"), was incorporated in the State of Delaware on April 25, 1997. Holdings, on May 12, 1997, issued 850,000 shares of its common stock and common stock warrants for 150,000 shares in exchange for the 850,000 issued and outstanding shares of common stock and common stock warrants for 150,000 shares of US Towers, Inc. ("UST"). Holdings' chief executive officer was the principal shareholder of UST prior to this transaction. One of the primary purposes of the exchange of shares was the hiring of the chief executive officer. Since UST had minimal assets and operations, this transaction was compensatory in nature, rather than a business combination or an asset acquisition. Accordingly, this transaction resulted in a non-cash compensation charge of $2,600,000, based on the estimated fair value of the stock of $2.60 per share and the estimated fair value of the warrants of $2.60 per warrant at the date of issuance. The warrants entitled the holder to the right to purchase 150,000 shares of Holdings common stock at a price of $0.001 per share, through 2001. In September and October 1998, all of the warrants were exercised. See Note 4.

     On May 12, 1997, Holdings acquired all of the outstanding membership interests of TeleSite Services, LLC ("TeleSite") and its subsidiary, MetroSite Management, LLC ("MetroSite"), for consideration including $4,850,000 in cash, 81,753 shares of common stock valued at $177,200 and a $2,312,000 note payable. Since Holdings had minimal operations prior to this acquisition, TeleSite is considered Holdings' predecessor for financial reporting purposes. In October 1997, TeleSite was merged into UST, and UST changed its name to SpectraSite Communications, Inc. The acquisition was accounted for as a purchase in accordance with the provisions of APB 16 and, accordingly, the results of operations of TeleSite are included in the consolidated operations of the Issuer from the date of acquisition.

     In connection with the TeleSite acquisition, Holdings will be required to provide additional consideration of 55,919 shares of its common stock based upon TeleSite achieving certain operating goals through the end of December 31, 1998, pursuant to a provision in the TeleSite acquisition agreement. The Company accounted for the obligation as an additional cost of the acquisition, recording approximately $224,000 of goodwill and a related long-term liability based upon the fair value of the Company's common stock at December 31, 1998. The obligation will be subsequently relieved and $224,000 of additional paid-in-capital will be recorded when the shares are issued.

  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Holdings and SCI. All significant intercompany transactions and balances have been eliminated in consolidation.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  SHORT-TERM INVESTMENTS

     At December 31, 1998, the Company's short-term investments consisted of commercial paper and certificates of deposit with maturities of less than one year. The carrying amount of these investments approximates market value.

  PROPERTY AND EQUIPMENT

     Property and equipment, including towers, are stated at cost. The Company is capitalizing costs incurred in bringing towers to an operational state. Direct costs related to the development and construction of towers, including interest, are capitalized and are included in construction in progress. Approximately $109,700 of interest was capitalized for the year ended December 31, 1998. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from three to fifteen years.

  GOODWILL

     The Company has classified as goodwill the cost in excess of fair value of net assets acquired in purchase transactions. Goodwill is being amortized on a straight-line basis over fifteen years.

  DEBT ISSUANCE COSTS

     The Company capitalized costs relating to the issuance of the 12% Senior Discount Notes Due 2008 (the "Senior Discount Notes") (Note 3). The costs are amortized using the straight-line method over the term of these notes.

  INCOME TAXES

     The liability method is used in accounting for income taxes and deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities.

  FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents and investments approximates fair value for these instruments. The estimated fair value of the Senior Discount Notes (see Note 3) is based on the quoted market price in the private market. Although management is not aware of any factors that would significantly affect the fair value of amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date. The estimated fair values of the Company's financial instruments, along with the carrying amounts of the related assets (liabilities), are as follows:

                                          DECEMBER 31, 1997       DECEMBER 31, 1998
                                          ------------------    ----------------------
                                          CARRYING     FAIR     CARRYING       FAIR
                                           AMOUNT     VALUE      AMOUNT        VALUE
                                          --------    ------    ---------    ---------
                                                   (IN THOUSANDS OF DOLLARS)
Cash and cash equivalents...............   $2,234     $2,234    $  99,548    $  99,548
Short-term investments..................       --         --       15,414       15,414
Senior Discount Notes...................       --         --     (132,689)    (114,871)

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

  REVENUE RECOGNITION

     Revenue from site acquisition services is recognized when services are rendered. Revenue from site leasing contracts, which include scheduled rent increases, are recognized ratably, on a straight-line basis, over the term of the contracts. To date, a large majority of the Company's revenues have been generated by providing site acquisition services.

  COSTS OF OPERATIONS

     Costs of operations for site acquisition services consist of direct costs incurred to provide the related services.

     Costs of operations for site leasing services consist of direct costs incurred to provide the related services including ground lease cost, tower maintenance and related real estate taxes. Costs of operations for site leasing services does not include depreciation expense of the related leased assets.

  SIGNIFICANT CONCENTRATIONS

     The Company's customer base consists of businesses operating in the wireless telecommunications industry. The Company's exposure to credit risk consists primarily of unsecured accounts receivable from these customers. Five customers accounted for 96.6% of the Company's 1997 revenue. Two customers accounted for 70.9% of the Company's 1998 revenue. Following is a list of significant customers:

                       PERCENT OF REVENUES
                       FOR THE PERIOD FROM                         PERCENT OF REVENUES      PERCENT OF
                         APRIL 25, 1997      PERCENT OF ACCOUNTS      FOR THE YEAR           ACCOUNTS
                         (INCEPTION) TO         RECEIVABLE AT             ENDED            RECEIVABLE AT
                        DECEMBER 31, 1997     DECEMBER 31, 1997     DECEMBER 31, 1998    DECEMBER 31, 1998
                       -------------------   -------------------   -------------------   -----------------
Customer 1...........         38.9%                 75.0%                 46.6%                15.6%
Customer 2...........         18.8%                   --                    --                   --
Customer 3...........         14.7%                   --                    --                   --
Customer 4...........         13.0%                   --                    --                   --
Customer 5...........         11.2%                   --                    --                   --
Customer 6...........           --                    --                  24.3%                45.0%
Customer 7...........           --                    --                    --                 22.7%

  ADVERTISING EXPENSE

     The cost of advertising is expensed as incurred, and totaled approximately $131,000 and $135,000 for the period from April 25, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, respectively.

  EARNINGS PER SHARE

     Basic net loss per common share is computed using net loss applicable to common shareholders divided by the weighted average number of shares outstanding. Diluted net loss per common share is identical to basic net loss per common share due to the fact that the Company was operating at a net loss position for the year ended December 31, 1998 and the period from inception (April 25, 1997) to December 31, 1997.

  STOCK OPTIONS

     The Company has elected under the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("SFAS 123") to account for its employee stock options in

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY accordance with Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). Companies that account for stock based compensation arrangements for its employees under APB No. 25 are required by SFAS 123 to disclose the pro forma effect on net income (loss) as if the fair value based method prescribed by SFAS 123 had been applied. The Company plans to continue to account for stock based compensation using the provisions of APB 25 and has adopted the disclosure requirements of SFAS 123. Under APB 25, no compensation expense has been recognized for stock options granted to its employees since the exercise price of the options has equaled or exceeded the estimated fair value of the underlying stock on the date of grant. Option grants to advisors and consultants will be accounted for using the fair value method prescribed by SFAS 123.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 only impacts financial statement presentation as opposed to actual amounts recorded. Other comprehensive income includes all nonowner changes in equity that are excluded from net income. This Statement has no financial statement impact for an enterprise that has no items of other comprehensive income in any period presented. During the period from inception (April 25, 1997) to December 31, 1997 and during the year ended December 31, 1998, the Company had no items of other comprehensive income.

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial statements to shareholders. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The application of the new rules did not have a significant impact on the Company's financial position at December 31, 1998 or its results of operations for the year ended December 31, 1998 as the Company currently operates in only one segment.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 requires that derivative instruments be recognized as either assets or liabilities in the consolidated balance sheet based on their fair values. Changes in the fair values of such derivative instruments will be recorded either in results of operations or in other comprehensive income, depending on the intended use of the derivative instrument. The initial application of SFAS 133 will be reported as the effect of a change in accounting principle. SFAS 133 is effective for all fiscal years beginning after June 15, 1999. We will adopt the requirements of SFAS 133 in our 1999 financial statements. We have not yet determined the effect that the adoption of SFAS 133 will have on our consolidated financial statements.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                          AS OF DECEMBER 31,
                                                          -------------------
                                                           1997        1998
                                                          ------      -------
Towers..................................................  $  167      $24,780
Equipment...............................................     466          823
Furniture and fixtures..................................     250          288
Other...................................................     148          212
                                                          ------      -------
Total...................................................   1,031       26,103
Less accumulated depreciation...........................    (161)        (870)
                                                          ------      -------
                                                             870       25,233
Construction in progress................................     306        3,236
                                                          ------      -------
Property and equipment, net.............................  $1,176      $28,469
                                                          ======      =======

3.  DEBT

  12% SENIOR DISCOUNT NOTES DUE 2008

     In June 1998, the Company issued $225,238,000 aggregate principal amount at maturity of Senior Discount Notes with gross proceeds of $125,000,333. The Senior Discount Notes accrete daily at a rate of 12% per annum, compounded semiannually, to an aggregate principal amount of $225,238,000 on July 15, 2003. Cash interest will not accrue on the Senior Discount Notes prior to July 15, 2003. Commencing July 15, 2003, cash interest will accrue and be payable semiannually in arrears on each January 15 and July 15, commencing January 15, 2004, at a rate of 12% per annum. After July 15, 2003, the Company may redeem all or a portion of the Senior Discount Notes at specified redemption prices, plus accrued and unpaid interest, to the applicable redemption date. On one or more occasions prior to July 15, 2001, the Company may redeem up to 25% of the aggregate principal amount at maturity of the Senior Discount Notes issued with the net cash proceeds from one or more equity offerings. The redemption price would be 112% of the accreted value on the redemption date. The Company is required to comply with certain covenants under the terms of the Senior Discount Notes that restrict the Company's ability to incur indebtedness, make certain payments and issue preferred stock among other things. In the year ended December 31, 1998, the Company recorded amortization of debt discount of approximately $7,689,000 related to the Senior Discount Notes as additional interest expense.

                                                                 AS OF
                                                              DECEMBER 31,
                                                                  1998
                                                           ------------------
Senior Discount Notes....................................       $225,238
Unamortized discount.....................................        (92,549)
                                                                --------
  Balance................................................       $132,689
                                                                ========

  LINE OF CREDIT

     During 1997, the Company maintained a $1.5 million line of credit with a bank, which bore interest at prime plus 0.5%. The balance at December 31, 1997 was $628,561. The line of credit was repaid in full in March 1998.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

  OTHER LONG-TERM DEBT

     Long-term debt, other than the Senior Discount Notes, consists of the following:

                                                          AS OF DECEMBER 31,
                                                          -------------------
                                                            1997       1998
                                                          --------    -------
Installment notes payable to a bank, bearing interest at
  rates ranging from 8.75% to 10.2%, maturing from
  October 1998 to December 1999, monthly payments of
  principal and interest, collateralized by vehicles....  $ 44,780    $17,826
Less current portion....................................   (25,404)    17,826
                                                          --------    -------
Long-term debt, less current portion....................  $ 19,376    $    --
                                                          ========    =======

  BANK CREDIT AGREEMENT

     In January 1998, the Company signed a letter of intent with a bank for a $50.0 million revolving credit facility for the purpose of financing the construction and/or the acquisition of telecommunication towers for PCS or other wireless communication services and other permitted acquisitions as defined by the agreement, contingent upon certain events. In the year ended December 31, 1998 the Company incurred approximately $252,000 in commitment fees related to the agreement. The agreement expired on December 31, 1998.

4.  REDEEMABLE CONVERTIBLE VOTING PREFERRED STOCK AND SHAREHOLDERS' EQUITY

  REDEEMABLE CONVERTIBLE VOTING PREFERRED STOCK

     The Company's mandatorily redeemable convertible preferred stock consists of Series A and Series B cumulative redeemable convertible preferred stock, $.001 par value, 10,462,830 shares authorized in the aggregate and 3,462,830 and 7,000,000 shares issued and outstanding at December 31, 1998, respectively. Dividends accumulate at a rate of 8% per annum per share and are payable when declared in cash and are subject to certain restrictions. Voting rights for preferred stock are equal to the voting rights of the largest number of common shares into which the preferred stock are convertible. Accumulated dividends for Series A and B cumulative redeemable preferred stock at December 31, 1998 are $2,655,781. The Company is accreting the carrying value of the preferred stock to reflect the accumulating dividends.

     Contemporaneously with the closing of an underwritten public offering of common stock resulting in gross proceeds of at least $30.0 million at a per share price of $4.47 or greater, the outstanding shares of Series A and Series B Preferred Stock shall automatically convert to common stock. The Series A and Series B preferred stock is convertible into common stock based on a share for share basis and can be adjusted upon the occurrence of certain transactions defined in the Issuer's articles of incorporation. In December 2008 each share of Series A and Series B preferred stock shall automatically be redeemed at a redemption price per share, in cash, equal to 100% of the original issue price plus unpaid accumulated dividends. The Company has reserved a sufficient number of its authorized shares of common stock for the purpose of effecting the future conversion of the preferred stock.

WARRANTS

     During September and October, 1998, 150,000 shares of common stock were issued in connection with the exercise of common stock warrants at a price of $0.001 per share.

     On October 9, 1998, the Company paid a former employee $500,000 under an agreement to buy 125,000 shares of SpectraSite common stock from the former employee for an agreed upon price and to release the Company from any potential claims. In addition, the agreement provided that shareholders of SpectraSite

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY would have an option to purchase the former employee's remaining 37,605 shares of SpectraSite common stock for the same price per share, provided that the Company advise the former employee in writing of the exercise of all or any portion of such option by November 15, 1998. The shares were subsequently purchased by a shareholder of the Company on February 5, 1999 for an aggregate purchase price of $150,240.

STOCK OPTIONS

     During 1997, the Company adopted a stock option plan which provides for the purchase of common stock by key employees, directors, advisors and consultants of the Company. The maximum number of shares for which options may be granted under the plans shall not exceed 1,817,700 shares. Stock options are granted under various stock option agreements. Each stock option agreement contains specific terms. During the period from inception (April 25, 1997) to December 31, 1997 and the year ended December 31, 1998, option grants were solely to employees.

     The options without a performance acceleration feature which were granted under the terms of the incentive stock option agreement and options granted under the terms of the non qualified stock option agreement vest and become exercisable ratably over a four-year period, commencing one year after date of grant.

     The options with a performance acceleration feature which were granted under the terms of the incentive stock option agreement and the non-qualified stock option agreement vest and become exercisable upon the seventh anniversary of the grant date. Vesting, however, can be accelerated upon the achievement of certain milestones defined in each agreement.

     In accordance with SFAS 123, the fair value of each option grant was determined by using the Black-Scholes option pricing model with the following weighted average assumptions for the period ended December 31, 1997 and the year ended December 31, 1998: dividend yield of 0.0%; volatility of .70; risk free interest rate of 6.0% to 5.0%; and expected option lives of 7 years. Had compensation cost for the Company's stock options been determined based on the fair value at the date of grant consistent with the provisions of SFAS 123, the Company's net loss would have been $2,167,196 for the period ended December 31, 1997 and $9,274,354 for the year ended December 31, 1998.

     Option activity under the Company's plans is summarized below:

                                           INCENTIVE STOCK       NON QUALIFIED STOCK
                                             OPTION PLAN             OPTION PLAN
                                         --------------------    -------------------
                                                     WEIGHTED               WEIGHTED
                                                     AVERAGE                AVERAGE
                                                     EXERCISE               EXERCISE
                                          SHARES      PRICE      SHARES      PRICE
                                         --------    --------    -------    --------
Outstanding at beginning of April 25,
  1997.................................        --     $  --           --     $  --
Options granted........................   724,700      2.89      160,000      2.89
Options exercised......................        --        --           --        --
Options canceled.......................        --        --           --        --
                                         --------                -------
Outstanding at December 31, 1997.......   724,700      2.89      160,000      2.89
Options granted........................   367,000      3.95      475,000      4.00
Options exercised......................        --        --           --        --
Options canceled.......................  (158,800)     2.92           --        --
                                         --------                -------
Outstanding at December 31, 1998.......   932,900      3.30      635,000      3.72
                                         ========                =======

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

     At December 31, 1997, there were no options exercisable under the incentive stock option plan. At December 31, 1998 there were 185,475 options exercisable under the incentive stock option plan. There were no options exercisable under the non-qualified option plan at December 31, 1997 or 1998.

     At December 31, 1997 and 1998, the weighted average remaining contractual life of the incentive stock options outstanding was 8.77 years and 8.90 years, respectively.

     At December 31, 1997 and 1998, the weighted average remaining contractual life of the non-qualified stock options outstanding was 8.73 years and 9.09 years, respectively.

  COMMON STOCK RESERVED FOR FUTURE ISSUANCE

     The Company had reserved shares of its authorized 20,000,000 shares of common stock for future issuance as follows:

                                                           AS OF
                                                        DECEMBER 31,
                                                            1998
                                                        ------------
Convertible preferred stock...........................   10,462,830
Outstanding stock options.............................    1,567,900
Possible future issuance under stock option plans.....      249,800
                                                         ----------
Total.................................................   12,280,530
                                                         ==========

5.  LEASES

  OPERATING LEASES FROM OTHERS

     The Company leases land "ground leases", office space and certain office equipment under noncancelable operating leases. Ground leases are generally for terms of five years and are renewable at the option of the Company. Rent expense was approximately $588,000 and $234,000 for the year ended December 31, 1998 and for the period from April 25, 1997 (inception) to December 31, 1997, respectively. The future minimum lease payments for these leases at December 31, 1998 are as follows:

1999.....................................................  $1,369,027
2000.....................................................   1,221,426
2001.....................................................   1,196,597
2002.....................................................     973,186
2003.....................................................     310,066
                                                           ----------
Total....................................................  $5,070,302
                                                           ==========

  ANTENNA SPACE LEASED TO OTHERS

     The Company currently leases antenna space on multi-tenant towers to a variety of wireless service providers under non-cancelable operating leases. The tenant leases are generally for terms of five years and include options for renewal. Cost and accumulated depreciation of the leased towers at December 31, 1997, was $167,000 and $3,000, respectively, and at December 31, 1998, was $24,780,000 and $517,000, respectively.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

     At December 31, 1998, the approximate future minimum rental income under operating leases that have initial or remaining non-cancelable terms in excess of one year are as follows:

                                                       RENTAL INCOME
                                                       -------------
1999.................................................   $2,074,635
2000.................................................    2,085,046
2001.................................................    2,065,295
2002.................................................    1,963,056
2003.................................................    1,378,538
                                                        ----------
Total................................................   $9,566,570
                                                        ==========

6.  INCOME TAXES

     The Company did not recognize any income tax expense for the period from April 25, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998 as the Company incurred a net loss for the periods and the resulting deferred tax assets were fully reserved.

     The components of net deferred taxes at December 31, are as follows:

                                                       1997          1998
                                                     ---------    -----------
Deferred tax assets:
Tax loss carryforwards.............................  $ 183,000    $ 4,057,000
                                                     =========    ===========
  Total gross deferred tax assets..................    183,000      4,057,000
  Valuation allowance..............................   (183,000)    (4,057,000)
                                                     ---------    -----------
  Total net deferred tax assets....................  $      --    $        --
                                                     =========    ===========

     Deferred tax assets result primarily from differences between book and tax treatment of net operating losses. The Company has a federal net operating loss carryforward of approximately $2.6 million that begins to expire in the year 2012. Also, the Company has state tax losses of $2.6 million that expire beginning in 2002. Based on the Company's history of losses to date, management has provided a valuation allowance to fully offset the deferred assets related to federal and state net operating loss carryforwards.

7.  RELATED PARTY TRANSACTION

     In conjunction with the acquisition of TeleSite, the Company issued a $2,312,000 note payable to a shareholder. In the period from April 25, 1997 (inception) to December 31, 1997 and during the year ended December 31, 1998, the Company incurred approximately $100,000 and $81,000 of interest expense related to the note payable to shareholder, respectively. The balance of the note payable at December 31, 1997 was $2,312,000. In June 1998, the note was repaid in full.

     During the period from April 25, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, the Company paid approximately $60,000 and $120,000 to a related party for management fees.

     During the period from April 25, 1997 (inception) to December 31, 1997, the Company paid approximately $57,000 to a related party for rent expense for an office facility. In September 1997, the lease with the related party was terminated.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

8.  EMPLOYEE BENEFIT PLAN

     The Company provides a 401(k) plan for the benefit of all its employees meeting specified eligibility requirements. The Company's contributions to the plan are discretionary and totaled approximately $11,000 and $31,000 for the period from April 25, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, respectively.

9.  SALE OF AFFILIATES

     In February 1998, the Company entered into an agreement under which it sold its wholly-owned subsidiary, MetroSite, for $298,575. The Company recognized a gain on the sale of $257,251.

     In May 1998, the Company sold its ownership interest in Communication Management Specialists, LLC ("CMS") for $375,000, in exchange for a note receivable bearing interest at 8.5% per annum, payable to the Company over 60 months. The total amount due to the Company at December 31, 1998 is $333,687 of which the current portion, $60,752, is included in prepaid expenses and other current assets in the accompanying balance sheet. The Company recognized a gain on the sale of approximately $189,000. Prior to the sale, the Company's ownership interest in CMS was accounted for using the equity method.

10.  ACQUISITION ACTIVITY

     In June 1998, the Company entered into an agreement under which it acquired all of the membership interests of H&K Investments, LLC for $1,400,000 in a transaction accounted for as a purchase. The results of operations of H&K are included in the Company's operations from the date of acquisition. The Company paid $1,300,000 in cash and recorded notes payable for $100,000 in conjunction with the acquisition. The outstanding note payable was subsequently paid in December 1998.

     In August 1998, the Company entered into an asset purchase agreement with Airadigm Communications, Inc. ("Airadigm") for the purchase of 47 towers for approximately $11,750,000. As of December 31, 1998, 40 towers have been placed in service and the remaining 7 towers will be placed in service subject to completion of pending due diligence. Of the total purchase price, $1,750,000 remains in escrow at December 31, 1998 and is recorded as a noncurrent deposit in the accompanying balance sheet. Under the terms of the agreement, the Company will lease antenna space on the towers to Airadigm.

     In August 1998, the Company entered into an asset purchase agreement with Amica Wireless Phone Service, Inc. for the purchase of the construction in progress related to 14 towers for approximately $474,000. The results of operations of Amica are included in the Company's operations from the date of acquisition.

     In September 1998, the Company acquired all of the outstanding common stock of GlobalComm, Inc. for $1,988,864 in cash in a transaction accounted for as a purchase. The results of operations of GlobalComm are included in the Company's operations from the date of acquisition. The Company recorded approximately $1,669,000 of goodwill related to the transaction.

     The following unaudited pro forma summary presents consolidated results of operations for the Company as if the GlobalComm and H&K acquisitions had been consummated as of January 1, 1998. The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results for the Company.

                                                     YEAR ENDED
                                                  DECEMBER 31, 1998
                                              -------------------------
                                              (IN THOUSANDS OF DOLLARS)
                                                     (UNAUDITED)
Net revenues................................           $11,055
Net loss....................................            (7,965)

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

11.  YEAR 2000 ISSUE (UNAUDITED)

     Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date field, without considering the impact of the upcoming changes in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000. The Company relies on its systems, applications and devices in operating and monitoring all major aspects of its business, including the financial systems (such as general ledger, accounts payable and payroll modules), customer services, infrastructure, embedded computer chips, networks and telecommunications equipment and products. The Company also relies, directly and indirectly, on external systems of business enterprises such as customers, suppliers, creditors, financial organizations and of governmental entities, both domestic and international, for accurate exchange of data. The Company's current estimate is that the costs associated with the year 2000 issue, and the consequences of incomplete or untimely resolution of the year 2000 issue, will not have a material adverse effect on the results of operations or financial position of the Company in any given year. However, even if the internal systems of the Company are not materially affected by the year 2000 issue, the Company could be affected through disruption in the operation of the enterprises with which the Company interacts.

12.  SUBSEQUENT EVENTS (UNAUDITED)

     In April 1999, the Company purchased 2,000 communications towers from Nextel Communications, Inc. ("Nextel") for $560.0 million in cash and shares of Series C preferred stock valued at $70.0 million. As part of the transaction, Nextel has agreed to lease 1,700 additional sites on the Company's towers as part of Nextel's national deployment.

     In connection with the purchase, Nextel entered into a master lease agreement to become the anchor tenant on each of the acquired towers and also conveyed to the Company certain third-party co-location site leases associated with the acquired assets. Nextel also transferred to the Company certain non-cancelable ground leases, and the Company assumed all operating and other costs associated with the acquired assets.

     The Company used $150.0 million of borrowings under a $500.0 million committed credit facility, $340.0 million from the proceeds of a privately placed high yield debt offering, and $231.4 million from the sale of new Series C preferred stock, to fund the cash purchase price and to pay related fees and expenses. As part of the acquisition, Nextel will receive approximately $70.0 million of SpectraSite Series C preferred stock resulting in Nextel obtaining an equity position representing approximately 18% of all the Company's outstanding stock on a fully-diluted basis.

     In connection with the Nextel tower transaction, the Company also restated its certificate of incorporation. The amended and restated certificate authorized 85 million shares of common stock, $0.001 per value per share, and 70,599,625 shares of preferred stock, 3,462,830 shares were designated as Series A convertible preferred stock, 7,000,000 shares designated as Series B convertible preferred stock and 60,136,795 shares were designated as Series C convertible preferred stock.

     In May 1999, the board of directors of the Company and Westower Corporation ("Westower") entered into a definitive agreement under which Westower will merge with SpectraSite. On September 2, 1999, the Westower stockholders approved the merger, and Westower was merged with a wholly-owned subsidiary of SpectraSite. As a result, Westower now operates as a subsidiary of the Company. In connection with the merger, SpectraSite issued 1.81 shares of SpectraSite's common stock for each share of Westower's common stock. The merger is subject to the approval of Westower's shareholders and the appropriate regulatory agencies as well as other customary closing conditions.

                         REPORT OF INDEPENDENT AUDITORS

The Members
TeleSite Services, LLC

     We have audited the accompanying consolidated balance sheet of TeleSite Services, LLC (the "Company") as of December 31, 1996 and the related consolidated statements of operations and members' equity and cash flows for the year ended December 31, 1996 and for the period from January 1, 1997 through May 12, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TeleSite Services, LLC at December 31, 1996 and the consolidated results of its operations and its cash flows for the year ended December 31, 1996 and for the period from January 1, 1997 through May 12, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Raleigh, North Carolina
March 27, 1998

                             TELESITE SERVICES, LLC

                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1996

ASSETS
Current assets:
  Cash......................................................  $    4,854
  Accounts receivable:
     Trade..................................................   1,777,611
     Other..................................................      37,107
  Prepaid expenses and other................................      39,964
                                                              ----------
Total current assets........................................   1,859,536
Property and equipment, net.................................     931,291
Investment in affiliate.....................................     131,459
                                                              ----------
Total assets................................................  $2,922,286
                                                              ==========
LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Line of credit............................................  $  946,724
  Accounts payable..........................................     688,180
  Accrued expenses..........................................      33,092
  Current portion of long-term debt.........................     295,711
                                                              ----------
Total current liabilities...................................   1,963,707
Long-term debt, less current portion........................      81,106
                                                              ----------
Total liabilities...........................................   2,044,813
Members' equity.............................................     877,473
                                                              ----------
Total liabilities and members' equity.......................  $2,922,286
                                                              ==========

See accompanying notes.

                             TELESITE SERVICES, LLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                   FOR THE
                                                                                 PERIOD FROM
                                                               FOR THE         JANUARY 1, 1997
                                                             YEAR ENDED              TO
                                                          DECEMBER 31, 1996     MAY 12, 1997
                                                          -----------------    ---------------
Revenues................................................     $8,840,869          $1,925,985
Costs of operations.....................................      2,254,777             594,683
Selling, general and administrative expenses............      4,255,840           1,741,856
Depreciation expense....................................         91,133              55,870
                                                             ----------          ----------
Operating income (loss).................................      2,239,119            (466,424)
Interest expense........................................        (66,505)            (35,695)
Equity in earnings (loss) of affiliate..................        116,459              (1,087)
                                                             ----------          ----------
Net income (loss).......................................     $2,289,073          $ (503,206)
                                                             ==========          ==========
Pro forma income data (unaudited):
  Net income (loss) as reported.........................     $2,289,073          $ (503,206)
  Pro forma provision for income taxes..................        892,783                  --
                                                             ----------          ----------
  Pro forma net income (loss)...........................     $1,396,290          $ (503,206)
                                                             ==========          ==========

See accompanying notes.

                             TELESITE SERVICES, LLC

                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

Members' deficiency at January 1, 1996......................  $ (445,584)
Distributions to members....................................    (966,016)
  Net income................................................   2,289,073
                                                              ----------
Members' equity at December 31, 1996........................  $  877,473
  Contribution to capital...................................         100
  Distributions to members..................................    (211,256)
  Net loss..................................................    (503,206)
                                                              ----------
Members' equity at May 12, 1997.............................  $  163,111
                                                              ==========

See accompanying notes.

                             TELESITE SERVICES, LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   FOR THE
                                                                                 PERIOD FROM
                                                               FOR THE         JANUARY 1, 1997
                                                             YEAR ENDED              TO
                                                          DECEMBER 31, 1996     MAY 12, 1997
                                                          -----------------    ---------------
OPERATING ACTIVITIES
Net income (loss).......................................     $ 2,289,073          $(503,206)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation..........................................          91,133             55,870
  Equity in (earnings) loss of affiliate................        (116,459)             1,087
  Changes in operating assets and liabilities:
     Trade accounts receivable..........................      (1,314,087)           456,345
     Other accounts receivable..........................         (34,072)           (76,610)
     Prepaid expenses and other.........................         (35,827)           (17,487)
     Accounts payable...................................         197,702            (42,534)
     Accrued expenses...................................          31,568             55,593
                                                             -----------          ---------
       Net cash provided by (used in) operating
          activities....................................       1,109,031            (70,942)
INVESTING ACTIVITIES
Purchases of property and equipment.....................        (837,808)          (321,788)
Investment in affiliate.................................         (15,000)                --
                                                             -----------          ---------
       Net cash used in investing activities............        (852,808)          (321,788)
FINANCING ACTIVITIES
Net proceeds from line of credit........................         368,724            249,338
Net proceeds from long-term debt........................         556,391            293,785
Repayment of long-term debt.............................        (224,923)                --
Proceeds from capital contribution......................              --                100
Distribution to members.................................        (966,016)          (153,499)
                                                             -----------          ---------
       Net cash (used in) provided by financing
          activities....................................        (265,824)           389,724
                                                             -----------          ---------
Net decrease in cash....................................          (9,601)            (3,006)
Cash at beginning of period.............................          14,455              4,854
                                                             -----------          ---------
Cash at end of period...................................     $     4,854          $   1,848
                                                             ===========          =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest................     $    64,000          $  30,695
                                                             ===========          =========

See accompanying notes.

                             TELESITE SERVICES, LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF OPERATIONS

     TeleSite Services, LLC (the "Company") was formed on August 1, 1995, for the purpose of providing site development services, as agent, to companies operating in the telecommunications industry. TeleSite's clients are located primarily in the southeastern and south central regions of the United States.

     MetroSite Management, LLC ("MetroSite") was formed on February 28, 1997 by the contribution of $99 by the Company and $1 by a member of the Company for the 99% and 1% ownership of MetroSite, respectively. MetroSite was formed for the purpose of negotiating agreements with municipalities to lease certain locations to PCS providers (e.g., water towers, etc.) in return for a percentage of the monthly rental amounts charged by the municipalities to the PCS providers.

  PRINCIPLES OF CONSOLIDATION

     The accompanying 1997 consolidated financial statements include the accounts of TeleSite, LLC and MetroSite Management, LLC from the date of MetroSite's formation. All significant intercompany transactions and balances have been eliminated in consolidation. Minority interest related to the membership interest not owned by the Company is insignificant.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Actual results could differ from those estimates.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets ranging from three to seven years.

  REVENUE RECOGNITION

     Revenue from projects is recognized when site selection services are rendered.

  COST OF REVENUES

     Cost of revenues consist of the direct costs incurred to provide the related services.

  SIGNIFICANT CONCENTRATIONS

     The Company's customer base consists of companies operating in the telecommunications industry. The Company's exposure to credit risk consists primarily of unsecured accounts receivable from these customers.

Following is information concerning revenue and accounts receivable concentrations of the Company's major customers:

                                                     % OF REVENUES
                                          ------------------------------------
                                                                 PERIOD FROM
                                                               JANUARY 1, 1997
                                             YEAR ENDED              TO
                                          DECEMBER 31, 1996     MAY 12, 1997
                                          -----------------    ---------------
Customer 1..............................         21%                 34%
Customer 2..............................         63%                 30%
Customer 3..............................         --                  12%

                                               % OF ACCOUNTS RECEIVABLE AT
                                            ---------------------------------
                                            DECEMBER 31, 1996    MAY 12, 1997
                                            -----------------    ------------
Customer 1................................         11%                37%
Customer 2................................         67%                24%

  INVESTMENT IN AFFILIATE

     The Company's 33% ownership interest in Communication Management Specialists, LLC, ("CMS") a company that provides construction management services to telecommunications companies, is accounted for using the equity method.

     Summary financial information of CMS is as follows:

                                                               AS OF AND FOR THE
                                          AS OF AND FOR THE       PERIOD FROM
                                             YEAR ENDED         JANUARY 1, 1997
                                            DECEMBER 31,              TO
                                                1996             MAY 12, 1997
                                          -----------------    -----------------
                                             (UNAUDITED)          (UNAUDITED)
Current Assets..........................     $1,110,500            $810,200
Non-current Assets......................         16,300              17,800
Current Liabilities.....................        747,400             452,000
Non-current.............................             --                  --
Liabilities Members' equity.............        379,400             376,000
Net Sales...............................      2,404,866             650,000
Gross Profit............................        553,164             179,500
Net income..............................        352,900              (3,300)

  INCOME TAXES

     The Company is organized as a limited liability company and is therefore not subject to income taxes. All taxable income or loss is reported by the members on their respective income tax returns. Therefore the accompanying Consolidated Statement of Operations and Members' Equity does not include any provision for income tax expense.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1996:

Land.....................................................  $  297,600
Equipment................................................     304,148
Furniture and fixtures...................................     143,199
Vehicles.................................................     200,240
Leasehold improvements...................................      53,448
Construction in progress.................................      42,259
                                                           ----------
Total....................................................   1,040,894
Less accumulated depreciation............................    (109,603)
                                                           ----------
Property and equipment, net..............................  $  931,291
                                                           ==========

3.  LINE OF CREDIT AND LONG-TERM DEBT

     The Company has a maximum $1,500,000 line of credit with a bank, with an outstanding balance of $946,724 at December 31, 1996. The line of credit bears interest at a variable rate, not to exceed 10.0%, with interest payable monthly and principal due May 31, 1997. The rate of interest at December 31, 1996 was 8.5%. The line of credit is collateralized by substantially all assets of the Company.

     Long-term debt consisted of the following at December 31, 1996:

Note payable to a bank, bearing interest at 8.5%, maturing
  April 4, 1997, monthly payments of interest of $1,780,
  collateralized by land....................................  $ 250,000
Installment notes payable to a bank, bearing interest at
rates ranging from 8.75% to 10.2%, maturing from October 20,
1998 to December 9, 1999, monthly payments of principal and
interest of $4,614, collateralized by vehicles..............    126,817
                                                              ---------
Total.......................................................    376,817
Less current maturities.....................................   (295,711)
                                                              ---------
Long-term debt..............................................  $  81,106
                                                              =========

     Maturities of long-term debt at December 31, 1996 are as follows:

                                                        FOR THE
                                                      YEAR ENDED
                                                   DECEMBER 31, 1996
                                                   -----------------
1997.............................................      $295,711
1998.............................................        46,815
1999.............................................        34,291
                                                       --------
Total............................................      $376,817
                                                       ========

     The Company estimates that the fair value of notes payable approximates the carrying value based upon its effective current borrowing rate for debt with similar terms and remaining maturities. Disclosure about fair value of financial instruments is based upon information available to management as of December 31, 1996.

4.  RELATED PARTY TRANSACTIONS

     The Company is affiliated with other organizations by common ownership and/or control. During the year ended December 31, 1996 and the period from January 1, 1997 to May 12, 1997, the Company paid approximately $66,000 and $22,000, respectively, to an affiliated organization for rent expense.

     On May 9, 1997, a member of the Company assumed the Company's construction line of credit with a bank of $562,135, in exchange for land and construction in progress with carrying values of $297,600 and $322,292, respectively. The Company recorded a non-cash shareholder's distribution of $57,757 associated with this transaction.

5.  LEASES

     The Company leases office space and certain office equipment under noncancelable operating leases. The future minimum lease payments under such leases at December 31, 1996 are as follows:

1997......................................................  $164,597
1998......................................................   136,409
1999......................................................    93,696
2000......................................................    66,429
2001......................................................    27,500
                                                            --------
Total.....................................................  $488,631
                                                            ========

     Rent expense under operating leases was approximately $110,000 and $57,000 for the year ended December 31, 1996 and for the period from January 1, 1997 to May 12, 1997, respectively.

6.  EMPLOYEE BENEFIT PLAN

     The Company provides a 401(k) plan for the benefit of its employees meeting specified eligibility requirements. The Company's contributions to the plan are discretionary and totaled $15,205 in 1996 and $12,342 for the period from January 1, 1997 to May 12, 1997.

7.  PRO FORMA INCOME DATA (UNAUDITED)

     The pro forma provision for income taxes is based upon the statutory income tax rates in effect during the year ended December 31, 1996. No provision was provided in the period from January 1 to May 12, 1997 due to the net operating loss.

8.  SUBSEQUENT EVENT

     On May 12, 1997, 100% of the members' interests of the Company and its subsidiary, MetroSite, were acquired by SpectraSite Holdings, Inc., a Delaware corporation.

                     WESTOWER CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     AT JUNE 30,1999 AND SEPTEMBER 30, 1998

                                                                JUNE 30,      SEPTEMBER 30,
                                                                  1999            1998
                                                              ------------    -------------
                                                              (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $  4,204,000     $ 9,331,000
  Accounts receivable, net..................................    20,506,000      13,289,000
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     6,758,000       5,078,000
  Inventory.................................................     3,133,000       2,151,000
  Related party advances and receivables....................       419,000         956,000
  Income tax receivable.....................................       220,000         220,000
  Other current assets......................................     1,744,000       1,203,000
                                                              ------------     -----------
     Total current assets...................................    36,984,000      32,228,000
PROPERTY AND EQUIPMENT, net.................................    50,217,000       7,574,000
INTANGIBLE ASSETS, net......................................    26,992,000      19,721,000
OTHER ASSETS................................................     6,139,000       2,771,000
                                                              ------------     -----------
TOTAL ASSETS................................................  $120,332,000     $62,294,000
                                                              ============     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Trade accounts payable....................................  $  8,374,000     $ 7,053,000
  Other current liabilities.................................     1,909,000       2,810,000
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     1,586,000       1,435,000
  Income taxes payable......................................     2,450,000       2,116,000
  Deferred income taxes.....................................       395,000         428,000
  Stockholder advances and notes payable to related
     parties................................................       154,000         228,000
  Note payable..............................................        68,000       1,089,000
  Current portion of long-term debt and capital lease
     obligations............................................     1,576,000       2,419,000
                                                              ------------     -----------
          Total current liabilities.........................    16,512,000      17,578,000
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, excluding
  current portion...........................................    57,059,000      14,991,000
DEFERRED INCOME TAXES.......................................     2,977,000       2,962,000
                                                              ------------     -----------
          Total liabilities.................................    76,548,000      35,531,000
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Common stock ($.01 par value, 25,000,000 and 10,000,000
     shares authorized, 8,562,000 and 7,047,000 shares
     issued and outstanding at June 30, 1999 and September
     30, 1998, respectively)................................        85,000          70,000
  Additional paid-in-capital................................    39,818,000      22,610,000
  Accumulated other comprehensive loss......................      (237,000)       (581,000)
  Retained earnings.........................................     4,118,000       4,664,000
                                                              ------------     -----------
          Total stockholders' equity........................    43,784,000      26,763,000
                                                              ------------     -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $120,332,000     $62,294,000
                                                              ============     ===========

                     WESTOWER CORPORATION AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               THREE AND NINE MONTHS ENDED JUNE 30, 1999 AND 1998

                                     THREE MONTHS    THREE MONTHS     NINE MONTHS     NINE MONTHS
                                         ENDED           ENDED           ENDED           ENDED
                                     JUNE 30, 1999   JUNE 30, 1998   JUNE 30, 1999   JUNE 30, 1998
                                     -------------   -------------   -------------   -------------
CONTRACT AND OTHER REVENUES
  EARNED...........................   $25,184,000     $12,637,000    $  68,455,000    $35,995,000
COSTS OF REVENUES EARNED (exclusive
of depreciation shown below).......    17,688,000       9,609,000       48,418,000     26,659,000
                                      -----------     -----------    -------------    -----------
  Gross profit.....................     7,496,000       3,028,000       20,037,000      9,336,000
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.........................     5,128,000       1,640,000       13,385,000      4,827,000
DEPRECIATION AND AMORTIZATION......     1,078,000         146,000        2,537,000        407,000
MERGER RELATED EXPENSES............     1,519,000         250,000        1,596,000        250,000
                                      -----------     -----------    -------------    -----------
OPERATING INCOME (LOSS)............      (229,000)        992,000        2,519,000      3,852,000
OTHER INCOME (EXPENSE)
  Other income (expense)...........       (53,000)         41,000          220,000        157,000
  Interest income..................        21,000          75,000          152,000        187,000
  Interest and financing expense...      (928,000)        (31,000)      (2,051,000)      (103,000)
                                      -----------     -----------    -------------    -----------
          Total other income
            (expense)..............      (960,000)         85,000       (1,679,000)       241,000
                                      -----------     -----------    -------------    -----------
INCOME (LOSS) BEFORE PROVISION FOR
  INCOME TAXES.....................    (1,189,000)      1,077,000          840,000      4,093,000
PROVISION FOR INCOME TAXES.........      (503,000)       (213,000)      (1,386,000)    (1,270,000)
                                      -----------     -----------    -------------    -----------
NET INCOME (LOSS)..................   $(1,692,000)    $   864,000    $    (546,000)   $ 2,823,000
                                      ===========     ===========    =============    ===========

EARNINGS (LOSS) PER SHARE:
BASIC..............................   $     (0.20)    $      0.14    $       (0.07)   $      0.46
                                      ===========     ===========    =============    ===========
DILUTED............................   $     (0.20)    $      0.13    $       (0.07)   $      0.39
                                      ===========     ===========    =============    ===========

                     WESTOWER CORPORATION AND SUBSIDIARIES

      UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 JUNE 30, 1999

                                                                            ACCUMULATED
                             COMMON STOCK       ADDITIONAL                     OTHER
                          -------------------     PAID-IN      RETAINED    COMPREHENSIVE   COMPREHENSIVE
                           SHARES     AMOUNT      CAPITAL      EARNINGS    INCOME (LOSS)   INCOME (LOSS)      TOTAL
                          ---------   -------   -----------   ----------   -------------   -------------   -----------
BALANCE, September 30,
  1998..................  7,047,000   $70,000   $22,610,000   $4,664,000     $(581,000)                    $26,763,000
Net loss................                                        (546,000)                    $(546,000)
Foreign currency
  translation
  adjustment............                                                       344,000         344,000
                                                                                             ---------
    Total comprehensive
      loss..............                                                                     $(202,000)       (202,000)
                                                                                             =========
Proceeds from warrants
  and options exercised,
  net...................  1,112,000   11,000      8,868,000                                                  8,879,000
Stock issuances for
  business
  acquisitions..........    403,000    4,000      8,280,000                                                  8,284,000
Stock compensation
  expense...............                             60,000                                                     60,000
                          ---------   -------   -----------   ----------     ---------                     -----------
BALANCE, June 30,
  1999..................  8,562,000   $85,000   $39,818,000   $4,118,000     $(237,000)                    $43,784,000
                          =========   =======   ===========   ==========     =========                     ===========

                     WESTOWER CORPORATION AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                    NINE MONTHS ENDED JUNE 30, 1999 AND 1998

                                                                  1999           1998
                                                              ------------    -----------
CASH FROM OPERATING ACTIVITIES
Net income (loss)...........................................  $   (546,000)   $ 2,823,000
Adjustments to reconcile net income(loss) to net cash from
  operating activities
  Depreciation and amortization.............................     2,537,000        407,000
  Gain on sale of assets....................................                     (125,000)
  Non-cash interest and financing expense...................       361,000        142,000
  Earnings from equity investment...........................      (142,000)
  Stock compensation expense................................        60,000         55,000
Changes in operating assets and liabilities, net of effect
  of acquisitions
  Accounts receivable.......................................    (3,609,000)      (646,000)
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................    (1,680,000)    (1,138,000)
  Inventory and other current assets........................    (1,333,000)      (867,000)
  Other assets..............................................                       13,000
  Trade accounts payable....................................       647,000        109,000
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................       151,000        141,000
  Other current liabilities.................................    (1,023,000)        19,000
  Income taxes payable......................................       334,000      1,280,000
  Current and deferred income taxes.........................       (18,000)       (57,000)
                                                              ------------    -----------
  Net cash flows (used in) provided by operating
     activities.............................................    (4,261,000)     2,156,000
                                                              ------------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for acquisitions, net of cash acquired..........    (6,583,000)    (1,474,000)
  Increase in other assets..................................    (2,700,000)
  Purchases of property and equipment.......................   (37,422,000)    (1,405,000)
  Proceeds from sale of assets..............................                      302,000
                                                              ------------    -----------
  Net cash flows used in investing activities...............   (46,705,000)    (2,577,000)
                                                              ------------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from stock issuances, net........................     8,878,000      8,934,000
  Redemption of preferred stock.............................                     (150,000)
  Proceeds from long-term debt..............................     1,207,000     15,884,000
  Repayments to related parties.............................    (2,080,000)    (1,972,000)
  Repayments from (advances to) related parties.............       696,000       (101,000)
  Borrowings (repayments) on line of credit, net............    (1,871,000)      (245,000)
  Proceeds from credit facility.............................    41,600,000
  Distributions to stockholders of acquired subsidiaries
     prior to acquisition...................................                   (2,800,000)
  Additions to financing costs..............................      (490,000)      (349,000)
  Repayments of long-term debt..............................    (2,140,000)      (476,000)
                                                              ------------    -----------
  Net cash flow from financing activities...................    45,800,000     18,725,000
                                                              ------------    -----------
EFFECT OF EXCHANGE RATES....................................        39,000         28,000
                                                              ------------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    (5,127,000)    18,332,000
CASH AND CASH EQUIVALENTS, beginning of period..............     9,331,000      1,748,000
                                                              ------------    -----------
CASH AND CASH EQUIVALENTS, end of period....................  $  4,204,000    $20,080,000
                                                              ============    ===========

                     WESTOWER CORPORATION AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

     Westower Corporation (the "Company") designs, builds and maintains wireless communications transmitting and receiving facilities for providers of wireless communications services. The Company also owns and leases communications towers. The Company operates throughout the U.S. and Canada.

     The unaudited condensed consolidated financial statements and notes thereto at June 30, 1999 and September 30, 1998 (audited), and for the three and nine months ended June 30, 1999 and 1998, reflect the October 28, 1997 merger with Western Telecom Construction Ltd., an Alberta corporation, the May 29, 1998 merger with MJA Communications Corp., a Florida corporation, and the August 31, 1998 merger with Standby Services, Inc., a Texas corporation. All companies design, fabricate and construct wireless transmitting and receiving facilities and shelters for communications providers. The Company issued 835,000 shares of its common stock for all the common shares of Western Telecom Construction Ltd., 397,000 shares of its common stock for all of the common shares of MJA Communications Corp., and 544,000 shares of its common stock for all of the common shares of Standby Services, Inc. All of these mergers were accounted for as or similar to a pooling-of-interests.

     On October 27, 1998, the Company changed its fiscal year-end from February 28 to September 30. All prior information has been restated to conform with a September 30 year end.

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and in accordance with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures normally required by generally accepted accounting principles for complete financial statements or those normally reflected in the Company's Annual Report on Form 10-KSB. The financial information included herein reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of results for interim periods. Results of interim periods are not necessarily indicative of the results to be expected for a full year. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements for the seven-month Transition Period ended September 30, 1998 and the notes thereto included in the Company's Form 10-KSB.

     CONSOLIDATION--The consolidated financial statements include the accounts of the Company and its wholly owned domestic and Canadian subsidiaries. Investments in subsidiaries in which the Company exercises significant influence but which it does not control are accounted for using the equity method. Investment in a 60% owned affiliated company is accounted for on the equity method of accounting. The Company's equity (loss) earnings from this investment during the three and nine months ended June 30, 1999 was $(83,000) and $142,000, respectively, which has been included in other income. All material intercompany accounts and transactions have been eliminated in consolidation.

     FOREIGN CURRENCY TRANSLATION--All asset and liability accounts of Canadian operations are translated into U.S. dollars at current exchange rates. Revenues and expenses are translated using the average exchange rate during the period. Foreign currency translation adjustments are reported as a component of comprehensive income and stockholders' equity in the consolidated balance sheet. Exchange gains and losses from foreign currency transactions are included in income currently.

     USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements. Examples of estimates subject to possible revision based upon the outcome of future events include costs and estimated earnings on uncompleted contracts, depreciation of property and equipment, accrued income tax liabilities, and purchase price allocations for acquisitions. Actual results could differ from those estimates.

                     WESTOWER CORPORATION AND SUBSIDIARIES

     RECLASSIFICATION--Certain prior year amounts have been reclassified to conform to the current year presentation and did not impact previously reported stockholders' equity or cash flow.

NOTE 2--INVENTORY

     Inventory is stated at the lower of cost and estimated net realizable value using the first-in, first-out method. Inventory consists of materials purchased for future construction not associated with specific jobs.

NOTE 3--PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                   JUNE 30,      SEPTEMBER 30,
                                                     1999            1998
                                                  -----------    -------------
Buildings.......................................  $ 1,883,000     $ 1,795,000
Vehicles........................................    4,016,000       2,540,000
Equipment.......................................    2,851,000       1,580,000
Communications towers...........................   37,479,000       1,401,000
Furniture and fixtures..........................    1,840,000         943,000
Leasehold improvements..........................      161,000          81,000
Construction in progress........................    3,534,000
                                                  -----------     -----------
                                                   51,764,000       8,340,000
Less accumulated depreciation and
  amortization..................................   (2,878,000)     (1,562,000)
                                                  -----------     -----------
                                                   48,886,000       6,778,000
Land............................................    1,331,000         796,000
                                                  -----------     -----------
                                                  $50,217,000     $ 7,574,000
                                                  ===========     ===========

     In February 1999, the Company completed the acquisition of certain communications towers under contract in December 1998, at an aggregate cost of approximately $17 million. In May 1999, the Company completed the acquisition of certain communications towers under contract in October 1998, at an aggregate cost of approximately $15.5 million.

NOTE 4--ACQUISITIONS

     During the nine months ended June 30, 1999, the Company consummated the following transactions which were accounted for under the purchase method of accounting, and accordingly, the operating results of the acquired entities have been included in the consolidated operating results since the date of acquisition.

     On October 30, 1998 the Company completed the acquisition of Teletronics Management Services, Inc. ("Teletronics"). The acquisition was effected by exchanging approximately 188,000 shares of common stock valued at approximately $3.8 million, based on the publicly traded price, $1.8 million in cash, including distributions payable to former shareholders in the amount of $800,000, and the assumption of certain liabilities, for all outstanding shares of Teletronics. The acquisition was accounted for using the purchase method for business combinations resulting in goodwill of approximately $5.0 million.

     On November 10, 1998 the Company completed the acquisition of Summit Communications, LLC ("Summit"), a Mississippi limited liability company which engages in operations similar to those of the Company. The acquisition was effected by exchanging approximately 200,000 shares of common stock valued at approximately $4.1 million, based on the publicly traded price, $4.4 million in cash, and the assumption of certain liabilities, for all membership interests in Summit. The former members of Summit may also receive

                     WESTOWER CORPORATION AND SUBSIDIARIES
an additional 100,000 shares of common stock, based on certain performance criteria during the three years following the date of acquisition. The acquisition was accounted for using the purchase method for business combinations resulting in goodwill of approximately $8.0 million.

     On February 4, 1999 the Company completed the acquisition of Cypress Real Estate Services, Inc. ("Cypress"), a Florida corporation. The acquisition was effected by exchanging approximately 15,000 shares of common stock valued at approximately $424,000, based on the publicly traded price, for all outstanding shares of Cypress. The former shareholder of Cypress may also receive additional shares of common stock, based on the number of towers, not to exceed 1,000 towers, acquired or constructed by the Company, subject to certain limitations and restrictions.

     The acquisition was accounted for using the purchase method for business combinations with substantially all of the purchase price allocated to goodwill.

     On February 26, 1999 the Company completed the acquisition of Telecommunications R. David ("R. David"), a Quebec, Canada company which engages in operations similar to those of the Company. The acquisition was effected by exchanging approximately $330,000 in cash, and the assumption of certain liabilities, for all outstanding shares of R. David. The acquisition was accounted for using the purchase method for business combinations resulting in goodwill of approximately $350,000.

     The following is a summary of all consideration exchanged for acquisitions that were accounted for as purchases:

                                                        NINE MONTHS
                                                           ENDED
                                                         JUNE 30,
                                                           1999
                                                        -----------
Shares issued.........................................      403,000
Value of shares.......................................  $ 8,284,000
Cash..................................................    6,583,000
                                                        -----------
          Total purchase price........................  $14,867,000
                                                        ===========

     The assets and liabilities of the acquired entities were recorded at their estimated fair market values at the dates of acquisition. The initial allocations of fair market values are preliminary and are subject to adjustments during the first year following the acquisition. The initial allocations were as follows:

                                                           JUNE 30,
                                                             1999
                                                          -----------
Non-compete agreements..................................  $   136,000
Tangible assets.........................................    5,084,000
Goodwill................................................   13,825,000
Liabilities assumed and deferred tax liabilities........   (4,178,000)
                                                          -----------
          Total purchase price..........................  $14,867,000
                                                          ===========

     Included in the operating results for the three and nine months ended June 30, 1999 are revenues of $5,273,000 and $14,552,000, respectively, and operating income of $668,000 and $2,028,000, respectively, from the dates of acquisition. Goodwill is generally amortized over a 20 year period.

                     WESTOWER CORPORATION AND SUBSIDIARIES

NOTE 5--INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                   JUNE 30,      SEPTEMBER 30,
                                                     1999            1998
                                                  -----------    -------------
Goodwill........................................  $27,864,000     $14,039,000
Communications tower purchase contract..........           --       5,661,000
Non-compete agreements..........................      355,000         219,000
                                                  -----------     -----------
                                                   28,219,000      19,919,000
Less accumulated amortization...................   (1,227,000)       (198,000)
                                                  -----------     -----------
                                                  $26,992,000     $19,721,000
                                                  ===========     ===========

NOTE 6--OTHER ASSETS

     Other assets consist of the following:

                                                    JUNE 30,     SEPTEMBER 30,
                                                      1999           1998
                                                   ----------    -------------
Deposits on tower purchase contracts.............  $1,176,000     $       --
Equity investment in joint venture...............   1,189,000        217,000
Other noncurrent assets, net.....................   3,774,000      2,554,000
                                                   ----------     ----------
                                                   $6,139,000     $2,771,000
                                                   ==========     ==========

     During the nine months ended June 30, 1999, the Company paid approximately $1.2 million as deposits to acquire additional towers. Equity investment in joint venture represents the Company's cash investment and the Company's equity earnings from this investment

NOTE 7--LONG-TERM DEBT

     During the nine months ended June 30, 1999, the Company borrowed an aggregate $41.6 million under its credit facility with Bank Boston N.A. As of June 30, 1999, the effective interest rate on borrowings under the facility was approximately 7.75%. The Company borrowed an additional $8.0 million under the facility subsequent to June 30, 1999. The facility is collateralized by substantially all of the Company's assets. At June 30, 1999, the Company was in compliance with all of its covenants with the exception of certain financial ratio requirements related to cash flow. The Company has received a waiver from the lenders waiving the right to demand repayment as a result of the violation.

NOTE 8--COMMON STOCK

     On October 15, 1997, the Company issued 1,200,000 shares of common stock and 1,380,000 warrants to purchase common stock in a public offering. The Company received proceeds, net of costs, of $7,493,000 from its public offering. During the nine months ended June 30, 1999, the Company received net proceeds of $7,291,000 on the exercise of 819,000 warrants, at $9.00 per share of common stock. In addition to the warrants noted above, during the nine months ended June 30, 1999, the Company's underwriters exercised warrants, issued in connection with the Company's initial public offering, resulting in the Company receiving $1,123,000 on the exercise of warrants to purchase 162,000 shares of common stock at $9 per share. At June 30, 1999, there were unexercised warrants to purchase approximately 79,000 shares of common stock held by underwriters.

                     WESTOWER CORPORATION AND SUBSIDIARIES

NOTE 9--EARNINGS (LOSS) PER SHARE

     The numerators and denominators of basic and fully diluted earnings (loss) per share are as follows:

                              THREE MONTHS   THREE MONTHS   NINE MONTHS   NINE MONTHS
                                 ENDED          ENDED          ENDED         ENDED
                                JUNE 30,       JUNE 30,      JUNE 30,      JUNE 30,
                                  1999           1998          1999          1998
                              ------------   ------------   -----------   -----------
Numerator--Net income(loss)
  as reported...............  $(1,692,000)    $  864,000    $ (546,000)   $2,823,000
                              ===========     ==========    ==========    ==========
Denominator--Weighted
average number of shares
outstanding:
  Basic weighted average
     number of shares.......    8,525,000      6,356,000     8,234,000     6,104,000
  Effect of dilutive stock
     options and warrants...                     431,000                   1,104,000
                              -----------     ----------    ----------    ----------
     Diluted weighted
       average number of
       shares...............    8,525,000      6,787,000     8,234,000     7,208,000
                              ===========     ==========    ==========    ==========

     For the three and nine months ended June 30, 1999, all potential common shares were excluded from the computation of diluted earnings (loss) per share because inclusion would have had an anti-dilutive effect on earnings (loss) per share. For the three months ended June 30, 1998, shares associated with convertible debt were excluded from the computation of diluted earnings per share because inclusion would have had an anti-dilutive effect on earnings per share. All other potential common shares have been included in the diluted earnings per share calculations for the three and nine months ended June 30, 1998.

NOTE 10--SEGMENT INFORMATION

     The Company's operations are comprised of a number of communication tower construction entities that were recently acquired. While management assesses the operating results of each of these entities separately, as these entities and its existing operations exhibit similar financial performance and have similar economic characteristics, they have been aggregated as one segment.

     The following table summarizes contract and other revenues and long-lived assets related to the respective countries in which the Company operates.

                                          AS OF AND FOR THE NINE MONTHS ENDED JUNE 30,
                                          ---------------------------------------------
                                             TOTAL        UNITED STATES       CANADA
                                          -----------     -------------     -----------
1999
Contract and Other Revenues.............  $68,455,000      $52,658,000      $15,797,000
  Long-lived Assets.....................  $50,217,000      $43,574,000      $ 6,643,000

                                          AS OF AND FOR THE NINE MONTHS ENDED JUNE 30,
                                          ---------------------------------------------
                                             TOTAL        UNITED STATES       CANADA
                                          -----------     -------------     -----------
1998
Contract and Other Revenues.............  $35,995,000      $19,206,000      $16,789,000
  Long-lived Assets.....................  $ 4,854,000      $ 1,251,000      $ 3,603,000

     Long-lived assets are comprised of property and equipment and exclude intangible assets.

                     WESTOWER CORPORATION AND SUBSIDIARIES

NOTE 11--MERGER OF THE COMPANY

     On May 15, 1999, the Company entered into a definitive agreement with SpectraSite Holdings, Inc. (SpectraSite), under which Westower will merge with a subsidiary of SpectraSite. The transaction was consummated on September 2, 1999 and under the terms of the agreement, Westower shareholders received 1.81 shares of SpectraSite common stock for each Westower share. During the nine months ended June 30, 1999, the Company incurred approximately $1.5 million in expenses related to the merger, which included $750,000 paid to the Company's investment advisors for services in connection with the merger. Under the terms of the arrangement the Company paid an additional $2,250,000 to its investment advisors at closing.

                        [PAGE INTENTIONALLY LEFT BLANK.]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Westower Corporation

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Westower Corporation and its subsidiaries at September 30, 1998, and the results of their operations and their cash flows for the seven months ended September 30, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The financial statements of Westower Corporation for the three years in the period ended February 28, 1998 were audited by other independent accountants whose report dated April 14, 1998, except for the third paragraph in Note 3, as to which the date is May 31, 1998 and the fourth paragraph in Note 3, as to which the date is June 14, 1999, expressed an unqualified opinion on those statements.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

Seattle, Washington
February 4, 1999,
except for the fourth
paragraph in Note 3,
as to which the date
is June 17, 1999

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Westower Corporation

     We have audited the accompanying consolidated balance sheets of Westower Corporation and Subsidiaries as of February 28, 1997 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended February 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of MJA Communications Corporation, which are included in the financial statements of Westower Corporation as discussed in Note 3 to the financial statements, and which statements reflect total assets constituting 56% and 16% of consolidated total assets as of February 28, 1997 and 1998 and total revenues constituting 22%, 57% and 33% of consolidated total revenues for each of the three years in the period ended February 28, 1998, respectively. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for MJA Communications Corporation, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Westower Corporation and Subsidiaries as of February 28, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1998 in conformity with generally accepted accounting principles.

                                          /s/ MOSS ADAMS LLP

Bellingham, Washington
April 14, 1998, except for the third paragraph in Note 3, as to which the date is May 31, 1998, and the fourth paragraph in
Note 3, as to which the date is
June 14, 1999

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of MJA Communications Corp.
Palm Beach Gardens, Florida

     We have audited the balance sheet of MJA Communications Corp. as of December 31, 1996 and 1997, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1997 (not separately presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MJA Communications Corp. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ LAMN, KRIELOW, DYTRYCH & DARLING
                                          --------------------------------------
                                          LAMN, KRIELOW, DYTRYCH & DARLING
                                          Certified Public Accountants

February 11, 1998, except for Note 4, as to which the date is August 12, 1998

                     WESTOWER CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               FEBRUARY 28, 1997 AND 1998 AND SEPTEMBER 30, 1998

                                                           FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,
                                                               1997           1998           1998
                                                           ------------   ------------   -------------
ASSETS
Current Assets:
  Cash and cash equivalents..............................  $ 7,131,000    $ 7,206,000     $ 9,331,000
  Accounts receivable, net...............................    4,905,000      7,112,000      13,289,000
  Costs and estimated earnings in excess of billings on
    uncompleted contracts................................      938,000      2,143,000       5,078,000
  Inventory..............................................      201,000      1,140,000       2,151,000
  Related party advances and receivables.................           --        831,000         956,000
  Income tax receivable..................................           --             --         220,000
  Other current assets...................................       63,000        125,000       1,203,000
                                                           -----------    -----------     -----------
    Total current assets.................................   13,238,000     18,557,000      32,228,000
Property and equipment, net..............................    2,707,000      4,321,000       7,574,000
Intangible assets, net...................................           --      2,088,000      19,721,000
Other assets.............................................       58,000         91,000       2,771,000
                                                           -----------    -----------     -----------
Total assets.............................................  $16,003,000    $25,057,000     $62,294,000
                                                           ===========    ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable.................................  $ 4,980,000    $ 4,445,000     $ 7,053,000
  Other current liabilities..............................      275,000        929,000       2,810,000
  Billings in excess of costs and estimated earnings on
    uncompleted contracts................................    3,850,000      1,745,000       1,435,000
  Income taxes payable...................................      155,000      1,652,000       2,116,000
  Deferred income taxes..................................      580,000        534,000         428,000
  Stockholder advances and notes payable to related
    parties..............................................      672,000      2,044,000         228,000
  Note payable...........................................      208,000        147,000       1,089,000
  Current portion of long-term debt and capital lease
    obligations..........................................      610,000        502,000       2,419,000
                                                           -----------    -----------     -----------
         Total current liabilities.......................   11,330,000     11,998,000      17,578,000
Long-term debt and capital lease obligations, excluding
  current portion........................................      212,000        292,000      14,991,000
Deferred income taxes....................................       27,000         48,000       2,962,000
                                                           -----------    -----------     -----------
         Total liabilities...............................   11,569,000     12,338,000      35,531,000
Commitments and contingencies
Minority interest........................................       40,000             --              --
                                                           -----------    -----------     -----------
Redeemable preferred stock...............................      450,000             --              --
                                                           -----------    -----------     -----------
Stockholders' equity
  Common stock ($.01 par value, 10,000,000 shares
    authorized, 4,776,000, 6,117,000 and 7,047,000 shares
    issued and outstanding at February 28, 1997 and 1998,
    and September 30, 1998, respectively)................       48,000         61,000          70,000
  Additional paid-in-capital.............................      (48,000)     8,672,000       22,610,00
  Accumulated other comprehensive income (loss)..........       27,000        (67,000)       (581,000)
  Retained earnings......................................    3,917,000      4,053,000       4,664,000
                                                           -----------    -----------     -----------
         Total stockholders' equity......................    3,944,000     12,719,000      26,763,000
                                                           -----------    -----------     -----------
Total liabilities and stockholders' equity...............  $16,003,000    $25,057,000     $62,294,000
                                                           ===========    ===========     ===========

The accompanying notes are an integral part of these financial statements.

                     WESTOWER CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
          YEARS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1997 AND 1998
           SEVEN MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED) AND 1998

                                                                                          SEVEN MONTHS    SEVEN MONTHS
                                              YEAR ENDED     YEAR ENDED     YEAR ENDED        ENDED           ENDED
                                             FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,   SEPTEMBER 30,
                                                 1996           1997           1998           1997            1998
                                             ------------   ------------   ------------   -------------   -------------
                                                                                           (UNAUDITED)
Contract and other revenues earned.........  $14,775,000    $46,091,000    $41,662,000     $22,869,000     $31,944,000
Costs of revenues earned (exclusive of
depreciation and amortization shown
below).....................................   10,755,000     33,936,000     29,508,000      16,778,000      23,858,000
                                             -----------    -----------    -----------     -----------     -----------
  Gross profit.............................    4,020,000     12,155,000     12,154,000       6,091,000       8,086,000
Selling, general and administrative
  expenses.................................    2,944,000      7,832,000      7,236,000       2,720,000       4,958,000
Depreciation and amortization..............      196,000        268,000        473,000         187,000         578,000
Merger related expenses....................           --             --             --              --         327,000
                                             -----------    -----------    -----------     -----------     -----------
Operating income...........................      880,000      4,055,000      4,445,000       3,184,000       2,223,000
Other income (expense)
  Other income (expense)...................      (24,000)        32,000        126,000              --          (2,000)
  Interest income..........................           --         70,000        127,000          41,000         130,000
  Interest and financing expense...........     (110,000)       (72,000)      (129,000)        (32,000)       (771,000)
                                             -----------    -----------    -----------     -----------     -----------
         Total other income (expense)......     (134,000)        30,000        124,000           9,000        (643,000)
                                             -----------    -----------    -----------     -----------     -----------
Income before income taxes and minority
  interest.................................      746,000      4,085,000      4,569,000       3,193,000       1,580,000
Minority interest..........................       (6,000)       (19,000)            --              --              --
                                             -----------    -----------    -----------     -----------     -----------
Income before provision for income taxes...      740,000      4,066,000      4,569,000       3,193,000       1,580,000
Provision for income taxes.................      193,000        636,000      1,633,000       1,141,000         351,000
                                             -----------    -----------    -----------     -----------     -----------
Net income.................................  $   547,000    $ 3,430,000    $ 2,936,000     $ 2,052,000     $ 1,229,000
                                             ===========    ===========    ===========     ===========     ===========
Earnings per share:
Basic......................................  $      0.11    $      0.72    $      0.56     $      0.43     $      0.19
                                             ===========    ===========    ===========     ===========     ===========
Diluted....................................  $      0.11    $      0.72    $      0.52     $      0.43     $      0.16
                                             ===========    ===========    ===========     ===========     ===========
Pro forma earnings per share:
Basic......................................  $      0.11    $      0.53    $      0.53     $      0.37     $      0.12
                                             ===========    ===========    ===========     ===========     ===========
Diluted....................................  $      0.11    $      0.53    $      0.50     $      0.37     $      0.10
                                             ===========    ===========    ===========     ===========     ===========

The accompanying notes are an integral part of these financial statements.

                     WESTOWER CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
          YEARS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1997 AND 1998
                     SEVEN MONTHS ENDED SEPTEMBER 30, 1998

                                       COMMON STOCK                                    ACCUMULATED
                                    -------------------   ADDITIONAL                      OTHER
                                                            PAID-IN      RETAINED     COMPREHENSIVE   COMPREHENSIVE
                                     SHARES     AMOUNT      CAPITAL      EARNINGS     INCOME(LOSS)       INCOME          TOTAL
                                    ---------   -------   -----------   -----------   -------------   -------------   -----------
BALANCE, FEBRUARY 28, 1995........  4,776,000   $48,000   $   (48,000)  $   362,000     $  29,000                     $   391,000
Net income........................                                          547,000             7      $  547,000
Foreign currency translation
  adjustment......................         --        --            --            --            --              --
                                                                                                       ----------
        Total comprehensive
          income..................                                                                     $  547,000         547,000
                                                                                                       ==========
Distributions of earnings to S
  corporation stockholders of
  acquired subsidiary prior to
  acquisition.....................         --        --            --       (39,000)           --                         (39,000)
                                    ---------   -------   -----------   -----------     ---------                     -----------
BALANCE, FEBRUARY 29, 1996........  4,776,000    48,000       (48,000)      870,000        29,000                         899,000
Net income........................         --        --            --     3,430,000            --      $3,430,000
Foreign currency translation
  adjustment......................         --        --            --            --        (2,000)         (2,000)
                                                                                                       ----------
        Total comprehensive
          income..................                                                                     $3,428,000       3,428,000
                                                                                                       ==========
Distributions of earnings to S
  corporation stockholders of
  acquired subsidiary prior to
  acquisition.....................         --        --            --      (383,000)           --                        (383,000)
                                    ---------   -------   -----------   -----------     ---------                     -----------
BALANCE, FEBRUARY 28, 1997........  4,776,000    48,000       (48,000)    3,917,000        27,000                       3,944,000
Net income........................         --        --            --     2,936,000            --      $2,936,000
Foreign currency translation
  adjustment......................         --        --            --            --       (94,000)        (94,000)
                                                                                                       ----------
        Total comprehensive
          income..................                                                                     $2,842,000       2,842,000
                                                                                                       ==========
Stock issuances...................  1,341,000    13,000     8,699,000            --            --                       8,712,000
Stock compensation expense........         --        --        21,000            --            --                          21,000
Distributions of earnings to S
  corporation stockholders of
  acquired subsidiary prior to
  acquisition.....................         --        --            --    (2,800,000)           --                      (2,800,000)
                                    ---------   -------   -----------   -----------     ---------                     -----------
BALANCE, FEBRUARY 28, 1998........  6,117,000    61,000     8,672,000     4,053,000       (67,000)                    $12,719,000
Net income........................         --        --            --     1,229,000            --      $1,229,000
Foreign currency translation
  adjustment......................         --        --            --            --      (514,000)       (514,000)
                                                                                                       ----------
        Total comprehensive
          income..................                                                                     $  715,000         715,000
                                                                                                       ==========
Adjustment to conform fiscal year
  ends of acquired subsidiaries...         --        --            --       438,000            --                         438,000
Proceeds from warrants
  exercised.......................    559,000     6,000     4,782,000            --            --                       4,788,000
Proceeds from stock options
  exercised and related tax
  benefit.........................     35,000        --       556,000            --            --                         556,000
Stock issuances for business
  acquisitions....................    336,000     3,000     8,097,000            --            --                       8,100,000
Value ascribed to conversion
  feature and warrants of
  convertible debt, net of
  deferred taxes..................         --        --       468,000            --            --                         468,000
Stock compensation expense........         --        --        35,000            --            --                          35,000
Distributions of earnings and for
  taxes to stockholders of
  acquired subsidiaries prior to
  acquisition.....................         --        --            --    (1,056,000)           --                      (1,056,000)
                                    ---------   -------   -----------   -----------     ---------                     -----------
BALANCE, SEPTEMBER 30, 1998.......  7,047,000   $70,000   $22,610,000   $ 4,664,000     $(581,000)                    $26,763,000
                                    =========   =======   ===========   ===========     =========                     ===========

The accompanying notes are an integral part of these financial statements.

                     WESTOWER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          YEARS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1997 AND 1998
           SEVEN MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED) AND 1998

                                                                                                                        SEVEN
                                                                                                    SEVEN MONTHS       MONTHS
                                                        YEAR ENDED     YEAR ENDED     YEAR ENDED        ENDED           ENDED
                                                       FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,   SEPTEMBER 30,
                                                           1996           1997           1997           1998            1998
                                                       ------------   ------------   ------------   -------------   -------------
                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...........................................  $   547,000    $ 3,430,000    $ 2,936,000     $ 2,052,000     $ 1,229,000
Adjustments to reconcile net income to net cash from
  operating activities
  Depreciation and amortization......................      196,000        268,000        473,000         187,000         578,000
  Provision for bad debt.............................           --             --             --              --         221,000
  Deferred income taxes..............................       96,000        433,000        (41,000)       (209,000)        367,000
  Non-cash interest and financing expense............           --             --             --              --         264,000
  Gain on sale of assets.............................           --             --       (125,000)             --              --
  Stock-based compensation...........................           --             --         56,000              --          35,000
  Earnings from equity investment....................           --             --             --              --         (46,000)
  Minority interest..................................        6,000         19,000             --         (40,000)             --
Changes in operating assets and liabilities, net of
  effect of acquisitions
  Accounts receivable................................   (2,570,000)    (1,402,000)    (1,484,000)     (1,962,000)     (1,603,000)
  Costs and estimated earnings in excess of billings
    on uncompleted contracts.........................     (284,000)      (545,000)    (1,200,000)       (238,000)     (1,350,000)
    Inventory and other current assets...............      (69,000)      (143,000)      (938,000)             --        (990,000)
  Other assets.......................................      (32,000)       (93,000)        (5,000)       (597,000)        135,000
  Trade accounts payable.............................    1,163,000      3,387,000       (933,000)       (810,000)     (2,265,000)
  Billings in excess of costs and estimated earnings
    on uncompleted contracts.........................    1,464,000      2,380,000     (2,105,000)     (3,156,000)       (963,000)
    Other current liabilities........................       56,000         79,000        648,000        (198,000)          6,000
  Income taxes payable...............................      (44,000)       147,000      1,354,000        (155,000)        244,000
                                                       -----------    -----------    -----------     -----------     -----------
    Net cash flows (used) provided by operating
      activities.....................................      529,000      7,960,000     (1,364,000)     (5,126,000)     (4,138,000)
                                                       -----------    -----------    -----------     -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for acquisitions, net of cash acquired...           --             --     (1,467,000)             --      (6,348,000)
  Sales of property and equipment....................      155,000             --        444,000              --              --
  Purchases of property and equipment................     (301,000)    (1,245,000)    (1,692,000)       (455,000)     (1,657,000)
                                                       -----------    -----------    -----------     -----------     -----------
    Net cash flows used by investing activities......     (146,000)    (1,245,000)    (2,715,000)       (455,000)     (8,005,000)
                                                       -----------    -----------    -----------     -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from stock issuances, net.................           --             --      7,493,000              --              --
  Proceeds from stock warrant and option exercises,
    net..............................................           --             --             --              --       5,002,000
  Redemption of preferred stock......................           --             --       (450,000)       (300,000)             --
  Principal payments on long-term debt...............     (583,000)      (389,000)      (326,000)       (227,000)       (392,000)
  Distributions to stockholders......................      (39,000)      (383,000)    (2,800,000)             --      (1,056,000)
  Advances to related parties........................           --             --       (196,000)       (384,000)        (65,000)
  Advances from related parties......................      481,000             --        457,000       1,117,000          34,000
  Repayments to related parties......................      (17,000)      (480,000)            --              --      (1,816,000)
  Borrowing (repayments) on line of credit, net......           --        207,000        (57,000)        (85,000)        (88,000)
  Additions to financing costs.......................           --             --             --              --      (2,368,000)
  Proceeds from debt incurred........................      159,000        555,000        104,000         104,000      15,256,000
                                                       -----------    -----------    -----------     -----------     -----------
    Net cash flows provided (used) by financing
      activities.....................................        1,000       (490,000)     4,225,000         225,000      14,507,000
                                                       -----------    -----------    -----------     -----------     -----------
EFFECT OF CHANGES IN EXCHANGE RATES..................           --             --        (71,000)        (27,000)       (239,000)
                                                       -----------    -----------    -----------     -----------     -----------
NET INCREASE (DECREASE) IN CASH......................      384,000      6,225,000         75,000      (5,383,000)      2,125,000
                                                       -----------    -----------    -----------     -----------     -----------
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.......      522,000        906,000      7,131,000       7,131,000       7,206,000
                                                       -----------    -----------    -----------     -----------     -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD.............  $   906,000    $ 7,131,000    $ 7,206,000     $ 1,748,000     $ 9,331,000
                                                       ===========    ===========    ===========     ===========     ===========

The accompanying notes are an integral part of these financial statements.

                     WESTOWER CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION

     Westower Corporation (the "Company") was incorporated in Washington state in June 1997 for the purpose of acquiring Westower Holdings Ltd. and its wholly-owned subsidiaries, Westower Communications Ltd. and Westower Communications, Inc. In connection with an initial public offering on October 15, 1997, the Company raised approximately $7.5 million in net cash proceeds. Proceeds have been used in part to acquire the assets and operations of other businesses.

     The Company is successor to operations begun in 1990 by Westower Communication Ltd. It designs, builds and maintains wireless communication transmitting and receiving facilities for providers of wireless communication services. The Company also owns and leases wireless communication towers to wireless communication providers. Principal operations are located in the Pacific Northwest, including the Canadian provinces of British Columbia and Alberta, and the Southeastern and Southwestern United States. Other operations extend throughout the Western United States and into Eastern Canada.

     On October 27, 1998, the Company changed its fiscal year-end from February 28 to September 30 resulting in a seven month reporting period from March 1, 1998 to September 30, 1998 (the "Transition Period").

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Consolidation--The consolidated financial statements include the accounts of Westower Corporation and its wholly owned domestic and Canadian subsidiaries.

     Investments in subsidiaries in which the Company exercises significant influence but which it does not control are accounted for using the equity method. At September 30, 1998, the Company has an equity investment in a joint venture which engages in operations in Brazil that are similar to those of the Company, in which it has an economic ownership interest of 60 percent. Revenues and associated expenses are transacted in Canadian dollars. As of September 30, 1998, the Company's investment totaled $217,000, which has been included in other assets, and the Company's equity earnings from this investment during the Transition Period totaled $46,000, which has been included in contract and other revenues earned.

     All material intercompany accounts and transactions have been eliminated in consolidation.

     (b) Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Examples of estimates subject to possible revision based upon the outcome of future events include costs and estimated earnings on uncompleted contracts, depreciation of property and equipment, accrued income tax liabilities, and purchase price allocations for acquisitions. Actual results could differ from those estimates.

     (c) Contract and Other Revenue and Cost Recognition--Revenue from fixed-price construction contracts is recognized using the percentage-of-completion method based on cost incurred to total estimated cost. Revenue from contracts based upon time and materials is recognized based upon hours worked and materials consumed. Most of the Company's contracts are short-term and are completed in two to three months. Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     Costs and estimated earnings in excess of billings on uncompleted contracts represents revenues recognized in excess of amounts billed. Billings in excess of costs and estimated earnings on uncompleted contracts represents billings in excess of revenues earned.

                     WESTOWER CORPORATION AND SUBSIDIARIES

     The Company owns wireless communication towers which it leases to third parties. Revenues are recognized on a monthly basis over the term of the leasing agreement. Revenues and cost of services of approximately $170,000 and $25,000, respectively, have been included in contract and other revenues earned and cost of revenues earned, respectively, in the Transition Period.

     (d) Cash and Cash Equivalents--Cash and cash equivalents consist of cash in banks and money market investments on deposit with major Canadian and U.S. financial institutions. Investments with maturities of three months or less when purchased are considered cash equivalents.

     (e) Inventory--Inventory consists of construction parts and supplies and is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

     (f) Property and Equipment--Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives by major asset category are as follows: buildings--10-25 years; furniture, fixtures and equipment--3 to 10 years; wireless communication towers--20 years; vehicles--5 years. Gains or losses on the dispositions of assets are recorded at the time of disposition. The costs of normal repairs and maintenance are charged to expense as incurred.

     (g) Capitalized Software--Purchased software is capitalized at cost and amortized over its estimated useful life of 3 years.

     (h) Intangible Assets--Business acquisition costs are allocated to the tangible and identifiable intangible assets that are acquired. Business acquisition costs allocated to contracts to purchase wireless communication towers are amortized over a 20 year period upon acquisition of the wireless communication towers, and costs allocated to non-compete agreements are amortized over the term of the agreements, which are generally 5 years. The excess of the aggregate purchase price over the fair value of the net assets acquired and identifiable intangible assets acquired is recorded as goodwill. Goodwill is amortized over a 20 year period. The Company amortizes its intangible assets using the straight line method.

     (i) Financing Costs--Direct costs associated with obtaining debt financing are deferred and are amortized over the term of the debt using the effective interest method. Direct costs of obtaining commitments for financing are deferred and charged to expense over the term of the commitments. Direct costs associated with obtaining equity financing are charged to additional paid-in capital as the related funds are raised. Deferred financing costs totaled $2.4 million at September 30, 1998, which has been included in other assets. Accumulated amortization of deferred financing costs totaled $113,000 at September 30, 1998.

     (j) Valuation of Long-Lived Assets--The Company periodically reviews its long-lived assets and certain identifiable intangible assets, including goodwill, whenever events or changes in circumstance indicate that the carrying amount of an asset may be impaired and not recoverable. Adjustments are made if the sum of the expected future undiscounted operating cash flows is less than the carrying value of the asset.

     (k) Income Taxes--The Company accounts for income taxes under the liability method. Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes at the enacted tax rates. The significant differences relate primarily to the timing and recognition of depreciation and amortization of long-lived assets, profit on uncompleted contracts, amortization of financing costs and bad debt expense. Deferred tax amounts represent the future tax consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized. The Company files a consolidated federal income tax return in the United States. The Company files separate tax returns for each of its Canadian subsidiaries in Canada. Additionally, certain of the Company's operations are subject to Provincial income taxes in Canada and state income taxes in the United States.

                     WESTOWER CORPORATION AND SUBSIDIARIES

     (l) Foreign Currency Translation--All asset and liability accounts of Canadian operations are translated into U.S. dollars at current exchange rates. Revenues and expenses are translated using the average exchange rate during the period. Foreign currency translation adjustments are reported as a component of comprehensive income and stockholders' equity in the consolidated balance sheet. Gains and losses resulting from foreign currency transactions are included in income currently.

     (m) Earnings Per Share and Change in Accounting Policy--During fiscal year ended February 28, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. The new standard supersedes Accounting Principles Board (APB) No. 15, Earnings Per Share and establishes standards for computing and presenting earnings per share. Prior years have been restated to conform with the new requirements.

     Basic earnings per share amounts are computed based on the weighted average number of shares outstanding during the period after giving retroactive effect to stock dividends and stock splits. Diluted earnings per share amounts are computed by determining the number of additional shares that are deemed outstanding from stock options and warrants, using the treasury stock method, and convertible debentures.

     (n) Segment Information--In the Transition Period, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 supersedes SFAS 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not significantly affect the disclosure of segment information previously reported (see "Segment Information" note).

     (o) New Accounting Standards--In June 1997, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Among other provisions, SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. This Statement becomes effective beginning June 15, 2000, for the Company. The Company is currently assessing the impact, if any, to its financial position or results of operations.

     (p) Interim Financial Data (Unaudited)--As discussed in Note 1, on October 27, 1998 the Company changed its fiscal year end to September 30 from February
28. The information presented for the seven months ended September 30, 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim period have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the seven months ended September 30, 1997 are not necessarily indicative of the results that were reported for the entire fiscal year ending February 28, 1998.

NOTE 3--MERGERS AND ACQUISITIONS

  MERGERS

     Westower Holdings Ltd. Concurrent with its incorporation in June 1997, the Company completed a merger with Westower Holdings Ltd. by issuing 3,000,000 shares of common stock in exchange for all outstanding common stock of Westower Holdings Ltd. Westower Holdings Ltd. is a Wyoming corporation

                     WESTOWER CORPORATION AND SUBSIDIARIES
that owns all outstanding common stock of Westower Communications Ltd. and Westower Communications, Inc. The merger qualified as a tax-free exchange and is accounted for similar to a pooling-of-interests.

     WTC Holdings, Inc. and Western Telecom Construction Ltd. Effective October 28, 1997, the Company completed a merger with WTC Holdings, Inc. (formerly 411677 Alberta Ltd.) and its wholly owned subsidiary, Western Telecom Construction Ltd., (collectively, "Western Telecom"). WTC Holdings, Inc. was wholly-owned by a relative of a significant stockholder and a director of Westower Corporation. WTC Holdings, Inc. is a Wyoming corporation, and Western Telecom Construction Ltd. is a Canadian corporation. Western Telecom engages in operations similar to those of the Company. The merger was effected by exchanging 835,000 shares of common stock for all outstanding common stock of Western Telecom. The merger qualified as a tax-free exchange and has been accounted for using the pooling-of-interests method for business combinations. Accordingly, the consolidated financial statements for the fiscal years ended February 29, 1996 and February 28, 1997 and 1998 and the Transition Period have been restated to include the combined financial position, results of operations, and cash flows of Western Telecom.

     MJA Communications Corporation. Effective May 31, 1998, the Company completed a merger with MJA Communications Corporation ("MJA"). MJA is a Florida corporation which engages in operations similar to those of the Company. In connection with the merger, MJA's tax status was changed from an S corporation to a C corporation. The merger was effected by exchanging 397,000 shares of common stock for all outstanding common stock of MJA. The merger qualified as a tax-free exchange and has been accounted for using the pooling-of-interests method for business combinations. Accordingly, the consolidated financial statements for the fiscal years ended February 29, 1996 and February 28, 1997 and 1998 and the Transition Period have been restated to include the combined financial position, results of operations, and cash flows of MJA.

     Standby Services, Inc. Effective August 31, 1998, the Company completed a merger with Standby Services, Inc. ("Standby"). Standby is a Texas corporation which engages in operations similar to those of the Company. In connection with the merger, Standby's tax status was changed from an S corporation to a C corporation. The merger was effected by exchanging 544,000 shares of common stock for all outstanding common stock of Standby. The merger qualified as a tax-free exchange and has been accounted for using the pooling-of-interests method for business combinations. Accordingly, the consolidated financial statements for the fiscal years ended February 29, 1996 and February 28, 1997 and 1998 and the Transition Period have been restated to include the combined financial position, results of operations, and cash flows of Standby.

     Prior to the respective mergers, Western Telecom had a fiscal year-end of January 31 and MJA and Standby had a fiscal year end of December 31. In recording the business combinations, the fiscal years ended 1998 and 1997 financial statements have not been restated to conform with Westower Corporation's previous fiscal year end of February 28, as the effect on the consolidated financial statements is not material. As a result of Western Telecom, MJA and Standby having a different fiscal year end and the change in the Company's fiscal year end, Western Telecom and MJA and Standby's results of operations for the respective one and two-month periods ended February 28, 1998 have been excluded from the reported results of operations in the Transition Period and, therefore, have been presented as an adjustment to the Company's consolidated statement of stockholders' equity for the Transition Period. Aggregate revenues, expenses, income before extraordinary items and net income, attributable to these mergers, which have been excluded from the Company's reported results of operations in the Transition Period, were $3,302,000, $2,864,000, $438,000 and $438,000, respectively, for the period from January 1, 1998 to February 28, 1998.

                     WESTOWER CORPORATION AND SUBSIDIARIES

     Summarized results of operations for the separate companies and combined amounts included in the consolidated financial statements, net of intercompany transactions, are as follows:

                               YEAR                                     SEVEN MONTHS    SEVEN MONTHS
                              ENDED        YEAR ENDED     YEAR ENDED        ENDED           ENDED
                           FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,   SEPTEMBER 30,
                               1996           1997           1998           1997            1998
                           ------------   ------------   ------------   -------------   -------------
                                                                         (UNAUDITED)
Contract and other
  revenues earned
Westower Corporation and
Subsidiaries, including
entities acquired........  $ 5,664,000    $10,415,000    $16,156,000     $ 8,652,000     $11,450,000
  MJA....................    3,305,000     26,164,000     13,929,000       8,418,000      10,824,000
  Western Telecom........    1,777,000      5,001,000      7,027,000       3,035,000       5,341,000
  Standby................    4,029,000      4,511,000      4,550,000       2,764,000       4,329,000
                           -----------    -----------    -----------     -----------     -----------
                           $14,775,000    $46,091,000    $41,662,000     $22,869,000     $31,944,000
                           ===========    ===========    ===========     ===========     ===========
Net income (loss)
  Westower Corporation
     and Subsidiaries,
     including entities
     acquired............  $   460,000    $   815,000    $   975,000     $   784,000     $  (816,000)
  MJA....................       (3,000)     2,617,000        527,000         195,000         513,000
  Western Telecom........       (5,000)       364,000      1,475,000         442,000         387,000
  Standby................       95,000       (366,000)       (41,000)        631,000       1,145,000
                           -----------    -----------    -----------     -----------     -----------
                           $   547,000    $ 3,430,000    $ 2,936,000     $ 2,052,000     $ 1,229,000
                           ===========    ===========    ===========     ===========     ===========

     The following pro forma net income and basic diluted earnings per share are presented as if the Company had been required to provide for income taxes that were previously taxable to the former shareholders of the merged entities that were previously S corporations.

                     WESTOWER CORPORATION AND SUBSIDIARIES

                               YEAR                                     SEVEN MONTHS    SEVEN MONTHS
                              ENDED        YEAR ENDED     YEAR ENDED        ENDED           ENDED
                           FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,   SEPTEMBER 30,
                               1996           1997           1998           1997            1998
                           ------------   ------------   ------------   -------------   -------------
                                                                         (UNAUDITED)
Net income as reported...    $547,000      $3,430,000     $2,936,000     $2,052,000      $1,229,000
Dividends on preferred
shares...................     (39,000)             --             --             --              --
  Pro forma adjustment
     for income taxes of
     acquired entities
     previously filing as
     S corporations......       1,000        (890,000)      (165,000)      (281,000)       (454,000)
                             --------      ----------     ----------     ----------      ----------
Pro forma net income.....    $509,000      $2,540,000     $2,771,000     $1,771,000      $  775,000
                             ========      ==========     ==========     ==========      ==========
Pro forma basic earnings
  per share..............    $   0.11      $     0.53     $     0.53     $     0.37      $     0.12
                             ========      ==========     ==========     ==========      ==========
Pro forma diluted
  earnings per share.....    $   0.11      $     0.53     $     0.50     $     0.37      $     0.10
                             ========      ==========     ==========     ==========      ==========

  ACQUISITIONS

     The following acquisitions have been accounted for using the purchase method of accounting for business combinations and, accordingly, the operating results of the acquired companies have been included in the Company's consolidated financial statements from the date of acquisition.

     Acquisitions from November 1, 1997 to February 28, 1998. On dates ranging between November 1, 1997 and January 17, 1998, the Company acquired all outstanding shares of common stock of National Tower Service Ltd., 501053 B.C. Ltd., and the minority interest in WTC Leasing Ltd. which are Canadian corporations with operations similar to those of the Company. Additionally, on January 17, 1998 the Company acquired the assets, principally communication towers, of Ralph's Radio, Inc. and 344813 Alberta Ltd. The aggregate purchase price of these transactions totaled approximately $2.7 million which consisted of $1.5 million in cash and the issuance of 134,000 shares of common stock valued at approximately $1.2 million, based on the publicly traded price.

     Jovin Communications, Inc. and Acier Filteau, Inc. On June 12, 1998 the Company completed the acquisitions of Jovin Communications, Inc. ("Jovin") and Acier Filteau, Inc. ("Acier"), both Montreal, Quebec (Canada) corporations which engage in operations similar to those of the Company. The acquisitions were effected by exchanging shares of common stock of the Company and shares of a separate class of common stock of an acquisition subsidiary, with rights identical to those of the Company's common stock, aggregating 118,000 shares in total and valued at approximately $2.8 million, based on the publicly traded price, and the assumption of certain obligations of Jovin and Acier, for all outstanding common shares of Jovin and Acier.

     Cord Communications, Incorporated. On August 31, 1998 the Company completed the acquisition of Cord Communications Incorporated ("Cord"), a California corporation which engages in operations similar to those of the Company. The acquisition was effected by exchanging 218,000 shares of common stock valued at approximately $5.2 million, based on the publicly traded price, $5 million in cash and the assumption of certain obligations of Cord for all outstanding common shares of Cord. The former stockholders of Cord may also receive an additional 348,000 shares of common stock, based on the attainment of certain performance measures of Cord during the twelve month period following the date of acquisition. Additional shares of common stock will be recorded as an adjustment of the purchase price and will increase recorded goodwill.

                     WESTOWER CORPORATION AND SUBSIDIARIES

     CNG Communications, Inc. On September 28, 1998, the Company completed the acquisition of CNG Communications, Inc. ("CNG") for approximately $1.7 million in cash and the assumption of certain obligations of CNG. The former shareholder of CNG may also receive up to an additional $3 million in cash pending the successful acquisition of certain wireless communication towers under an existing contract held by CNG. As part of the acquisition, the Company assumed certain liabilities of CNG, including convertible debentures, outstanding warrants and the termination costs relating to a financing agreement with a third party investment banker. The Company entered into a settlement agreement with the above parties that resulted in an aggregate payment of $3.25 million to the convertible debenture holders, which included principal and interest, and the third party investment banker. On October 22, 1998, the Company exercised its right to acquire the wireless communication towers under contract at an exercise price of $9.2 million. The consummation of the acquisition is subject to regulatory approval.

     The following is a summary of all consideration exchanged for acquisitions that were accounted for as purchases:

                                                                     SEVEN
                                                                    MONTHS
                                                  YEAR ENDED         ENDED
                                                 FEBRUARY 28,    SEPTEMBER 30,
                                                     1998            1998
                                                 ------------    -------------
Shares issued..................................      134,000          336,000
Value of shares................................   $1,184,000      $ 8,100,000
Cash...........................................    1,467,000        6,672,000
                                                  ----------      -----------
Total purchase price...........................   $2,651,000      $14,772,000
                                                  ==========      ===========

     The assets and liabilities of the acquired entities were recorded at their estimated fair market values at the dates of acquisition. The initial allocations of fair market values are preliminary subject to adjustments during the first year following the acquisition. The initial allocations were as follows:

                                                                     SEVEN
                                                                    MONTHS
                                                  YEAR ENDED         ENDED
                                                 FEBRUARY 28,    SEPTEMBER 30,
                                                     1998            1998
                                                 ------------    -------------
Non-compete agreements.........................   $       --     $    219,000
Tangible assets................................    1,437,000       11,034,000
Communication tower purchase contracts.........           --        5,661,000
Goodwill.......................................    2,104,000       12,507,000
Liabilities assumed and deferred tax
  liabilities..................................     (890,000)     (14,649,000)
                                                  ----------     ------------
Total purchase price...........................   $2,651,000     $ 14,772,000
                                                  ==========     ============

     The results of operations of these businesses have been included in the Company's consolidated financial statements from their respective acquisition dates. The following summarizes the unaudited pro forma results of operations, on a combined basis, as if the acquisitions had been consummated as of the beginning of each of

                     WESTOWER CORPORATION AND SUBSIDIARIES
the periods presented, after including the impact of certain adjustments such as amortization of intangible assets and income tax effects:

                                                                     SEVEN
                                                                    MONTHS
                                                  YEAR ENDED         ENDED
                                                 FEBRUARY 28,    SEPTEMBER 30,
                                                     1998            1998
                                                 ------------    -------------
                                                 (UNAUDITED)      (UNAUDITED)
Contract and other revenues earned.............  $72,720,000      $43,273,000
Pro forma net income...........................  $ 4,323,000      $   140,000
Pro forma basic earnings per share.............  $      0.82      $      0.02
Pro forma diluted earnings per share...........  $      0.77      $      0.02

     The unaudited pro forma results are not necessarily indicative of the results of operations which would actually have been reported had the acquisitions had been completed prior to the beginning of the periods presented. In addition, they are not intended to be indicative of future results.

NOTE 4--UNCOMPLETED CONTRACTS

     Costs, estimated earnings and billings on uncompleted contracts are summarized as follows:

                                          FEBRUARY 28,    FEBRUARY 28,    SEPTEMBER 30,
                                              1997            1998            1998
                                          ------------    ------------    -------------
Costs incurred on uncompleted
  contracts.............................  $ 15,356,000    $ 12,111,000    $ 15,461,000
Estimated earnings......................     3,516,000       5,084,000       3,212,000
Less billings to date...................   (21,784,000)    (16,797,000)    (15,030,000)
                                          ------------    ------------    ------------
Total...................................  $ (2,912,000)   $    398,000    $  3,643,000
                                          ============    ============    ============
Presentation in the accompanying balance
  sheet:
  Costs and estimated earnings in excess
     of billings on uncompleted
     contracts..........................  $    938,000    $  2,143,000    $  5,078,000
  Billings in excess of costs and
     estimated earnings on uncompleted
     contracts..........................    (3,850,000)     (1,745,000)     (1,435,000)
                                          ------------    ------------    ------------
Total...................................  $ (2,912,000)   $    398,000    $  3,643,000
                                          ============    ============    ============

                     WESTOWER CORPORATION AND SUBSIDIARIES

NOTE 5--PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                          FEBRUARY 28,    FEBRUARY 28,    SEPTEMBER 30,
                                              1997            1998            1998
                                          ------------    ------------    -------------
Buildings...............................   $  550,000     $ 1,507,000      $ 1,795,000
Vehicles................................      737,000       1,497,000        2,540,000
Equipment...............................      381,000         743,000        1,580,000
Communication towers....................      387,000         620,000        1,401,000
Furniture and fixtures..................      380,000         634,000          943,000
Leasehold improvements..................       27,000          73,000           81,000
                                           ----------     -----------      -----------
                                            2,462,000       5,074,000        8,340,000
Less accumulated depreciation...........     (688,000)     (1,458,000)      (1,562,000)
                                           ----------     -----------      -----------
                                            1,774,000       3,616,000        6,778,000
Land....................................      933,000         705,000          796,000
                                           ----------     -----------      -----------
                                           $2,707,000     $ 4,321,000      $ 7,574,000
                                           ==========     ===========      ===========

     Depreciation expense on property and equipment in the fiscal years ended February 29, 1996 and February 28, 1997 and 1998 and the Transition Period was $196,000, $262,000, $457,000 and $396,000, respectively.

NOTE 6--INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                 FEBRUARY 28,    SEPTEMBER 30,
                                                     1998            1998
                                                 ------------    -------------
Goodwill.......................................   $2,104,000      $14,039,000
Communication tower purchase contracts.........           --        5,661,000
Non-compete agreements.........................           --          219,000
                                                  ----------      -----------
                                                   2,104,000       19,919,000
Less accumulated amortization..................      (16,000)        (198,000)
                                                  ----------      -----------
                                                  $2,088,000      $19,721,000
                                                  ==========      ===========

     Amortization expense on intangible assets in the fiscal years ended February 29, 1996, February 28, 1997 and 1998 and the Transition Period was $0.00, $8,000, $16,000 and $182,000, respectively.

NOTE 7--NOTES PAYABLE

  NOTE PAYABLE TO FINANCE COMPANY

     At September 30, 1998, through one of its acquired subsidiaries, the Company had a $2.5 million line of credit facility with a finance company, secured by accounts receivable, inventory, property and equipment, cash and cash equivalents. At September 30, 1998 the outstanding balance was $1.09 million, which was repaid in October 1998, and the line of credit was cancelled.

                     WESTOWER CORPORATION AND SUBSIDIARIES

  NOTES PAYABLE TO BANK

     At February 28, 1998 the Company had a line of credit facility with a Canadian bank that allowed for borrowings at the bank's prime rate plus .75%. The line was collateralized by essentially all assets of Western Telecom Construction Ltd. and was cancelled in May 1998.

NOTE 8--LONG TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt and capital lease obligations consists of the following:

                                          FEBRUARY 28,    FEBRUARY 28,    SEPTEMBER 30,
                                              1997            1998            1998
                                          ------------    ------------    -------------
Convertible note, interest at 7%, due
  April 30, 2007, quarterly interest
  payments through April 2005, quarterly
  reductions thereafter, see further
  description below.....................   $      --       $      --       $14,154,000
Convertible notes of acquired
  subsidiary, interest at rates ranging
  from 12% to 14%, repaid in December 1998
  (see Note 3)..........................          --              --         1,882,000
Notes payable to various Canadian banks
  repaid in full during the Transition
  Period and 1998, due on demand or in
  aggregate monthly installments of
  $8,200 including interest,
  collateralized by assets and an
  assignment of lease revenue...........     480,000         263,000                --
Notes payable to various U.S. and
  Canadian Banks, repaid in full during
  the transition period, due in
  aggregate monthly installments of
  $7,800, including interest at rates
  ranging from 7.5% to 11.25% through
  June 2002, collateralized by property,
  plant and equipment...................     222,000         129,000                --
Vehicle purchase contracts and other
  notes payable with U.S. and Canadian
  finance corporations, aggregate
  monthly installments of $30,000,
  including interest at rates up to
  11.15%, payments due through December
  2001, collateralized by vehicles and
  real property.........................      86,000         192,000           781,000
Capital lease obligations to U.S. and
  Canadian lessors, due in aggregate
  monthly installments of $19,000
  through August 2003, collateralized by
  leased equipment......................      34,000         210,000           593,000
                                           ---------       ---------       -----------
Total debt..............................     822,000         794,000        17,410,000
Less current portion....................    (610,000)       (502,000)       (2,419,000)
                                           ---------       ---------       -----------
Long-term portion.......................   $ 212,000       $ 292,000       $14,991,000
                                           =========       =========       ===========

                     WESTOWER CORPORATION AND SUBSIDIARIES

     Long-term debt and capital lease obligations matures as follows:

               YEAR ENDING SEPTEMBER 30,
               -------------------------
     1999...............................................  $ 2,419,000
     2000...............................................      452,000
     2001...............................................      225,000
     2002...............................................       98,000
     2003...............................................       62,000
     Thereafter.........................................   14,154,000
                                                          -----------
                                                          $17,410,000
                                                          ===========

  CONVERTIBLE NOTE

     In June 1998, the Company issued a private placement of $15.0 million of 7% convertible senior subordinated note (the "Convertible Debt") and warrant to purchase 40,000 shares of common stock in exchange for $14.85 million net cash proceeds. The Convertible Debt was immediately convertible at a ratio of $25.03 per share of common stock and the warrant provides for purchase of shares at $23.00 per share of common stock at the holder's option. The purchase agreement provides for an adjustment of the conversion amount for the subordinated debt and warrant exercise price for any stock dividends, splits and other changes as defined in the respective agreements, so as to preserve the Convertible Debt holder's relative rights. The conversion ratio and warrant exercise price per common share were less than the fair value of the Company's common stock at the date of issuance. The value of the conversion features was approximately $124,000 and was immediately charged to interest expense and an increase in additional paid-in capital. The value ascribed to the warrant of approximately $723,000, was reflected as both a debt discount and an increase in additional paid-in capital. The debt discount is accounted for as a component of interest expense using the effective interest rate method.

     The Convertible Debt requires quarterly interest payments through April 30, 2005, when the Company will be required to make principal payments of $3 million each April 30 and October 31 thereafter through the final maturity date, April 30, 2007. The Company may begin making optional prepayments of the Convertible Debt beginning May 30, 2000 subject to a certain minimum trading price of the Company's common stock commencing on or after April 30, 2000. The Company is subject to various affirmative and negative covenants contained in the agreement, including minimum net worth and earnings requirements, and limitations on additional indebtedness, asset disposals and asset additions. The agreement required the holder of the Convertible Debt to consent to subordination of the obligation to senior bank indebtedness discussed below. On September 30, 1998, the Company was in compliance with all covenants with the exception of the certain indebtedness covenant, which was cured subsequent to year end. The Company has received a waiver from the note holder waiving the right to demand repayment of the note as a result of the violation.

  CREDIT FACILITY

     Under terms of a revolving credit facility, dated June 9, 1998 and expiring April 25, 2005, with a consortium of U.S. and non-U.S. banks, the Company may borrow up to $75.0 million. The credit facility provides for interest only payments through August 30, 2000, with escalating principal reductions each three months from that date through maturity. Borrowings under the credit facility bear interest at optional rates as specified in the agreement, subject to the Company's election at the borrowing date. The Company is also required to pay quarterly commitment fees of .5% on the average undrawn balance of the credit facility, which is included as a component of interest expense. There were no borrowings under the credit facility at September 30, 1998. Subsequent to year end, the Company has drawn approximately $24.0 million on the

                     WESTOWER CORPORATION AND SUBSIDIARIES
credit facility to finance business acquisitions, including the repayment of acquired subsidiary debt, and to fund operations. Covenants of the credit facility require the Company to maintain certain debt-to-earnings and interest coverage ratios. Other provisions limit capital expenditures, subsidiary indebtedness and require certain minimum levels of earnings and net worth. On September 30, 1998, the Company was in compliance with all covenants with the exception of the certain indebtedness covenant, which was cured subsequent to September 30, 1998. The Company has received a waiver from the lenders waiving their right to demand repayment of the credit facility as a result of this violation.

NOTE 9--INCOME TAXES

     The provision for income taxes is comprised by the following:

                                                                           SEVEN MONTHS
                            YEAR ENDED      YEAR ENDED      YEAR ENDED         ENDED
                           FEBRUARY 29,    FEBRUARY 28,    FEBRUARY 28,    SEPTEMBER 30,
                               1996            1997            1998            1998
                           ------------    ------------    ------------    -------------
Current
U.S. federal and state...    $ 38,000        $133,000       $  272,000       $  98,000
  Canadian federal and
     provincial..........      59,000          70,000        1,402,000         767,000
                             --------        --------       ----------       ---------
                               97,000         203,000        1,674,000         865,000
                             --------        --------       ----------       ---------
Deferred
  U.S. federal and
     state...............    $     --        $ (2,000)      $       --       $ (20,000)
  Canadian federal and
     provincial..........      96,000         435,000          (41,000)       (494,000)
                             --------        --------       ----------       ---------
                               96,000         433,000          (41,000)       (514,000)
                             --------        --------       ----------       ---------
          Total..........    $193,000        $636,000       $1,633,000       $ 351,000
                             ========        ========       ==========       =========

     The total tax provision differs from the amount computed using the U.S. federal statutory income tax rates as follows:

                                                                            SEVEN MONTHS
                              YEAR ENDED      YEAR ENDED     YEAR ENDED         ENDED
                             FEBRUARY 29,    FEBRUARY 28,   FEBRUARY 28,    SEPTEMBER 30,
                                 1996            1997           1998            1998
                             ------------    ------------   ------------    -------------
Pretax net income..........    $740,000       $4,066,000     $4,569,000      $1,580,000
U.S. statutory rates.......          34%              34%            34%             34%
Tax at statutory rates.....     252,000        1,382,000      1,553,000         537,000
Income taxable to S
  Corporation
  shareholders.............       1,000         (890,000)      (165,000)       (454,000)
Effect of change in tax
  status...................          --          125,000             --              --
Non deductible expenses....          --               --             --         185,000
U.S. state income taxes,
  net of federal tax
  benefit..................          --            8,000             --           5,000

                     WESTOWER CORPORATION AND SUBSIDIARIES

                                                                            SEVEN MONTHS
                              YEAR ENDED      YEAR ENDED     YEAR ENDED         ENDED
                             FEBRUARY 29,    FEBRUARY 28,   FEBRUARY 28,    SEPTEMBER 30,
                                 1996            1997           1998            1998
                             ------------    ------------   ------------    -------------
Effect of graduated
rates......................     (60,000)              --             --              --
Excess income tax payable
  in foreign
  jurisdictions............          --           11,000        245,000          78,000
                               --------       ----------     ----------      ----------
                               $193,000       $  636,000     $1,633,000      $  351,000
                               ========       ==========     ==========      ==========

     Undistributed earnings of the Company's Canadian subsidiaries amounted to approximately $5.7 million at September 30, 1998. Essentially all of those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes, net of foreign tax credits, and withholding taxes payable in Canada.

     The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:

                                          FEBRUARY 28,    FEBRUARY 28,    SEPTEMBER 30,
                                              1997            1998            1998
                                          ------------    ------------    -------------
Current
Assets:
     Allowance for doubtful accounts....    $     --        $     --       $  (51,000)
  Liabilities:
     Deferred taxable income on
       uncompleted contracts............     580,000         534,000          479,000
                                            --------        --------       ----------
                                            $580,000        $534,000       $  428,000
                                            ========        ========       ==========
Noncurrent
  Liabilities:
     Depreciation and amortization......    $ 27,000        $ 48,000       $2,626,000
     Amortization of debt discount......          --              --          322,000
     Other..............................          --              --           14,000
                                            --------        --------       ----------
                                            $ 27,000        $ 48,000       $2,962,000
                                            ========        ========       ==========

NOTE 10--EARNINGS PER SHARE

     The numerators and denominators of basic and fully diluted earnings per share are as follows:

                                                                        SEVEN MONTHS    SEVEN MONTHS
                            YEAR ENDED     YEAR ENDED     YEAR ENDED        ENDED           ENDED
                           FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,   SEPTEMBER 30,
                               1996           1997           1998           1997            1998
                           ------------   ------------   ------------   -------------   -------------
                                                                         (UNAUDITED)
Numerator--Net income as
  reported...............   $  547,000     $3,430,000     $2,936,000     $2,052,000      $1,229,000
Dividends on preferred
shares...................      (39,000)            --             --             --              --
                            ----------     ----------     ----------     ----------      ----------
                            $  508,000     $3,430,000     $2,936,000     $2,052,000      $1,229,000
                            ==========     ==========     ==========     ==========      ==========

                     WESTOWER CORPORATION AND SUBSIDIARIES

                                                                        SEVEN MONTHS    SEVEN MONTHS
                            YEAR ENDED     YEAR ENDED     YEAR ENDED        ENDED           ENDED
                           FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,   SEPTEMBER 30,
                               1996           1997           1998           1997            1998
                           ------------   ------------   ------------   -------------   -------------
                                                                         (UNAUDITED)
Denominator--Weighted
  average number of
  shares outstanding
  Basic weighted average
     number of shares....    4,776,000      4,776,000      5,263,000      4,776,000       6,531,000
  Effect of dilutive
     stock options and
     warrants............           --             --        331,000             --       1,105,000
                            ----------     ----------     ----------     ----------      ----------
     Diluted weighted
       average number of
       shares............    4,776,000      4,776,000      5,594,000      4,776,000       7,636,000
                            ==========     ==========     ==========     ==========      ==========

     At September 30, 1998, 342,000 weighted-average shares associated with the Convertible Debt discussed in Note 8 were excluded from the computation of diluted earnings per share for the Transition Period because their inclusion would have had an anti-dilutive effect on earnings per share. All other potential common shares have been included in the diluted earnings per share calculation. All potential common shares were included in the calculation of diluted earnings per share for the years ended February 29, 1996 and February 28, 1997 and 1998.

NOTE 11--STOCKHOLDERS' EQUITY

  REDEEMABLE PREFERRED STOCK

     During the year ended February 28, 1998, the Company merged with WTC Holdings Ltd. and its wholly-owned subsidiary, Western Telecom Construction Ltd. (collectively, "Western Telecom"). The merger was accounted for as a pooling-of-interests and the February 28, 1997 financial statements have been restated to include the accounts of Western Telecom. In February 1994, Western Telecom issued 467 shares of Class A redeemable preferred stock. The preferred stock ranked in priority to common stock in the event of liquidation, dissolution or winding up of the affairs of Western Telecom. The shares also contain stated redemption values and rights to 5% noncumulative dividends when declared by the Board of Directors. There were no unpaid dividends at February 28, 1997 and 1998. The preferred stock has no voting rights.

     The shares have been reflected at their total redemption price of $450,000 in the February 28, 1997 balance sheet. During the year ended February 28, 1998, the Company redeemed all outstanding shares.

  COMMON STOCK

     The Company has a single class of $0.01 par value common stock. Authorized shares total 10 million, of which 2,580,000 have been registered on Form SB-2 with the Securities and Exchange Commission under the 1933 Securities Act. A total of 1,200,000 of the registered securities were sold in connection with an initial public offering on October 15, 1997. Proceeds from the offering totaled $7.5 million, net of $485,000 of underwriting costs.

     As disclosed in Note 3, an additional 1,277,000 shares were issued in connection with various business combinations during the Transition Period and an additional 3,969,000 shares were issued in the fiscal year ended February 28, 1998. During the fiscal year ended February 28, 1998, a total of 7,000 shares were issued as stock awards to employees of the Company and acquired businesses as incentive to remain in the employ of the Company.

                     WESTOWER CORPORATION AND SUBSIDIARIES

  STOCK WARRANTS

     In connection with its initial public offering in October 1997, the Company issued stock warrants to purchase 1,380,000 shares of common stock of the Company with an exercise price of $9.00 per share. The warrants contained a provision whereby the Company could call for redemption of the warrants if the closing price of the Company's common stock equaled or exceeded $15.00 for ten consecutive days. During the Transition Period 559,000 warrants to purchase 559,000 shares of common stock were tendered for exercise with aggregate proceeds of $4.79 million to the Company, net of commissions and related expenses of $243,000. On September 29, 1998, the Company exercised its right to call the remaining warrants, with a redemption date of October 30, 1998. Subsequent to September 30, 1998 and prior to the redemption date, 819,000 warrants were tendered for conversion with gross proceeds of $7.37 million, resulting in the cancellation of the remaining warrants which were not tendered.

NOTE 12--STOCK OPTIONS

     The Company has two stock option plans that provide for the granting of stock options to certain officers, employees, directors and consultants of the Company and its subsidiaries. These options generally vest over a period of three years from the date of grant (as determined by the Company's Compensation Committee) and have a maximum exercise term of ten years from the date of grant. The 1998 Stock Incentive Compensation Plan (the "1998 Plan") is the only plan with stock option awards currently available for grant; a prior plan has stock options exercisable at September 30, 1998 to purchase up to 400,000 shares of common stock. The Company is authorized to grant options for up to ten percent of the issued shares of common stock under the 1998 Plan. A summary of awards granted under the plans is as follows for the fiscal year ended February 28, 1998 and the Transition Period:

                                    YEAR ENDED                 SEVEN MONTHS ENDED
                                 FEBRUARY 28, 1998             SEPTEMBER 30, 1998
                            ---------------------------    ---------------------------
                                           WEIGHTED-                      WEIGHTED-
                            NUMBER OF       AVERAGE        NUMBER OF       AVERAGE
                             SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE
                            ---------    --------------    ---------    --------------
Options outstanding at
  beginning of year.......        --            --          592,000         $ 7.78
Options granted...........   592,000         $7.78          121,500          18.63
Options exercised.........        --            --           37,000           7.80
Options forfeited.........        --            --               --             --
                             -------         -----          -------         ------
Options outstanding at end
  of year.................   592,000         $7.78          676,500         $ 9.87
                             =======         =====          =======         ======
Options exercisable at end
  of year.................   105,000         $8.07          125,500         $ 7.85
                             =======         =====          =======         ======

     A summary of stock options outstanding as of September 30, 1998 is as follows:

                                  NUMBER        WEIGHTED-
                                OUTSTANDING      AVERAGE     WEIGHTED-       NUMBER       WEIGHTED-
                                    AT          REMAINING     AVERAGE    EXERCISABLE AT    AVERAGE
                               SEPTEMBER 30,   CONTRACTUAL   EXERCISE    SEPTEMBER 30,    EXERCISE
  RANGE OF EXERCISE PRICES         1998           LIFE         PRICE          1998          PRICE
  ------------------------     -------------   -----------   ---------   --------------   ---------
$13.40 to 26.00..............     137,000       4.8 years     $18.60             --            --
$7.50 to 8.25................     525,000       3.6 years       7.24        123,300         $7.99
$1.00........................       4,500       3.4 years       1.00          1,500          1.00
$.01.........................      10,000       3.6 years       0.01            700          0.01

                     WESTOWER CORPORATION AND SUBSIDIARIES

     The Company applies the accounting provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations for its stock-based plans. Accordingly, costs for employee stock options or issuance of shares is measured as the excess, if any, of the fair value of the Company's common stock at the measurement date over the amount the employee must pay to acquire the stock. The cost is recognized ratably by the Company as compensation expense over the vesting period. The expense for the fiscal year ended February 28, 1998 and the Transition Period was $21,000 and $35,000 respectively.

     The Company adopted the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), which was effective as of January 1, 1996. The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model and the following assumptions:

                                                                 SEVEN MONTHS
                                                  YEAR ENDED         ENDED
                                                 FEBRUARY 28,    SEPTEMBER 30,
                                                     1998            1998
                                                 ------------    -------------
Risk-free interest rate........................        6.38%            4.75%
Expected life..................................   2.7 years        2.7 years
Expected volatility............................          29%              70%
Expected dividend yield........................           0%               0%

     Had the Company elected to recognize compensation expense as provided for by SFAS No. 123, the Company's net income amounts on a pro forma basis for the year ended February 28, 1998 and the Transition Period would have been as follows:

                                                                 SEVEN MONTHS
                                                  YEAR ENDED         ENDED
                                                 FEBRUARY 28,    SEPTEMBER 30,
                                                     1998            1998
                                                 ------------    -------------
Pro forma net income adjusted..................   $2,721,000       $838,000
                                                  ==========       ========
Pro forma basic earnings per share.............   $     0.52       $   0.13
                                                  ==========       ========
Pro forma diluted earning per share............   $     0.49       $   0.11
                                                  ==========       ========

     The weighted average fair values per share at the date of grant for options granted during the year ended February 28, 1998 and the Transition Period were as follows:

                                                                 SEVEN MONTHS
                                                  YEAR ENDED         ENDED
                                                 FEBRUARY 28,    SEPTEMBER 30,
                                                     1998            1998
                                                 ------------    -------------
Options with exercise prices less than the fair
  value of the stock at the date of grant......      39,500          19,100
--weighted average fair value..................    $   6.00        $  12.00
Options with exercise prices equal to the fair
  value of the stock at the date of grant......     311,500         102,400
  --weighted average fair value................    $   1.25        $   9.00
Options with exercise prices greater than the
  fair value of the stock at the date of
  grant........................................     241,000              --
  --weighted average fair value................    $   0.50              --

                     WESTOWER CORPORATION AND SUBSIDIARIES

NOTE 13--SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental cash flow information is as follows:

                                 FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,
                                     1996           1997           1998           1998
                                 ------------   ------------   ------------   -------------
Cash paid for interest.........    $ 91,000       $80,000       $  107,000     $  312,000
Cash paid for income taxes.....     128,000        77,000          177,000        280,000
Non-cash transactions
  Stock issuances for business
  acquisitions.................          --            --        1,184,000      8,100,000

NOTE 14--RETIREMENT PLAN

     The Company's subsidiary, Westower Communications Inc., adopted a defined contribution retirement plan, effective January 1, 1997. The plan contains certain participation criteria and allows for both employee and employer discretionary contributions. The total Company funded discretionary contribution for the years ended February 29, 1996 and February 28, 1997 and 1998 was $0, $46,000 and $52,000, respectively. There were no employer contributions during the Transition Period.

NOTE 15--RELATED PARTY TRANSACTIONS

  ADVANCE TO RELATED PARTIES

     During the fiscal year ended February 28, 1998, the Company advanced $119,000 to a Canadian corporation owned by certain stockholders of Westower Corporation. Proceeds were used by the Corporation to purchase facilities leased by two of the Company's subsidiaries. The advance was repaid during the Transition Period. The Company also advanced $77,000 to several stockholders during the fiscal year ended February 28, 1998 which were repaid during the Transition Period. At September 30, 1998, additional related party advances include $379,000 of unsecured non-interest bearing shareholder loans made by subsidiaries, prior to acquisition, during the Transition Period which are expected to be paid in full subsequent to September 30, 1998. At September 30, 1998, the Company has a $65,000 receivable from a former shareholder of an acquired S corporation. The acquired S corporation made a distribution to the shareholder, prior to the combination, in an amount to meet the shareholder's current estimated tax obligation. Subsequent to the combination it was determined that the tax liability was approximately $65,000 overestimated and a receivable for the excess distribution has been recorded. The Company expects to collect this amount in full subsequent to September 30, 1998.

  NOTE RECEIVABLE

     At September 30, 1998, the Company had a note receivable for $495,000, plus accrued interest of $17,000, from an organization with which they share a common director. The note bears interest at 12% and is collateralized by warrants to purchase shares of the Company's common stock, and is due on demand.

  MANAGEMENT SERVICES AND ACCOUNTS PAYABLE

     In prior years the Company received consulting services from Westower Consulting Ltd., a Canadian corporation owned by a stockholder of Westower Corporation. Charges for these services were $94,000 and $126,000 in the fiscal years ended February 28, 1997 and 1998, respectively. Included in trade accounts payable at February 28, 1998 is $39,000 due to Westower Consulting Ltd. Fees billed by related entities generally do not continue subsequent to acquisition by the Company as the related services are performed by employees and officers of the Company.

                     WESTOWER CORPORATION AND SUBSIDIARIES

  NOTES AND ADVANCES PAYABLE TO RELATED PARTIES

     Notes and advances payable to related parties consist of the following:

                                          FEBRUARY 28,    FEBRUARY 28,    SEPTEMBER 30,
                                              1997            1998            1998
                                          ------------    ------------    -------------
Current
Unsecured advances and notes payable to
stockholders and officers, paid in full
during the Transition Period............    $     --       $  871,000       $     --
  Unsecured advances payable to officers
     and stockholders, in Canadian
     dollars, with no stated interest
     rate and no specific repayment
     terms, paid in full during the
     Transition Period..................          --          173,000             --
  Unsecured advances payable to officers
     and stockholders, with no stated
     interest rate, and no specific
     repayment terms....................          --               --        228,000
  Unsecured notes payable to officers
     and stockholders, paid in full
     during the transition period.......     672,000        1,000,000             --
                                            --------       ----------       --------
                                            $672,000       $2,044,000       $228,000
                                            ========       ==========       ========

  FACILITY LEASES

     Two subsidiaries acquired during the fiscal year ended February 28, 1998, 501053 B.C. Ltd. and National Tower Service Ltd., lease their operating facilities, on a month-to-month basis, from Canadian corporations owned by certain stockholders of Westower Corporation. Lease payments made during the Transition Period were $39,000 and there were no significant lease payments made to the stockholders during the fiscal year ended February 28, 1998.

NOTE 16--COMMITMENTS AND CONTINGENCY

     The Company leases operating facilities, office equipment and vehicles under noncancelable operating lease agreements. Future minimum lease payments are as follows:

                YEAR ENDING SEPTEMBER 30:
---------------------------------------------------------
1999.....................................................  $  607,000
2000.....................................................     348,000
2001.....................................................     203,000
2002.....................................................      67,000
2003.....................................................      63,000
Thereafter...............................................      52,000
                                                           ----------
Total....................................................  $1,340,000
                                                           ==========

     Rent and lease expense was $29,000, $224,000, $259,000 and $632,000 for the fiscal years ended February 29, 1996 and February 28, 1997 and 1998 and the Transition Period, respectively.

                     WESTOWER CORPORATION AND SUBSIDIARIES

  LITIGATION

     The Company is subject to lawsuits and other legal claims in the normal course of its operations. Management believes that the resolution of any such lawsuits and legal claims, if any, will not have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 17--CREDIT RISK AND BUSINESS CONCENTRATIONS

     Financial instruments that potentially subject the Company to concentrations of credit consist primarily of cash, cash equivalents and trade accounts receivable. The Company places its temporary cash investments with a major financial institution. At times, deposits with any one institution may exceed federally insured limits. The Company extends credit to customers based on evaluation of customer's financial condition and credit history. Collateral is generally not required. Customers include large Canadian and U.S. companies concentrated in the telecommunications industry.

     Contract revenues from two customers accounted for 29% of revenues during the fiscal year ended February 28, 1998, and one customer accounted for 56% of revenues during the fiscal year ended February 28, 1997. Accounts receivable from two customers comprise 48% of accounts receivable at February 28, 1998 and one customer accounted for 39% of account receivable at February 28, 1997. There were no customers who accounted for greater than 10% of sales for the Transition Period and there were no customers with accounts receivable representing 10% or more of the total accounts receivable at September 30, 1998.

     Management expects that sales to relatively few customers will continue to account for a high percentage of its revenues into the foreseeable future and believes the Company's financial results depend in significant part upon the success of these customers. Although the composition of the group comprising the Company's largest customers may vary from period to period, the loss of a significant customer or reduction in orders by any significant customers, including reductions due to market, economic or competitive conditions in the wireless communications industry, may have an adverse effect on the Company's business, financial condition and results of operations.

NOTE 18--SEGMENT INFORMATION

     The Company's operations are comprised of a number of communication tower construction entities that were recently acquired. While management assesses the operating results of each of these entities separately, as these entities and its existing operations exhibit similar financial performance and have similar economic characteristics, they have been aggregated as one segment.

     The following table summarizes contract and other revenues and long-lived assets related to the respective countries in which the Company operates.

                                                         FEBRUARY 29, 1996
                                             ------------------------------------------
                                                TOTAL       UNITED STATES      CANADA
                                             -----------    -------------    ----------
Contract and other revenues................  $14,775,000     $8,897,000      $5,878,000

                                                         FEBRUARY 28, 1997
                                             ------------------------------------------
                                                TOTAL       UNITED STATES      CANADA
                                             -----------    -------------    ----------
Contract and other revenues................  $46,091,000     $39,177,000     $6,914,000
Long-lived assets..........................  $ 2,707,000     $ 1,000,000     $1,707,000

                     WESTOWER CORPORATION AND SUBSIDIARIES

                                                         FEBRUARY 28, 1997
                                            -------------------------------------------
                                               TOTAL       UNITED STATES      CANADA
                                            -----------    -------------    -----------
Contract and other revenues...............  $41,662,000     $22,160,000     $19,502,000
Long-lived assets.........................  $ 4,321,000     $ 1,196,000     $ 3,125,000

                                                        SEPTEMBER 30, 1998
                                            -------------------------------------------
                                               TOTAL       UNITED STATES      CANADA
                                            -----------    -------------    -----------
Contract and other revenues...............  $31,944,000     $19,982,000     $11,962,000
Long-lived assets.........................  $ 7,574,000     $ 3,729,000     $ 3,845,000

     Long-lived assets are comprised of property, plant and equipment and excludes intangible assets.

NOTE 19--DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of cash and cash equivalents, trade accounts receivable and payable, and other current liabilities approximate their carrying amounts. The fair values of advances to and from related parties approximate their fair value due to the short term nature of the instruments. The fair values of long-term debt, which are based on the present values of the underlying cash flows discounted at the Company's incremental borrowing rates, are as follows:

                                          FEBRUARY 28,    FEBRUARY 28,    SEPTEMBER 30,
                                              1997            1998            1998
                                          ------------    ------------    -------------
Long-term debt..........................    $822,000        $794,000       $19,446,000

NOTE 20--SUBSEQUENT EVENTS

     On November 10, 1998 the Company completed the acquisition of Summit Communications, LLC ("Summit"), a Mississippi limited liability company which engages in operations similar to those of the Company. The merger was effected by exchanging 200,000 shares of common stock valued at approximately $4.1 million, based on the publicly traded price, $4.4 million in cash, and the assumption of certain liabilities, for all membership interests in Summit. The former members of Summit may also receive an additional 100,000 shares of common stock, based on certain performance criteria during the three years following the date of acquisition. The acquisition was accounted for using the purchase method for business combinations resulting in goodwill of approximately $8.0 million.

     On October 30, 1998 the Company completed the acquisition of Teletronics Management Services, Inc. ("Teletronics"). The acquisition was effected by exchanging 188,000 shares of common stock valued at approximately $4 million, based on the publicly traded price, $1 million in cash, and the assumption of certain liabilities including distributions payable to former shareholders in the amount of $800,000, for all outstanding shares of Teletronics. The acquisition was accounted for using the purchase method for business combinations resulting in goodwill of approximately $5.0 million.

     The Company is currently in negotiations with certain tower construction companies concerning acquisition by Westower. The Company is also in negotiations with certain third parties concerning the acquisition of wireless communication towers, and with a financial institution to arrange financing for the wireless communication tower purchases, should the negotiations conclude successfully. None of the negotiations are finalized and there is no assurance that the Company will be successful in concluding these negotiations, or if the Company is successful, that the acquisitions will not be dilutive to existing shareholders.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
CORD Communications, Inc.

     We have audited the accompanying balance sheets of CORD Communications, Inc. as of June 30, 1998 and 1997, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CORD Communications, Inc. as of June 30, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     As described in note 13 to the financial statements, the Company was sold subsequent to June 30, 1998.

                                          /S/ MOSS ADAMS LLP

Beaverton, Oregon
October 21, 1998

                           CORD COMMUNICATIONS, INC.

                                 BALANCE SHEETS

                                                                      JUNE 30,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   27,730    $  913,514
  Accounts receivable--trade, (net of allowance)............   1,951,901     2,452,205
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     151,817       735,634
  Unbilled amounts on completed contracts...................     175,209       394,502
  Accrued interest receivable...............................      14,410         7,744
  Employee advances.........................................       1,471         5,961
  Refundable income taxes...................................     440,320            --
  Prepaid expenses..........................................      43,392        11,069
                                                              ----------    ----------
Total current assets........................................   2,806,250     4,520,629
Property and equipment, net of accumulated depreciation.....     401,834       399,218
Other assets................................................      42,949        39,749
                                                              ----------    ----------
Total assets................................................  $3,251,033    $4,959,596
                                                              ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable--trade...................................  $1,459,981    $1,247,921
  Note payable..............................................     500,000       155,000
  Notes payable--stockholder and related party..............          --        87,402
  Current portion, long-term debt and capital lease
     obligations............................................      38,897        48,474
  Accrued wages and payroll taxes...........................     243,426       193,051
  Other accrued liabilities.................................      83,562        17,832
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     443,185        69,352
  Income taxes payable......................................          --       547,000
  Deferred income taxes.....................................     194,800       841,478
                                                              ----------    ----------
Total current liabilities...................................   2,963,851     3,207,510
                                                              ----------    ----------
Long-term debt and capital lease obligations................      53,766        86,121
                                                              ----------    ----------
Deferred income taxes.......................................     260,700            --
                                                              ----------    ----------
Stockholders' equity (deficit):
  Common stock, $1 par value, 1,000,000 shares authorized,
     2,000 shares issued, 873 shares outstanding............         873           873
  Additional paid-in-capital................................     350,878       350,878
  Retained earnings (deficit)...............................    (318,437)    1,374,812
  Note receivable--stock subscription.......................     (60,598)      (60,598)
                                                              ----------    ----------
Total stockholders' equity (deficit)........................     (27,284)    1,665,965
                                                              ----------    ----------
Total liabilities and stockholders' equity..................  $3,251,033    $4,959,596
                                                              ==========    ==========

See accompanying notes.

                           CORD COMMUNICATIONS, INC.

                           STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED JUNE 30,
                                                              --------------------------
                                                                 1998           1997
                                                              -----------    -----------
CONTRACT REVENUES...........................................  $11,010,207    $15,902,768
COST OF CONTRACTS:
  Subcontractors............................................    3,642,346      3,522,513
  Labor.....................................................    2,754,248      3,672,345
  Materials and supplies....................................    1,532,546      2,008,403
  Equipment costs and rental................................      615,980        867,399
  Other.....................................................      805,431        875,529
                                                              -----------    -----------
Total cost of contracts.....................................    9,350,551     10,946,189
GROSS PROFIT................................................    1,659,656      4,956,579
GENERAL AND ADMINISTRATIVE EXPENSES.........................    4,157,468      1,916,076
                                                              -----------    -----------
OPERATING INCOME (LOSS).....................................   (2,497,812)     3,040,503
OTHER INCOME (EXPENSES):
  Interest income...........................................       10,887          8,044
  Interest expense..........................................      (41,521)      (100,982)
  Other.....................................................       37,088         18,826
                                                              -----------    -----------
Total other income (expenses)...............................        6,454        (74,112)
INCOME (LOSS) BEFORE INCOME TAXES...........................   (2,491,358)     2,966,391
PROVISION FOR INCOME TAXES..................................     (798,109)     1,339,829
                                                              -----------    -----------
NET (LOSS) INCOME...........................................  $(1,693,249)   $ 1,626,562
                                                              ===========    ===========

See accompanying notes.

                           CORD COMMUNICATIONS, INC.

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                              NOTE
                              COMMON STOCK     ADDITIONAL    RETAINED      RECEIVABLE
                             ---------------    PAID-IN      EARNINGS        STOCK
                             SHARES   AMOUNT    CAPITAL      (DEFICIT)    SUBSCRIPTION      TOTAL
                             ------   ------   ----------   -----------   ------------   -----------
Balance, June 30, 1996.....   873      $873     $350,878    $  (251,750)    $(80,207)    $    19,794
Receipts on note receivable
stock subscription.........    --        --           --             --       19,609          19,609
Net income for the year....    --        --           --      1,626,562           --       1,626,562
                              ---      ----     --------    -----------     --------     -----------
Balance, June 30, 1997.....   873       873      350,878      1,374,812      (60,598)      1,665,965
                              ---      ----     --------    -----------     --------     -----------
Loss for the year..........    --        --           --     (1,693,249)          --      (1,693,249)
                              ---      ----     --------    -----------     --------     -----------
Balance, June 30, 1998.....   873      $873     $350,878    $  (318,437)    $(60,598)    $   (27,284)
                              ===      ====     ========    ===========     ========     ===========

See accompanying notes.

                           CORD COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED JUNE 30,
                                                              --------------------------
                                                                 1998           1997
                                                              -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................  $(1,693,249)   $ 1,626,562
Adjustments to reconcile net income (loss) to net cash from
  operating activities:
  Depreciation and amortization.............................      131,561         73,507
  Deferred income taxes.....................................     (385,978)       780,000
  Gain (loss) on sale of fixed assets.......................       10,436         (4,284)
  Changes in certain operating assets and liabilities:
     Accounts receivable--trade.............................      500,304     (1,716,878)
     Costs and estimated earnings in excess of billings.....      583,817       (662,048)
     Unbilled amounts on completed contracts................      219,293       (394,502)
     Accrued interest receivable............................       (6,666)         3,466
     Employee advances......................................        4,490         (4,976)
     Refundable income taxes................................     (440,320)            --
     Prepaid expenses.......................................      (32,323)           (16)
     Other assets...........................................       (3,200)       (26,074)
     Accounts payable--trade................................      212,060        875,528
     Accrued wages and payroll taxes........................       50,375        143,130
     Other accrued liabilities..............................       65,730         (1,702)
     Billings in excess of costs and estimated earnings.....      373,833        (65,560)
     Income taxes payable...................................     (547,000)       542,654
                                                              -----------    -----------
       Net cash (used in) from operating activities.........     (956,837)     1,168,807
                                                              -----------    -----------
CASH FLOWS RELATED TO INVESTING ACTIVITIES
Decrease (increase) in note receivable--stock
  subscription..............................................           --         19,609
Proceeds from sale of equipment.............................        2,800             --
Purchase of property and equipment..........................     (147,413)      (290,046)
                                                              -----------    -----------
       Net cash used in investing activities................     (144,613)      (270,437)
                                                              -----------    -----------
CASH FLOWS RELATED TO FINANCING ACTIVITIES
Proceeds from issuance of long-term debt and capital lease
  obligations...............................................        8,000        123,620
Principal payments on long-term debt and capital lease
  obligations...............................................      (49,932)       (60,481)
Proceeds from stockholder loans.............................           --          6,767
Principal payments on stockholder loans.....................      (87,402)            --
Net change in notes payable.................................      345,000       (110,000)
                                                              -----------    -----------
       Net cash from (used in) financing activities.........      215,666        (40,094)
                                                              -----------    -----------
NET (DECREASE) INCREASE IN CASH.............................     (885,784)       858,276
CASH AND CASH EQUIVALENTS, beginning of year................      913,514         55,238
                                                              -----------    -----------
CASH AND CASH EQUIVALENTS, end of year......................  $    27,730    $   913,514
                                                              ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid...............................................  $    41,521    $   100,982
                                                              ===========    ===========
Interest received...........................................  $     4,221    $    11,510
                                                              ===========    ===========
Income taxes paid...........................................  $   575,188    $       505
                                                              ===========    ===========

See accompanying notes.

                           CORD COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF OPERATIONS

     CORD Communications, Inc. was incorporated in July 1994 in the state of California. The Company constructs cellular communication sites, underground and overhead telephone and utility lines, and commercial tenant improvements. In addition, they perform site acquisition and lease negotiations, and provide land use planning services. The Company operates primarily in California, Washington, and Oregon.

  CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. At June 30, 1997, cash and cash equivalents that exceeded the FDIC insurance limits were $711,410.

  ACCOUNTS RECEIVABLE

     In the normal course of business, the Company extends credit to customers, principally with customers located in California, Washington, and Oregon. Collectibility of accounts receivable is periodically assessed by management. This assessment provides the basis for any allowance for doubtful accounts and related bad debt expense. An allowance of $83,000 was considered necessary by management at June 30, 1998. No allowance for doubtful accounts was considered necessary by management as of June 30, 1997. A concentration of credit risk exists in connection with the Company's trade customers due to the proximity of location and services provided. As of June 30, 1998 and 1997, the Company had accounts receivable balances of $1,951,901 and $2,452,205, which were exposed to the concentration of credit risk. Credit risk related to contract receivables is minimized by the Company's rights under lien laws on contracts subject to those laws.

  REVENUE AND COST RECOGNITION

     Revenues from fixed-price construction contracts are recognized on the percentage of completion method, measured on the basis of cost incurred to date to total estimated cost for each contract. Because of inherent uncertainties in estimating cost to complete, it is at least reasonably possible that the estimates used will change in the near term.

     Contract costs include all direct material, equipment and labor costs, subcontract costs and those indirect costs related to contract performance, such as supplies, travel and per diem costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Claims are generally included in contract revenues when settled.

     The asset, "Cost and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in advance of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in advance of revenues recognized.

                           CORD COMMUNICATIONS, INC.

  PROPERTY AND EQUIPMENT

     Property and equipment is carried at cost and is depreciated on the straight-line method over the estimated useful lives of the assets.

Vehicles................................................  5 years
Office furniture and equipment..........................  3 to 7 years
Construction equipment..................................  5 to 7 years
Leasehold improvements..................................  3 years

     Property and equipment consisted of the following at June 30, 1998 and 1997, respectively:

                                                              JUNE 30,
                                                       ----------------------
                                                         1998         1997
                                                       ---------    ---------
Vehicles.............................................  $ 342,782    $ 275,864
Office furniture and equipment.......................    183,760      137,735
Construction equipment...............................    119,028      112,648
Leasehold improvements...............................     19,361       19,361
                                                       ---------    ---------
                                                         664,931      545,608
Less accumulated depreciation........................   (263,097)    (146,390)
                                                       ---------    ---------
                                                       $ 401,834    $ 399,218
                                                       =========    =========

     The cost and related accumulated depreciation of assets sold or disposed are removed from the accounts, and any resulting gain or loss is included in operations. Repairs and maintenance expenditures are expensed as incurred.

  INCOME TAXES

     Income taxes are provided for the tax effects of transactions reported in the financial statements, and consist of taxes currently due plus deferred taxes related primarily to different methods of accounting for depreciation and the use of the cash method for income tax purposes. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

  USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates used in preparing these financial statements include estimated costs to complete which have a direct effect on gross profit.

  VALUATION OF LONG LIVED ASSETS AND CHANGE IN ACCOUNTING POLICY

     The Company periodically reviews long-lived assets and certain identifiable intangibles whenever events of changes in circumstance indicate that the carrying amount of an asset may not be recoverable. There will be no provisions for impairment during 1998 or 1997.

                           CORD COMMUNICATIONS, INC.

2.  NOTE PAYABLE

     The Company has a line of credit with South Umpqua State Bank, which bears interest at the Wall Street Journal's published prime rate plus 1%. The Company may borrow up to $1,000,000 under the terms of the line of credit. The note is collateralized by equipment, intangible assets, chattel paper accounts, equipment, and general intangibles. The note payable is also personally guaranteed by the stockholders of the Company. Borrowing on the line is limited to 70% of receivables less than 90 days old, less retainage receivables. The line of credit was scheduled to expire on February 1, 1999, however, the note was paid off on September 1, 1998 (see note 13).

3.  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

                                                                    JUNE 30,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Notes payable to Ford Motor Credit Corp. with interest from
  9.75% to 10.25%, payable in monthly installments of
  $1,149, including interest, maturing from 1999 through
  2001, collateralized by vehicles..........................  $ 25,798    $ 36,431
Notes payable to South Umpqua State Bank with interest from
8.48% to 10.75%, payable in monthly installments of $1,950,
including interest, maturing from 1998 through 2001,
collateralized by vehicles..................................    21,968      36,074
Note payable to Damerow Ford with interest at 8.65%, payable in monthly installments of $646, including interest,
  maturing in 2001, collateralized by a vehicle.............    21,349      26,950
Note payable on equipment with interest from 1.9%, to 11.5%
  payable in monthly installments of $1,716, including
  interest, maturing in 1998 through 2001, collateralized by
  equipment.................................................    11,518      28,068
Capital lease obligations for equipment, payable in monthly
  installments of $608, including interest, inputed from
  15.29% to 20.92%, maturing in 1999 through 2001,
  collateralized by equipment...............................    12,030       7,072
                                                              --------    --------
                                                                92,663     134,595
Less current portion........................................   (38,897)    (48,474)
                                                              --------    --------
Long-term portion...........................................  $ 53,766    $ 86,121
                                                              ========    ========

     Future maturities of long-term debt are as follows:

                                                             AMOUNT
                   YEAR ENDING JUNE 30,                     MATURING
                   --------------------                     --------
     1999.................................................  $38,897
     2000.................................................   27,571
     2001.................................................   22,396
     2002.................................................    3,743
     2003.................................................       56
                                                            -------
                                                            $92,663
                                                            =======

4.  OPERATING LEASE COMMITMENTS

     The Company leases office and storage space, vehicles, and communication analyzing equipment under non-cancelable operating leases expiring on various dates through February 2000. Total rental payments amounted to $229,482 and $109,964 for the years ended June 30, 1998 and 1997, respectively.

                           CORD COMMUNICATIONS, INC.

     Future minimum rental commitments under non-cancelable leases payable over the remaining lives of the leases are:

                                                           MINIMUM
                                                            LEASE
                  YEAR ENDING JUNE 30,                     PAYMENTS
                  --------------------                     --------
     1999................................................  $73,793
     2000................................................    7,098
                                                           -------
                                                           $80,891
                                                           =======

5.  COSTS AND ESTIMATED EARNINGS ON CONTRACTS IN PROGRESS

     The Company has recorded the following costs and estimated earnings on contracts in progress:

                                                             JUNE 30,
                                                    --------------------------
                                                       1998           1997
                                                    -----------    -----------
Costs incurred on contracts in progress...........  $ 1,506,191    $ 1,563,604
Estimated earnings................................      402,937        807,434
                                                    -----------    -----------
  Revenue recognized to date......................    1,909,128      2,371,038
  Less billings to date...........................   (2,200,496)    (1,704,756)
                                                    -----------    -----------
                                                    $  (291,368)   $   666,282
                                                    ===========    ===========

     Included in the accompanying balance sheet under the following captions:

                                                              JUNE 30,
                                                        ---------------------
                                                          1998         1997
                                                        ---------    --------
Costs and estimated earnings in excess of billings on
  contracts in progress...............................  $ 151,817    $735,634
Billings in excess of costs and estimated earnings on
contracts in progress.................................   (443,185)    (69,352)
                                                        ---------    --------
                                                        $(291,368)   $666,282
                                                        =========    ========

6.  CONTRACT BACKLOG

     The following schedule summarizes changes in backlog on contracts during the year ended June 30, 1998 and 1997. Backlog represents the amount of gross revenue the Company expects to realize from work to be performed on contracts in progress at year-end.

                                                            JUNE 30,
                                                  ----------------------------
                                                      1998            1997
                                                  ------------    ------------
Backlog balance, beginning of year..............  $  1,279,115    $  2,568,957
New contracts during the year...................    10,571,539      14,612,926
                                                  ------------    ------------
                                                    11,850,654      17,181,883
Less: contract revenue earned during the year...   (11,010,207)    (15,902,768)
                                                  ------------    ------------
Backlog balance, end of year....................  $    840,447    $  1,279,115
                                                  ============    ============

                           CORD COMMUNICATIONS, INC.

7.  INCOME TAXES

     The provision for income taxes consists of the following:

                                                             JUNE 30,
                                                      -----------------------
                                                        1998          1997
                                                      ---------    ----------
Current
Federal.............................................  $(404,249)   $  426,013
  State.............................................     (7,883)      133,816
                                                      ---------    ----------
                                                       (412,132)      559,829
                                                      ---------    ----------
Deferred
  Federal...........................................   (308,781)      624,000
  State.............................................    (77,196)      156,000
                                                      ---------    ----------
                                                       (385,977)      780,000
                                                      ---------    ----------
                                                      $(798,109)   $1,339,829
                                                      =========    ==========

     The difference between the actual income tax provision (benefit) and the tax provision (benefit) computed by applying the statutory federal rate to income (loss) before taxes is attributable to the following:

                                                              JUNE 30,
                                              ----------------------------------------
                                                     1998                  1997
                                              ------------------    ------------------
                                               AMOUNT        %        AMOUNT       %
                                              ---------    -----    ----------    ----
Federal statutory income tax provision
  (benefit).................................  $(847,062)   (34.0)%  $1,008,573    34.0%
State statutory income tax provision
(benefit)...................................   (211,766)    (8.5)%     252,143     8.5%
Carryback of net operating losses (NOL) in
  years with rates different than statutory
  rates.....................................     13,300      0.5%           --      --
Change in valuation allowance for deferred
  taxes.....................................    283,370     11.4%           --      --
Other.......................................    (35,951)    (1.4)%      79,113     2.7%
                                              ---------    -----    ----------    ----
Actual income tax provision (benefit).......  $(798,109)   (32.0)%  $1,339,829    45.2%
                                              =========    =====    ==========    ====

                           CORD COMMUNICATIONS, INC.

     The composition of the deferred income tax assets and liabilities at June 30, 1998 and 1997 are:

                                                             JUNE 30,
                                                     ------------------------
                                                       1998          1997
                                                     ---------    -----------
Current deferred tax assets
Differences in basis in assets due to cash method
used for income taxes..............................  $      --    $   751,789
  Bad debts, vacation accrual and other............    115,100             --
  Tax benefit of net operating loss
     carryforwards.................................    283,370             --
  Valuation allowance..............................   (283,370)            --
                                                     ---------    -----------
                                                       115,100        751,789
                                                     ---------    -----------
Current deferred tax liabilities
  Differences in basis in liabilities due to cash
     method used for income taxes..................         --     (1,593,267)
  Difference in revenue recognized on uncompleted
     contracts.....................................   (171,300)            --
  Deferral of taxes from conversion from cash to
     accrual completed contract....................   (134,500)            --
  Other............................................     (4,100)            --
                                                     ---------    -----------
                                                      (309,900)    (1,593,267)
                                                     ---------    -----------
Net current deferred tax liabilities...............  $(194,800)   $  (841,478)
                                                     =========    ===========
Non-current deferred tax assets
  Capitalization differences between financial and
     tax accounting................................  $   9,000    $     1,266
  Other............................................     19,300             --
                                                     ---------    -----------
                                                        28,300          1,266
                                                     ---------    -----------
Non-current deferred tax liabilities
  Deferral of taxes from conversion from cash to
     accrual completed contract....................   (269,000)            --
  Depreciation differences between financial and
     tax accounting................................    (20,000)        (1,266)
                                                     ---------    -----------
                                                      (289,000)        (1,266)
                                                     ---------    -----------
Net non-current deferred tax liabilities...........  $(260,700)   $        --
                                                     =========    ===========

     The Company's net operating loss carryforward will expire in 2013.

                           CORD COMMUNICATIONS, INC.

8.  BOND GUARANTEES

     Most of the Company's business activities are performed under contract agreements with customers which require bond guarantees from an independent surety company. As is customary in the construction industry, the Company has pledged all of its assets in order to indemnify the surety company against losses under these bond guarantees.

9.  RELATED PARTY TRANSACTIONS

     During the year ended June 30, 1996, the Company bought back 418 shares of its stock which was owned by a principal stockholder. The buy-back of stock was accomplished by providing an unsecured promissory note for $138,063 payable upon demand, which accrued interest at the rate of 10% per annum. During the year ended June 30, 1998, the Company paid the remaining principal balance outstanding at June 30, 1997 of $87,402.

     The Company leases equipment from a principal stockholder. Lease payments for the years ended June 30, 1998 and 1997 were $57,600 and $78,920, respectively. Amounts included in accounts payable that were due to the stockholder for equipment rental were $0 and $22,200 at June 30, 1998 and 1997, respectively.

     On June 30, 1995, the Company had an outstanding unsecured note receivable from a stockholder, which it had received in exchange for the issuance of common stock. The note is payable upon demand and accrues interest at the rate of 10% per annum. The Company received payments of principal and interest of $0 and $30,820 at June 30, 1998 and 1997, respectively. The remaining principal balance owed the Company at June 30, 1998 and 1997 was $60,598. The Company's accrued interest balance at June 30, 1998 and 1997 was $14,410 and $7,744, respectively.

10.  DEFINED CONTRIBUTION PENSION PLAN

     Effective January 1997, the Company adopted a 401(k) retirement plan that covers all employees who have completed one year of service and are at least 21 years of age. The Company's contributions, which are discretionary, are allocated to participants based on a percentage of wages. Participants may also make elective contributions. Employer pension expense for the year ended June 30, 1998 and 1997 totaled $28,409 and $0, respectively.

11.  DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash, accounts receivable, accounts payable, and other current liabilities--At June 30, 1998, carrying amounts of these financial instruments approximate fair value because of their short maturities.

     Long term debt and capital lease obligations--At June 30, 1998, estimated fair value of long-term debt approximates the carrying amount of $92,663, based on current rates offered for similar debt.

12.  YEAR 2000 COMPLIANCE

     The Company is conducting a review of its computer and other systems to identify those areas that could be affected by the "Year 2000" issue and is developing an implementation plan to resolve the issue. The Company is currently working with consultants who believe, with modifications to existing software and converting to new software and hardware, the Year 2000 problem will not pose significant operational problems and is not anticipated to be material to its financial position or results of operations in any given year.

                           CORD COMMUNICATIONS, INC.

13.  SUBSEQUENT EVENTS

     On September 1, 1998, the Company's line of credit was paid in full and canceled.

     On August 31, 1998, the stockholders of CORD Communications sold all of the outstanding shares of stock to Westower Corporation in exchange for $5,000,000 in cash and 217,389 shares of Westower stock. The stockholders can receive 347,826 additional shares contingent on the performance of CORD Communications during the twelve months following the purchase. The purchase agreement also provides that Westower will support CORD's need for additional working capital during the twelve months following the purchase. Westower is a larger cellular tower contractor and operator, and is planning to bring its additional marketing, operational and capital resources to CORD Communications in order to grow and enhance the Company's business activities.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of
Summit Communications, LLC

     In our opinion, the accompanying balance sheet and the related statements of income, members' equity and cash flows present fairly, in all material respects, the financial position of Summit Communications, LLC at September 30, 1998, and the results of its operations and its cash flows for the nine months ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The financial statements of Summit Communications, LLC for the Period of Inception (May 24, 1997) to December 31, 1997 were audited by other independent accountants whose report dated March 5, 1998 expressed an unqualified opinion on those statements.

                                          /S/ PRICEWATERHOUSECOOPERS LLP

Seattle, Washington
May 21, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of
Summit Communications, LLC
Ridgeland, Mississippi

     We have audited the accompanying balance sheet of Summit Communications, LLC, as of December 31, 1997 and the related statements of income, members' equity and cash flows for the Period of Inception (May 24, 1997) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

     In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Summit Communications, LLC as of December 31, 1997, the results of its operations and its cash flows for the Period of Inception (May 24, 1997) to December 31, 1997, in conformity with generally accepted accounting principles.

                                          /S/ SHEARER, TAYLOR & CO., P.A.

March 5, 1998
Jackson, Mississippi

                           SUMMIT COMMUNICATIONS, LLC

                                 BALANCE SHEETS

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1997            1998
                                                              ------------    -------------
ASSETS
Current assets
  Cash......................................................                   $  541,850
  Accounts receivable.......................................   $1,142,771       2,791,203
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................      117,648         411,766
  Note receivable from member...............................                      155,000
  Other current assets......................................       60,949          98,088
                                                               ----------      ----------
Total current assets........................................    1,321,368       3,997,907
                                                               ----------      ----------
Property and equipment
  Machinery and equipment...................................      479,459         568,336
  Vehicles..................................................      398,916         529,734
  Furniture and fixtures....................................       17,292          24,104
                                                               ----------      ----------
                                                                  895,667       1,122,174
  Less: Accumulated depreciation............................     (196,346)       (384,547)
                                                               ----------      ----------
     Property and equipment, net............................      699,321         737,627
                                                               ----------      ----------
Other assets................................................       19,671          18,421
                                                               ----------      ----------
                                                               $2,040,360      $4,753,955
                                                               ==========      ==========
LIABILITIES AND MEMBERS' EQUITY
Liabilities
  Current liabilities
     Book overdraft.........................................   $  118,249
     Accounts payable.......................................      183,876      $1,361,357
     Billings in excess of costs and estimated earnings on
       uncompleted contracts................................      265,520         532,608
     Accrued expenses and other liabilities.................       84,266         225,356
     Line of credit.........................................      116,537         442,144
     Note payable to member.................................      388,938
     Current portion of capital lease obligations...........       14,917          65,630
     Current portion of long-term debt......................       52,041         125,802
                                                               ----------      ----------
Total current liabilities...................................    1,224,344       2,752,897
Capital lease obligations, less current portion.............       18,881         126,697
Long-term debt, less current portion........................      231,053         469,989
                                                               ----------      ----------
Total liabilities...........................................    1,474,278       3,349,583
                                                               ----------      ----------
Commitments and contingencies
Members' equity.............................................      566,082       1,404,372
                                                               ----------      ----------
                                                               $2,040,360      $4,753,955
                                                               ==========      ==========

The accompanying notes are an integral part of these financial statements.

                           SUMMIT COMMUNICATIONS, LLC

                              STATEMENTS OF INCOME

                                                                  PERIOD
                                                               OF INCEPTION
                                                              (MAY 24, 1997)     NINE MONTHS
                                                                    TO              ENDED
                                                               DECEMBER 31,     SEPTEMBER 30,
                                                                   1997             1998
                                                              --------------    -------------
Contract revenues earned....................................    $5,477,770       $8,334,650
                                                                ----------       ----------
Cost of contract revenues (exclusive of depreciation and
amortization shown below)
  Materials, supplies and contract services.................     2,519,761        3,992,685
  Direct labor..............................................       867,387        1,261,849
  Other direct costs........................................       726,241        1,031,938
                                                                ----------       ----------
Total cost of contract revenues.............................     4,113,389        6,286,472
                                                                ----------       ----------
Gross margin................................................     1,364,381        2,048,178
                                                                ----------       ----------
Selling, general and administrative expenses................       645,953          922,198
Depreciation and amortization...............................       197,061          196,616
                                                                ----------       ----------
Income from operations......................................       521,367          929,364
Other income (expense)
  Other income, net.........................................                          1,533
  Interest expense..........................................       (45,285)         (92,607)
                                                                ----------       ----------
Net income..................................................    $  476,082       $  838,290
                                                                ==========       ==========

The accompanying notes are an integral part of these financial statements.

                           SUMMIT COMMUNICATIONS, LLC

                          STATEMENT OF MEMBERS' EQUITY

Capital contributions (May 24, 1997)........................  $  100,000
Net income..................................................     476,082
Distributions to members....................................     (10,000)
                                                              ----------
December 31, 1997...........................................     566,082
Net income..................................................     838,290
September 30, 1998..........................................  $1,404,372
                                                              ==========

The accompanying notes are an integral part of these financial statements.

                           SUMMIT COMMUNICATIONS, LLC

                            STATEMENTS OF CASH FLOWS

                                                                  PERIOD
                                                               OF INCEPTION
                                                              (MAY 24, 1997)     NINE MONTHS
                                                                    TO              ENDED
                                                               DECEMBER 31,     SEPTEMBER 30,
                                                                   1997             1998
                                                              --------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................   $   476,082       $   838,290
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FLOWS FROM
  OPERATING ACTIVITIES:
  Depreciation and amortization.............................       197,061           196,616
  Loss on disposal of assets................................                          15,520
CHANGES IN OPERATING ASSETS AND LIABILITIES, NET OF EFFECT
  OF ACQUISITION:
     Accounts receivable....................................    (1,142,771)       (1,648,432)
     Cost and estimated earnings in excess of billings on
       uncompleted contracts................................      (117,648)         (294,118)
     Other current assets...................................       (37,189)          (37,139)
     Accounts payable.......................................       183,876         1,177,481
     Billings in excess of costs and estimated earnings on
       uncompleted contracts................................       265,520           267,088
     Accrued expenses and other liabilities.................         6,253           141,090
                                                               -----------       -----------
Net cash (used in) provided by operating activities.........      (168,816)          656,396
                                                               -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash paid for acquisition.................................      (512,207)
  Purchases of property and equipment.......................       (13,865)         (577,476)
  Proceeds from disposals of property and equipment.........                         501,670
                                                               -----------       -----------
Net cash used in investing activities.......................      (526,072)          (75,806)
                                                               -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances to member........................................                        (155,000)
  Proceeds from line of credit, net.........................       116,537           325,607
  Proceeds from note payable to member......................       400,000
  Repayments of note payable to member......................       (11,062)          (10,741)
  Repayments of capital lease obligations...................      (301,930)          (14,857)
  Proceeds from long-term debt..............................       300,174           500,000
  Repayments of long-term debt..............................       (17,080)         (565,500)
  Increase (decrease) in book overdraft.....................       118,249          (118,249)
  Capital contributions.....................................       100,000
  Distributions to members..................................       (10,000)
                                                               -----------       -----------
Net cash provided by (used in) financing activities.........       694,888           (38,740)
                                                               -----------       -----------
Net increase in cash........................................                         541,850
Cash at beginning of period.................................
                                                               -----------       -----------
Cash at end of period.......................................   $        --       $   541,850
                                                               ===========       ===========

The accompanying notes are an integral part of these financial statements.

                           SUMMIT COMMUNICATIONS, LLC

                         NOTES TO FINANCIAL STATEMENTS
        FOR THE PERIOD OF INCEPTION (MAY 24, 1997) TO DECEMBER 31, 1997
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Summit Communications LLC (the "Company") is incorporated under the laws of the state of Mississippi as a limited liability company (LLC). The Company constructs communications towers for use by the radio, television, telephone and other industries in the continental United States.

  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Examples of estimates subject to possible revision based upon the outcome of future events include costs and estimated earnings on uncompleted contracts and depreciation on property and equipment. Actual results could differ from those estimates.

  Revenue and Cost Recognition

     Revenues from fixed-priced and modified fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to total estimated costs to complete each contract. Most of the Company's contracts are short-term and are completed in two to three months.

     Contract costs include all direct material and labor costs and those direct costs related to contract performance, such as supplies, tools and repairs. Selling, general and administrative costs, including indirect costs on contracts, are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     Costs and estimated earnings in excess of billings on uncompleted contracts represents revenues recognized in excess of amounts billed. Billings in excess of costs and estimated earnings on uncompleted contracts represents billings in excess of revenues earned.

  Property and Equipment

     Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives by major asset category are as follows: machinery and equipment--2 to 10 years; vehicles--3 to 5 years; furniture and fixtures--3 to 7 years. Gains or losses on the dispositions of assets are recorded at the time of disposition and are included in other income. The costs of normal repairs and maintenance are charged to expense as incurred.

  Income Taxes

     Income of the Company is taxed directly to its members for Federal income tax purposes. As a result, no provision for Federal income taxes has been reflected in the accompanying financial statements.

  Reclassifications

     Certain reclassifications have been made to prior year amounts to conform with current year presentation. These reclassifications had no effect on previously reported results of operations, net assets, cash flows or members' equity.

                           SUMMIT COMMUNICATIONS, LLC

2.  UNCOMPLETED CONTRACTS

     The following is a summary of costs, estimated earnings and billings on uncompleted contracts:

                                                DECEMBER 31,    SEPTEMBER 30,
                                                    1997            1998
                                                ------------    -------------
Costs incurred on uncompleted contracts.......   $1,143,511      $2,471,585
Estimated earnings............................      495,683         888,087
                                                 ----------      ----------
                                                  1,639,194       3,359,672
Less: Billings to date........................    1,787,066       3,480,514
                                                 ----------      ----------
                                                 $ (147,872)     $ (120,842)
                                                 ==========      ==========
Presentation in the accompanying balance
  sheet:
  Cost and estimated earnings in excess of
     billings on uncompleted contracts........   $  117,648      $  411,766
  Billings in excess of costs and estimated
     earnings on uncompleted contracts........     (265,520)       (532,608)
                                                 ==========      ==========
                                                 $ (147,872)     $ (120,842)
                                                 ==========      ==========

3.  LINE OF CREDIT

     Line of credit consists of the following:

                                                DECEMBER 31,    SEPTEMBER 30,
                                                    1997            1998
                                                ------------    -------------
Line of credit for $600,000 payable to
  commercial bank; interest at the lender's
  prime rate (8.5% at December 31, 1997) plus
  0.5%; principal and interest payable January
  1, 1998; collateralized by inventory,
  property and equipment, and accounts
  receivable..................................    $ 57,593
Line of credit for $750,000 payable to
  commercial bank; interest at the lender's
  prime rate, (8.5% at December 31, 1997) plus
  0.5%; principal and interest payable July 1,
  1998; collateralized by inventory, property
  and equipment, and accounts receivable......      58,944
Line of credit for $750,000 payable to
  commercial bank; interest at the lender's
  prime rate (8.25% at September 30, 1998)
  plus 0.25%; principal payable April 30,
  1999, interest payable monthly;
  collateralized by inventory, property and
  equipment and accounts receivable; amended
  on October 16, 1998 increasing the line of
  credit available to $1,000,000 and interest
  to the 90 day LIBOR rate plus 2.25%.........                    $442,144
                                                  --------        --------
                                                  $116,537        $442,144
                                                  ========        ========

                           SUMMIT COMMUNICATIONS, LLC

4.  NOTE PAYABLE TO MEMBER

     Note payable to member consists of the following at December 31, 1997:

Note payable to member; interest at a specified commercial
  bank's prime rate, 8.5% at December 31, 1997; principal
  payable on July 18, 1998 and interest payable
  quarterly...............................................  $388,938
                                                            ========

     The net proceeds of the note were used to acquire the net assets in Note
11. In April 1998, the Company refinanced the note with a note payable to a commercial bank (see Note 5).

     Interest paid to the member was approximately $17,000 and $11,000 for the Period of Inception (May 24, 1997) to December 31, 1997 and the nine months ended September 30, 1998, respectively.

5.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                DECEMBER 31,    SEPTEMBER 30,
                                                    1997            1998
                                                ------------    -------------
Note payable to commercial bank at an interest
  rate of 8.5%; payable in monthly
  installments of $6,176, including interest,
  through September 25, 2002; collateralized
  by property and equipment and accounts
  receivable..................................    $283,094        $249,221
Note payable to commercial bank at an interest
rate of 8.75%; payable in monthly installments
of $8,207, including interest, through April
5, 2003; collateralized by property and
equipment and accounts receivable.............                     346,570
                                                  --------        --------
                                                   283,094         595,791
Less: Current portion.........................     (52,041)       (125,802)
                                                  --------        --------
Long-term debt, less current portion..........    $231,053        $469,989
                                                  ========        ========

     The following is a summary of the future aggregate amounts of principal payments for long-term debt at September 30, 1998:

Three months ending December 31, 1998....................  $  30,443
1999.....................................................    128,542
2000.....................................................    140,099
2001.....................................................    152,696
2002.....................................................    144,011
                                                           ---------
                                                             595,791
Less: Current portion....................................   (125,802)
                                                           ---------
                                                           $ 469,989
                                                           =========

                           SUMMIT COMMUNICATIONS, LLC

6.  CAPITAL LEASE OBLIGATIONS

     The following is a summary of future minimum lease payments under capital lease agreements at September 30, 1998:

Three months ending December 31, 1998.....................  $ 22,933
1999......................................................    70,699
2000......................................................    65,529
2001......................................................    62,712
                                                            --------
          Total minimum lease payments....................   221,873
Less: Amount representing interest........................   (29,546)
                                                            --------
                                                            $192,327
                                                            ========

     The following is a summary of assets and accumulated depreciation of assets under capital lease agreements as of:

                                                DECEMBER 31,    SEPTEMBER 30,
                                                    1997            1998
                                                ------------    -------------
Vehicles......................................    $54,397         $138,697
Machinery.....................................                      92,473
                                                  -------         --------
                                                   54,397          231,170
Less: Accumulated depreciation................     (6,802)         (21,463)
                                                  -------         --------
                                                  $47,595         $209,707
                                                  =======         ========

     Depreciation expense includes amortization of assets under capital leases of $6,802 and $18,811 for the Period of Inception (May 24, 1997) to December 31, 1997 and for the nine months ended September 30, 1998, respectively.

7.  EMPLOYEE BENEFIT PLAN

     The Company has a defined contribution employee benefit plan, which is the 401(k) Profit Sharing Plan and Trust. Employees become eligible for participation in the plan after one year of service. Employees may contribute a percentage of their gross compensation not to exceed certain limits. Contributions by the Company are made at the discretion of the members. There were no contributions made by the Company related to this plan for the Period of Inception (May 24, 1997) to December 31, 1997 and for the nine months ended September 30, 1998.

8.  RELATED PARTY TRANSACTIONS

  NOTE RECEIVABLE

     At September 30, 1998, the Company had a note receivable for $155,000 from one of its members. The note bears interest at the same rate as the line of credit, is payable on demand, and is uncollateralized. The note was subsequently repaid in full.

  SALE OF BUILDINGS

     In February 1998, the Company acquired a building from one of the members for $500,000. In July 1998 the building was sold to the members resulting in a loss of approximately $12,000.

                           SUMMIT COMMUNICATIONS, LLC

  FACILITY LEASES

     The Company leases space in two buildings owned by the members of the Company under a month to month operating lease. For the nine months ended September 30, 1998, total rent paid to the members was approximately $9,300.

9.  CONTINGENCIES

     The Company is subject to lawsuits and other legal claims in the normal course of its operations. Management believes that the resolution of any such lawsuits and legal claims, if any, will not have a material impact on the Company's financial position, results of operations or cash flows.

10.  CREDIT RISK AND BUSINESS CONCENTRATIONS

     Financial instruments that potentially subject the Company to concentrations of credit consist primarily of cash and accounts receivable. The Company deposits its cash with a major financial institution. At times, deposits may exceed federally insured limits. The Company extends credit to customers based on evaluation of the customer's financial condition and credit history. Collateral is generally not required. Customers include large U.S. companies concentrated in the telecommunications industry.

     Contract revenues earned from three customers accounted for 54% of revenues for the Period of Inception (May 24, 1997) to December 31, 1997. Accounts receivable from these three customers comprise 53% of accounts receivable at December 31, 1997. Contract revenues earned from two customers accounted for 58% of revenues for the nine months ended September 30, 1998. Accounts receivable from these two customers comprise 57% of accounts receivable at September 30, 1998.

     Management expects that sales to relatively few customers will continue to account for a high percentage of its revenues into the foreseeable future and believes that financial results depend in significant part upon the success of these customers. Although the composition of the group comprising the Company's largest customers may vary from period to period, the loss of a significant customer or reduction in orders by any significant customers, including reductions due to market, economic or competitive conditions in the wireless communications industry, may have an adverse effect on the Company's business, financial condition and results of operations.

                           SUMMIT COMMUNICATIONS, LLC

11.  ACQUISITION

     On May 24, 1997, the Company acquired certain assets and assumed certain liabilities of Summit Communications, Inc. (SCI), an unrelated third party, in a purchase transaction. The following is a summary of assets acquired and liabilities assumed in the SCI transaction:

Assets acquired
Other current assets......................................  $ 23,760
  Property and equipment..................................   855,896
  Other assets............................................    20,386
                                                            --------
                                                             900,042
Liabilities assumed
  Long-term debt..........................................   293,634
  Capital lease obligations...............................    16,188
  Accrued expenses and other liabilities..................    78,013
                                                            --------
                                                             387,835
                                                            --------
  Cash paid...............................................  $512,207
                                                            ========

12.  SUPPLEMENTAL CASH FLOW INFORMATION

                                                  PERIOD
                                               OF INCEPTION
                                              (MAY 24, 1997)     NINE MONTHS
                                                    TO              ENDED
                                               DECEMBER 31,     SEPTEMBER 30,
                                                   1997             1998
                                              --------------    -------------
Interest paid...............................     $42,644          $ 95,248
Non-cash investing and financing activities:
  Vehicles and machinery acquired under
     capital leases.........................     $25,905          $173,386
  Note payable to member refinanced with
     commercial bank........................                      $378,197

13.  SUBSEQUENT EVENTS

     On November 10, 1998 the members sold all of their outstanding ownership interest in the Company to Westower Corporation (Westower), a publicly traded company, in exchange for approximately 200,000 shares of Westower and $4.4 million in cash. The members may also receive an additional 100,000 shares of Westower common stock based upon certain performance criteria during the three years subsequent to the date of acquisition. The purchase agreement also provides that Westower will supply the Company's need for additional working capital following the purchase.

     On May 15, 1999, Westower entered into a definitive agreement with SpectraSite Holdings, Inc. (SpectraSite), under which Westower will merge with a subsidiary of SpectraSite. Under the terms of the agreement, Westower shareholders will receive 1.81 shares of SpectraSite common stock for each Westower share and Westower will become a wholly owned subsidiary of SpectraSite. The merger is subject to the approval of Westower's shareholders and the appropriate regulatory agencies as well as other customary closing conditions. There can be no assurance that the merger will be consummated.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                                        International Cover Page
PROSPECTUS (Subject to Completion)
Issued December 30, 1999

                                              Shares

                                     [LOGO]

                           SpectraSite Holdings, Inc.
                                  COMMON STOCK
                            ------------------------

SPECTRASITE HOLDINGS, INC. IS OFFERING           SHARES OF ITS COMMON STOCK.

                            ------------------------

OUR COMMON STOCK IS QUOTED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "SITE." ON DECEMBER 29, 1999, THE REPORTED LAST SALE PRICE FOR OUR COMMON STOCK ON THE NASDAQ NATIONAL MARKET WAS $10 (1)/(4) PER SHARE.

                            ------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                            ------------------------

                              PRICE $      A SHARE

                            ------------------------

                                                                     UNDERWRITING
                                              PRICE TO              DISCOUNTS AND             PROCEEDS TO
                                               PUBLIC                COMMISSIONS              SPECTRASITE
                                              --------              -------------             -----------
Per Share.........................               $                        $                        $
Total.............................               $                        $                        $

SpectraSite Holdings, Inc. has granted the underwriters the right to purchase up
to an additional           shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on
          , 2000.
                            ------------------------

MORGAN STANLEY DEAN WITTER                           GOLDMAN SACHS INTERNATIONAL

CIBC WORLD MARKETS
                    CREDIT SUISSE FIRST BOSTON
                                       DEUTSCHE BANK
                                                    LEHMAN BROTHERS

          , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee. All of these fees are being paid by SpectraSite.

Registration Fee............................................  $91,080
NASD Filing Fee.............................................   30,500
Blue Sky Fees and Expenses..................................        *
Legal Fees and Expenses.....................................        *
Accounting Fees and Expenses................................        *
Printing and Engraving Fees.................................        *
Miscellaneous...............................................        *
                                                              -------
Total.......................................................  $     *
                                                              =======

------------
* To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation (in its original certificate of incorporation or amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise of perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation, as amended, limits the liability of directors thereof to the extent permitted by Section 102(b)(7) of the DGCL.

     Under Section 145 of the DGCL, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents and shall so indemnify such persons if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     SpectraSite Holdings, Inc. ("Holdings") was formed in 1997 through the combination of three existing companies: U.S. Towers, Inc., a Delaware corporation ("UST"); TeleSite Services, LLC, an Arkansas limited liability company ("TeleSite"); and MetroSite Management LLC, an Arkansas limited liability company ("MetroSite").

          (a) Prior to the date of this registration statement, Holdings has issued and sold the following unregistered securities.

              (1) Effective May 12, 1997, in connection with its formation, Holdings issued (i) 850,000 shares of common stock and warrants to purchase 150,000 shares of common stock to the original owners of UST and (ii) 490,517 shares of common stock to the original owners of Telesite and MetroSite. Also in May 1997, Stephen H. Clark agreed to invest additional personal funds into Holdings, and on April 20, 1999, Holdings sold Mr. Clark 210,000 shares of common stock for an aggregate purchase price for $772,800.

              (2) On May 12, 1997, Holdings sold 3,203,118 shares of its 8% Series A Cumulative Convertible Redeemable Preferred Stock, $.001 par value per share, which will automatically convert to common stock upon the closing of this offering, to J.H. Whitney III, L.P. (the "JHWIII") for an aggregate purchase price of $9.25 million and 259,712 shares of its Series A preferred stock, to Kitty Hawk Capital Limited Partnership, III for an aggregate purchase price of $750,000.

              (3) On May 12, 1997, Holdings issued warrants to purchase 150,000 shares of common stock at a price of $ .001 per share in exchange for a "corporate opportunity" in the tower business to PCX Corporation. These warrants were later transferred and assigned to the shareholders of PCX. On September 1, 1998, Holdings issued an aggregate of 150,000 shares of common stock upon exercise of the warrants.

              (4) In a series of transactions on March 23, August 27 and September 21, 1998, Holdings sold an aggregate of 7,000,000 shares of its Series B preferred stock, which will automatically convert to common stock upon the closing of this offering, to Whitney Equity Partners, L.P., J.H. Whitney III, L.P., Whitney Strategic Partners III, L.P., Waller-Sutton Media Partners, L.P., Kitty Hawk Capital Limited Partnership, III, Kitty Hawk Capital Limited Partnership IV, Eagle Creek Capital, L.L.C., The North Carolina Enterprise Fund, L.P., Finley Family Limited Partnership, William R. Gupton, Jack W. Jackman and Alton D. Eckert for an aggregate purchase price of $28 million to twelve accredited investors.

              (5) On June 26, 1998, Holdings sold $255.2 million in aggregate principal amount at maturity of its 12% senior discount notes due 2008 to Credit Suisse First Boston Corporation, Lehman Brothers Inc. and CIBC Oppenheimer Corp., as initial purchasers of the notes.

              (6) On April 20, 1999, Holdings sold $586.8 million in aggregate principal amount at maturity of its 11 1/4% senior discount notes due 2009 to CIBC Oppenheimer Corp., Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, BancBoston Robertson Stephens Inc. and TD Securities (USA), Inc., as initial purchasers of the notes.

              (7) On April 20, 1999, Holdings an aggregate of 46,286,795 shares of its Series C preferred stock, which will automatically convert to common stock upon the closing of this offering, to Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Information Partners, L.P., Kenneth Melkus, Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Andrew
        M. Paul, Thomas E. McInerney, Laura M. VanBuren, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, Lawrence B. Sorrel, D. Scott Mackesy, Priscilla A. Newman, Rudolph E. Rupert, Trust under an agreement dated November 26, 1984 for the benefit of Eric Welsh, Trust under an agreement dated November 26, 1984 for the benefit of Randall Welsh, Trust under an agreement dated November 26, 1984 for the benefit of Jennifer Welsh, J.H. Whitney III, L.P., Whitney Strategic Partners III, L.P., CIBC WG Argosy Merchant Fund 2, L.L.C., Co-Investment Merchant Fund 3, LLC, The North Carolina Enterprise Fund, L.P., Waller-Sutton Media Partners, L.P., Kitty Hawk Capital Limited Partnership, IV, Finley Family Limited Partnership, Eagle Creek Capital, L.L.C., David P. Tomick, Jack W. Jackman, Alton D. Eckert, William R. Gupton, The Price Family Limited Partnership and Benake L.P. for an aggregate purchase price of approximately $231.4 million.

              (8) On April 20, 1999, Holdings issued 14,000,000 shares of its Series C preferred stock, which will automatically convert to common stock upon the closing of this offering, to Tower Parent

        Corp., a subsidiary of Nextel Communications, Inc., as part of the consideration paid for certain tower assets.

              (9) On April 20, 1999, Holdings issued two million shares of common stock to certain stockholders for their commitment to provide financing for the Nextel tower acquisition.

             (10) On April 20, 1999, Holdings sold Michael Price 100,000 shares of common stock.

             (11) As of September 30, 1999, Holdings had issued 5,983,967 options to purchase shares of common stock to directors, employees and consultants pursuant to Holdings' stock incentive plan had cancelled 144,617 of such options, and had sold 171,375 shares of common stock upon exercise of such options.

          (b) Other than the initial purchasers identified in items 5 and 6, there were no underwriters, brokers or finders employed in connection with any of the transactions set forth above.

          (c) The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D or Regulation S promulgated thereunder (with respect to items 1 through 10), or Rule 701 promulgated under Section 3(b) of the Securities Act (with respect to item 11) as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. Other than with respect to items 5 and 6, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients had adequate access to information about Holdings.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  *1.1    Form of Underwriting Agreement
   2.1    Agreement and Plan of Merger, dated as of February 10, 1999, among Nextel Communications, Inc., Tower Parent Corp., Tower
          Merger Vehicle, Inc., Tower Asset Sub Inc., SpectraSite
          Holdings, Inc., SpectraSite Communications, Inc. and SHI.
          Merger Sub, Inc. (the "Nextel Merger Agreement").
          Incorporated by reference to the corresponding exhibit to
          the registration statement on Form S-4 of the Registrant,
          file no. 333-67403.
   2.2    Amendment No. 1 to the Nextel Merger Agreement. Incorporated
          by reference to the corresponding exhibit to the
          registration statement on Form S-4 of the Registrant, file
          no. 333-67403.
   2.3    Agreement and Plan of Merger among Westower Corporation,
          SpectraSite Holdings, Inc. and W. Acquisition Corp., dated as of May 15, 1999. Incorporated by reference to the
          corresponding exhibit to the registration statement on Form
          S-4 of the Registrant, file no. 333-67403.
  *2.4    Merger Agreement and Plan of Reorganization, dated as of
          November 24, 1999, among SpectraSite Holdings, Inc. Apex
          Merger Sub, Inc. and Apex Site Management Holdings, Inc.
  *2.5    Stock Purchase Agreement, dated as of December 30, 1999,
          between Northwest Broadcasting, L.P. and SpectraSite
          Holdings, Inc.
  *2.6    Stock Purchase Agreement, dated as of December 30, 1999,
          among Donald Doty, John Patrick Moore and SpectraSite
          Holdings, Inc.
   3.1    Certificate of Incorporation of Integrated Site Development
          ("ISD"), dated and filed as of April 25, 1997. Incorporated by reference to the corresponding exhibit to the
          registration statement on Form S-4 of the Registrant, file
          no. 333-67403.
   3.2    Certificate of Amendment of the Certificate of Incorporation
          of ISD, dated as of May 11, 1997 (authorizing Series A
          Preferred Stock) and filed May 12, 1997. Incorporated by
          reference to the corresponding exhibit to the registration statement on Form S-4 of the Registrant, file no. 333-67403.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   3.3    Certificate of Amendment of the Certificate of Incorporation
          of ISD, dated as of August 14, 1997 (changing name to
          SpectraSite Communications, Inc. ("SCI")) and filed August
          15, 1997. Incorporated by reference to the corresponding
          exhibit to the registration statement on Form S-4 of the
          Registrant, file no. 333-67403.
   3.4    Certificate of Amendment of the Certificate of Incorporation
          of SCI, dated and filed as of October 29, 1997 (changing
          name to SpectraSite Holdings, Inc. (the "Registrant")).
          Incorporated by reference to the corresponding exhibit to
          the registration statement on Form S-4 of the Registrant,
          file no. 333-67403.
   3.5    Certificate of Amendment of the Certificate of Incorporation
          of the Registrant, dated and filed as of March 23, 1998
          (authorizing Series B Preferred Stock). Incorporated by
          reference to the corresponding exhibit to the registration statement on Form S-4 of the Registrant, file no. 333-67403.
   3.6    Certificate of Amendment of the Certificate of Incorporation
          of the Registrant, dated as of May 29, 1998 and filed June
          2, 1998. Incorporated by reference to the corresponding
          exhibit to the registration statement on Form S-4 of the
          Registrant, file no. 333-67403.
   3.7    Certificate of Amendment of the Certificate of Incorporation
          of the Registrant, dated as of August 18, 1998 and filed
          August 19, 1998. Incorporated by reference to the
          corresponding exhibit to the registration statement on Form
          S-4 of the Registrant, file no. 333-67403.
   3.8    Amended Bylaws of SpectraSite Holdings, Inc.
   3.9    Amended and Restated Certificate of Incorporation of the
          Registrant. Incorporated by reference to the corresponding exhibit to the registration statement on Form S-4 of the
          Registrant, file no. 333-67403.
   3.10   Certificate of Amendment of the Amended and Restated
          Certificate of Incorporation of the Registrant, dated August
          31, 1999. Incorporated by reference to the corresponding
          exhibit to the Form 8-K of the Registrant, dated September
          2, 1999 and filed September 17, 1999.
   4.1    Indenture, dated as of June 26, 1998, between the Registrant and United States Trust Company of New York, as trustee.
          Incorporated by reference to the corresponding exhibit to
          the registration statement on Form S-4 of the Registrant,
          file no. 333-67403.
   4.2    First Supplemental Indenture, dated as of March 25, 1999,
          between the Registrant and United States Trust Company of
          New York, as trustee. Incorporated by reference to the
          corresponding exhibit to the registration statement on Form
          S-4 of the Registrant, file no. 333-67403.
   4.3    Indenture, dated as of April 20, 1999, between the
          Registrant and United States Trust Company of New York, as
          trustee. Incorporated by reference to the corresponding
          exhibit to the registration statement on Form S-4 of the
          Registrant, file no. 333-67403.
  *5.1    Opinion of Dow Lohnes & Albertson, PLLC.
  10.1    Stock Purchase Agreement (Series A Preferred Stock), dated as of May 12, 1997, by and among U.S. Towers, Inc. ("UST"),
          Telesite Services, LLC ("Telesite"), Metrosite Management,
          LLC ("Metrosite"), Whitney Equity Partners, L.P. ("Whitney
          Equity"), Kitty Hawk Capital Limited Partnership, L.P., III
          ("Kitty Hawk III"), and ISD. Incorporated by reference to
          the corresponding exhibit to the registration statement on
          Form S-4 of the Registrant, file no. 333-67403.
  10.2    Stock Purchase Agreement (Series B Preferred Stock), dated as of March 23, 1998, by and among the Registrant, Whitney
          Equity, J. H. Whitney, III, L.P. ("Whitney III"), Whitney
          Strategic Partners III, L.P. ("Whitney Strategic"),
          Waller-Sutton Media Partners, L.P. ("Waller-Sutton"), Kitty
          Hawk III, Kitty Hawk Capital Limited Partnership, IV ("Kitty
          Hawk IV"), Eagle Creek Capital, L.L.C. ("Eagle Creek"), The
          North Carolina Enterprise Fund, L.P. ("NCEF"), Finley Family
          Limited Partnership ("Finley LP"), William R. Gupton
          ("Gupton"), Jack W. Jackman ("Jackman") and Alton D. Eckert
          ("Eckert"). Incorporated by reference to the corresponding exhibit to the registration statement on Form S-4 of the
          Registrant, file no. 333-67403.
  10.3    First Amendment to Stock Purchase Agreement (Series B
          Preferred Stock), dated as of May 29, 1998. Incorporated by reference to the corresponding exhibit to the registration statement on Form S-4 of the Registrant, file no. 333-67403.
  10.4    Second Amendment to Stock Purchase Agreement (Series B
          Preferred Stock), dated as of August 27, 1998. Incorporated by reference to the corresponding exhibit to the
          registration statement on Form S-4 of the Registrant, file
          no. 333-67403.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  10.5    Second Amended and Restated Registration Rights Agreement,
          dated as of April 20, 1999, by and among the Registrant,
          Whitney Equity, Whitney III, Whitney Strategic,
          Waller-Sutton, Kitty Hawk III, Kitty Hawk IV, Eagle Creek,
          NCEF, Finley LP, certain affiliates of CIBC Oppenheimer
          Corp. (the "CIBC Purchasers"), certain affiliates and
          employees of Welsh Carson Anderson & Stowe (the "WCAS
          Purchasers"), Tower Parent Corp., Gupton, Eckert, Stephen H.
          Clark ("Clark") and David P. Tomick ("Tomick"). Incorporated
          by reference to the corresponding exhibit to the
          registration statement on Form S-4 of the Registrant, file
          no. 333-67403.
  10.6    Third Amended and Restated Stockholders' Agreement, dated as of April 20, 1999, by and among the Registrant, Whitney
          Equity, Whitney III, Whitney Strategic, Waller-Sutton, Kitty
          Hawk III, Kitty Hawk IV, Eagle Creek, Clark, Tomick, Finely
          LP, NCEF, the CIBC Purchasers, the WCAS Purchasers, Tower
          Parent Corp., Edward Lutkewich ("Lutkewich"), Jackman,
          Eckert, and Gupton. Incorporated by reference to the
          corresponding exhibit to the registration statement on Form
          S-4 of the Registrant, file no. 333-67403.
  10.7    Employment Agreement with Stephen H. Clark. Incorporated by reference to the corresponding exhibit to the registration statement on Form S-4 of the Registrant, file no. 333-67403.
  10.8    Employment Agreement with David P. Tomick. Incorporated by reference to the corresponding exhibit to the registration statement on Form S-4 of the Registrant, file no. 333-67403.
  10.9    Employment Agreement with Richard J. Byrne. Incorporated by reference to the corresponding exhibit to the registration statement on Form S-4 of the Registrant, file no. 333-67403.
  10.10   Consulting Agreement with Finley & Co. Incorporated by
          reference to the corresponding exhibit to the registration statement on Form S-4 of the Registrant, file no. 333-67403.
  10.11   Credit Agreement, dated as of April 20, 1999, by and among the Registrant, SCI, CIBC Oppenheimer Corp., Credit Suisse
          First Boston Corporation and the other parties thereto.
          Incorporated by reference to exhibit 10.1 to the
          registration statement on Form 8-A of the Registrant.
  10.12   Membership Interests Purchase Agreement, dated as of
          December 31, 1997, by and among SCI, Jeffrey Hawkins, Edwin
          Keuck and H&K Investments LLC. Incorporated by reference to the corresponding exhibit to the registration statement on
          Form S-4 of SpectraSite Holdings, file no. 333-67403.
  10.13   First Amendment to the Membership Interests Purchase
          Agreement, dated May 29, 1998. Incorporated by reference to the corresponding exhibit to the registration statement on
          Form S-4 of the Registrant, file no. 333-67403.
  10.14   Purchase and Sale Agreement, dated as of February 20, 1998, by and among the Registrant, Metrosite and Apex Site
          Management, L.P. Incorporated by reference to the
          corresponding exhibit to the registration statement on Form
          S-4 of the Registrant, file no. 333-67403.
  10.15   Letter Agreement, dated as of February 6, 1998, by and
          between SCI and Whalen. Incorporated by reference to the
          corresponding exhibit to the registration statement on Form
          S-4 of the Registrant, file no. 333-67403.
  10.16   SpectraSite Holdings, Inc. Stock Incentive Plan.
          Incorporated by reference to the corresponding exhibit to
          the registration statement on Form S-4 of the Registrant,
          file no. 333-67403.
  10.17   SpectraSite Holdings, Inc. Employee Stock Purchase Plan.
          Incorporated by reference to the corresponding exhibit to
          the registration statement on Form S-4 of the Registrant,
          file no. 333-67403.
  10.18   Escrow Agreement, dated as of May 12, 1997, by and among.
          ISD, Finley LP, and Morrison Cohen Singer & Weinstein, LLP
          ("Morrison Cohen"). Incorporated by reference to the
          corresponding exhibit to the registration statement on Form
          S-4 of the Registrant, file no. 333-67403.
  10.19   Option Escrow Agreement, dated as of May 12, 1997, by and
          among Whitney LP, Kitty Hawk III and Morrison Cohen.
          Incorporated by reference to the corresponding exhibit to
          the registration statement on Form S-4 of the Registrant,
          file no. 333-67403.
  10.20   Release and Settlement Agreement, dated as of May 12, 1997, by and among PCX Corporation ("PCX"), NCEF, Kitty Hawk III,
          Eckert, Gupton, Jackman, Lutkewich, UST, Long and Clark.
          Incorporated by reference to the corresponding exhibit to
          the registration statement on Form S-4 of the Registrant,
          file no. 333-67403.
  10.21   Stock Restriction Agreement, dated as of May 12, 1997, by
          and between ISD and Finley LP. Incorporated by reference to the corresponding exhibit to the registration statement on
          Form S-4 of the Registrant, file no. 333-67403.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  10.22   Agreement, dated September 15, 1998, by and between Robert
          M. Long and the Registrant. Incorporated by reference to the corresponding exhibit to the registration statement on Form
          S-4 of the Registrant, file no. 333-67403.
  10.23   Asset Purchase Agreement, dated as of August 14, 1998 by and among Airadigm Communications, Inc. ("Airadigm") and SCI.
          Incorporated by reference to the corresponding exhibit to
          the registration statement on Form S-4 of the Registrant,
          file no. 333-67403.
  10.24   Form of Master Tower Attachment Lease Agreement by and
          between Airadigm and SCI. Incorporated by reference to the corresponding exhibit to the registration statement on Form
          S-4 of the Registrant, file no. 333-67403.
  10.25   Asset Purchase, dated as of August 20, 1998, by and among
          Amica Wireless Phone Service, Inc. ("Amica") and SCI.
          Incorporated by reference to the corresponding exhibit to
          the registration statement on Form S-4 of the Registrant,
          file no. 333-67403.
  10.26   Form of Master Design Build Lease Agreement by and between
          Amica and SCI. Incorporated by reference to the
          corresponding exhibit to the registration statement on Form
          S-4 of the Registrant, file no. 333-67403.
  10.27   Stock Contribution Agreement, dated as of May 12, 1997, by and among ISD, Clark, Long and UST. Incorporated by
          reference to the corresponding exhibit to the registration statement on Form S-4 of the Registrant, file no. 333-67403.
  10.28   Membership Interests Contribution Agreement, dated as of May
          12, 1997, by and among ISD, Finley, Caroline Finley, Finley
          LP, the Central Arkansas Opportunity Foundation, TeleSite
          and MetroSite. Incorporated by reference to the
          corresponding exhibit to the registration statement on Form
          S-4 of the Registrant, file no. 333-67403.
  10.29   Agreement and Plan of Merger, dated as of October 31, 1997, by and between UST and SCI. Incorporated by reference to the corresponding exhibit to the registration statement on Form
          S-4 of the Registrant, file no. 333-67403.
  10.30   Preferred Stock Purchase Agreement (Series C Preferred
          Stock), dated as of February 10, 1999, by and among
          SpectraSite Holdings, Inc., the WCAS Purchasers, the Whitney
          Purchasers, the CIBC Purchasers and the Additional
          Purchasers. Incorporated by reference to the corresponding exhibit to the registration statement on Form S-4 of the
          Registrant, file no. 333-67403.
  10.31   First Amendment to Preferred Stock Purchase Agreement
          (Series C Preferred Stock). Incorporated by reference to the corresponding exhibit to the registration statement on Form
          S-4 of the Registrant, file no. 333-67403.
  10.32   Security & Subordination Agreement, dated as of April
          20,1999. Incorporated by reference to the corresponding
          exhibit to the registration statement on Form S-4 of the
          Registrant, file no. 333-67403.
  10.33   Master Site Commitment Agreement, dated as of April 20,
          1999. Incorporated by reference to the corresponding exhibit to the registration statement on Form S-4 of the Registrant, file no. 333-67403.
  10.34   Master Site Lease Agreement, dated as of April 20, 1999.
          Incorporated by reference to the corresponding exhibit to
          the registration statement on Form S-4 of the Registrant,
          file no. 333-67403.
  10.35   Employment Agreement with Calvin J. Payne. Incorporated by reference to Exhibit 10.1 to the Form 8-K of the Registrant, dated September 2, 1999 and filed September 17, 1999.
 *21.1    Subsidiaries of the Registrant.
 *23.1    Consent of Dow, Lohnes & Albertson, PLLC (contained in
          Exhibit 5.1).
  23.2    Consent of Ernst & Young LLP.
  23.3    Consent of PricewaterhouseCoopers LLP.
  23.4    Consent of Moss Adams LLP.
  23.5    Consent of Lamn, Krielow, Dytrych & Co. (formerly, Lamn,
          Krielow, Dytrych & Darling).
  23.6    Consent of Shearer, Taylor & Co., P.A.
  24.1    Power of Attorney (set forth on the signature page of this registration statement).

------------
* To be filed by pre-effective amendment.

     (b) Financial Statement Schedules.

     None.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1)or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be anew registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, SPECTRASITE HOLDINGS, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CARY, STATE OF NORTH CAROLINA, ON DECEMBER 30, 1999.

                                          SPECTRASITE HOLDINGS, INC.

                                          By:     /s/ STEPHEN H. CLARK
                                            ------------------------------------
                                                      Stephen H. Clark
                                             President, Chief Executive Officer
                                                         and Director

     SPECTRASITE HOLDINGS, INC., A DELAWARE CORPORATION, AND EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS STEPHEN H. CLARK AND DAVID P. TOMICK, AND EITHER OF THEM, WITH FULL POWER TO ACT WITHOUT THE OTHERS, SUCH PERSON'S TRUE AND LAWFUL ATTORNEYS-IN-FACT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN THIS REGISTRATION STATEMENT, AND ANY AND ALL AMENDMENTS THERETO (INCLUDING, WITHOUT LIMITATION, POST-EFFECTIVE AMENDMENTS AND ANY SUBSEQUENT REGISTRATION STATEMENT FILED PURSUANT TO RULE 462(b) OR RULE 462(d) UNDER THE SECURITIES ACT OF 1933, AS AMENDED), AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING NECESSARY OR DESIRABLE TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY AND TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT, OR EITHER OF THEM, OR THEIR SUBSTITUTE OR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.

                SIGNATURE                                   TITLE                         DATE
                ---------                                   -----                         ----
           /s/ STEPHEN H. CLARK             President, Chief Executive Officer and  December 30, 1999
------------------------------------------  Director (Principal Executive Officer)
             Stephen H. Clark

           /s/ DAVID P. TOMICK              Executive Vice President, Chief         December 30, 1999
------------------------------------------  Financial Officer and Secretary
             David P. Tomick                (Principal Financial Officer)

           /s/ CALVIN J. PAYNE              Executive Vice President--Design and    December 30, 1999
------------------------------------------  Construction and Director
             Calvin J. Payne

            /s/ DANIEL I. HUNT              Vice President--Finance and             December 30, 1999
------------------------------------------  Administration (Principal Accounting
              Daniel I. Hunt                Officer)

          /s/ LAWRENCE B. SORREL            Chairman of the Board of Directors      December 30, 1999
------------------------------------------
            Lawrence B. Sorrel

          /s/ TIMOTHY M. DONAHUE            Director                                December 30, 1999
------------------------------------------
            Timothy M. Donahue

           /s/ ANDREW R. HEYER              Director                                December 30, 1999
------------------------------------------
             Andrew R. Heyer

                SIGNATURE                                   TITLE                         DATE
                ---------                                   -----                         ----
          /s/ JAMES R. MATTHEWS             Director                                December 30, 1999
------------------------------------------
            James R. Matthews

         /s/ THOMAS E. MCINERNEY            Director                                December 30, 1999
------------------------------------------
           Thomas E. McInerney

           /s/ MICHAEL J. PRICE             Director                                December 30, 1999
------------------------------------------
             Michael J. Price

          /s/ STEVEN M. SHINDLER            Director                                December 30, 1999
------------------------------------------
            Steven M. Shindler

           /s/ MICHAEL R. STONE             Director                                December 30, 1999
------------------------------------------
             Michael R. Stone